Exhibit 99.1

COREL CORPORATION

ARRANGEMENT INVOLVING

COREL CORPORATION

AND

COREL HOLDINGS, L.P.

AND

VECTOR CC ACQUISITIONS INC.

NOTICE OF SPECIAL MEETING OF

SECURITYHOLDERS

AND

MANAGEMENT PROXY CIRCULAR OF

COREL CORPORATION

JULY 18, 2003

July 18, 2003

Dear Corel Corporation Securityholder:

On behalf of the Board of Directors, I would like to invite you to a special meeting to be held August 20, 2003 at 4:00 p.m. Toronto time, at the Holiday Inn on King, 370 King Street West, Toronto, Canada.

This meeting is for holders of Corel Common Shares, Corel Series A participating convertible preferred shares, and Voting Convertible Securityholders – those holding other Corel securities exercisable for, convertible into or exchangeable for Common Shares for less than $1.05 per share.

Background to the Meeting:

On June 6, 2003, Corel announced that it had entered into an acquisition agreement with Corel Holdings, L.P. and Vector CC Acquisitions Inc. under which those companies, together with their affiliates (together, the “Vector Group”) will become the owner of all the Common Shares at a price of $1.05 per share, subject to receiving all required approvals, including the approval of Corel Securityholders and the satisfaction of certain other conditions.

The transaction will be effected by way of a court approved plan of arrangement under section 182 of the Business Corporations Act (Ontario). The accompanying Notice of Special Meeting and Management Proxy Circular dated July 18, 2003, and appendices provide a description of the arrangement and certain other information, including the full text of the plan of arrangement to assist you in considering the matters to be voted upon. We urge you to review this material.

Your Directors are committed to fulfilling our duty to maximize shareholder value. When we received the unsolicited Vector proposal, we concluded it was sufficiently favourable that we should make it available to our shareholders, unless a superior offer emerged. None did, despite an extensive search by CIBC World Markets Inc. CIBC World Markets provided a fairness opinion and the Board of Directors approved the acquisition agreement. KPMG Corporate Finance Inc. subsequently valued Corel shares at between $1.00 and $1.08 per share after taking into account the cost savings from not being a public company.

The Board of Directors has received and appreciates the comments of Corel shareholders who emphasize the prospects for ultimate profitability of Corel’s exciting and innovative products. However, the Board of Directors believes these prospects will probably take some time before they significantly improve Corel’s financial results.

Your Directors took all of these factors - the work of CIBC World Markets, the KPMG valuation, and our assessment of the profitability impact of Corel’s products - into account. Based on these and on other considerations described in the accompanying Circular, we recommend the Vector transaction for your approval.

Your Board recommends that Corel Securityholders approve the transaction and the plan of arrangement that will put it into effect.

The Business of the Meeting

At the meeting, Corel Securityholders will consider three resolutions:

1)	the Arrangement Resolution which approves the plan of arrangement. This requires the approval of:

a.	greater than two-thirds of the votes cast at the Meeting (represented in person or by proxy) by holders of Common Shares and Voting Convertible Securities, voting together as a single class;

b.	greater than two-thirds of the votes cast at the Meeting (represented in person or by proxy) by holders of Series A Shares (all of which are held by the Vector Group); and

c.	at least a majority of the votes cast at the Meeting (represented in person or by proxy) by holders of Common Shares, other than those held by Vector and any of its affiliates or any other person acting jointly or in concert with Vector (the “Minority Shareholders”).

2)	the Continuance Resolution which approves the continuance of Corel from the Canada Business Corporations Act jurisdiction to the Business Corporations Act (Ontario) jurisdiction. This requires the approval by at least two-thirds of the votes cast at the meeting (represented in person or by proxy) by Corel shareholders.

3)	the Rights Plan Resolution, which approves the termination of the Corel shareholders rights plan as amended and restated as of March 31, 1999. This must be approved by a majority of the votes cast (represented in person or by proxy) by Common Shareholders who are Independent Shareholders as defined in the Corel Rights Plan.

At the Meeting, Common Shareholders will have one vote for each Common Share they hold on each of the Arrangement Resolution, the Continuance Resolution and the Rights Plan Resolution. Series A Shareholders will have one vote for each Series A Share they hold on each of the Arrangement Resolution and the Continuance Resolution. Voting Convertible Securityholders will have one vote for each Common Share underlying their Voting Convertible Securities, whether vested or unvested, on the Arrangement Resolution. The transaction is also subject to certain regulatory and court approvals and other conditions.

The Board recommends that Corel Securityholders approve the transaction by voting:

FOR the Arrangement Resolution;

FOR the Continuance Resolution; and

FOR the Rights Plan Resolution.

It is important that your securities be represented at this meeting and your Board urges you to make an informed decision. Included with this letter is a notice of special meeting of Corel Securityholders, the Circular and applicable forms of proxy relating to the Meeting. Please consider carefully all of the information in the Circular. If you require assistance, please consult your financial, legal or other professional advisors.

On behalf of Corel and the Board of Directors, I would like to thank you for your continuing support.

Yours truly,

James C. Baillie

Chairman of the Board

Corel Corporation

Ensuring Your Vote Counts

Whether or not you are able to attend the Meeting in person, please complete, sign and date the appropriate enclosed form of proxy and return it in the envelope provided as soon as possible.

Completing and returning the appropriate form of proxy will not limit your right to revoke your proxy and vote in person if you are a registered holder of Common Shares or holder of Voting Convertible Securities and wish to attend the Meeting and vote personally.

If you hold your Common Shares through a broker or other nominee holder, you will need to follow the instructions of your broker or other nominee holder to revoke your proxy. Further information begins at page 21 of the Circular.

If you are a registered holder of Common Shares and have questions, please contact Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1, Canada or by contacting the Computershare AnswerLine at 1-800-564-6253.

If you are a holder of Voting Convertible Securities and have questions, please contact Joel Price, Vice President, Finance and Interim Chief Financial Officer at Corel Corporation, 1600 Carling Avenue, Ottawa, Ontario at (613) 728-8200.

Accompanying the Circular are letters of transmittal for each of the Common Shareholders and Convertible Securityholders. If the transaction is approved and completed, registered holders of Common Shares and, if they so elect, holders of Convertible Securities will receive a cheque representing the Exchange Amount or Convertible Security Amount, respectively, once they properly complete a letter of transmittal and ensure that it is received, together with the holder’s existing Common Share certificates, if applicable, and all other required documentation, by Computershare Trust Company of Canada (the “Depositary”). Please read the instructions in the letter of transmittal carefully.

If the required resolutions are not approved at the Meeting, or any adjournment or postponement of the meeting, or if the arrangement does not otherwise proceed, Common Share certificates will be returned by the Depositary. Holders of Common Shares who hold their shares beneficially through a broker or nominee are not required to complete the letter of transmittal.

The following sets out the dates and times of certain important events relating to the arrangement:

Record Date	July 18, 2003
Meeting of Corel Securityholders	4:00 p.m. (Toronto time) on August 20, 2003
Hearing regarding court approval	4:00 p.m. (Ottawa time) on August 21, 2003

If you need any assistance in the voting of your proxy or obtaining proxy materials, please contact:

MacKenzie Partners, Inc.:

Toll free at (800) 322-2885 or collect at (212) 929-5500

Via e-mail at proxy@mackenziepartners.com.

COREL CORPORATION

NOTICE OF SPECIAL MEETING OF COREL SECURITYHOLDERS

to be held August 20, 2003

To the holders of shares and holders of certain convertible securities of Corel Corporation (“Corel”):

NOTICE IS HEREBY GIVEN that a special meeting (the “Meeting”) of the holders (“Common Shareholders”) of common shares of Corel (“Common Shares”), the holders (“Series A Shareholders” and, together with Common Shareholders, “Corel Shareholders”) of Series A participating convertible preferred shares of Corel (“Series A Shares”) and the holders (“Voting Convertible Securityholders” and, together with Corel Shareholders, the “Corel Securityholders”) of options, warrants or other securities (excluding Series A Shares) exercisable for, convertible into or exchangeable for Common Shares for less than $1.05 per share (“Voting Convertible Securities”) will be held at the Holiday Inn on King, 370 King Street West, Toronto, Canada, M5V 1J9 on August 20, 2003 at 4:00 p.m. (Toronto time), for the following purposes:

1.	for Corel Securityholders to consider, pursuant to an interim order (the “Interim Order”) of the Ontario Superior Court of Justice dated July 16, 2003, and, if deemed advisable, to pass, with or without variation, a special resolution (the “Arrangement Resolution”) approving an arrangement (the “Arrangement”) pursuant to section 182 of the Business Corporations Act (Ontario) (the “OBCA”) under which, among other things (a) each Common Shareholder will receive an amount equal to $1.05 multiplied by the number of Common Shares held by the Common Shareholder; and (b) holders (“Convertible Securityholders”) of options, warrants or other securities (excluding Series A Shares) exercisable for, convertible into or exchangeable for Common Shares (“Convertible Securities”) may elect (i) to receive a cash amount equal to the excess of $1.05 over the amount payable in connection with the exercise, conversion or exchange of the Convertible Security into one Common Share (with any Canadian dollar amount payable being converted into U.S. dollars at an exchange rate of $1.00 = Cdn. $1.4114, being the Noon Buying Rate on July 18, 2003) multiplied by the number of Common Shares underlying the Convertible Securities or (ii) to exercise, convert or exchange the Convertible Securities, and pursuant to which Corel Holdings, L.P. (“Vector”) will become the owner of all of the Common Shares that it or its affiliates and associates do not currently hold, directly or indirectly, all as more particularly described in the accompanying Management Proxy Circular (the “Circular”) of Corel;

2.	for Corel Shareholders to consider and, if deemed advisable, to pass, with or without variation, a special resolution (the “Continuance Resolution”) continuing Corel under the OBCA and discontinuing Corel under the Canada Business Corporations Act (the “CBCA”);

3.	for Common Shareholders to consider and, if deemed advisable, to pass, with or without variation, a resolution (the “Rights Plan Resolution”) terminating the provisions of the Corel shareholder rights plan; and

4.	to transact any further or other business as may properly come before the Meeting or any adjournment or postponement of the Meeting.

The board of directors of Corel has fixed July 18, 2003 as the record date for determining the Corel Securityholders who are entitled to receive notice of, and to vote at, the Meeting. Corel Securityholders will only be entitled to vote their Common Shares, Series A Shares and Voting Convertible Securities held as of the Record Date except in limited circumstances described in the Circular.

The Arrangement is described in the accompanying Circular. The full text of the Arrangement Resolution, Continuance Resolution and Rights Plan Resolution are set out in Appendices A-1, A-2 and A-3 to the Circular.

This notice is accompanied by the Circular and applicable forms of proxy (the “Forms of Proxy”), being a white form for holders of Common Shares and a green form for holders of Voting Convertible Securities. A copy of each such document, to the extent required, has been sent to each director of Corel, each Corel Securityholder entitled to notice of the Meeting and to Corel’s auditors and has been filed with the securities regulatory authorities in each of the provinces of Canada, the Toronto Stock Exchange and The Nasdaq National Market.

If you have any questions or require any assistance, please contact MacKenzie Partners, Inc. toll free at (800) 322-2885 or collect at (212) 929-5500 or via e-mail at proxy@mackenziepartners.com. The mailing address of MacKenzie Partners, Inc. is 105 Madison Avenue, New York, New York, 10016. Alternatively, enquiries may be directed to Computershare Trust Company AnswerLine at 1-800-564-6253.

Dated at Ottawa, Ontario, Canada, the 18th day of July, 2003.

2

APPENDIX A-1	—ARRANGEMENT RESOLUTION
APPENDIX A-2	—CONTINUANCE RESOLUTION
APPENDIX A-3	—RIGHTS PLAN RESOLUTION
APPENDIX B	—PLAN OF ARRANGEMENT
APPENDIX C	—ACQUISITION AGREEMENT
APPENDIX D	—NOTICE OF APPLICATION
APPENDIX E	—INTERIM ORDER
APPENDIX F	—CIBC WORLD MARKETS FAIRNESS OPINION
APPENDIX G	—FORMAL VALUATION
APPENDIX H	—DISSENT RIGHTS UNDER SECTION 185 OF THE OBCA

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE TRANSACTION

Please see the Glossary of Terms for the definitions of capitalized terms.

Q:	Does the Board of Directors support the transaction?

A:	The Board of Directors has considered at length the proposed acquisition by the Vector Group as well as other strategic alternatives for maximizing shareholder value. The Board of Directors recommends that Corel Securityholders approve the transaction by voting in favour of the Arrangement Resolution, the Continuance Resolution and the Rights Plan Resolution.

Q:	How did the Board of Directors reach that conclusion?

A:	The Board of Directors received a fairness opinion from its financial advisor, CIBC World Markets Inc., details of which are described in the accompanying Circular. The Board of Directors also considered and evaluated, among other things, (1) information concerning the business, operations, property, assets, financial condition, operating results and prospects of Corel, (2) current industry, economic and market conditions and trends and its expectations of the future prospects of the industry in which Corel operates, and (3) the expected likelihood of receiving regulatory approvals for the Transaction. Based on these considerations and others described in the Circular, the Board of Directors approved the execution and delivery of the Acquisition Agreement and determined to support the Transaction.

Q:	Why am I receiving this management proxy circular as a Voting Convertible Securityholder?

A:	The Interim Order of the Court provides that holders of options, warrants and other convertible and exchangeable securities to acquire Common Shares for less than $1.05 per share are entitled to vote with respect to the approval of the Arrangement Resolution.

Q:	When will the Arrangement be completed?

A:	Corel and Vector are working to complete the Arrangement as quickly as possible. Subject to regulatory and Corel Securityholder approval, we hope to complete the Arrangement at the end of August or in early September.

Q:	If I am a Common Shareholder, what will I receive for my Common Shares?

A:	Each Common Shareholder (other than Registered Corel Shareholders who properly exercise their Dissent Rights) will receive an amount equal to $1.05 multiplied by the number of Common Shares held by the Common Shareholder.

Q:	If I am a Convertible Securityholder, what will I receive for my convertible securities?

A:	Convertible Securityholders may elect (1) to receive a cash amount in United States currency equal to the excess of $1.05 over the amount payable in connection with the exercise, conversion or exchange of the Convertible Security into one Common Share (with any Canadian dollar amount payable being converted into U.S. dollars at the exchange rate of $1.00 = Cdn. $1.4114, being the Noon Buying Rate on July 18, 2003) multiplied by the number of Common Shares underlying the Convertible Securities, or (2) to exercise, convert or exchange the Convertible Securities in accordance with their terms within two Business Days after the date of the Meeting.

Q:	What will happen to my Convertible Securities, if I do not elect to cash them out or exercise them?

A:	All Convertible Securities not cashed out or exercised, converted or exchanged into Common Shares will be terminated.

Q:	What are the Series B Shares and New Common Shares?

A:	To accommodate certain structuring initiatives of Vector, as part of the Arrangement, Corel Shareholders will receive Series B Shares and New Common Shares in exchange for the Common Shares they hold but no share certificates will be issued for the Series B Shares and New Common Shares. Under the terms of the Arrangement, Common Shareholders will technically receive a portion of the cash in respect of the Series B Shares and a portion in respect of the New Common Shares but effectively will receive $1.05 for each Common Share they own provided they complete and return the Letter of Transmittal.

Q:	Will Common Shares continue to be traded on the TSX and/or Nasdaq after the Arrangement?

A:	No. The Common Shares will be delisted from the TSX and Nasdaq upon completion of the Arrangement.

Q:	What Corel Securityholder vote is necessary to approve the Arrangement, Continuance and Rights Plan Resolutions?

The Interim Order requires that the Arrangement Resolution must be approved by (1) greater than 66 2/3% of the votes cast by Common Shareholders and Voting Convertible Securityholders, voting together as a single class, (2) greater than 66 2/3% of the votes cast by Series A Shareholders, and (3) at least a majority of the votes cast by Common Shareholders, other than those held by Vector and any of its associates, insiders or any other person acting jointly or in concert with Vector.

The Continuance Resolution must be approved by at least 66 2/3% of the votes cast by Common Shareholders and Series A Shareholders, voting together as a single class and the Rights Plan Resolution must be approved by at least a majority of the votes cast by the Common Shareholders who are Independent Shareholders (as defined in the Rights Plan), being to Corel’s knowledge, all of the Common Shareholders at the date of this Circular.

Vector has covenanted in the Acquisition Agreement to vote its Series A Shares for approval of the Arrangement Resolution and the Continuance Resolution.

Q:	Are Common Shareholders entitled to dissent rights?

A:	Yes. Under the Interim Order, Corel Shareholders are entitled to dissent if they follow (i) the requirements specified in the CBCA, OBCA and the Interim Order and described in this Circular and (ii) do not vote to approve the Continuance Resolution or the Arrangement Resolution. If you wish to exercise dissent rights you should review the requirements in the Circular carefully. There can be no assurance that Dissenting Shareholders will receive consideration in excess of $1.05 per share.

Q:	In addition to approval by Corel Securityholders, are there any other approvals required for the Transaction?

A:	The Court must approve the Arrangement by making the Final Order.

Q:	What will happen if the Arrangement, Continuance and Rights Plan Resolutions are not approved or the Final Order is not obtained?

A:	Corel will terminate the Acquisition Agreement and Corel will continue to carry on its business in the ordinary course.

Q:	Why is there a Formal Valuation?

A:	Under the rules of the securities regulatory authorities in Ontario and Quebec, the Vector Group is considered to be a related party since it owns Series A Shares representing approximately 19.75% of the outstanding Common Shares on an as converted basis. Those rules require Corel to obtain a Formal Valuation because it is proposing to be a party to an arrangement with the Vector Group, as a consequence of which the interest of the holders of Common Shares may be terminated without such holders’ consent.

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained in this Circular. You should then complete, sign and date your proxy card and return it in the enclosed return envelope as soon as possible so that your Common Shares may be represented at the Meeting.

Q:	Should I send in my Letter of Transmittal and share certificates now?

A:	A Letter of Transmittal is enclosed (blue for Common Shareholders and yellow for Convertible Securityholders). You may send in the Letter of Transmittal, and in the case of Common Shareholders, your certificates, now to the Depositary or at any time until 5 years after the completion of the Arrangement. You will not receive any amounts due to you under the Arrangement until your Letter of Transmittal and, if applicable, share certificates, are sent to the Depositary.

Q:	What happens if I send in my share certificates and the Transaction is not approved?

A:	If the required resolutions are not approved or if the Arrangement does not otherwise proceed, your share certificates will be returned by the Depositary.

Q:	Can I change my vote after I have voted by proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the Meeting. You can do this in a number of ways. First, you may send in a later-dated, signed proxy card to the corporate secretary of Corel so that it arrives before the Meeting. Second, you can send a written notice to the corporate secretary of Corel stating that you would like to revoke your proxy. Third, you may attend the Corel Meeting and vote in person.

Q:	If my Common Shares are held in street name by my broker, will my broker vote my shares for me?

A:	A broker will vote the Common Shares held by you only if you provide instructions to your broker on how to vote. Without instructions, those shares will not be voted. Common Shareholders should instruct their brokers to vote their Common Shares by following the directions that they provide.

Q:	Who can help answer my questions?

A:	Corel Securityholders who would like additional copies, without charge, of this Circular or have additional questions about the transaction, including the procedures for voting Common Shares and Voting Convertible Securities, should contact:

Corel Corporation 1600 Carling Avenue Ottawa, Ontario K1Z 8R7 Telephone: (613) 728-8200		- or -	Computershare Trust Company of Canada 100 University Avenue, 9th Floor Toronto, Ontario M5J 2Y1 Telephone: 1-800-564-6253 (Canada and U.S.) (514) 982-7270

Attention: Joel Price,	Vice President, Finance and Interim Chief Financial Officer		caregistryinfo@computershare.com

If you have any questions or require any assistance, please contact MacKenzie Partners, Inc. toll free at (800) 322-2885 or collect at (212) 929-5500 or via email at proxy@mackenziepartners.com. The mailing address of MacKenzie Partners, Inc. is 105 Madison Avenue, New York, New York 10016.

SUMMARY

The following is a summary of certain information contained in this Circular. The summary is not intended to be complete and is qualified in its entirety by the more detailed information and financial statements contained elsewhere in this Circular and in the attached Appendices or incorporated by reference in this Circular. Corel Securityholders should read the entire Circular, including the Appendices. Capitalized terms used in this summary without definition have the meanings given to those terms in the Glossary of Terms or elsewhere in this Circular. In this Circular, dollar amounts are expressed in United States dollars unless otherwise stated.

The Transaction

The Transaction provides for the acquisition by the Vector Group of all of the shares of Corel not already held directly or indirectly by the Vector Group in a transaction in which each Common Shareholder (other than Registered Corel Shareholders who properly exercise their Dissent Rights) will receive an amount equal to $1.05 multiplied by the number of Common Shares held by the Common Shareholder. Each Convertible Securityholder may (i) receive a cash amount from Corel equal to the excess of $1.05 over any amount payable in connection with the exercise, conversion or exchange of the Convertible Security into one Common Share (with any Canadian dollar amount payable being converted into U.S. dollars at the exchange rate of $1.00 = Cdn. $1.4114, being the Noon Buying Rate on July 18, 2003) multiplied by the number of shares subject to the Convertible Security which could be exercised at the Meeting Date or (ii) exercise, convert or exchange its Convertible Securities.

Corel

Founded in 1985, Corel (www.corel.com) is a leading technology company with its headquarters in Ottawa, Canada specializing in content creation tools and business process management and XML-enabled enterprise solutions. Corel’s goal is to give consumers and enterprise customers the ability to create, exchange and instantly interact with visual content that is always relevant, accurate and available. The contents of Corel’s website are not, and will not be considered to be, part of or incorporated into this Circular.

Vector

Vector is a member of the Vector Capital group, a San Francisco-based venture capital group focused on special opportunity investments in software and information technology. Vector Capital serves the needs of growing software companies by actively partnering with their management in creating value for their customers and shareholders. Vector Capital’s investments include LANDesk Software, Savi Technology and ProcessClaims. Additional information about Vector Capital can be obtained at http://www.vectorcapital.com. The contents of Vector Capital’s website are not, and will not be considered to be, a part of or incorporated into this Circular.

After the Transaction

At the Effective Time, the Vector Group will own all of Corel’s outstanding shares, which will no longer be listed or publicly traded.

Special Meeting

The Meeting will be held on August 20, 2003 at the Holiday Inn on King, 370 King Street West, Toronto, Canada, M5V 1J9, at 4:00 p.m. (Toronto time). At the Meeting, the Corel Securityholders will be asked to consider and vote on the Arrangement Resolution, the Corel Shareholders will be asked to consider and vote on the Continuance Resolution, and the Common Shareholders will be asked to consider and vote on the Rights Plan Resolution.

Recommendation of the Board of Directors

The Board of Directors approved the Transaction, the execution and delivery of the Acquisition Agreement and completing the Arrangement. The Board of Directors has determined that the Arrangement is fair to the Corel Securityholders and in the best interests of Corel. Accordingly, the Board of Directors recommends that Corel Securityholders vote FOR the Arrangement Resolution, that Corel Shareholders vote FOR the Continuance Resolution and that Common Shareholders vote for the Rights Plan Resolution at the Meeting. Each of the directors of Corel who is a Corel Securityholder has advised Corel that he or she intends to vote the Common Shares and any Voting Convertible Securities held by him or her in favour of the Arrangement Resolution, the Continuance Resolution and the Rights Plan Resolution at the Meeting. See “The Transaction—Background” and “The Transaction—Recommendation of the Board of Directors”.

Opinion of Corel’s Financial Advisor

CIBC World Markets has delivered its written opinion to the Board of Directors that, as of June 6, 2003, and based upon and subject to the assumptions, qualifications and limitations set out in the CIBC World Markets Fairness Opinion, the consideration to be received by Common Shareholders in the Transaction is fair, from a financial point of view, to the Common Shareholders. CIBC World Markets expressed no opinion or recommendation as to how Corel Securityholders should vote at the Meeting. See “The Transaction—Opinion of Corel’s Financial Advisor” and the complete text of the CIBC World Markets Fairness Opinion set out in Appendix F to this Circular, which should be read in its entirety.

Approvals Required

Corel Securityholder and Corel Shareholder Approvals

At the Meeting, Corel Securityholders will be asked to approve the Arrangement Resolution. Pursuant to the Interim Order, the Arrangement Resolution must be approved by greater than 66 2/3% of the votes cast by Common Shareholders and Voting Convertible Securityholders, voting together as a single class, and greater than 66 2/3% of the votes cast by Series A Shareholders, in each case in person or by proxy at the Meeting. In addition, pursuant to Rule 61-501 and Policy Q-27, the Arrangement Resolution must be approved by at least a majority of the Minority Shareholders voting in person or by proxy at the Meeting.

At the Meeting, Corel Shareholders will be asked to approve the Continuance Resolution and Common Shareholders will be asked to approve the Rights Plan Resolution. The Continuance Resolution must be approved by at least 66 2/3% of the votes cast by Common Shareholders and Series A Shareholders, voting together as a single class in person or by proxy at the Meeting. The Rights Plan Resolution must be approved by at least a majority of the votes cast by the Common Shareholders who are Independent Shareholders, in person or by proxy at the Meeting.

See “The Transaction—Corel Securityholder Approval and the Special Meeting” and “Information Concerning the Meeting—Required Approvals”.

Vector Agreement to Vote

Pursuant to the Acquisition Agreement, Vector has agreed to vote all of its Series A Shares at the Meeting, separately as a class, in favour of the Arrangement Resolution and, together with the Common Shareholders as a single class, in favour of the Continuance Resolution. Vector, directly or indirectly through its Affiliates, holds 22,890,000 Series A Shares as of July 18, 2003 which represent all of the outstanding Series A Shares and which represent approximately 19.75% of all Common Shares outstanding on that date assuming conversion of the Series A Shares to Common Shares.

Court Approval

The Arrangement under the OBCA requires approval by the Court pursuant to the Final Order. Prior to the mailing of the Circular, Corel obtained the Interim Order providing for the calling and holding of the Meeting and other procedural matters. Subject to the approval of the Arrangement Resolution by the Corel Securityholders, approval of the Continuance Resolution by the Corel Shareholders and approval of the Rights Plan Resolution by the Common Shareholders and the satisfaction of certain other conditions, the hearing in respect of the Final Order is scheduled to take place on August 21, 2003 at 4:00 p.m. (Ottawa time) at the Court House at 161 Elgin Street, Ottawa, Ontario, Canada K2P 2K1. Any Corel Securityholder who wishes to appear or be represented and to present evidence or arguments must serve and file a notice of appearance as set out in the Notice of Application for the Final Order at Appendix D and satisfy any other requirements of the Court. In the event that the hearing is adjourned, then, subject to further order of the Court, only those Persons having previously served a notice of appearance pursuant to the Interim Order will be given notice of the adjournment date. See “The Transaction—Court Approval of the Arrangement and Completion of the Transaction”, the Notice of Application at Appendix D and the Interim Order at Appendix E.

Regulatory Approvals

The completion of the Arrangement is subject to obtaining certain governmental consents and approvals (including the Regulatory Approvals) by the time of or shortly after the Meeting. See “The Transaction—Stock Exchange Listings” and “The Transaction—Regulatory Matters”.

Formal Valuation

The Board of Directors engaged KPMG to prepare the Formal Valuation in accordance with Rule 61-501 and Policy Q-27. KPMG prepared a formal valuation of the Common Shares and, based upon and subject to the assumptions and qualifications contained in the Formal Valuation, concluded that effective as of May 31, 2003, the fair market value of Corel’s Common Shares was in the range of $1.00 to $1.08 per share. KPMG has been determined to be independent within the meaning of Rule 61-501 and Policy Q-27. The full text of the Formal Valuation, which sets out the assumptions, qualifications and considerations in connection with the Formal Valuation, is set out in the attached Appendix G to the Circular and should be read in its entirety. The Formal Valuation does not constitute advice or a recommendation as to whether Corel Securityholders should vote in favour of the Transaction. See “The Transaction—Formal Valuation”.

Prior Valuations

Corel has reviewed its own records and conducted a level of inquiry considered prudent by the Board of Directors in respect of “prior valuations” as that expression is defined in Rule 61-501. Corel is not aware of any such prior valuations made in the prior 24 months in respect of any class of securities of Corel that is the subject matter of the Transaction or that is otherwise relevant to the Transaction.

The Arrangement

At the Effective Time of the Arrangement:

•	each Common Share (other than Common Shares held by the Vector Group) will be converted into one Series B Share and one New Common Share;

•	each New Common Share (other than those held by the Vector Group) will be transferred on closing to Vector for a per share amount equal to $0.30;

•	each Series B Share will be transferred on closing to Vector BuyerCo for a per share amount equal to $0.75;

•	each holder of Convertible Securities will be entitled to receive in United States currency a cash amount from Corel equal to the excess of $1.05 over any amount payable in connection with the exercise, conversion or exchange of the Convertible Security (with any Canadian dollar amount payable being converted into U.S. dollars at the exchange rate of US $1.00 = Cdn. $1.4114, being the Noon Buying Rate on July 18, 2003) or to exercise, convert or exchange the Convertible Security no later than two Business Days after the Meeting; and

•	Corel and Vector BuyerCo will amalgamate.

No certificates representing New Common Shares or Series B Shares will be issued and, at the Effective Time, those shares will be evidenced by the certificates representing the Common Shares converted into New Common Shares and Series B Shares.

The Plan of Arrangement also provides that all Convertible Securities outstanding as of the Effective Time will be cancelled.

Acquisition Agreement

The following is a summary of certain material terms of the Acquisition Agreement. Corel Securityholders should read the more detailed summary contained elsewhere in the Circular and the full text of the Acquisition Agreement attached as Appendix C.

Covenants of Corel

Corel has covenanted, in addition to other customary covenants, to carry on business in the ordinary course and to perform all obligations required under the Acquisition Agreement and to cooperate with Vector in connection with the transactions contemplated by the Acquisition Agreement.

Covenants of Vector

Vector has covenanted in the Acquisition Agreement, in addition to other customary covenants, to perform all obligations required under the Acquisition Agreement and to cooperate with Corel in connection with the transactions contemplated by the Acquisition Agreement, and to vote its Series A Shares for approval of the Arrangement Resolution and Continuance Resolution.

Operating Plan

Corel has covenanted that it will implement the Operating Plan and not take any action that would breach, conflict with or result in a default under the Operating Plan. The “Operating Plan” means the revised operating plan, approved by the Board of Directors in conjunction with the entering into of the Acquisition Agreement, which provides for, among other things, a reduction in operating expenses of Corel.

Covenants Regarding Non-Solicitation

Corel has agreed, except as otherwise provided for in the Acquisition Agreement, that it will not, directly or indirectly, through any officer, director, employee, shareholder, representative or agent of Corel or any of its subsidiaries, among other things: (i) solicit, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing information or entering into of any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Alternative Proposal; (ii) participate in any discussions or negotiations regarding any Alternative Proposal; (iii) approve or recommend any Alternative Proposal; or (iv) accept or enter into any agreement, letter of intent, arrangement or understanding related to any Alternative Proposal.

Notwithstanding the foregoing, the Acquisition Agreement does not prevent the Board of Directors from complying with Corel’s disclosure obligations under applicable Laws with regard to an Alternative Proposal or from considering or participating in any discussions or negotiations, among other things, in relation to an unsolicited bona fide written Alternative Proposal that is a Superior Proposal, subject to certain requirements.

Corel is entitled, subject to Vector’s right to terminate the Acquisition Agreement and to the payment of the Termination Fee in the amount of $2,000,000 and the Expense Fee in certain instances, to accept, approve or recommend or enter into any agreement, understanding or arrangement with respect to an unsolicited Superior Proposal if, and only if: (i) it has provided Vector with a copy of the Superior Proposal document; (ii) Corel and the Superior Proposal comply with the terms of the Acquisition Agreement; and (iii) five Business Days shall have elapsed from the later of the date Vector received written notice advising Vector that the Board of Directors has resolved to accept, approve, recommend or enter into an agreement, understanding or arrangement in respect of such Superior Proposal and the date Vector received a copy of such Superior Proposal, during which five Business Day period Vector and Corel shall have certain customary rights and obligations including the right of Vector to make a further proposal that is as favourable as or superior to the Superior Proposal, in which case the Board of Directors will support Vector’s revised proposal and not support the Superior Proposal. See “The Acquisition Agreement—Covenants Regarding Non-Solicitation”.

Conditions to the Transaction

The obligations of Vector and Corel to complete the Transaction are subject to the satisfaction or waiver, where permissible, of certain customary conditions set out in the Acquisition Agreement, including obtaining approval of the Arrangement Resolution by Corel Securityholders, approval of the Arrangement by the Court, the receipt of the Regulatory Approvals and compliance by Corel with certain minimum cash and working capital conditions. See “The Acquisition Agreement—Conditions to the Transaction”.

Termination of Acquisition Agreement

The Acquisition Agreement may be terminated at any time prior to the Closing Time (even if the Corel Securityholders have approved the Arrangement Resolution and Corel Shareholders have approved the Continuance Resolution at the Meeting):

(a)	by mutual agreement of Vector and Corel;

(b)	by Vector or Corel, if

(i)	any Laws make the Transaction or any part of it illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a competent Regulatory Authority enjoining Vector or Corel from proceeding with or completing the Transaction;

(ii)	the Closing Date does not occur on or prior to September 30, 2003, subject to extension until December 31, 2003 for delays caused by a Regulatory Authority or delays in obtaining Regulatory Approvals;

(iii)	(1) at the Meeting, the requisite votes of the Corel Securityholders to approve the Arrangement Resolution, the Continuance Resolution and the Rights Plan Resolution are not obtained, or (2) approval of the Court of the Final Order is not obtained;

(c)	by Vector

(i)

if (1) the Board of Directors fails to recommend or withdraws, modifies or changes its approval or recommendation of the Acquisition Agreement or the Transaction in a manner adverse to Vector; (2) the Board of Directors fails to affirm its approval or recommendation of the Acquisition Agreement or the Transaction in accordance with the Acquisition Agreement; (3) Corel has breached its obligations with respect to non-solicitation of Alternative Proposals or with respect to Superior Proposals; (4) the Board of Directors accepts, approves, recommends or enters into an agreement with any person with respect to a Superior Proposal; or (5) subject to any delays which are principally caused by Vector, through the intentional action or inaction or the gross negligence of Corel, the Arrangement Resolution, the Continuance Resolution and the Rights Plan Resolution are not, prior to the later of 90 days after the date of the Acquisition Agreement and 35 days after the mailing of the Circular, submitted for the approval of the Corel Securityholders at the Meeting;

(ii)	if, in the determination of Vector, acting reasonably, there is any material inaccuracy of the representations and warranties given by Corel pursuant to the Acquisition Agreement, which inaccuracy is not cured to the satisfaction of Vector, acting reasonably, within 30 days of notice thereof given by Vector to Corel;

(iii)	if Corel or any of its Subsidiaries has breached any of its representations, warranties, agreements or obligations in the Acquisition Agreement, the breach of which would result in the failure to satisfy one or more conditions relating to compliance by Corel with its covenants or to the truth and correctness of Corel’s representations and warranties and that breach is not curable or if curable is not cured within 30 days after notice of the breach has been received by Corel; or

(iv)	if a material adverse change occurs with respect to Corel;

(d)	by Corel

(i)	if Corel continues to support a Superior Proposal as permitted under the Acquisition Agreement and Corel pays the Termination Fee and the Expense Fee to Vector; or

(ii)	if either of Vector or Vector BuyerCo has breached any of its representations, warranties, agreements or obligations in the Acquisition Agreement, the breach of which would result in the failure to satisfy one or more conditions relating to compliance by Vector with its covenants or the truth and correctness of its representations and warranties and that breach is not curable or if curable is not cured within 30 days after notice of the breach has been received by Vector.

Effect of Termination

If the Acquisition Agreement is terminated in accordance with its terms, neither party will have any further liability to perform its obligations under the Acquisition Agreement, except for those relating to the Non-Disclosure Agreement and the payment of the Termination Fee and the Expense Fee, but nothing will relieve either party from liability for any breach of any agreement or covenant contained in the Acquisition Agreement prior to that termination.

Termination Fee and Expenses

(a)	If the Acquisition Agreement is terminated by Vector or Corel as a result of any laws preventing it or as of result of the Closing Date not occurring prior to September 30, 2003, subject to permitted extensions, Corel will pay the Expense Fee to Vector.

(b)	If the Acquisition Agreement is terminated by either party as a result of the failure of the Corel Securityholders to approve the Arrangement Resolution and (i) within nine months after the date of termination an Alternative Proposal is consummated, Corel will pay the Expense Fee and the Termination Fee to Vector; or (ii) no Alternative Proposal is consummated within nine months after the date of termination, Corel will pay the Expense Fee.

(c)	If the Acquisition Agreement is terminated by either party as a result of the failure to obtain the Final Order, Corel will pay the Expense Fee to Vector.

(d)	If the Acquisition Agreement is terminated by Vector as a result of a Superior Proposal, Corel will pay the Expense Fee and the Termination Fee to Vector.

(e)	If the Acquisition Agreement is terminated by Vector as a result of non-performance by Corel of its covenants, or inaccuracies in Corel’s representations and warranties or the occurrence of a material adverse change relating to Corel, Corel will pay the Expense Fee to Vector.

(f)	If the Acquisition Agreement is terminated by Corel as a result of the Board of Director’s support for a Superior Proposal then, prior to that termination, Corel will pay the Expense Fee and the Termination Fee to Vector.

Any Termination Fee and Expense Fee will be paid within three Business Days after termination or completion of an Alternative Proposal.

Upon signing of the Acquisition Agreement, Corel paid to Vector an amount of $250,000, which is to be credited to any Expense Fee payable by Corel. In addition, on May 26, 2003, Corel paid to an affiliate of Vector $500,000 to purchase certain reports and other materials generated as part of the Vector Group’s due diligence process.

Effective Time of the Transaction

The Transaction is expected to be completed as soon as practicable after the requisite approvals of the Corel Securityholders and the Court have been obtained and all Regulatory Approvals and other applicable conditions precedent to the Transaction have been satisfied or waived. See “The Transaction—Court Approval of the Arrangement and Completion of the Transaction” and “The Acquisition Agreement—Conditions to the Transaction”.

Stock Exchange Listings

The Common Shares will be delisted from the TSX and Nasdaq following the Effective Date.

Procedures for Receiving Payment

Registered Corel Shareholders are required to complete and deliver a Letter of Transmittal together with their certificate or certificates representing Common Shares and all other required documents to obtain amounts payable upon completion of the Transaction. Common Shareholders whose Common Shares are registered in the name of a broker, investment dealer, bank, trust company or other intermediary should contact that intermediary for instructions and assistance in delivering share certificates representing those Common Shares.

Convertible Securityholders are required to complete and deliver a Letter of Transmittal together with all other required documents to obtain amounts payable to them upon completion of the Transaction unless they elect to exercise, convert or exchange their Convertible Securities into Common Shares, in which case, they must, after receiving their Common Share certificates, complete a Letter of Transmittal applicable to Registered Corel Shareholders, as described above.

Common Shareholders and Convertible Securityholders are advised to review carefully the information under the heading “Transaction Mechanics—Procedures for Receiving Payment” for a more detailed description of the procedures to be followed by them.

Dissenting Shareholders’ Rights

Registered Corel Shareholders who properly exercise their Dissent Rights will be entitled to be paid the fair value of their Common Shares. The Dissent Procedures require that a Registered Corel Shareholder who wishes to dissent must deliver a Dissent Notice to Corel c/o Computershare Trust Company, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1, Canada or submit it by facsimile to (416) 263-9524, in either case not later than 5:00 p.m. (Ottawa time) on August 18, 2003. It is important that Registered Corel Shareholders strictly comply with this requirement in order to take advantage of their Dissent Rights. A Beneficial Holder will not be entitled to exercise its rights of dissent unless the Common Shares it beneficially owns are re-registered in the name of that Beneficial Holder. Convertible Securityholders are not entitled to Dissent Rights. A Convertible Securityholder may exercise, convert or exchange a Convertible Security and then exercise Dissent Rights in respect of the Common Shares received upon exercise, conversion or exchange, provided, however, that holder complies with the Dissent Procedures not later than the deadline described above. See “Information Concerning the Meeting—Dissenting Shareholders’ Rights” and “Dissenting Shareholders’ Rights” for a description of the Dissent Procedures, which differ from the dissent procedures applicable to certain other fundamental changes under the OBCA.

Risk Factors

There are certain risk factors that should be considered by Corel Securityholders in evaluating whether to vote in favour of the Arrangement Resolution, the Continuance Resolution and Rights Plan Resolution. Certain of these risk factors relate directly to the Transaction, while others relate to the business of Corel, independent of the Transaction. See “Risk Factors”.

Tax Considerations for Corel Securityholders

Corel Securityholders should read carefully the information under “Tax Considerations for Corel Securityholders”, which qualifies the information set out below, and should consult their tax advisors.

Canada

Common Shareholders will not realize a capital gain or loss on the conversion of Common Shares into Series B Shares and New Common Shares. Canadian resident holders of Series B Shares and New Common Shares may realize a capital gain (or capital loss) on the disposition of those shares. The amount and taxation of that gain or loss is described under “Certain Tax Considerations for Corel Securityholders”. Holders of those shares who are not residents of Canada will not be subject to tax under the Canadian Tax Act on any capital gain, or entitled to deduct any capital loss, on the disposition of those shares.

Corel Optionholders who are residents of Canada or who received Corel Options in respect of services rendered in Canada will be required to include in income from employment any amount received on the exercise or cancellation of Corel Options, and may be entitled to a deduction equal to one-half of that amount. See “Tax Considerations for Corel Securityholders—Certain Canadian Federal Income Tax Considerations”.

United States

See “Tax Considerations for Corel Securityholders—Certain United States Federal Income Tax Considerations”.

GLOSSARY OF TERMS

Unless the context otherwise requires, the following terms have the meanings set out below when used in this Circular. These defined terms may have meanings other than those set out below when used in the Appendices to this Circular and may not conform exactly to the defined terms used in the Appendices to this Circular.

“Acquisition Agreement” means the acquisition agreement between Vector L.P. (Delaware), Vector BuyerCo and Corel made as of June 6, 2003, a copy of which is attached as Appendix C to this Circular, providing for, among other things, the Arrangement, as that agreement may be amended, supplemented and/or restated in accordance with its terms.

“Affiliate” has the meaning specified in the Securities Act and, in the case of Vector, includes Persons who constitute fund entities that are managed or controlled by the general partner of Vector or its affiliates.

“Alternative Proposal” means (other than the Transaction or transactions permitted by the Acquisition Agreement) (1) any merger, amalgamation, arrangement, share exchange, take-over bid, recapitalization, consolidation or business combination involving, directly or indirectly, Corel or any of its material subsidiaries, in any case with the effect that Corel Shareholders own less than 50% of the resulting entity or the combined business, (2) any acquisition of assets (or any lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect), in a single transaction or a series of related transactions (A) related to the WordPerfect Office or CorelDRAW Suite groupings of software or (B) representing 50% or more of the consolidated net revenues or assets of Corel and its subsidiaries, taken as a whole, (3) any acquisition of beneficial ownership of 50% or more of the then issued and outstanding Common Shares and Series A Shares in a single transaction or a series of related transactions, (4) any acquisition by Corel of any assets or securities of another person (other than acquisitions of capital stock or assets or securities of any other person in an amount or amounts that, individually or in the aggregate do not represent in excess of 50% or more of the consolidated net revenues or assets of Corel and its subsidiaries, taken as a whole before giving effect to the acquisition), or (5) any proposal, or public announcement of an intention, to do any of the foregoing, and includes any amendment to an Alternative Proposal.

“Arrangement” means the arrangement under section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 2.1.1 of the Acquisition Agreement or Article 5 of the Plan of Arrangement, or made at the direction of the Court in the Final Order.

“Arrangement Resolution” means the resolution of the Corel Securityholders concerning the Arrangement, substantially in the form and content set out in Appendix A-1 to this Circular.

“Articles of Arrangement” means the articles of arrangement of Corel in respect of the Arrangement that are required by the OBCA to be sent to the Director after the Final Order is made.

“Articles of Continuance” means the articles of continuance in respect of the Continuance that are required to be filed under the OBCA, substantially in the form attached as Schedule E to the Acquisition Agreement.

“Beneficial Holder” means a Common Shareholder who is not a Registered Corel Shareholder.

“Board of Directors” means the board of directors of Corel.

“Business Day” means any day on which commercial banks are generally open for business in Ontario and California, other than a Saturday, a Sunday or a day observed as a holiday in Ontario or California under applicable Laws.

“Canadian GAAP” means generally accepted accounting principles in Canada.

“Canadian Resident” has the meaning set out in “Tax Considerations for Corel Securityholders—Canadian Federal Income Tax Considerations”.

“Canadian Tax Act” means the Income Tax Act (Canada), as amended.

“CBCA” means the Canada Business Corporations Act, as amended.

“CCRA” means the Canada Customs and Revenue Agency.

“CDS” means The Canadian Depository for Securities Limited.

“Chair” means the chair of the Meeting.

“CIBC World Markets” means CIBC World Markets Inc.

“CIBC World Markets Fairness Opinion” means the written opinion dated June 6, 2003 from CIBC World Markets addressed to the Board of Directors in connection with the Transaction, a copy of which is attached as Appendix F to this Circular.

“Circular” means this management proxy circular, including all Appendices to this circular, to be sent to Corel Securityholders in connection with the Meeting, and also includes the documents incorporated by reference in this circular.

“Common Shares” means the common shares in the capital of Corel.

“Common Shareholders” means the holders of Common Shares.

“Convertible Security” means options, warrants and other securities (excluding Series A Shares) exercisable for, convertible into or exchangeable for Common Shares.

“Convertible Securityholders” means the holders of Convertible Securities.

“Continuance” means a continuance under Section 188 of the CBCA and Section 180 of the OBCA on the terms and subject to the conditions set out in the Articles of Continuance.

“Continuance Resolution” means the special resolution of the Corel Shareholders concerning the continuance of Corel from the CBCA jurisdiction to the OBCA jurisdiction, substantially in the form and content set out in Appendix A-2 to this Circular.

“Corel” means Corel Corporation, a corporation incorporated under the CBCA.

“Corel Amalco” means the amalgamated Ontario corporation resulting from the amalgamation of Corel and Vector BuyerCo.

“Corel Articles” means the Corel articles of incorporation, as amended and currently in force.

“Corel By-Laws” means the Corel by-laws, as currently in force.

“Corel Options” means the options to purchase Common Shares granted under any of the Corel Stock Option Plans.

“Corel Optionholders” means the holders of Corel Options.

“Corel Preferred Shares” means the preferred shares in the capital of Corel.

“Corel Rights Plan” means the Corel shareholder rights plan dated February 11, 1999, as amended March 31, 1999 between Corel and Computershare Trust Company of Canada (successor to Montreal Trust Company of Canada), as rights agent.

“Corel Securityholders” means, collectively, the Corel Shareholders and the Voting Convertible Securityholders.

“Corel Shareholders” means the holders of Corel Shares.

“Corel Shares” means, collectively, the Common Shares and Series A Shares.

“Corel Stock Option Plans” means the Corel Corporation Stock Option Plan, the Corel Corporation Stock Option Plan 2000 and the Corel Director Stock Option Plan.

“Corporation” means Corel Corporation.

“Court” means the Superior Court of Justice (Ontario).

“Demand for Payment” means a written notice to Corel by a Dissenting Shareholder demanding payment of the fair value of his, her or its Common Shares.

“Depositary” means Computershare Trust Company of Canada, as depositary pursuant to the Plan of Arrangement.

“Director” means the director appointed pursuant to section 278 of the OBCA.

“Dissent Notice” means a written objection to the Arrangement Resolution or the Continuance Resolution made by a Registered Corel Shareholder in accordance with the Dissent Procedures.

“Dissent Procedures” means the procedures to exercise Dissent Rights described under the heading “Dissenting Shareholder Rights”.

“Dissent Rights” means the rights of a Registered Corel Shareholder to dissent in respect of the Arrangement Resolution or the Continuance Resolution described under the heading “Dissenting Shareholder Rights”.

“Dissenting Shareholder” means a Registered Corel Shareholder who dissents in respect of the Arrangement Resolution or the Continuance Resolution in compliance with the Dissent Procedures.

“Effective Date” means the date shown on the certificate of arrangement to be issued by the Director under the OBCA in relation to the Articles of Arrangement giving effect to the Arrangement.

“Effective Time” means 12:01 a.m. (Ottawa time) on the Effective Date.

“Expense Fee” means payments (including the $250,000 payment made by Corel to Vector or an affiliate on the date of, and in conjunction with executing, the Acquisition Agreement) in an amount equal to the reasonable out-of-pocket expenses incurred by Vector and its affiliates in connection with the Transaction in the total amount, depending upon the circumstances requiring payment, of up to $250,000, $1,000,000 or

$1,250,000, and, for greater certainty, excluding $30,000 of expenses incurred by Vector or any affiliate with respect to the purchase of the Series A Shares by Vector CC Holdings L.L.C., including the reasonable fees and expenses of their respective advisors, as evidenced by copies of invoices in reasonable detail furnished to Corel.

“Final Order” means the final order of the Court approving the Arrangement as that order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless that appeal is withdrawn or denied, as affirmed or amended on appeal.

“Formal Valuation” means the valuation report of KPMG dated July 10, 2003, a copy of which is attached as Appendix G to this Circular.

“Forms of Proxy” means the two forms of proxy distributed to Corel Securityholders with this Circular, a white form for use by Corel Shareholders and a green form for use by Convertible Securityholders.

“HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976 of the United States of America, as amended.

“ICA” means the Investment Canada Act, as amended.

“Independent Shareholders” has the meaning given to that term in the Corel Rights Plan.

“Interim Order” means the interim order of the Court in respect of the Arrangement, as the same may be amended, a copy of which is attached as Appendix E to this Circular.

“KPMG” means KPMG Corporate Finance Inc.

“Laws” means any law, statute, rule, regulation, by-law, judgment or order of general application, or any direction, policy, guideline, bulletin, ruling, judgment, order or requirement, including of a Regulatory Authority (whether or not having the force of law, but if it does not have the force of law being of a nature with which a prudent person would comply).

“Letter of Transmittal” means the two forms of letter of transmittal, a blue form for use by Corel Shareholders and a yellow form for use by Convertible Securityholders which, when duly completed, are to be returned to the Depositary.

“Meeting” means the special meeting of Corel Securityholders, including any continuation of the meeting after any adjournments and postponements of the meeting, to be called and held to consider and approve the Arrangement Resolution, the Continuance Resolution and the Rights Plan Resolution in accordance with the Interim Order.

“Minority Shareholders” means all Common Shareholders as of the Record Date, other than Vector and any of its affiliates, associates and insiders and any other Person acting jointly or in concert with Vector.

“Nasdaq” means The Nasdaq National Market.

“New Common Shares” means the new common shares in the capital of Corel to be created in accordance with the Plan of Arrangement.

“Non-Disclosure Agreement” means the Non-Disclosure and Standstill Agreement dated March 24, 2003, as amended as of April 22, 2003, between Corel, Vector CC Holdings, L.L.C. and Vector Capital Corporation.

“Non-Resident” has the meaning set out in “Tax Considerations for Corel Securityholders—Canadian Federal Income Tax Considerations”.

“Noon Buying Rate” means the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York.

“OBCA” means the Business Corporations Act (Ontario), as amended.

“Offer to Pay” means a written offer by Corel to pay a Dissenting Shareholder the fair value of the Dissenting Shareholder’s Common Shares.

“Person” includes any individual, firm, partnership, joint venture, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, body corporate, corporation, unincorporated association or organization, Regulatory Authority, syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means the plan of arrangement proposed under section 182 of the OBCA substantially in the form and content of Appendix B to this Circular, as amended, modified or supplemented from time to time in accordance with Article 5 of that plan and section 2.11 of the Acquisition Agreement, or made at the direction of the Court in the Final Order.

“Policy Q-27” means Policy Statement No. Q-27 of the Commission des valeurs mobilières du Québec, as amended.

“Record Date” means July 18, 2003.

“Registered Corel Shareholder” means a holder of Common Shares whose name appears on the records of Corel as the registered holder of Common Shares.

“Regulatory Approvals” means the rulings, consents, orders, exemptions, permits and other approvals of Regulatory Authorities as set out in Schedule A to the Acquisition Agreement other than an exemption from the requirement for a formal valuation pursuant to OSC Rule 61-501 and Policy Q-27.

“Regulatory Authority” means any (1) supranational, multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency, association, institution, or other similar authority, (2) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, delegated by, or for the account of any of the foregoing, (3) any industry self-regulatory organization or any stock exchange or (4) any minister, secretary or other governmentally appointed individual, in each case whether domestic or foreign.

“Rights Plan Resolution” means the resolution of the Common Shareholders who are Independent Shareholders concerning the termination of the Corel Rights Plan, substantially in the form and content set out in Appendix A-3 to this circular.

“Rule 61-501” means Ontario Securities Commission Rule 61-501 under the Securities Act, entitled “Insider Bids, Issuer Bids, Going Private Transactions and Related Party Transactions”.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act (Ontario) and the rules and regulations made under that Act, as now in effect and as they may be amended from time to time prior to the Effective Date.

“Series A Shares” means the Corel Series A participating convertible preferred shares.

“Series B Shares” means the redeemable Series B preferred shares in the capital of Corel to be created in accordance with the Plan of Arrangement.

“Superior Proposal” means (other than the Transaction or transactions permitted by the Acquisition Agreement) (1) any merger, amalgamation, arrangement, share exchange, take-over bid, recapitalization, consolidation or business combination involving, directly or indirectly, Corel, (2) any acquisition of assets representing 90% or more of the consolidated net revenues, net income or assets of Corel and its subsidiaries, taken as a whole (or any lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect) in a single transaction or a series of related transactions, or (3) any acquisition of beneficial ownership of 90% or more of the then issued and outstanding Common Shares and Series A Shares in a single transaction or a series of related transactions; that (A) is not conditional on financing (although it may include use of cash held by Corel and its wholly-owned subsidiaries), (B) if completed in accordance with its terms, based in part on the analysis and advice of Corel’s financial advisors, would in the good faith determination of the Board of Directors result in or would reasonably be expected to result in a transaction more favourable to Corel and the Corel Shareholders from a financial perspective than the transaction and (C) is reasonably capable of completion without undue delay, having regard to Vector’s and its affiliates’ holdings of Series A Shares and the rights, privileges and preferences attached to those shares.

“Tax Proposals” means specific proposals to amend the Canadian Tax Act and regulations thereunder publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the date of this Circular.

“Termination Fee” means the fee in the amount of $2,000,000, payable by Corel to Vector in cash under the circumstances described under the heading “The Acquisition Agreement—Termination, Fees and Expenses”.

“Transaction” means collectively, the transactions contemplated by the Acquisition Agreement and the Plan of Arrangement.

“TSX” means the Toronto Stock Exchange.

“U.S. GAAP” means generally accepted accounting principles in the United States.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“U.S. Holder” has the meaning set out in “Tax Considerations for Corel Securityholders—United States Federal Income Tax Considerations”.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“U.S. Tax Code” means the United States Internal Revenue Code of 1986, as amended.

“Vector” means Corel Holdings, L.P., a limited partnership existing under the laws of the Cayman Islands.

“Vector BuyerCo” means Vector CC Acquisitions Inc., a corporation incorporated under the laws of the Province of Ontario.

“Vector Group” means, collectively, Vector and its Affiliates.

“Vector L.P. (Delaware)” means Corel Holdings, L.P., a limited partnership existing under the laws of the State of Delaware.

“Voting Convertible Securities” means those Convertible Securities in respect of which any amount payable in connection with the exercise, conversion or exchange of the Convertible Security into one Common Share is less than $1.05 (with any Canadian dollar amount payable being converted into U.S. dollars at the exchange rate of $1.00 = Cdn. $1.4114, being the Noon Buying Rate on July 18, 2003).

“Voting Convertible Securityholders” means the holders of Voting Convertible Securities.

EXCHANGE RATES

Unless otherwise indicated, the financial information contained in this Circular is expressed in United States dollars.

The following exchange rates are provided only for the convenience of the reader of this Circular.

The following table sets out, for one U.S. dollar expressed in Canadian dollars, the high, low and average of those exchange rates for the calendar years indicated and the exchange rate at the end of the calendar year, in each case, based upon the Noon Buying Rate.

Period	High	Low	Average Rate	End of Period
(Cdn.$)
Year ended December 31,
2002	1.6132	1.5110	1.5704	1.5796
2001	1.6021	1.4936	1.5484	1.5926
2000	1.5593	1.4341	1.4850	1.5002
1999	1.5298	1.4433	1.4858	1.4433
Months Ended
June 30, 2003	1.3758	1.3342	1.3523	1.3553
May 31, 2003	1.4223	1.3446	1.3845	1.3708
April 30, 2003	1.4846	1.4335	1.4585	1.4335
March 31, 2003	1.4907	1.4656	1.4759	1.4693
February 28, 2003	1.5311	1.4871	1.5124	1.4871
January 31, 2003	1.5747	1.5221	1.5410	1.5290

On June 5, 2003, the last trading day prior to the announcement of the Transaction, the Noon Burying Rate for one U.S. dollar expressed in Canadian dollars was Cdn. $1.3401. On July 18, 2003, the Noon Buying Rate for one U.S. dollar expressed in Canadian dollars was Cdn. $1.4114.

INFORMATION CONCERNING FORWARD LOOKING STATEMENTS

This Circular contains forward-looking statements, including within the meaning of Section 27A of the U.S. Securities Act and Section 21E of the U.S. Exchange Act. Words such as “will”, “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, variations of such words and similar expressions are intended to identify these forward-looking statements. Specifically, and without limiting the generality of the foregoing, all statements included in this Circular that address activities, events or developments that Corel expects or anticipates will or may occur in the future, including future capital (including the amount and nature thereof), business strategies and measures to implement those strategies, competitive strengths, goals, expansion and growth of the business and operations, benefits anticipated to be realized from the Transaction, plans and references to the future success of Corel, its subsidiaries and the companies, joint ventures or partnerships in which they have equity investments are forward-looking statements, including, without limitation, those statements contained under the headings “Summary” and “Risk Factors” in this Circular. Actual results could differ materially from those forecasted or projected in the forward-looking statements as a result of certain factors, including those described in “Risk Factors”; general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Corel, its subsidiaries and the companies, joint ventures or partnerships in which they have equity investments; competitive actions by other companies; changes in Laws; and other factors, many of which are beyond the control of Corel and its subsidiaries and the companies, joint ventures or partnerships in which they have equity investments. Also see “Information Concerning Forward Looking Statements” and “Risk Factors” in Corel’s Annual Information Form on Form 10-K filed with the SEC for the fiscal year ended November 30, 2002.

Readers of this Circular are cautioned not to place undue reliance on forward-looking statements contained in this Circular, which reflect the analysis of the management of Corel. There can be no assurance that the actual results or developments anticipated by Corel will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Corel, its subsidiaries and the companies, joint ventures or partnerships in which it has equity investments or any of the business or operations of the above entities. Corel does not undertake any obligation to release publicly the results of any revision to these forward-looking statements which may be made to reflect events or circumstances after the date of this Circular or to reflect the occurrence of unanticipated events.

INFORMATION PROVIDED BY VECTOR

All information in this Circular relating to members of the Vector Group is based solely upon publicly available sources and information provided to Corel by the Vector Group. As such, Corel assumes no responsibility for the accuracy or completeness of that information, nor any omission on the part of the Vector Group to disclose facts or events that may affect the accuracy of any such information. Vector assumes no responsibility for the accuracy or completeness of information contained in this Circular except that which relates solely to members of the Vector Group.

INFORMATION CONCERNING THE MEETING

The Meeting will be held on August 20, 2003 at the Holiday Inn on King, 370 King Street West, Toronto, Ontario, Canada M5V 1J9 at 4:00 p.m. (Toronto time), as set out in the notice of special meeting of Corel Securityholders.

Solicitation of Proxies

This Circular is furnished in connection with the solicitation of proxies by and on behalf of the management of Corel and the Board of Directors for use at the Meeting. The cost of solicitation will be borne by Corel. The solicitation of Corel Securityholders will be made primarily by mail. In addition to the use of the mail, proxies may be solicited from Corel Securityholders personally or by telephone, facsimile or otherwise by directors, officers, employees or other representatives of Corel or the Vector Group or by employees of MacKenzie Partners, Inc., a solicitation agent. Corel will request banks, brokers and other custodians, nominees and intermediaries to forward this Circular and related proxy materials to Corel Securityholders and obtain their voting instructions. Corel will reimburse those firms for their expenses in accordance with applicable securities laws. In addition, Vector has retained MacKenzie Partners, Inc. (“MacKenzie Partners”), 105 Madison Avenue, New York, New York 10016, to assist in soliciting proxies. In connection with MacKenzie Partners’ services, Vector will pay a fee expected not to exceed $50,000, plus out-of-pocket expenses. MacKenzie Partners will employ approximately 40 persons in connection with its solicitation of proxies.

Voting by Proxy

The Forms of Proxy accompanying this Circular confer discretionary authority upon the proxy holder with respect to any amendments or variations to the matters identified in the Notice of Special Meeting and any other matter which may properly come before the Meeting. As at the date of this Circular, management of Corel is not aware of any such amendments or variations, or of any other matter to be presented for action at the Meeting.

If the instructions in a proxy given to management are certain, the securities represented by the proxy will be voted in accordance with those instructions. If a choice is not specified, the securities represented by a proxy given to management will be voted FOR the Arrangement Resolution, FOR the Continuance Resolution and FOR the Rights Plan Resolution.

The Board of Directors unanimously approved the execution and delivery of the Acquisition Agreement and the Transaction, with Derek J. Burney, an officer of Corel, who will continue in that capacity on completion of the Transaction, declaring his interest and refraining from voting. The Board of Directors recommends that Corel Securityholders vote FOR the Arrangement Resolution, that Corel Shareholders vote FOR the Continuance Resolution and the Common Shareholders vote FOR the Rights Plan Resolution.

The individuals named in the enclosed Forms of Proxy are officers and/or directors of Corel. A Corel Securityholder has the right to appoint an individual (who need not be a Corel Securityholder) to represent that securityholder at the Meeting other than the individuals designated in the Forms of Proxy and may exercise that right by inserting the name in full of the desired individual in the blank space provided in the appropriate Form of Proxy and striking out the names now designated.

Corel Securityholders, whether or not planning to attend the Meeting in person, are requested to execute and return the appropriate Form of Proxy in the envelope provided for that purpose. Proxies to be used at the Meeting must be (i) mailed or hand delivered to Corel Corporation, c/o Computershare Trust Company, Attention: Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1, Canada, or (ii) submitted by facsimile: (416) 263-9524 or (iii) received by the Corporate Secretary of Corel at 1600 Carling Avenue, Ontario, Canada K1Z 8R7, each before 5:00 p.m. (Ottawa time) on August 18, 2003 or the last Business Day preceding the date of any adjournment of the Meeting, if applicable, or deposited with the Chair before the commencement of the Meeting.

There are two Forms of Proxy, a white form for use by Registered Corel Shareholders and a green form for use by Voting Convertible Securityholders. If you are not a Registered Corel Shareholder you will not generally receive these Forms of Proxy in respect of your Common Shares (unless you are also a Voting Convertible Securityholder). See “Information Concerning the Meeting—Beneficial Holders of Common Shares”. If you have received the wrong Form of Proxy please contact Computershare Trust Company for the correct Form of Proxy at 100 University Avenue, 9th Floor, Toronto, Ontario, Canada M5J 2Y1 or by facsimile at (416) 263-9524. Enquiries regarding the Forms of Proxy can be made to the Computershare Trust Company AnswerLine at 1-800-564-6253.

Beneficial Holders of Common Shares

The information set out in this section is of significant importance to Common Shareholders who do not hold their Common Shares in their own name.

Only applicable Forms of Proxy deposited by or on behalf of Registered Corel Shareholders or Voting Convertible Securityholders can be recognized and acted upon at the Meeting. However, in many cases, Common Shares are held by a Beneficial Holder and registered either:

(i)	in the name of an intermediary (or a nominee) that the Beneficial Holder deals with in respect of the Common Shares, such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-directed Registered Retirement Savings Plans, Registered Retirement Income Funds, Registered Education Savings Plans or similar plans; or

(ii)	in the name of a clearing agency (such as CDS, in Canada, and The Depository Trust Company, in the United States) of which the intermediary is a participant,

in which case typically those Common Shares will not be registered in the Beneficial Holder’s own name on the records of Corel. Those Common Shares will more likely be registered under the name of the Beneficial Holder’s intermediary or any agent of that intermediary. Common Shares held through intermediaries can only be voted for or against the Arrangement Resolution, the Continuance Resolution and the Rights Plan Resolution at the Meeting by following instructions received from the intermediary through which those shares are held. Without specific instructions from the Beneficial Holder, intermediaries are not able to vote the Beneficial Holder’s

Common Shares. The directors and officers of Corel do not know for whose benefit the Common Shares registered in the name of intermediaries are held.

Applicable securities laws require intermediaries to forward meeting materials and seek voting instructions from Beneficial Holders in advance of meetings. Intermediaries typically have their own mailing procedures and provide their own return instructions, which should be carefully followed by Beneficial Holders in order to ensure that their Common Shares are voted at the Meeting. Typically, intermediaries will use service companies to forward the meeting materials and voting instructions to Beneficial Holders. Beneficial Holders will generally either be provided with:

(i)	a form of proxy which has already been signed by the intermediary (typically by facsimile stamped signature), which is restricted as to the number of securities beneficially owned by the Beneficial Holder, but which is otherwise not completed by the intermediary. In this case, the Beneficial Holder who wishes to submit a proxy in respect of beneficially owned Common Shares should properly complete the remainder of this form of proxy and, unless otherwise instructed by the intermediary, return it to Computershare Trust Company, Attention: Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, Canada M5J 2Y1 or submitted by facsimile: (416) 263-9524; or

(ii)	more typically, a voting instruction form, which must be completed and signed by the Beneficial Holder (or, if applicable, such other means as set out in the form) in accordance with the directions on the voting instruction form.

The purpose of these procedures is to permit Beneficial Holders to direct the voting of the Common Shares they beneficially own. Should a Beneficial Holder who receives either a form of proxy or voting instruction form from an intermediary wish to attend and vote at the Meeting in person (or have another individual attend and vote in person on behalf of the Beneficial Holder), the Beneficial Holder should strike out the names of the individual named in the form of proxy and insert the Beneficial Holder’s (or such other individual’s) name in the blank space provided or, in the case of a voting instruction form, contact their intermediary. A Beneficial Holder should carefully follow the instructions of their intermediary and/or their intermediary’s service company.

Revocation of Proxies

A Registered Corel Shareholder or Voting Convertible Securityholder executing the applicable enclosed Form of Proxy has the power to revoke it by instrument in writing executed by that Person or an attorney authorized in writing or, where the Registered Corel Shareholder or Voting Convertible Securityholder is a corporation, by a duly authorized officer or attorney of the corporation. The instrument of revocation must be delivered to Corel Corporation c/o Computershare Trust Company, 100 University Avenue, 9th Floor, Toronto, Ontario, Canada M5J 2Y1, Attention: Proxy Department or submitted by facsimile: (416) 263-9524 any time up to and including 5:00 p.m. (Ottawa time) on the last Business Day preceding the date of the Meeting or to the Chair on the day of the Meeting before any vote in respect of which the proxy is to be used shall have been taken.

Dissenting Shareholders’ Rights

Pursuant to the provisions of the Interim Order, Registered Corel Shareholders have the right to dissent with respect to the Arrangement Resolution and the Continuance Resolution. If the Continuance or the Arrangement becomes effective, a Registered Corel Shareholder who dissents and is ultimately determined to be entitled to be paid the fair value of the Common Shares held will be deemed to have dealt with those Common Shares as described in the Plan of Arrangement, in consideration for a payment in cash equal to the fair value per Common Share held. There can be no assurance that a Dissenting Shareholder will ultimately be entitled to receive an amount in excess of the $1.05 per share payable under the Arrangement. If the Continuance or the Arrangement becomes effective and a Dissenting Shareholder is ultimately determined, for any reason, not to be entitled to be paid fair value of the Common Shares held, that Dissenting Shareholder will be deemed to have participated in the Arrangement on the same basis as a non-dissenting Corel Shareholder. The Dissent Rights are described in this Circular and in the Plan of Arrangement, which is attached as Appendix B to the Circular.

The Dissent Procedures require that a Registered Corel Shareholder who wishes to dissent must deliver a Dissent Notice to Corel, c/o Computershare Trust Company, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1, Canada or submit it by facsimile to (416) 263-9524, in either case not later than 5:00 p.m. (Ottawa time) on August 18, 2003. It is important that Registered Corel Shareholders strictly comply with this requirement in order to take advantage of their Dissent Rights. A Beneficial Holder will not be entitled to exercise its rights of dissent unless the Common Shares it beneficially owns are re-registered in the name of that Beneficial Holder. Convertible Securityholders are not entitled to Dissent Rights. A Convertible Securityholder may exercise, convert or exchange a Convertible Security and then exercise Dissent Rights in respect of the Common Shares received upon exercise, conversion or exchange, provided, however, that holder complies with the Dissent Procedures not later than the deadline described above. It is important that Registered Corel Shareholders strictly comply with this requirement, which is different from the statutory dissent provisions of the CBCA and the OBCA that permit a Dissent Notice to be sent prior to or at the Meeting. Failure to comply strictly with the Dissent Procedures may result in the loss or unavailability of any right of dissent. See “Dissenting Shareholders’ Rights”.

Procedures for Receiving Payment

Common Shareholders

Enclosed with this circular delivered to Registered Corel Shareholders is a Letter of Transmittal printed on blue paper. The Letter of Transmittal when properly completed and duly executed and returned to the Depositary, together with a certificate or certificates for Common Shares and all other required documents, will enable each Common Shareholder to obtain a cheque in an amount representing $1.05 multiplied by the number of Common Shares held by the Common Shareholder, to which the Common Shareholder is entitled under the Arrangement. See “Transaction Mechanics”.

Common Shareholders who do not forward to the Depositary properly completed Letters of Transmittal and certificates for Common Shares and all other required documents will not receive the cheques for the amount to which they are otherwise entitled until proper delivery is made.

Any use of the mail to transmit a share certificate and a related Letter of Transmittal is at the risk of the Common Shareholder. If these documents are mailed, it is recommended that registered mail, with (if available) return receipt requested, properly insured, be used. If any of the Arrangement Resolution, the Continuance Resolution or the Rights Plan Resolution is not adopted at the Meeting or if the Arrangement is not otherwise completed, the share certificates received by the Depositary will be returned to the appropriate Common Shareholders.

A cheque representing the amount payable to a former holder of Common Shares who has complied with the procedures set out above will, as soon as practicable after the receipt of all required documents: (i) be forwarded to the holder at the address specified in the Letter of Transmittal by insured first class mail; or (ii) be made available at the offices of Computershare Trust Company at 100 University Avenue, 9th Floor, Toronto, Ontario, Canada, M5J 2Y1 for pick up by the holder as requested by the holder, in the Letter of Transmittal.

Where a share certificate has been destroyed, lost or mislaid, the registered holder of that share certificate should immediately complete the Letter of Transmittal as fully as possible and return it together with a letter describing the loss, to the Depositary in accordance with instructions in the Letter of Transmittal. The Depositary has been instructed to respond with replacement share certificate requirements, which are also set out in Section 4.3 of the Plan of Arrangement.

Common Shareholders whose Common Shares are registered in the name of a broker, investment dealer, bank, trust company or other intermediary should contact that intermediary for instructions and assistance in delivering share certificates representing those Common Shares. See “Information Concerning the Meeting—Beneficial Holders of Common Shares”.

Convertible Securityholders

Enclosed with this Circular delivered to Convertible Securityholders is a Letter of Transmittal printed on yellow paper. The Letter of Transmittal, when properly completed and duly executed and returned to the Depositary, together with all other required documents, will enable each Convertible Securityholder holding Convertible Securities to receive cash in an amount equal to the amount by which $1.05 exceeds the amount payable on the exercise, conversion or exchange of the Convertible Security into one Common Share (with any Canadian dollar amount payable being converted into U.S. dollars using the exchange rate of $1.00 = Cdn. $1.4114, being the Noon Buying Rate on July 18, 2003), multiplied by the number of Common Shares issuable upon the exercise, conversion or exchange of the Convertible Securities held by the Convertible Securityholder. A Convertible Securityholder may also elect to exercise, convert or exchange the Convertible Securities and receive Common Shares which can be delivered as described above. All Convertible Securities will be terminated at the Effective Time; after that time, a Convertible Securityholder will not be able to exercise, convert or exchange the Convertible Security but can only use the Letter of Transmittal to elect to receive cash payment.

Convertible Securityholders will not receive the cash amounts or Common Shares to which they are otherwise entitled until proper delivery is made to Corel of a properly completed Letter of Transmittal. Convertible Securityholders who elect to exercise, convert or exchange their Convertible Securities should contact Joel Price, Vice President, Finance and Interim Chief Financial Officer of Corel, (613) 728-8200, joel.price@corel.com regarding the manner in which they may do so and will be required to complete and deliver any forms required by the terms of the Convertible Security, as well as to enclose payment in respect of any amounts payable upon the exercise, conversion or exchange.

Any use of the mail to transmit a Letter of Transmittal is at the risk of the Convertible Securityholder. If these documents are mailed, it is recommended that registered mail, with (if available) return receipt requested, properly insured, be used.

A Convertible Securityholder who has complied with the procedures set out above and elected to receive a cash payment will, as soon as practicable after the receipt of all required documents: (i) be forwarded a cheque as payment in respect of those Convertible Securities at the address specified in the Letter of Transmittal by first class mail; or (ii) the cheque will be made available at the offices of Computershare at 100 University Avenue, 11th Floor, Toronto, Ontario, Canada, M5J 2Y1 for pick up by the Convertible Securityholder as requested by the holder in the Letter of Transmittal.

Outstanding Corel Securities and Quorum

As at July 18, 2003 there were outstanding: (i) 92,988,938 Common Shares that are entitled to be voted at the Meeting; (ii) 22,890,000 Series A Shares held by Vector CC Holdings, SRL, an affiliate of Vector, that are entitled to be voted separately as a class at the Meeting and which Vector has agreed to vote for the Arrangement Resolution and the Continuance Resolution; and (iii) Voting Convertible Securities entitling holders to acquire not more than 4,665,119 Common Shares. In order for the Meeting to be properly constituted, the Interim Order requires a quorum of at least two persons present in person or by proxy, together holding or representing by proxy not less than 33 1/3% of the outstanding Common Shares and Voting Convertible Securities issued or issuable upon exercise, conversion or exchange of Voting Convertible Securities. If a quorum is not present, the meeting may be adjourned to a later date and time and, subject to compliance with any applicable regulatory, stock exchange or similar requirements, the persons present at the resumed Meeting will constitute a quorum for the Meeting.

Record Date and Entitlement to Vote

Each Person who is a Corel Shareholder of record or who is a holder of Voting Convertible Securities at the close of business on the Record Date for the Meeting, as established pursuant to the provisions of the CBCA and the Interim Order, will be entitled to attend in person or appoint a proxy nominee to attend the Meeting. At the Meeting on a show of hands and on a poll, each such Person will be entitled to, in the case of Corel Shareholders, one vote for each Common Share or Series A Share held on the Record Date, and, in the case of a Voting

Convertible Securityholder, one vote for each Common Share that may be acquired upon exercise, conversion or exchange of all of the Voting Convertible Securities held by that holder.

Pursuant to the Interim Order, in the event that a holder has transferred any Common Shares after the Record Date or a holder is issued Common Shares upon exercise, conversion or exchange of Series A Shares or Convertible Securities (in each case, the holder is referred to as a “transferee”) and the transferee establishes ownership of the Common Shares and demands not later than close of business on August 18, 2003, to be included in the list of Corel Securityholders entitled to vote at the Meeting, the transferee will be entitled to vote those Common Shares at the Meeting.

Principal Holders

To the knowledge of the directors and senior officers of Corel, as at July 18, 2003, no Person beneficially owns, directly or indirectly, or exercises control or direction over, directly or indirectly, more than 10% of the Common Shares, Series A Shares or Voting Convertible Securities except Vector CC Holdings, SRL, an affiliate of Vector, which holds 22,890,000 Series A Shares representing all of the outstanding Series A Shares and approximately 19.75% of all outstanding Common Shares, assuming conversion of the Series A Shares. See “The Transaction—Corel Securityholder Approval and the Meeting”.

Required Approvals

The Arrangement Resolution must be approved: (i) pursuant to the Interim Order, by greater than 66 2/3% of the votes cast by Common Shareholders and Voting Convertible Securityholders, voting together as a single class, and greater than 66 2/3% of the votes cast by Series A Shareholders voting as a class, in each case in person or by proxy at the Meeting; and (ii) pursuant to Rule 61-501 and Policy Q-27, by at least a majority of the votes cast by Minority Shareholders, in person or by proxy at the Meeting. The Continuance Resolution must be approved by not less than 66 2/3% of the votes cast by Common Shareholders and Series A Shareholders, voting together as a single class, in person or by proxy at the Meeting. The Rights Plan Resolution must be approved by not less than a majority of the votes cast by Common Shareholders who are Independent Shareholders in person or by proxy at the Meeting.

Adjournment of the Meeting

The Interim Order provides that if the required quorum of holders of 33 1/3% of the Common Shares and the Voting Convertible Securities representing not less than 33 1/3% of the votes attached thereto is not present in person or by proxy at the time of the Meeting on August 20, 2003, the Meeting will be adjourned to a later date and time no later than ten days after August 20, 2003 and, subject to compliance with applicable securities laws, the persons present at the resumed Meeting will constitute a quorum for the Meeting. In addition, under the Interim Order, notwithstanding the provisions of the CBCA and OBCA and the by-laws of Corel, the Board of Directors by resolution is entitled to adjourn or postpone the Meeting on one or more occasions without the necessity of first convening the Meeting or first obtaining any vote of Corel Securityholders respecting the adjournment or postponement. Notice of any such adjournment may be given by press release, newspaper advertisement, or by notice sent to the Corel Securityholders by one of the methods specified in the Interim Order, as determined to be the most appropriate method of communications by the Board of Directors of Corel.

THE TRANSACTION

General

The Board of Directors unanimously approved the execution and delivery of the Acquisition Agreement and completion of the Transaction, with Derek Burney, an officer of Corel who will continue in that capacity on completion of the Transaction, declaring his interest and refraining from voting. The Acquisition Agreement provides that the Vector Group will become the owner of all of the shares of Corel pursuant to the Arrangement.

Common Shareholders will receive an amount of $1.05 for each Common Share held; and Convertible Securityholders will be entitled to elect to either (1) receive a cash amount from Corel equal to the excess of $1.05 over any amount payable in connection with the exercise, conversion or exchange of the Convertible Security into one Common Share (with any Canadian dollar amount payable being converted into U.S. dollars at the exchange rate of $1.00 = Cdn. $1.4114, being the Noon Buying Rate on July 18, 2003), multiplied by the number of shares subject to the Convertible Security which could be exercised at the Meeting or (2) convert their Convertible Securities into Common Shares no later than two Business Days following the Meeting; and all unexercised Convertible Securities will be cancelled upon the Arrangement becoming effective.

Registered Corel Shareholders who properly exercise their Dissent Rights will be entitled to be paid the fair value of their Common Shares. See “Information Concerning the Meeting—Dissenting Shareholders’ Rights”.

Background

On December 10, 2002, Derek Burney, President and Chief Executive Officer of Corel, made a presentation in San Francisco to a meeting of institutional investors as part of Corel’s ongoing efforts to develop a broader institutional following. In attendance at this meeting was a representative of Vector Capital Corporation. Following the meeting, Alex Slusky, Co-President of Vector Capital Corporation, contacted Mr. Burney and indicated Vector’s interest in exploring a potential transaction with Corel. Subsequent to that contact, Mr. Burney agreed to meet with Mr. Slusky on January 4, 2003, to further discuss Vector’s interest and intentions with respect to Corel. Following that meeting, Mr. Burney reported Vector’s interest in acquiring Corel to James Baillie, Chair of the Corporation. Mr. Burney also reported that Vector was contemplating the purchase of the Series A Shares from Microsoft Licensing, Inc. Mr. Baillie, in turn, reported this interest to the Board of Directors.

Subsequently, Vector requested that Corel provide Vector with confidential information with respect to Corel under the terms of a non-disclosure agreement and requested a meeting at Corel’s offices in Ottawa. Corel responded to Vector that any non-disclosure agreement would need to include customary standstill obligations on the part of Vector. Vector declined to enter into a standstill arrangement and as a result, no non-disclosure agreement was entered into at that time.

On January 20, 2003, the Board of Directors held a meeting at which the Vector approach and appropriate responses by Corel were considered. The Board of Directors noted the interest of Mr. Burney as an officer and employee of Corel, and as a party to an employment agreement which includes provisions relating to a change of control of Corel. The Board of Directors also noted that all other directors were independent with respect to any transaction with Vector. It was agreed by the Board of Directors that Mr. Burney would be permitted to participate in the Board of Directors’ discussions and deliberations with respect to any Vector proposal except where otherwise directed by the Board of Directors at or prior to any meeting.

On January 22, 2003, representatives of Vector were received by Corel management in Ottawa and Corel reviewed with Vector non-confidential information in accordance with Corel’s normal practice of responding to parties legitimately wishing to explore a relationship with Corel. On January 26, 2003, Mr. Baillie contacted CIBC World Markets to obtain advice with respect to a strategy for responding to Vector and to obtain a preliminary view as to the value of Corel. On January 27, 2003, the Board of Directors met to consider further the Vector approach. Mr. Baillie agreed to serve on behalf of the Board of Directors as the contact person with Vector in light of Mr. Burney’s dual role as an officer and employee and as a director, and David Galloway, a director, agreed to serve in that capacity during Mr. Baillie’s planned absence on an international trip from February 16 to March 12, 2003. On January 29, 2003, Corel engaged the services of CIBC World Markets as its financial advisor and subsequently entered into a formal engagement letter dated February 17, 2003, but effective as of January 29, 2003. On January 29, 2003, CIBC World Markets provided to Messrs. Baillie and Burney a written presentation containing a preliminary financial analysis relating to the Corporation and a preliminary list of potential partners for Corel, which presentation was delivered to the other directors of Corel.

On January 30, 2003, Messrs. Baillie and Burney met with representatives of Vector in Toronto. At that meeting, Vector reported that its discussions with Microsoft Corporation were well progressed. Corel’s representatives acknowledged that there was no legal or contractual impediment to Vector purchasing such number of Series A Shares as would result in Vector acquiring less than 20% of Corel’s issued shares, after giving effect to a conversion of all issued Series A Shares to Common Shares.

On February 27, 2003, at the request of Vector, and in the absence from the country of Mr. Baillie, Mr. Galloway and Mr. Burney met with Mr. Slusky of Vector, in Cincinnati. At that meeting, Vector indicated that it would be prepared to make an offer in the range of $1.00 to $1.15 per share for all of the outstanding Common Shares. After some discussion, Vector raised its offer range to $1.05 to $1.15 per share, with the offer price to be determined within that range following due diligence by Vector and taking into consideration the Corporation’s expected rate of cash expenditures. Vector also reported to Messrs. Galloway and Burney that it was continuing its discussions with Microsoft Corporation with a view to purchasing the Series A Shares held by Microsoft Licensing, Inc. In the meeting, Vector requested that the Board of Directors agree to support a Vector proposal and grant Vector an exclusive due diligence period, before Vector committed to purchase the Series A Shares. Vector continued to resist a standstill arrangement. Vector also requested that the Corporation’s annual and special meeting scheduled for April 9, 2003 be postponed.

Messrs. Galloway and Burney reported on their meeting with Vector to a meeting of the Board of Directors held on February 28, 2003, at which CIBC World Markets was also in attendance. CIBC World Markets advised that an agreement to support a Vector proposal would be premature and also recommended that no exclusivity be granted to Vector. It also recommended that the Corporation instruct CIBC World Markets to commence the process of identifying other potential bidders. It was noted that, based on the closing price of Corel’s Common Shares on February 27, 2003 of $0.77 per share, a Vector offer in the range of $1.10 to $1.15 per share would reflect a premium of more than 40%. The Board of Directors considered in detail a number of aspects of a Vector proposal including the range of value identified by Vector, the timing of a sale of the Corporation in light of its prospects, current depressed values for the shares of technology corporations, and the opportunity for liquidity and for a premium over market price which might be afforded to shareholders. The Board of Directors instructed Messrs. Galloway and Burney to contact Vector and communicate the issues discussed by the Board of Directors and to indicate that the Board of Directors would be prepared to permit Vector to commence due diligence on a non-exclusive basis if Vector entered into a non-disclosure agreement with standstill provisions, and that if, following due diligence, a cash offer of $1.10 per share or higher was made, the Board of Directors would be prepared to submit such an offer to the shareholders of Corel without a recommendation from the Board of Directors. The Board of Directors instructed Mr. Galloway to engage a law firm to act as independent counsel to the Board of Directors and also instructed the Corporation’s counsel to negotiate the terms of a non-disclosure and standstill agreement between the Corporation and Vector. Finally, the Board instructed CIBC World Markets to commence the process of identifying other possible bidders, arranging for the creation of a data room, and preparing such other confidential information as would be needed to support a broad based review of strategic alternatives.

On March 4, 2003, the Board of Directors met to develop a strategy for responding to the Vector approach. The Board of Directors reviewed the price range of $1.10 to $1.15 per share being proposed by Vector based upon Corel having cash at closing of $75 million, and considered whether it would support a Vector proposal within an agreed price range, following receipt of advice from its financial and legal advisors and a fairness opinion. The meeting also noted that if Vector purchased Series A Shares from Microsoft Licensing, Inc., that holding could be used as an impediment to other bids, but that there was no legal or contractual impediment to Vector making such purchase. The Board of Directors determined to proceed, through Mr. Galloway and, with the assistance of counsel, to negotiate a non-disclosure and standstill agreement with Vector to include provisions limiting the exercise by Vector of rights attaching to any Series A Shares it might acquire and reserving the right of the Board of Directors to support a higher bid, in consideration for permitting Vector to pursue a supported bid at $1.10 per share or higher. This approach was reflected in the definitive non-disclosure and standstill agreement which Corel settled with Vector on May 6, 2003 with the assistance of McCarthy Tétrault LLP, the Corporation’s counsel, and Osler Hoskin & Harcourt LLP, who were retained on March 1, 2003 as special counsel to the Board of Directors.

In the evening of March 7, 2003, and prior to the signing of any agreement between Vector and Corel, Vector’s counsel reported to the Corporation’s counsel that Vector CC Holdings, L.L.C., an Affiliate of Vector (“Vector Holdings”) had entered into a purchase agreement made as of March 7, 2003 with Microsoft Licensing, Inc. pursuant to which Vector Holdings had agreed to purchase 22,890,000 Series A Shares of the Corporation from Microsoft Licensing, Inc. at a purchase price of $0.5625 per share. Vector subsequently completed the purchase of the Series A Shares on March 24, 2003.

On March 9, 2003, the Board of Directors met to receive a report from Mr. Galloway on his negotiations with respect to the terms of the non-disclosure and standstill agreement as negotiated with Vector through March 6, 2003. Mr. Galloway also reported at the meeting on the purchase by Vector of the Series A Shares from Microsoft Licensing, Inc. The Board of Directors instructed Mr. Galloway to advise Vector that the Corporation remained willing to enter into a non-disclosure and standstill agreement on the terms earlier negotiated, including provisions limiting the exercise by Vector of rights attaching to the Series A Shares it was acquiring from Microsoft Licensing, Inc. and reserving the right of the Board of Directors to support a higher bid, in consideration for permitting Vector to pursue a supported bid at a price equal to or greater than $1.10 per share. On March 11, 2003, Vector reiterated its position, in the context of the other terms of the Agreement, that it would not accept restrictions on its right to vote its Series A Shares.

On March 12, 2003, the Corporation and Vector resumed negotiations with respect to a non-disclosure and standstill agreement with amendments to reflect the acquisition by Vector of the Series A Shares. On March 13, 2003, Vector advised Mr. Galloway that it was prepared to commence a takeover bid at $0.90 per share, but would consider making a higher offer if given access to confidential information. Mr. Galloway undertook to Vector to submit to the Board of Directors for consideration Vector’s proposal for an offer at $1.10 per share with support from a majority of the directors, subject to receipt of a fairness opinion, as well as an offer at $1.00 per share without any requirement for Board of Directors’ support.

On March 15, 2003, the Board of Directors met to receive Mr. Galloway’s report on his discussions with Vector. Representatives of CIBC World Markets commented upon an offer at a price of $1.10 per share and also reported on other potential strategic and financial bidders. Mr. Burney provided an update as to the expected financial results of the Corporation for the first quarter ended February 28, 2003. The Board of Directors agreed to meet again on March 18, 2003 to consider the entering into of a non-disclosure and standstill agreement with a provision requiring support by a majority of the directors for a Vector offer at $1.10 per share and with provisions limiting the right of Vector to use its holding of Series A Shares to block a competing proposal.

At its meeting on March 18, 2003, the Board of Directors reviewed a memo from the Corporation’s counsel summarizing the terms of the proposed non-disclosure and standstill agreement. Counsel also advised the meeting that the entering into of the agreement would be required to be publicly reported by the Corporation as a material change in light of the provision requiring support by a majority of the directors for an offer from Vector at $1.10 per share. CIBC World Markets indicated that the contemplated minimum price required for a competing proposal which Vector would be obliged to support, would assist in efforts to solicit a competing proposal above the Vector offer price. The Board of Directors unanimously approved the entering into by the Corporation of the agreement. Each director also indicated his or her then current intention with respect to expressing support for an offer at $1.10 per share which Vector might subsequently determine to make.

Corel and Vector signed the Non-Disclosure Agreement on March 24, 2003 and issued a joint press release announcing the signing and the engagement by Corel of CIBC World Markets to assess strategic alternatives for Corel. In the press release, Corel stated that the Board of Directors had agreed, subject to certain conditions, that it would recommend that shareholders support a Vector proposal for which Corel and Vector might enter into a definitive agreement for the acquisition by Vector of the issued Common Shares at a price equal to or greater than $1.10 per share. Corel further stated the Board of Directors support for a Vector transaction would be subject to the fiduciary right of the Board of Directors to consider and support at any time a superior proposal and to the Board of Directors’ receiving an opinion that the consideration to be received from Vector was fair from a financial point of view to the holders of Common Shares. As provided in the Non-Disclosure Agreement, the press release also reported that Vector had agreed to not oppose a competing proposal that provided for payment to Vector of at least $1.25 per Series A Share and for payment to the holders of Common Shares of at least 105% of Vector’s best offer. Finally, it was reported that the Non-Disclosure Agreement also prohibited Vector from making a formal take-over bid at a price below $1.00 per share during the following six month period. The Non-Disclosure Agreement also provided for the reimbursement of Vector’s expenses up to an amount of $300,000 if Vector made an offer at not less than $1.10 per share and up to an amount of $500,000 if Corel and Vector commenced negotiations for a definitive agreement with respect to such offer, or Corel entered into a definitive agreement for a sale transaction with any other person within six months and completed such transaction. Mr. Baillie stated in the press release that Vector had approached Corel indicating an interest in investigating an offer for all of Corel’s shares at a significant premium and that the Board of Directors believed that such an offer should be placed before Corel’s shareholders for their consideration. He noted that if no offer emerged, Corel would continue with its business strategy.

Following the entering into of the Non-Disclosure Agreement, Corel established a data room and Vector commenced a non-exclusive due diligence inquiry for a 30-day period. Contemporaneously, CIBC World Markets contacted other potential bidders with a view to soliciting expressions of interest and assisting their participation in due diligence inquiries.

At Corel’s annual meeting of shareholders on April 9, 2003, Mr. Baillie expressed on behalf of the Board of Directors, the fiduciary duty of the Board of Directors not to impede a fair offer which might be made to Corel’s shareholders. He reminded shareholders that Corel had not initiated the discussions with Vector, but once approached the Board of Directors had a responsibility to respond to Vector and to attempt to identify a transaction that would be fair to Corel’s shareholders.

Vector conducted an extensive due diligence inquiry commencing March 24, 2003 and, on April 23, 2003, Vector requested an extension from Corel of the 30-day non-exclusive due diligence period. On April 23, 2003, Corel and Vector entered into an amendment to the Non-Disclosure Agreement and issued a press release announcing that the non-exclusive due diligence period had been extended to May 5, 2003.

CIBC World Markets prepared a package of confidential information, forecasts and a management presentation to help other interested parties assess the merits of a transaction involving Corel. Discussions were held with more than 40 parties with the potential to propose a competing transaction including parties suggested by Corel as potentially having strategic interest in Corel, competitors of Corel that might see some synergy potential in a combination, parties interested only in selected assets of Corel, and other financial parties similar to Vector. Only five parties other than Vector signed a non-disclosure and standstill agreement, substantially on the same terms as the Non-Disclosure Agreement, to obtain confidential information on Corel to assist in formulating a transaction proposal. Only one other party was willing to send a team into Corel’s data room in Ottawa and to meet with management to actively discuss a possible transaction; however, no definitive proposal was forthcoming from this party following its due diligence investigation and meetings.

On April 24, 2003, Microsoft Licensing, Inc. sold the remaining 1,110,000 Series A Shares held by it and these shares were converted to Common Shares, leaving Vector Holdings as the holder of all of the issued Series A Shares.

On April 24, 2003, at the request of Vector, Messrs. Baillie and Galloway and representatives of CIBC World Markets met in Toronto with representatives of Vector. At that meeting, Vector made a presentation derived from its due diligence review of Corel intended to demonstrate a range of value for the Common Shares of between $0.88 and $0.99 per share with a mid-point of $0.94, and indicated its willingness to make a proposal for a transaction at a range of from $1.00 to $1.03 per share if supported by the Board of Directors. Messrs. Baillie and Galloway advised Vector that the Board of Directors would not support an offer below $1.10 per share. The Board of Directors met on April 29, 2003 to receive the report of Messrs. Baillie and Galloway.

On May 2, 2003, Corel announced that it had been served with a complaint filed in the Supreme Court of the State of New York, Nassau County, by an alleged shareholder, individually and on behalf of a purported class of shareholders, claiming unspecified compensatory damages and injunctive relief arising from the potential purchase of Corel by Vector. The complaint also named the members of the Board of Directors and Vector as defendants. The complaint alleges that the defendants breached their duties to take steps to ensure that the shareholders of Corel received maximum value for their Common Shares in a change of control transaction.

On May 2, 2003, Vector submitted to the Board of Directors, through CIBC World Markets, a letter dated May 2, 2003 and a term sheet outlining a non-binding offer by Vector to acquire all of the common shares of Corel at a price of $1.01 per share, subject to the additional conditions set out in the term sheet, including a requirement for Corel to have cash of $74 million, less certain permitted expenses, at closing, a termination fee of $4 million, full reimbursement of Vector’s expenses, and an exclusive dealing period with Vector for 14 days for the negotiation of a definitive agreement. Vector noted that this price represented a 37% premium to the closing share price of $0.74 per share on Nasdaq on March 21, 2003, being the last trading day prior to the announcement of the Non-Disclosure Agreement. The offer also required that at least two-thirds of the directors of Corel would support it and that no director would oppose it. This offer was not an offer permitted under the Non-Disclosure Agreement during the Vector non-exclusive period.

The Board of Directors met on May 3, 2003 to consider the Vector offer of May 2, 2003 and determined that the offer was not acceptable and instructed CIBC World Markets to advise Vector that the Board of Directors required an offer at a price of $1.10 per share. By its terms, the offer expired on May 5, 2003. On May 6, 2003, Corel announced that the non-exclusive due diligence period for Vector under the Non-Disclosure Agreement had expired, and that Corel and Vector were continuing their discussions regarding a potential transaction.

On May 5, 2003, Vector submitted to the Board of Directors, through CIBC World Markets, a further non-binding offer and term sheet, at a price of $1.06 per share, open for acceptance until May 7, 2003, and again providing for an exclusive dealing period with Vector for 14 days for the negotiation of a definitive agreement. The conditions of the offer included a requirement for Corel to have cash at closing of $72 million, less certain permitted expenses, a termination fee of $2 million, and full reimbursement of Vector’s expenses if a definitive agreement was signed and reimbursement of Vector’s expenses up to $750,000 if no definitive agreement was signed. In addition, Vector sought to impose a limit on Corel’s expenditure for customary insurance for directors and officers with respect to claims made after a change of control event arising from acts occurring prior to the change of control (“D&O run-off insurance”), namely, the amount of any refund of premium relating to Corel’s current directors’ and officers’ insurance policy, estimated by Corel to be approximately $800,000. The offer also required that a majority of the directors of Corel would support it. The Board of Directors met on May 6, 2003 to consider Vector’s offer. Mr. Galloway reported to the meeting on his discussions with Vector on May 5, 2003 in which Vector expressed its unwillingness to increase its offer in light of its assessment of Corel’s budgeted revenues, Corel’s lower actual revenues for the first quarter and Corel’s expected revenues for the second quarter of fiscal 2003. The meeting reviewed at length the terms of Vector’s offer and adjourned to May 7, 2003.

On May 5, 2003, Corel received from its insurance brokers an indication that the premium for customary run-off D&O insurance at its current coverage level of $51 million could be expected to be at least $4.2 million, being 200% of its annual premium for its current D&O insurance policy.

On May 7, 2003, Vector, through its counsel, submitted to the Board of Directors, a further non-binding offer and term sheet, at a price of $1.06 per share open for acceptance on that date and otherwise substantially on the same terms as its May 5, 2003 offer. At its resumed meeting on May 7, 2003, the Board of Directors, further reviewed the terms of Vector’s offer and determined that it was unacceptable.

On May 8, 2003, James Hopkins resigned as a director of Corel. As Chairman and Chief Executive Officer and a shareholder of Micrografx, Inc., upon the acquisition of Micrografx, Inc. by Corel, Mr. Hopkins had become the holder of a substantial number of Common Shares. He informed the Board of Directors that other former holders of stock of Micrografx holding, individually, even larger numbers of Corel shares, would likely be divided as to the merits of the proposed offer. He felt uncomfortable participating as a member of the Board of Directors in these circumstances. For this and related reasons, he had reluctantly concluded that he should submit his resignation.

On May 8, 2003, Corel received a premium estimate of approximately $5.3 million for run-off D&O insurance at its current coverage level of $50 million.

On May 9, 2003, the Board of Directors met to consider the status of negotiations with Vector including Vector’s withdrawal after May 7, 2003 of its price of $1.06 per share, Vector’s intention to explore the availability of D&O run-off insurance for a lesser premium and its further analysis of Corel’s expected cash at closing.

On May 12, 2003, the Board of Directors met to review the status of Vector’s conditions including those with respect to Corel’s cash at closing and Vector’s limitations on Corel’s expenditure for D&O run-off insurance. The Board of Directors also expressed its strong preference to enter into a definitive agreement rather than a non-binding term sheet with a Vector exclusive dealing provision. The Board of Directors also considered a reduction in run-off insurance coverage from the current directors’ and officers’ insurance coverage level of $50 million to a level of $25 million to facilitate the completion of a transaction with Vector.

On May 17, 2003, Vector submitted a non-binding term sheet indicating its willingness to proceed to negotiate a definitive agreement for a transaction at a price of $1.05 per share and providing for a Corel closing cash balance of $68 million, less permitted expenses, a closing working capital decrease of not more than $2 million from April 30, 2003, and the purchase of D&O run-off insurance at a coverage level of $25 million, reduced from the current directors’ and officers’ insurance coverage level of $51 million, and for a premium not to exceed $3.5 million.

On May 20, 2003, the Board of Directors met to review the terms of Vector’s term sheet, including price, Corel minimum cash at closing, the requirement of Vector with respect to a revised operating plan for Corel between signing and closing, D&O run-off insurance, the events for which a termination fee would be payable, and reimbursement of Vector’s expenses.

On May 22, 2003, Vector submitted a form of offer, intended to be legally binding and open for acceptance on that date, on terms substantially similar to those earlier proposed but with pricing to be negotiated.

On May 22, 2003, the Board of Directors met to receive a report from Mr. Baillie on the status of negotiations with Vector and an approach from another potential non-financial bidder. That bidder ultimately expressed an interest in only one component of a Corel product and not in a transaction to acquire Corel. Mr. Burney provided an update on the Corporation’s operations. The meeting directed that ongoing discussions with Vector should be carried out with a view to settling a definitive agreement and not with a view to signing a non-binding term sheet containing an obligation of Corel to deal exclusively with Vector.

On May 23, 2003, Vector submitted a draft acquisition agreement with pricing to be negotiated. Vector also requested that Corel bear the cost to Vector of proceeding to the stage of negotiating a definitive agreement.

The Board of Directors expressed reluctance with respect to the level of assistance requested by Vector but concluded, in part as a result of Vector’s presentation as to value made to Corel’s representatives on April 24, 2003, that the information and analyses developed by Vector and its advisors with respect to the Corporation would be of ongoing value to Corel if a transaction was not concluded with Vector. On May 25, 2003, Corel and

Vector entered into an agreement pursuant to which Corel agreed to purchase certain due diligence reports prepared by and for Vector for a purchase price of $500,000 and Corel made payment of the purchase price on May 27, 2003.

On May 27, 2003, Corel and Vector commenced negotiations for a definitive purchase agreement and those negotiations continued until June 6, 2003.

At a meeting of the Board of Directors on May 29, 2003, CIBC World Markets made an extensive presentation with respect to the transaction process to date and provided a financial review of Corel including a value analysis. As it had reported to earlier meetings of the Board of Directors throughout the process, CIBC World Markets noted that despite active and repeated efforts by CIBC World Markets to engage parties in a wide range of transaction alternatives, no party had indicated any interest in pursuing a transaction that would be competitive to the transaction with Vector.

The meeting also received a report on the level of run-off D&O insurance expected to be available at a premium level of $3.5 million, and an update on the level of interest of the additional bidder identified on May 22, 2003. Mr. Burney provided a review of operations. The meeting also considered in detail the proposed provisions relating to payment of termination fees and expenses by Corel to Vector, and a draft pre-closing operating plan proposed by Vector, and the meeting reviewed the terms of a draft acquisition agreement received from Vector on May 28, 2003. Prior and subsequent to this meeting, representatives of Corel and CIBC World Markets and representatives of Vector engaged in extensive negotiations with respect to the circumstances in which the termination fee and Vector’s expenses would be paid by Corel.

On June 5, 2003, in light of an increase in the trading price of the Common Shares to $1.25 during regular trading hours, Corel issued a press release stating that it continued to be in discussions with Vector with respect to a potential transaction and that there was a high likelihood that Corel would shortly enter into a definitive agreement at a price per share below the $1.10 price reported on March 24, 2003, and which the Board of Directors would recommend that shareholders approve.

On June 5, 2003, the Corporation received a quote for run-off D&O insurance coverage of $25 million for a premium of $3.5 million.

On the morning of June 6, 2003, the Board of Directors met to consider the terms of a definitive agreement between Corel and Vector providing for the acquisition by Vector of all the Common Shares at a price of $1.05 per share. During the meeting and in the presence of the Board of Directors, Mr. Baillie contacted Mr. Slusky of Vector and reached an agreement with respect to the remaining open issues under the draft definitive agreement. Corel’s legal advisors, McCarthy Tétrault LLP, and the legal advisors to the Board of Directors, Osler Hoskin & Harcourt LLP, reviewed the terms of the proposed definitive agreement for the Board. In addition, CIBC World Markets reviewed in summary fashion its presentation made to the Board of Directors on May 29, 2003 and presented its oral opinion that the consideration to be received in the transaction by the holders of common shares of Corel was fair from a financial perspective. The Board of Directors discussed Corel’s results of operations and future prospects. The Board of Directors concluded that the significant increase in the trading price of Corel’s shares on June 5, 2003, similar to the increase on May 23, 2003, was not a true indication of the market’s assessment of the value of Corel’s shares and that if a transaction was not announced, the trading price would drop to earlier levels. The Board of Directors determined that the Transaction is fair to Corel Shareholders and is in the best interests of Corel, and determined to recommend that Corel Securityholders vote to approve the Arrangement Resolution, the Continuance Resolution and the Rights Plan Resolution. The Board of Directors also authorized entering into the definitive agreement. On the same day, Corel and Vector signed the Acquisition Agreement and Corel and Vector issued a joint press release announcing the Acquisition Agreement.

At a meeting of the Board of Directors on July 7, 2003, the Directors, other than Messrs. Baillie and Galloway approved the payment of a one-time fee of Cdn. $15,000 to each of Messrs. Baillie and Galloway in recognition of their efforts in assisting the Board of Directors and Corel in connection with the Transaction.

Reasons for the Transaction

Each Common Shareholder will receive $1.05 per Common Share. In the opinion of Vector, the consideration to be received by Common Shareholders in the Transaction is fair and reasonable. Vector has conducted an extensive analysis of Corel, including discussions with representatives of Corel, market research and due diligence relating to, among other things, Corel’s business, assets, operations, financial condition, capital structure, management and prospects. Based on this assessment and evaluation, including factors such as the declining revenue base of WordPerfect Office, the competitive pressures faced by Corel’s graphics products, the costs relating to the operation of Corel as a public company and the uncertainty surrounding the revenue and profit potential of Corel’s newer products, Vector agreed to acquire Corel at a price of $1.05 per Common Share. At $1.05, the transaction represents a premium of approximately 42% over Corel’s closing price on Nasdaq as of March 21, 2003, the trading day immediately prior to the first public announcement of Vector’s interest in acquiring Corel. Vector is able to offer this premium because it believes that Corel can be made more valuable as a privately-held company. The all-cash, premium transaction allows Corel’s current shareholders to realize a portion of this potential future value without being required to bear any of the ongoing market and operational risks faced by Corel.

Vector’s decision to pursue the acquisition of Corel was and is based on Vector’s assessment of the potential risks and rewards of this transaction viewed in isolation.

Recommendation of the Board of Directors

The Board of Directors recommends that Corel Securityholders vote in favour of the Arrangement Resolution, the Continuance Resolution and the Rights Plan Resolution at the Meeting.

Each of the directors of Corel who holds Common Shares or Voting Convertible Securities has advised Corel that he or she intends to vote the Common Shares and any Voting Convertible Securities held by him or her in favour of, as applicable, the Arrangement Resolution, the Continuance Resolution and the Rights Plan Resolution.

In approving the Acquisition Agreement and making its recommendation to Corel Securityholders, the Board of Directors considered a number of factors, including the following:

•	the historical market prices and trading information with respect to Common Shares, including the risk of further erosion of the share price;

•	the price per Common Share offered by Vector of $1.05 represented a premium of approximately 42% over the last reported sale price of the Common Shares on Nasdaq on March 21, 2003, the last trading day of those shares prior to the first public announcement of the Non-Disclosure Agreement and represented a premium of approximately 40% over the simple average of the closing prices of the Common Shares over the 20 day period ended March 21, 2003, and represented a premium of approximately 9.5% and 11.5%, respectively, over the closing price of the Common Shares on Nasdaq on June 5, 2003 and the simple average of the closing prices of the Common Shares over the 20 day period ended June 5, 2003, being the last trading day prior to the announcement of the signing of the Acquisition Agreement;

•	the process undertaken by Corel management and CIBC World Markets to solicit expressions of interest in connection with possible alternative transactions, and the absence of any alternatives;

•	subject to the limitations set out in the opinion, the CIBC World Markets Fairness Opinion to the effect that, as of the date of the Acquisition Agreement, the consideration offered by Vector pursuant to the Acquisition Agreement is fair from a financial point of view to Common Shareholders;

•	the terms and conditions of the Acquisition Agreement generally, including the amount of, and circumstances in which, the Termination Fee and the Expense Fee may be payable by Corel, and the fact that the terms of the Acquisition Agreement do not prevent a third party from making an unsolicited superior competing offer or proposing an unsolicited superior competing transaction;

•	the various voting approvals described above;

•	the Series A Shares held by Vector have a liquidation preference of $5.625 per share, being an aggregate liquidation preference of $128,756,250, and other preferential rights over the Common Shares, and are all held by the Vector Group;

•	the Arrangement must be approved by the Court which, Corel is advised, will consider, among other things, the fairness of the Arrangement to the Corel Securityholders;

•	under the Arrangement and Continuance, Registered Corel Shareholders have the right to dissent, apply to the Court to determine the fair value of their Common Shares and be paid that fair value;

•	the Transaction provides liquidity for the Common Shareholders; and

•	operating losses experienced by Corel in recent financial quarters, the expected decline in revenues from mature products, the decline in revenues from products acquired from Micrografx, Inc. and SoftQuad Software, Ltd., and the time required for new products to achieve significant revenues and profitability.

In reaching its conclusion, the Board of Directors also considered and evaluated, among other things: (i) information concerning the business, operations, property, assets, financial condition, operating results and prospects of Corel; (ii) current industry, economic and market conditions and trends and its expectations of the future prospects of the industry in which it operates; and (iii) the expected likelihood of receiving regulatory approvals for the Transaction.

The foregoing discussion of the factors considered and given weight by the Board of Directors is not intended to be exhaustive, but is believed to include the material factors considered by the Board of Directors. In addition, in reaching the determination to approve and recommend the Transaction, the Board of Directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors. The Board of Directors recommends that Corel Securityholders vote FOR the Arrangement Resolution, the Continuance Resolution and the Rights Plan Resolution at the Meeting.

In considering the Transaction, the Board of Directors recognized that there were certain risks associated with the Transaction, including the risk that the Transaction may not be completed and the factors set out or referred to in this Circular under “Risk Factors”. However, the Board of Directors believes that the positive factors should outweigh those risks, although there cannot be assurances in this regard.

The Board of Directors recommends that Corel Securityholders consider the tax consequences of, and consult with their financial and tax advisors prior to determining whether they should vote in favour of, the Arrangement Resolution.

Opinion of Corel’s Financial Advisor

On January 29, 2003, Corel retained CIBC World Markets as its financial advisor to Corel and its Board of Directors to assist in responding to any proposal or offer made by Vector involving a change in effective control of Corel and to advise the Board of Directors in connection with its consideration of strategic alternatives. In addition, CIBC World Markets was engaged to advise and assist Corel in performing financial analysis, structuring, planning and negotiating alternative transactions, as well as to provide an opinion to the Board of Directors as to the fairness of the consideration to be received as part of any such transaction. As part of its engagement, CIBC World Markets solicited expressions of interest from a number of potential purchasers of Corel and advised Corel in negotiating the terms of the Transaction.

Based upon and subject to the assumptions, qualifications and limitations set out in the CIBC World Markets Fairness Opinion, CIBC World Markets is of the opinion that, as of June 6, 2003, the consideration to be received by the Common Shareholders pursuant to the Transaction is fair, from a financial point of view, to the Common Shareholders.

CIBC World Markets Fairness Opinion does not constitute a recommendation to any Corel Securityholder as to how to vote at the Meeting. The full text of the fairness opinion, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix F to this Circular.

Under the terms of this engagement, Corel has agreed to pay CIBC World Markets approximately $1.4 million for its financial advisory services in connection with the Transaction and the provision of the CIBC World Markets Fairness Opinion, a substantial portion of which is contingent upon the completion of the Transaction. Corel also has agreed to reimburse CIBC World Markets’ expenses in performing its services, including reasonable fees and expenses of legal counsel, and to indemnify CIBC World Markets and related persons against liabilities, including liabilities under applicable securities laws, arising out of its engagement.

Corel Securityholder Approval and the Meeting

At the Meeting, the Corel Securityholders will be asked to approve the Arrangement Resolution, the Corel Shareholders will be asked to approve the Continuance Resolution and the Common Shareholders will be asked to approve the Rights Plan Resolution as described above. See “Required Approvals”.

Court Approval of the Arrangement and Completion of the Transaction

An arrangement under the OBCA requires court approval. Prior to the mailing of this Circular, Corel obtained the Interim Order providing for the calling and holding of the Meeting, and other procedural matters. A copy of the Notice of Application to the Court relating to the Arrangement is attached as Appendix D to this Circular and a copy of the Interim Order is attached as Appendix E to this Circular.

Subject to the approval of the Arrangement Resolution by the Corel Securityholders, approval of the Continuance Resolution by the Corel Shareholders and approval of the Rights Plan Resolution by Common Shareholders and the satisfaction of certain other conditions, the hearing in respect of the Final Order is scheduled to take place on August 21, 2003 at 4:00 p.m. (Ottawa time) in the Court at 161 Elgin Street, Ottawa, Ontario, Canada. Any Corel Securityholder who wishes to appear or be represented and to present evidence or arguments must serve and file a notice of appearance as set out in the Notice of Application for the Final Order and satisfy any other requirements of the Court. The Court will consider, among other things, the fairness and reasonableness of the Arrangement. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with any terms and conditions, if any, as the Court deems fit. In the event that hearing is adjourned, then, subject to further order of the Court, only those Persons having previously served a notice of appearance pursuant to the Interim Order will be given notice of the adjournment date.

It is anticipated that on or about August 21, 2003, the Articles of Continuance will be filed with the Director of the OBCA. Assuming the Final Order is granted and other conditions of closing contained in the Acquisition Agreement are satisfied or waived, then the Articles of Arrangement for Corel will be filed on or about August 25, 2003 with the Director of the OBCA to give effect to the Arrangement, and the various other documents necessary to consummate the Arrangement will be executed and delivered.

Formal Valuation

Pursuant to the terms of the Acquisition Agreement, on June 12, 2003, Corel applied to the Ontario Securities Commission and the Commission des valeurs mobilières du Québec for relief from the valuation requirements of Rule 61-501 and Policy Q-27 applicable to a “going private transaction”, namely, a transaction as a consequence of which the interests of the holders of Common Shares may be terminated without their consent. After making submissions to and discussions with each of the securities commissions, on June 26, 2003, with the consent of Vector, Corel withdrew its application.

Engagement of KPMG as Independent Financial Advisor

At a meeting of the Board of Directors on June 26, 2003, the Board of Directors established a committee of independent directors, being all directors other than Derek Burney, to determine the identity of the valuator and to supervise the preparation of the formal valuation. The independent committee reviewed the qualifications of KPMG and its independence and, at the resumed meeting of the Board of Directors, recommended to the Board of Directors the engagement of KPMG. Having reviewed all of the circumstances, the Board of Directors concluded that KPMG was a qualified valuator and was independent within the meaning of OSC Rule 61-501 and Policy Q-27 in the preparation of the Formal Valuation. The Board of Directors authorized the Chair to enter into an engagement letter with KPMG, effective as of June 26, 2003.

The terms of the engagement provide that KPMG is to be paid its customary fees, estimated to be $80,000, for the Formal Valuation. These fees are to be paid by Vector. In addition, KPMG is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by Corel under certain circumstances. Fees payable to KPMG pursuant to the engagement letter are not contingent in whole or in part on the conclusions reached in the Formal Valuation or the completion of the Transaction and KPMG has no financial interest in Corel, Vector or any of its respective associates or affiliates (as those terms are defined in the Securities Act (Ontario)) that may be affected by the success of the Transaction.

KPMG is one of the world’s largest professional services firms, offering a broad range of services. KPMG’s valuation professionals have significant experience in valuing a broad range of companies for various purposes, including securities law compliance, fairness opinions, mergers and acquisitions, corporate income tax purposes, and litigation matters, amongst other things. The valuation opinion expressed herein is the opinion of KPMG as a firm.

Neither KPMG nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of Corel, Vector or any of its respective associates or affiliates. KPMG has not participated in any financing involving Corel, Vector or any of its respective associates or affiliates, within the past two years. There are no understandings, agreements or commitments between KPMG and Corel, Vector or any of its respective associates or affiliates with respect to any future business dealings. KPMG may, in the future, in the ordinary course of its business, perform services for Corel, Vector or any of its respective associates or affiliates. KPMG has indicated to the Board of Directors that the fees paid to KPMG pursuant to the Engagement Agreement are not financially material to KPMG.

At meetings of the Board of Directors and the independent committee on July 7, 2003, representatives of KPMG reported on the process undertaken to carry out its engagement. At a meeting of the Board of Directors on July 10, 2003, representatives of KPMG presented and reviewed the Formal Valuation.

Formal Valuation

The full text of the Formal Valuation, which sets out the assumptions, qualifications and considerations in connection with the Formal Valuation, is set out in the attached Appendix G and should be read in its entirety.

As indicated in the Formal Valuation, the Formal Valuation must be considered as a whole and selecting portions of KPMG’s analyses, one or more methodologies or other factors KPMG considered, without evaluating all analyses, valuation methodologies and factors considered as a whole, could lead to a misleading interpretation of the overall Formal Valuation conclusions. Further, the Formal Valuation does not constitute advice or a recommendation as to whether Corel Securityholders should vote in favour of the Transaction.

Range of Value

KPMG concluded that on May 31, 2003 the fair market value of the Common Shares, the Series A Shares and the Corel Options identified as “in the money” in the Formal Valuation is in the range of $121 million to

$130 million and that each Common Share, including the Common Shares underlying the Series A Shares and those Corel Options, has a fair market value ranging from $1.00 to $1.08.

Stock Exchange Listings

The Common Shares will be delisted from the TSX and Nasdaq following the Effective Date. The Series B Shares and the New Common Shares will be listed on the TSX in substitution for the Common Shares as of the Effective Time.

Regulatory Matters

Corel is not aware of any material licenses or regulatory permits that it holds which might be adversely affected by the Transaction or of any material approval or other action by any federal, provincial, state or foreign government or any administrative or regulatory agency that would be required to be obtained prior to the Effective Date, except as described below. Corel and Vector are working to satisfy all of those regulatory requirements and to complete all filings in respect of those requirements.

Interests of Certain Corel Directors, Officers, Employees and Other Persons in the Transaction

Indemnification of Directors and Officers; Insurance

The Acquisition Agreement provides that from and after the Closing Date, Vector will cause Corel to indemnify the directors and officers of Corel or any subsidiary of Corel in accordance with the governing documents and any contracts of indemnity of Corel and its subsidiaries.

In the Acquisition Agreement, Vector and Corel have agreed to secure directors’ and officers’ run-off insurance coverage for Corel’s current and former directors and officers for a period of six years from the Effective Time, with a coverage limit of $25 million. In addition, as of the Effective Time, Corel will pay in trust to a law firm retained by Corel and reasonably acceptable to the Board of Directors an amount (the “Fund”) to ensure funds are available to pay any legal fees and expenses related to claims, if any, against the directors and officers of Corel in office prior to or at the Effective Time, which fees and expenses are not covered by the run-off insurance. The Fund will be replenished if the Fund has been used to pay the legal fees and expenses of defending those claims without any limit on the cumulative amount of those replenishments. Until the second annual anniversary of the Effective Time, the amount of the Fund will be $300,000 and after two years that amount will be $150,000. After six years all remaining amounts will be released to Corel. Any merger, amalgamation, combination or corporate reorganization to which Corel becomes a party and any liquidation of Corel will be expressly subject to and conditional on the assumption of these obligations. Subject to the completion of the Transaction, Vector will not, and will cause its Affiliates not to, at any time following the Effective Time, make any claim against the directors and officers of Corel based on, arising from or in any way related to the Transaction, including any matter contemplated by the Acquisition Agreement, except to the extent the claim is based on fraud or wilful misconduct.

Corel maintains directors’ and officers’ liability insurance insuring directors and officers of Corel and its subsidiaries against liability for acts or omissions in their capacities as directors and officers, as well as insuring Corel and its subsidiaries for claims relating to securities matters, subject to certain exclusions. This insurance also insures Corel against all losses which it may incur in indemnifying officers and directors of Corel. The annual premium paid by Corel is $2,055,000. The maximum amount payable under the policy is $50 million per year with a retention of $100,000 for corporate reimbursement and entity coverage in Canada and a sub-retention of $500,000 for all claims in the United States.

Corel has entered into an agreement with its primary insurer to purchase for a one-time premium of $3,500,000 D&O run-off insurance in the amount of $25 million for a term of six years from the Effective Date with a retention of $100,000 for corporate reimbursement and entity coverage in Canada and a subretention of

$500,000 for all claims in the United States. If the Transaction is not completed, this D&O run-off insurance will be cancelled and the premium will be returned to Corel.

Executive Employment Agreements

Corel has an employment agreement with Derek Burney, President and Chief Executive Officer. It provides that if his employment with Corel is terminated by Corel, he would be entitled to 24 months’ salary, benefits and allowances. If he is subsequently employed by another party for any portion of the severance period, Corel will pay a lump sum equivalent to 12 months’ salary, benefits and allowances immediately upon termination and any additional severance payment will be reduced by 50% during the period in which he has obtained alternate employment. In the event of a change of control and his termination, he would be entitled to receive 24 months’ salary, benefits and allowances immediately as a lump sum.

Corel has employment agreements with Graham Brown, Ian Legrow, Bruce Sharpe, Randy Eisenbach, Steve Houck and David Roberts, all of whom are senior officers. These agreements provide that if the employee’s employment with Corel is terminated by Corel, the employee would be entitled to 12 months’ salary, benefits and allowances. If the employee is subsequently employed by another party for any portion of the severance period, Corel will pay a lump sum equivalent to six months’ salary, benefits and allowances immediately upon termination and any additional severance payment will be reduced by 50% during the period in which the employee has obtained alternate employment. Furthermore, in the event of a change of control and termination of the employee, the employee would be entitled to an additional six months’ salary payable as a lump sum.

Corel has an employment agreement with Amanda Bedborough, a senior officer. It provides that if her employment with Corel is terminated, she would be entitled to 12 months’ salary, benefits and allowances. Furthermore, in the event of a change of control and her termination, she would be entitled to an additional six months’ salary.

Corel has an employment agreement with Brett Denly, a senior officer. It provides that if his employment with Corel is terminated by Corel, he would be entitled to nine months’ prior notice of termination.

Vector’s Interested Party Status

On March 7, 2003, Vector CC Holdings, L.L.C. (subsequently continued to Barbados as Vector CC Holdings, SRL), entered into a purchase agreement with Microsoft Licensing, Inc., a wholly owned subsidiary of Microsoft Corporation, under which Vector CC Holdings, L.L.C. agreed to purchase 22,890,000 Series A Shares at a purchase price of $0.5625 per share, for a total purchase price of $12,875,625. The purchase was completed on March 24, 2003. As a result of the purchase, Vector CC Holdings, SRL, an affiliate of Vector, now holds shares of Corel representing approximately 19.75% of the outstanding Common Shares, assuming conversion of all Series A Shares into Common Shares.

As a result of this share ownership, pursuant to Rule 61-501 and Policy Q-27, Vector is technically a “related party” of Corel. Vector is also an “interested party” under Rule 61-501 and Policy Q-27 as the Transaction is a going private transaction, Vector is a related party of Corel and, upon completion of the transaction, Vector will continue to own participating securities of Corel.

Vector, directly or indirectly, through its Affiliates has entered into certain agreements with Corel, including the Non-Disclosure Agreement and Acquisition Agreement. At the time of entering into the Non-Disclosure Agreement and Acquisition Agreement, Vector was a related party and/or an interested party with respect to Corel.

Under the Non-Disclosure Agreement, the Vector Group was given the opportunity to review confidential information about Corel and to make a proposal to Corel and its shareholders for the acquisition of Corel. The Board of Directors agreed, subject to certain conditions, to recommend that Corel Shareholders support a proposal from the Vector Group valued at $1.10 or more per Common Share. In addition, the Vector Group and Corel also agreed to certain standstill restrictions relating to, among other things, the acquisition of additional Common Shares by the Vector Group, and the making of any proposal by the Vector Group in connection with an extraordinary transaction involving Corel or its securities or assets.

Except as contemplated by the Transaction, the Vector Group continues to be bound by the following terms of the Non-Disclosure Agreement.

The Vector Group may not, prior to October 7, 2003, without the consent of the Board of Directors, acquire (i) additional Series A Shares or acquire Common Shares or any material assets of Corel, (ii) solicit proxies except (A) that, after August 7, 2003, Vector may solicit proxies to vote and exercise voting rights attached to Common Shares held by it for the election of one director if it holds at least 10,000,000 Common Shares or two directors if it holds at least 20,000,000 Common Shares (assuming conversion of any Series A Shares held), or (B) if a proposal for a sale transaction is made by a third party which is not a competing proposal as described below, solicit proxies and vote against such proposal.

Vector may at any time make an offer by way of takeover bid at a price of not less than $1.00 per share. Vector may make any other proposal to Corel and announce it after the lapse of eight business days if not accepted by Corel.

Until October 6, 2003 (extended as required to complete a competing proposal announced prior to such date and completed within 90 days of such date), Vector will (a) not exercise votes attaching to Series A Shares or to Common Shares issued upon conversion of Series A Shares against another sale transaction which constitutes a competing proposal, and (b) if the holders of the Common Shares approve the competing proposal, Vector will vote its Series A Shares, or Common Shares to which its Series A Shares have been converted, in favour of the competing proposal and will not exercise any dissent rights. A competing proposal must have the following attributes: (i) an acquisition of all or substantially all of the Common Shares and Series A Shares or assets of Corel, pursuant to which the holders of the Series A Shares are treated not less favourably than the holders of the Common Shares, (ii) the transaction is recommended to Corel Shareholders by the Board of Directors, (iii) the consideration per share is not less than (A) in the case of the Series A Shares, $1.25 per share and (B) in the case of the Common Shares, 105% of the most favourable offer per share proposed by Vector not later than 15 business days prior to the meeting date and available for acceptance by Corel for a period of at least five business days, with non-price based terms and conditions which the Board of Directors determines to be at least as favourable to Corel as those of the competing proposal and which the Board of Directors of Corel determines, in good faith, to be reasonably capable of being completed, and (iv) if the competing proposal is for shares or part shares, such shares shall meet a defined liquidity test or, at Vector’s option, arrangements will be made for Corel or the acquiror to pay 95% of the value of the share component in cash to Vector at closing.

Until October 8, 2003, Vector will not transfer any Series A Shares or Common Shares to any person unless the transferee agrees in writing to be subject to the provisions relating to voting rights described, provided that Vector may transfer Series A Shares if it continues to hold at least 2/3 of the class of Series A Shares and Vector may transfer Common Shares to any person who beneficially owns not more than 5,000,000 Common Shares.

For a summary of certain material terms of the Acquisition Agreement, see “The Acquisition Agreement”, below and the full text of the agreement attached as Appendix C.

Vector Agreement to Vote

Pursuant to the Acquisition Agreement, Vector has agreed to vote its Series A Shares at the Meeting in favour of the Arrangement Resolution and the Continuance Resolution.

Expenses of the Arrangement

The estimated fees, costs and expenses of Corel in connection with the Arrangement, including without limitation, financial advisors’ fees, filing fees, legal and accounting fees, printing and mailing costs, excluding taxes, are anticipated to be approximately $2.7 million for Corel.

OWNERSHIP OF SECURITIES OF COREL

None of Corel, the directors and senior officers of Corel and, to the knowledge of the directors and senior officers of Corel, after reasonable inquiry, their respective associates, any person or company holding more than 10% of any class of equity securities of Corel and any person acting jointly or in concert with that person or company, owns, directly or indirectly, or exercises control or direction over, any securities of Corel, except that the directors and senior officers of Corel own the following Common Shares and Corel Options:

		Common Shares Underlying Options(2)
	Common Shares(1)	Total	In the Money(3)
Directors(4), (5)
James Baillie	25,000	30,000	12,500
Lyle Blair		35,000	12,500
Derek J. Burney	35,000	1,021,825	454,200
David Galloway		20,000	12,500
Germaine Gibara		20,000	12,500
Hunter Grant		35,000	12,500
Jean Louis-Malouin	1,000	35,000	12,500
Barbara McDougall		35,000	12,500

Senior Officers(4)
Amanda Bedborough	100	208,525	110,325
Graham Brown	2,000	218,975	65,825
Nick Davies		72,325	36,075
John Deegan		36,100	36,100
Brett Denly		45,000	29,100
Randy Eisenbach	3,439	250,000	250,000
Karen Genge	2,000	40,325	30,175
Steve Houck	5,000	201,525	94,100
Ian Legrow	7,000	212,950	62,550
Stuart Lester	4,492	21,358	6,225
Ed Maddock	48,535	92,100	54,425
David McKeen		58,400	28,450
Cindy O’Leary		58,725	25,700
Gail Oxley		19,000	19,000
Joel Price		61,575	26,600
David Roberts		150,075	150,075
Bruce Sharpe	246,653	101,925	51,925
Terry Zuk		74,025	37,675

TOTAL	380,219	3,154,733	1,656,025

(1)	The information as to Common Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, not being within the knowledge of Corel, has been furnished by the respective directors and senior officers of Corel.
(2)

The Corel Stock Option Plans provide that upon a change in control of Corel, such as the Transaction, all unvested Corel Options shall be fully vested and exercisable in full, and any Corel Option not exercised within 30 days of such occurrence shall terminate and cease to have any further force and effect.
(3)	Options having an exercise price of less than $1.05 per Common Share or Cdn$1.48197 per Common Share.
(4)	The total in the money value of Corel Options held by all directors of Corel as a group is $77,714, and the total in the money value of Corel Options held by all senior officers of Corel as a group is $181,184.
(5)	All directors of Corel will cease to hold office on the Effective Date. Pursuant to Corel’s Deferred Share Units Plan (“DSP”), certain directors have also elected to receive all or a portion of their compensation in the form of deferred share units (“DSU”). As at May 30, 2003, a total of 203,775 DSUs has been credited to directors in lieu of cash payments for compensation in Canadian dollars in a total amount, expressed in U.S. dollars, of $293,125 (using the Noon Buying Rate on July 18, 2003). Based upon an assumption that the trading price of Common Shares on the last trading day prior to the Effective Date will be $1.05 per share and using the Noon Buying Rate on July 18, 2003, the total amount payable to directors of Corel with respect to the DSUs held by them if the Transaction is completed, would be equivalent to $213,964.

ISSUANCES OF SECURITIES OF COREL

The following table sets forth a description of the issuances of Common Shares by Corel during the past five years.

Description of Transaction	Date	Price per share		Aggregate Proceeds
Share Exchange Acquisition—Softquad Software, Ltd.	March 15, 2002	Cdn.$	1.57	Cdn.$	16.9 million

Share Exchange Acquisition— Micrografx, Inc.	October 30, 2001	Cdn.$	2.32		Cdn.$16 million

Public Offering	June 28, 2000	Cdn.$	4.11		Cdn.$30 million

THE ACQUISITION AGREEMENT

The following is a summary of the material terms of the Acquisition Agreement. Corel Securityholders are urged to read the Acquisition Agreement in its entirety, a copy of which is attached as Appendix C to this Circular.

Covenants of Corel

Corel has, in the Acquisition Agreement, covenanted to carry on business in the ordinary course and also covenanted in addition to other customary covenants to perform all obligations required or desirable to be performed by it under the Acquisition Agreement, to cooperate with Vector in connection therewith and to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by the Acquisition Agreement.

Covenants of Vector

Vector has covenanted in the Acquisition Agreement, in addition to other customary covenants, to:

(a)	perform all obligations required or desirable to be performed by it under the Acquisition Agreement, to cooperate with Corel in connection therewith and to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as reasonably practicable, the transactions contemplated by the Acquisition Agreement; and

(b)	to vote its Series A Shares for approval of the Arrangement Resolution and Continuance Resolution.

Operating Plan

Corel has covenanted that it will, and will cause each of its subsidiaries to, implement the Operating Plan and not take any action that would breach, conflict with or result in a default under the Operating Plan. The “Operating Plan” means the revised operating plan, approved by the Board of Directors in conjunction with the entering into of the Acquisition Agreement, which provides for, among other things, a reduction in operating expenses of Corel.

Covenants Regarding Non-Solicitation

Corel has agreed, except as otherwise provided for in the Acquisition Agreement, that it will not, directly or indirectly, through any officer, director, employee, shareholder, representative or agent of Corel or any of its subsidiaries, among other things: (i) solicit, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing information or entering into of any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; (iii) approve or recommend any Acquisition Proposal; or (iv) accept or enter into any agreement, letter of intent, arrangement or understanding related to any Acquisition Proposal.

Notwithstanding the foregoing, the Acquisition Agreement does not prevent the Board of Directors from complying with Corel’s disclosure obligations under applicable Laws with regard to an Acquisition Proposal or from considering or participating in any discussions or negotiations, among other things, in relation to an unsolicited bona fide written Acquisition Proposal that is a Superior Proposal, subject to certain requirements.

Corel is entitled, subject to Vector’s right to terminate the Acquisition Agreement and to the payment of the Termination Fee in the amount of $2,000,000 and the Expense Fee in certain instances, to accept, approve or recommend or enter into any agreement, understanding or arrangement with respect to an unsolicited Superior Proposal if, and only if: (i) it has provided Vector with a copy of the Superior Proposal document; (ii) Corel and the Superior Proposal comply with the terms of the Acquisition Agreement; and (iii) five Business Days shall have elapsed from the later of the date Vector received written notice advising Vector that the Board of Directors has resolved to accept, approve, recommend or enter into an agreement, understanding or arrangement in respect of such Superior Proposal and the date Vector received a copy of such Superior Proposal, during which five Business Day period Vector and Corel shall have certain customary rights and obligations including the right of Vector to make a further proposal that is as favourable as or superior to the Superior Proposal, in which case the Board of Directors will support Vector’s revised proposal and not support the Superior Proposal.

Conditions to the Transaction

The obligations of Vector and Corel to complete the Transaction are subject to the satisfaction or waiver, where permissible, of certain customary conditions set out in the Acquisition Agreement, including obtaining approval of the Arrangement Resolution by Corel Securityholders, approval of the Arrangement by the Court, the receipt of the Regulatory Approvals and compliance by Corel with certain minimum cash and working capital conditions.

Mutual Conditions

The Acquisition Agreement provides that the respective obligations of each party to complete the Arrangement are subject to the satisfaction or waiver, by mutual consent of Corel and Vector, of a number of conditions, including the following:

(a)	the Arrangement Resolution, the Continuance Resolution and the Rights Plan Resolution shall have been approved at the Meeting as required by law (including any conditions which may be imposed by the Interim Order);

(b)	the Interim Order and the Final Order shall each have been obtained in form and on terms satisfactory to Corel and Vector, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to Corel or Vector on appeal or otherwise;

(c)	no provision of any applicable Laws and no judgment, injunction, order or decree is in effect which restrains or enjoins or otherwise prohibits the Transaction;

(d)	the Regulatory Approvals shall have been obtained on terms and conditions satisfactory to Vector and Corel; and

(e)	the Acquisition Agreement shall not have been terminated in accordance with its terms.

Conditions in Favour of Vector

The Acquisition Agreement provides that the obligation of Vector to complete the Arrangement is subject to the fulfillment of a number of additional conditions, each of which may be waived by Vector, including the following:

(a)	all covenants of Corel under the Acquisition Agreement shall have been performed or complied with in all material respects and all representations and warranties of Corel shall be true and correct on the Closing Date;

(b)	there shall not have occurred a material adverse change in the business, assets, liabilities, financial condition, results of operations or prospects of Corel;

(c)	no action shall have been taken by any Regulatory Authority, and no Law shall have been enacted challenging or restricting the Transaction;

(d)	holders of no more than 10% of the outstanding Common Shares shall have exercised their Dissent Rights (and not withdrawn such exercise) in respect of the Arrangement;

(e)	Corel shall have cash of $68 million less permitted expenses, and the working capital of Corel, less permitted expenses, shall not have decreased by more than $2 million since April 30, 2003;

(f)	Corel will have received all required Consents;

(g)	Corel shall have transferred $265 million from share capital to contributed surplus; and

(h)	the Corel Rights Plan shall have been terminated.

Conditions in Favour of Corel

The Acquisition Agreement provides that the obligation of Corel to complete the Arrangement is subject to the fulfillment of a number of additional conditions, each of which may be waived by Corel, including that all covenants of Vector under the Acquisition Agreement shall have been duly performed in all material respects and all representations and warranties of Vector shall be true and correct in all respects on the Closing Date.

Termination of Acquisition Agreement

The Acquisition Agreement may be terminated at any time prior to the Closing Time (even if the Corel Securityholders have approved the Arrangement Resolution and the Continuance Resolution at the Meeting):

(a)	by mutual agreement of Vector and Corel;

(b)	by Vector or Corel, if

(i)	any Laws make the Transaction or any part of it illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a competent Regulatory Authority enjoining Vector or Corel from proceeding with or completing the Transaction or any part of it is entered and such judgment, injunction, order or decree has become final and non-appealable;

(ii)	the Closing Date does not occur on or prior to September 30, 2003; provided, however, that if the Closing Date is delayed solely by (1) an injunction or order made by a Regulatory Authority of competent jurisdiction or (2) the parties not having obtained any Regulatory Approval which is necessary to permit the completion of the Transaction then, provided that the injunction or order is being contested or appealed or the regulatory waiver, consent or approval is being actively sought, and there is a reasonable prospect that it will be obtained, as applicable, the Acquisition Agreement may not be terminated pursuant to this provision until December 31, 2003 and the parties will negotiate in good faith to amend the conditions of closing related to the calculation of Adjusted Cash and Working Capital Decrease, each as defined in the Acquisition Agreement, and further provided that the right to terminate the Acquisition Agreement pursuant to this provision will not be available to a party whose failure to perform any material covenant, agreement or obligation under the Acquisition Agreement has been the principal cause of, or resulted in, the failure of the Closing Date to occur on or before that date; or

(iii)	(1) at the Meeting, the requisite votes of the Corel Securityholders, as applicable, to approve the Arrangement Resolution, the Continuance Resolution and the Rights Plan Resolution are not obtained or (2) approval of the Court of the Final Order is not obtained;

(c)	by Vector

(i)	if (1) the Board of Directors fails to recommend or withdraws, modifies or changes its approval or recommendation of the Acquisition Agreement or the Transaction in a manner adverse to Vector; (2) the Board of Directors fails to affirm its approval or recommendation of the Acquisition Agreement or the Transaction in accordance with the Acquisition Agreement; (3) Corel has breached its obligations with respect to non-solicitation of Alternative Proposals or with respect to Superior Proposals; (4) the Board of Directors accepts, approves, recommends or enters into an agreement with any person with respect to a Superior Proposal; or (5) subject to any delays which are principally caused by Vector, through the intentional action or inaction or the gross negligence of Corel, the Arrangement Resolution, the Continuance Resolution and the Rights Plan Resolution are not, prior to the later of 90 days after the date of the Acquisition Agreement and 35 days after the mailing of the Circular, submitted for the approval of the Corel Securityholders at the Meeting;

(ii)	if, in the determination of Vector, acting reasonably, there is any material inaccuracy of the representations and warranties given by Corel pursuant to the Acquisition Agreement, which inaccuracy is not cured to the satisfaction of Vector, acting reasonably, within 30 days of notice thereof given by Vector to Corel;

(iii)	if Corel or any of its Subsidiaries has breached any of its representations, warranties, agreements or obligations in the Acquisition Agreement, the breach of which would result in the failure to satisfy one or more conditions relating to compliance by Corel with its covenants or to the truth and correctness of Corel’s representations and warranties and that breach is not curable or if curable is not cured within 30 days after notice of the breach has been received by Corel; or

(iv)	if a material adverse change occurs with respect to Corel;

(d)	by Corel

(i)	if Corel continues to support a Superior Proposal as permitted under the Acquisition Agreement and Corel pays the Termination Fee and the Expense Fee to Vector; or

(ii)	if either of Vector or Vector BuyerCo has breached any of its representations, warranties, agreements or obligations in the Acquisition Agreement, the breach of which would result in the failure to satisfy one or more conditions relating to compliance by Vector with its covenants or the truth and correctness of its representations and warranties and that breach is not curable or if curable is not cured within 30 days after notice of the breach has been received by Vector.

Effect of Termination

If the Acquisition Agreement is terminated in accordance with its terms, neither party will have any further liability to perform its obligations under the Acquisition Agreement, except for those relating to the Non-Disclosure Agreement and the payment of the Termination Fee and the Expense Fee, but nothing will relieve either party from liability for any breach of any agreement or covenant contained in the Acquisition Agreement prior to that termination.

Termination Fee and Expenses

(a)	If the Acquisition Agreement is terminated by Vector or Corel as a result of any laws preventing it or as of result of the Closing Date not occurring prior to September 30, 2003, subject to permitted extensions, Corel will pay the Expense Fee to Vector (which Expense Fee will not exceed $250,000 in total).

(b)	If the Acquisition Agreement is terminated by either party as a result of the failure of the Corel Securityholders to approve the Arrangement Resolution and (i) within nine months after the date of termination an Alternative Proposal is consummated, Corel will pay the Expense Fee (which Expense Fee will not exceed $1,250,000 in total) and the Termination Fee to Vector; or (ii) no Alternative Proposal is consummated within nine months after the date of termination, Corel will pay the Expense Fee (which Expense Fee will not exceed $1,000,000 in total).

(c)	If the Acquisition Agreement is terminated by either party as a result of the failure to obtain the Final Order, Corel will pay the Expense Fee to Vector (which Expense Fee will not exceed $250,000 in total).

(d)	If the Acquisition Agreement is terminated by Vector as a result of a Superior Proposal, Corel will pay the Expense Fee (which Expense Fee will not exceed $1,250,000 in total) and the Termination Fee to Vector.

(e)	If the Acquisition Agreement is terminated by Vector as a result of non-performance by Corel of its covenants, or inaccuracies in Corel’s representations and warranties or the occurrence of a material adverse change relating to Corel, Corel will pay the Expense Fee to Vector (which Expense Fee will not exceed $1,000,000 in total, unless, in the case of a material adverse change, the circumstances resulting in Vector having the right to terminate are not the result of the intentional action or inaction or the gross negligence of Corel or its Subsidiaries, in which case the Expense Fee will not exceed $250,000 in total).

(f)	If the Acquisition Agreement is terminated by Corel as a result of the Board of Director’s support for a Superior Proposal then, prior to that termination, Corel will pay the Expense Fee (which Expense Fee will not exceed $1,250,000 in total) and the Termination Fee to Vector.

Any Termination Fee and Expense Fee will be paid within three business days after termination or completion of an Alternative Proposal.

Upon signing of the Acquisition Agreement, Corel paid to Vector an amount of $250,000, which is to be credited to any Expense Fee payable by Corel. In addition, on May 26, 2003, Corel paid to an affiliate of Vector $500,000 to purchase certain reports and other materials generated as part of the Vector Group’s due diligence process, copies of which were delivered to Corel following the signing of the Acquisition Agreement.

Assignment

Under the Acquisition Agreement, Vector L.P. (Delaware) is entitled to assign its rights under the agreement to an Affiliate. Effective July 11, 2003, Vector L.P. (Delaware) assigned its rights to its Affiliate, Vector.

TRANSACTION MECHANICS

The Arrangement

Vector BuyerCo Loan

In conjunction with the closing of the transaction, Corel will loan to Vector BuyerCo $55 million on a demand basis. The proceeds of the loan will be used by Vector BuyerCo, together with its other sources of cash, to purchase the Series B Shares acquired by it under the Arrangement and those proceeds will be deposited with the Depositary Agent in accordance with the Plan of Arrangement. The making of the loan is subject to the reasonable satisfaction of Corel that the Arrangement will become effective and that Vector and Vector BuyerCo will deposit all amounts (including, after the loan is made, the proceeds of the loan) required to be deposited by them under the Plan of Arrangement.

Plan of Arrangement

The following is a summary of the Plan of Arrangement. Corel Securityholders are urged to read the Plan of Arrangement in its entirety. The Plan of Arrangement is attached as Appendix B to this Circular.

Under the Plan of Arrangement, commencing at the Effective Time, the following events will occur in the following order:

(a)	Corel will be authorized to issue an unlimited number of Series B Shares and an unlimited number of New Common Shares;

(b)	each outstanding Common Share (other than those held by the Vector Group) will be converted into one fully paid and non-assessable New Common Share and one Series B Share;

(c)	each outstanding Common Share held by Vector and its Affiliates will be converted into 3.5 fully paid and non-assessable New Common Shares;

(d)	there will be deducted from the stated capital account maintained for the Common Shares an amount equal to the total stated capital of the Common Shares;

(e)	there will be added to the stated capital account maintained for the Series B Shares an amount equal to $0.75 per Series B Share issued;

(f)	there will be added to the stated capital account maintained for the New Common Shares an amount equal to the total amount deducted in (d) above from the stated capital account maintained for the Common Shares less the total amount added to the stated capital account maintained for the Series B Shares under (e) above;

(g)	each New Common Share (other than those held by the Vector Group) will be transferred to, and acquired by, Vector, in exchange for $0.30;

(h)	each Series B Share will be transferred to, and acquired by, Vector BuyerCo, in exchange for $0.75, being the stated capital amount for each Series B Share;

(i)	all agreements governing Convertible Securities will be deemed to have been retroactively amended as necessary to permit any unexercised Convertible Securities (whether previously vested or not) to be exercised, converted or exchanged no later than two Business Days following the Meeting;

(j)	each Convertible Securityholder who so elects, as an alternative to exercising the Convertible Security, will be entitled to receive a cash amount equal to the excess of $1.05 over any amount payable in connection with the exercise, conversion or exchange of the Convertible Security into one Common Share, multiplied by the number of shares subject to the Convertible Security which could be exercised, converted or exchanged at the Meeting Date;

(k)	all unexercised Convertible Securities will be cancelled; and

(l)	Corel and Vector BuyerCo will amalgamate to form Corel Amalco.

•	each outstanding New Common Share will be converted into one fully paid and non-assessable Corel Amalco Common Share;

•	each outstanding Series A Share will be converted into one fully paid and non-assessable Corel Amalco Series A Share;

•	each outstanding Series B Share will be cancelled;

•	each outstanding Vector BuyerCo share will be converted into one fully paid and non-assessable Corel Amalco Common Share; and

•	Corel Amalco will possess all the property, rights, privileges and franchises and will be subject to all the liabilities, contracts and debts of each of Corel and Vector BuyerCo.

No certificates representing the New Common Shares or Series B Shares will be issued and at the Effective Time, those shares will be evidenced by certificates representing the Common Shares converted into New Common Shares and Series B Shares.

At the Effective Time:

(a)	Corel Common Shareholders will be entitled to receive in total an amount of $1.05 for each Common Share held; and

(b)	Convertible Securityholders will be entitled to elect to (i) receive in United States currency a cash amount from Corel equal to the excess of $1.05 over any amount payable in connection with the exercise, conversion or exchange of the Convertible Security into one Common Share (with any Canadian dollar amount payable being converted into U.S. dollars at the exchange rate of $1.00 = Cdn. $1.4114, being the Noon Buying Rate on July 18, 2003) multiplied by the number of shares subject to the Convertible Security which could be exercised at the Meeting or (ii) exercise, convert or exchange their Convertible Securities into Common Shares within two Business Days following the Meeting; and all unexercised Voting Convertible Securities will be cancelled upon the Arrangement becoming effective.

INFORMATION RELATING TO COREL

General

Founded in 1985, Corel is a leading technology company specializing in content creation tools (graphic and office productivity), and business process management and XML-enabled enterprise solutions. Corel’s goal is to give consumers and enterprise customers the ability to create, exchange and instantly interact with visual content that is always relevant, accurate and available.

Corel was originally incorporated as Corel Systems Corporation under the CBCA by Articles of Incorporation dated May 29, 1985. Its name was then changed to Corel Corporation in May 1992. By Articles of Amalgamation dated December 1, 1998, Corel amalgamated with Corel Computer Corporation, a wholly owned subsidiary and by Articles of Amalgamation dated December 1, 2002, Corel amalgamated with 4094492 Canada Inc., 4094417 Canada Inc., 4094506 Canada Inc. and 3721035 Canada Inc., subsidiaries of Corel. Corel maintains executive offices and principal facilities at 1600 Carling Avenue, Ottawa, Ontario, Canada, K1Z 8R7.

Business Overview

Corel’s business strategy is to leverage its expertise in content creation and open standards such as XML (Extensible Markup Language) in delivering solutions that empower customers to create, exchange and interact with visually-rich content. Using Corel’s solutions, customers have access to data which is always relevant, accurate and up to date, saving them time, reducing costs and giving them a competitive advantage.

Corel has established a global reputation for technological innovation, based primarily on the success of its established product lines—WordPerfect Office and CorelDRAW—which continue to generate significant revenues. These software solutions are used by customers to create content, whether it is text, a spreadsheet, an illustration or image.

In October 2001, Corel acquired Micrografx, Inc. (“Micrografx”), a company that developed enterprise process management and graphics software, solutions and services. They also provided training, support and services to their customer base. The technology acquired from Micrografx is being used to develop new products that enable customers to create graphics-rich content that can be output easily and simultaneously to multiple channels, including the Web. This acquisition also gave Corel access to a new market, Enterprise Process Management (“EPM”).

In March 2002, Corel completed the acquisition of SoftQuad Software, Ltd. (“SoftQuad”), giving it access to leading enterprise-class XML technology and expertise. Corel’s consolidated statements of operations reflect the results of operations from the date of acquisition. SoftQuad was a founding member of the World Wide Web Consortium (“W3C”), the standards body that designed and defined the XML specification. Members of SoftQuad’s management team played a key role at the W3C and were instrumental in the development of the XML standard and are now members of Corel’s management team. Open standards like XML and SVG (scalable vector graphics) are a critical component of the new solution sets that Corel is developing for enterprise customers.

Corel services consumers with its flagship brands WordPerfect and CorelDRAW. In addition Corel offers a range of graphics solutions for creative professionals working in the design community and technical illustrators working in the manufacturing industry. These solutions include applications like Corel Painter, Corel’s natural-media painting tool, and Corel DESIGNER, its 2D technical illustration application. Corel targets the education market primarily with its graphics solutions, which are available on both the Windows and Macintosh platforms.

Corel provides business and government customers with enterprise-class solutions, including its XML-based solutions—XMetaL and Ventura—and its iGrafx process management solutions, including FlowCharter and Process for Six Sigma. Corel’s WordPerfect Office tools are also widely used by government clients and law firms in North America.

Products

Corel’s products are grouped into four portfolios: Graphics Solutions, Office Productivity Solutions, Process Management Solutions and Other (including XML Solutions). Corel’s solutions include a range of software applications as well as training, technical support and professional services.

Graphics Solutions

Corel’s graphics portfolio includes creative and technical graphics applications. Primary examples of graphics applications include illustration, photo-editing, painting, 3D rendering, and animation programs. Corel’s graphics applications are developed principally for Microsoft Windows and Macintosh operating systems, and are available in English and French as well as selected other languages.

Corel’s creative graphics solutions include CorelDRAW Graphics Suite, Corel Painter, KnockOut & KPT. These applications are used principally by artists, designers and photographers who are self-employed or work in small-to-medium sized firms. Corel’s tools are designed expressly to accelerate the creation process—offering designers maximum flexibility and control in applying creative effects. This allows Corel’s customers to work more efficiently and stay competitive within their respective industries.

Corel’s technical graphics solutions are targeted at industries where precision and speed in creating technically precise illustrations are essential for success. Both Corel DESIGNER and CorelDRAW are used in the manufacturing, automotive and aerospace industries—from the conceptualization stage, through the design specification stage, to the production of technical manuals and marketing collateral.

To address the consumer market, Corel has a family of graphics offerings aimed at home users and design enthusiasts. These products are distributed through Corel’s retail channel partners.

Office Productivity Solutions

Office productivity applications are designed for use by a broad spectrum of end users, regardless of business, industry or market segment.

Corel develops the WordPerfect office suite for the Windows platform. It is currently available in English and French and includes a word processor, spreadsheet, and presentations package. The professional version of the suite also includes a relational database—Paradox. Corel’s office suite is used principally in government and legal departments, academic institutions and small-to-medium sized businesses. Within a business setting, Corel’s office suite is used in departments that produce or edit a high volume of long, heavily formatted documents. In these types of settings, power and the ability to easily manage complex content are key requirements for productivity.

Corel’s presence in the consumer market was further supported with the release of WordPerfect Family Pack—a version of its office suite designed specifically for home users.

On an ongoing basis, Corel assesses opportunities to include technologies in products that further enhance customer experiences. These technologies may be obtained through acquisitions or licensing agreements whereby Corel pays the supplier a royalty for the inclusion of their technologies in Corel’s products.

Process Management Solutions

The iGrafx family of Enterprise Process Management tools and services provide high-value solutions for organizations where performance management and process improvement are strategic initiatives. With these tools, business managers are able to visualize their processes and simulate “what if” scenarios in an effort to improve the overall efficiency and productivity of their organizations.

XML Solutions

Leveraging its expertise in open standards, Corel is using XML and scalable vector graphics (SVG) to enhance its current product offerings and introduce new solutions that speak directly to the challenges resulting from the proliferation of content, the expansion of web-based services and the increasing customer demand for information that is instantly available and always up to date.

XML is a language that allows for the exchange of data on the World Wide Web and is an emerging standard for business-to-business e-commerce. Content management systems support the publishing process from authored document to final output, controlling and tracking the flow of work and managing revisions. XML, on the other hand, facilitates the re-use of information across documents and delivery media. As with other open standard technologies, XML enables organizations to streamline, automate and manage information flow eliminating unnecessary duplication, reducing costs and improving service levels to customers.

Today, for example, traditional word processors and desktop publishing tools do not produce XML content that is suitable for cross-media publishing applications. Corel’s vision is to offer solutions that not only enable non-technical authors within enterprises to create various types of content, but also to interact with and share XML content more easily, thereby allowing enterprises to deploy XML content management solutions more broadly within their organizations and across many delivery media.

Marketing

Advertising, direct marketing and marketing materials are delivered through targeted programs designed to reach Corel’s core customer groups. These programs include (a) global advertising in trade and industry-specific publications; (b) joint promotions with computer retailers under which qualifying resellers and OEMs are reimbursed for certain advertising expenditures; (c) trade show and user group participation; (d) partner-focused marketing programs and (e) direct corporate marketing efforts. Corel has an in-house tactical and strategic marketing department which, in conjunction with third-party agencies, is responsible for conceptualizing, producing, placing and monitoring the effectiveness of its global ad copy, packaging and promotional material, and public relations programs.

Sales and Distribution

Corel’s sales efforts are directed toward several customer types including consumers, business customers, individuals working in government and academic institutions, channel partners and OEMs. Corel’s sales staff seeks to build long-term relationships with customers and end users of Corel’s products. Corel operates as one global operating segment and in addition to the OEM channel, it has three major geographic sales and marketing areas: North America, Europe-Middle East-Africa and the rest of the world.

End user sales activities cover all of Corel’s products and target end users who make individual buying decisions for the computers they use at work or at home. These activities include developing and administering reseller relationships, channel marketing and promotions, end user marketing programs and seminars, events and product training for resellers.

The corporate licensing unit has responsibility for sales and marketing activities that target groups of users in all organizations and enterprises. The unit works directly with these organizations and enterprises, as well as with channel partners such as distributors, value-added resellers (VARs) and large account resellers (LARs), to provide complete office productivity solutions to this customer group. The unit’s sales and marketing activities include providing technical training to channel resellers, and supporting and providing seminars, events and sales training for channel partners. The unit also has responsibility for administering the Corel Licence Programs worldwide. Key products for the corporate licensing unit are graphics, office productivity, process management and XML-enabled solutions.

The OEM customer unit works with OEMs that pre-install or bundle Corel’s software on their computers or peripheral hardware.

Further Information Regarding Corel

The following documents, filed by Corel with the securities commissions and regulatory authorities in each of the provinces of Canada, form an integral part of this Circular:

•	Corel’s Annual Information Form for the Fiscal Year Ended November 30, 2002 on Form 10-K filed with the SEC;

•	Corel’s Management Proxy Circular for the Annual and Special Meeting of Shareholders held on April 9, 2003;

•	Corel’s Audited Consolidated Financial Statements for the Fiscal Year Ended November 30, 2002;

•	Corel’s Management’s Discussion and Analysis for the Fiscal Year Ended November 30, 2002;

•	Corel’s unaudited consolidated financial statements for the three months ended February 28, 2003 on Form 10-Q filed with the SEC;

•	Corel’s unaudited consolidated financial statements for the six months ended May 31, 2003 on Form 10-Q filed with the SEC;

•	Corel Material Change Report filed on March 25, 2003;

•	Corel Material Change Report filed on May 8, 2003;

•	Corel Material Change Report filed on June 11, 2003; and

•	Corel Material Change Report filed on July 4, 2003.

Any statement contained in a document referenced to in the foregoing paragraph will be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained in this Circular, or in any other subsequently filed document which also is referenced in the foregoing paragraph, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Circular. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

INFORMATION RELATING TO VECTOR

Vector is a member of the Vector Capital group, a San Francisco-based venture capital and private equity group focused on special opportunity investments in software and software-enabled services. Each of Corel Holdings, L.P., Vector L.P. (Delaware), Vector CC Acquisitions Inc. and Vector CC Holdings, SRL are affiliates of each other. Vector Capital serves the needs of growing software companies by actively partnering with their management in creating value for their customers and shareholders. Vector Capital’s other investments include LANDesk Software, Savi Technology and ProcessClaims. Vector does not control (and is not controlled by) any significant competitor of Corel. Additional information about Vector Capital can be obtained at http://www.vectorcapital.com. The contents of Vector Capital’s website are not, and will not be considered to be, a part of or incorporated into this Circular.

RISK FACTORS

In addition to other information contained in this document, Corel Securityholders should consider the following factors in evaluating the Transaction and deciding whether to approve the Arrangement Resolution, the Continuance Resolution and the Rights Plan Resolution and risks related to continuing to hold Common Shares, Series A Shares and Convertible Securities.

Risk Factors Related to the Transaction

Failure to Complete the Arrangement Could Negatively Impact Corel’s Common Share Price, Future Business and Operations

There are a number of material risks to which Corel is subject relating to the Transaction not being completed, including the following:

•	the price of the Common Shares may decline to the extent that the relevant current market price reflects a market assumption that the Transaction will be completed;

•	certain costs related to the Transaction, such as legal, accounting and financial advisor fees, must be paid by Corel even if the Transaction is not completed. In addition, if the Transaction is not completed, Corel is not entitled to any reimbursement for any expense incurred in connection with the Transaction from Vector and may be required to reimburse Vector. These expenses are significant and could adversely affect Corel’s cash position; and

•

if the Transaction is terminated and the Board of Directors decides to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid by Vector under to the Arrangement. While negotiating the Transaction with Vector, Corel was unable to identify a superior proposal despite significant efforts. In addition, if the Transaction is terminated by the Board of Directors in conjunction with supporting a superior proposal, Corel is required to pay Vector a $2,000,000 Termination Fee as well as reimburse certain expenses.

In addition, Corel’s customers and partners, in response to the announcement of the Transaction, may delay or defer decisions concerning Corel. Any delay or deferral in those decisions by customers and partners could have a material adverse effect on the business and operations of Corel, regardless of whether the transaction is ultimately completed, due to perceived uncertainties over Corel’s continued commitment to provide products and enhancements or support services for Corel software. Similarly, current and prospective Corel employees may experience uncertainty about their future roles with Vector until Vector’s strategies with respect to Corel are announced and executed. This may adversely affect Corel’s ability to attract and retain key management, sales, marketing and technical personnel.

Tax

Corel Securityholders should review carefully the information contained in the Circular under the heading “Tax Considerations for Corel Securityholders” and consult with their own tax advisors.

Corel Officers Have Interests That May Influence Them to Support and Approve the Arrangement

The officers of Corel have interests in the Transaction that are in addition to, or different than, those of Corel Securityholders generally. These interests include the potential receipt of change of control benefits in the employment agreements of certain senior employees of Corel in circumstances in which those senior employees’ employment with Corel is terminated following the Effective Time. Those employment agreements were not entered into in conjunction with this Transaction but have been in place for some time.

For the above reasons, the officers of Corel could be more likely to support the Transaction and vote to approve the Arrangement Resolution, the Continuance Resolution and the Rights Plan Resolution than if they did not hold these interests. As a group, those officers hold Common Shares and Voting Convertible Securities representing approximately 1,922,744 votes or 1.97% of the outstanding votes to be cast by all holders of Common Shares and Voting Convertible Securities. Corel Securityholders should consider whether these interests might have influenced these officers to support or recommend the Transaction. The Board of Directors was aware of these interests when it approved the Transaction and the Acquisition Agreement.

The Termination Fee and the Expense Fee May Discourage Other Parties From Attempting to Acquire Corel

In the Acquisition Agreement, Corel has agreed to pay the Termination Fee of $2,000,000 and/or the Expense Fee in the event the Acquisition Agreement is terminated in certain circumstances. The Termination Fee and the Expense Fee may discourage other parties from attempting to acquire Common Shares even if those parties might be willing to offer greater value to Corel Securityholders than Vector has offered in the Acquisition Agreement. The payment of the Termination Fee and the Expense Fee could also have an adverse effect on Corel’s financial condition.

Series A Shares

On a liquidation of Corel, the Series A Shareholders are entitled to be paid no less than $5.625 per share, or $128,756,250 in respect of all currently outstanding Series A Shares, in preference to the Common Shareholders. A liquidation of Corel could be triggered in conjunction with an acquisition of control of Corel by another party, depending on the level of divestitures pursued. In addition, the Series A Shareholders are entitled to vote separately as a class in respect of certain fundamental transactions where their rights might be affected, which would grant the Vector Group, as sole holder of those shares, an effective veto over those transactions.

Risk Factors Related to Corel

If the Transaction is not completed, Corel Shareholders will continue to face the following risks.

Corel incurred losses in each of the past three fiscal years. In order to sustain long-term profitability with appreciation of the stock value, Corel’s revenues will need to increase along with continued improvements to Corel’s cost controls. There are many factors that will affect demand for Corel’s product and future revenues, including general economic conditions and corporate capital spending, PC unit sales, price competition, exchange rate fluctuations, channel compression within distribution channels, pace of technological change and competition with greater resources.

The demand for Corel products is affected by various factors, many of which are beyond Corel’s control. For example, overall general economic conditions have not generally improved and this may affect the overall rate of capital spending by Corel’s corporate customers. If general economic conditions do not improve, demand for Corel’s products may suffer and operating results may not be as expected.

Corel’s share of the market for each of Corel’s Graphic Solutions and Office Productivity solutions has declined in the past three fiscal years. Continued loss of market share could occur if users of Corel’s graphic solutions and office productivity solutions elect not to upgrade to newer versions of Corel applications. In addition, the introduction of new graphics, XML and process management solutions planned for the coming year may fail to achieve a market share sufficient to offset the aforementioned losses.

Many of Corel’s current products are used principally on personal computers (PCs). Accordingly, Corel’s current revenue growth is tied to the sales demand for PCs. A reduction in this demand may result in lower revenues. Any slowing of growth of PC unit sales may adversely affect Corel’s revenue growth.

Pricing pressures continue to intensify in the PC software applications market. Corporate licensing, discount pricing for large volume distributors and retailers, product bundling promotions and competitive upgrade programs are forms of price competition that may become more prevalent. In addition, enterprise-wide versions of products are generally priced lower per user than individual copies of the same products. Corel also competes with companies that produce standalone graphics and desktop publishing applications that might serve a specific need of a user or class of users at a price below that of Corel’s products. Reductions in the prices of Corel products could result in lower revenue and reduced profit margins.

Corel is exposed to market risk for changes in interest rates, primarily related to its investment portfolio of cash equivalents and short-term investments. Sustained low general interest rates, particularly in the United States, could significantly reduce Corel’s interest income. Corel does not use derivative financial instruments in its investment portfolio.

Corel’s revenues and expenses are denominated in different currencies and are therefore subject to exchange rate fluctuations. A substantial portion of Corel’s revenues and local operating expenses in Europe are in euros. As a result, Corel is at risk from exchange rate fluctuations between the euro and the United States dollar.

Corel faces risks in doing business in foreign countries that could adversely affect Corel’s revenues and profitability. Currently, Corel markets its products in more than 60 countries. Corel anticipates that sales outside of North America will continue to account for a significant portion of total sales. These sales are subject to risks including imposition of government controls, export licence requirements, restrictions on the export of technology, political instability, trade restrictions, changes in tariffs, differences in copyright protection and difficulties in managing accounts receivable.

Approximately 50% of Corel’s sales for the past two fiscal years were made in the United States. As a result, adverse developments to the United States economy could impact demand for Corel products and have a material adverse effect on revenues and profitability.

Corel’s success depends to a significant extent on the performance of Corel’s executive officers and key technical and marketing personnel. The loss of certain key employees could have a material adverse effect on Corel’s ability to develop or sell products. Corel believes that Corel’s future success will depend in large part on Corel’s ability to attract and retain highly skilled technical, managerial, and sales and marketing personnel. There can be no assurance that Corel will be successful in attracting and retaining these personnel.

It is possible Corel has become or could become a passive foreign investment company, or PFIC, for United States federal income tax purposes, which could result in negative tax consequences to Corel Shareholders. The PFIC determination is a calculation made annually on the basis of facts and circumstances that may be beyond Corel’s control (including fluctuations in the market value of Corel’s stock and the market value of operational assets). See “Tax Consideration for Corel Securityholders—Certain U.S. Federal Income Tax Consequences—Passive Foreign Investment Company Rules”.

COREL AUTHORIZED SHARE CAPITAL

The following summary describes the material provisions of Corel’s share capital, but does not purport to be complete and is subject to, and is qualified in its entirety by, the Corel Articles and Corel By-Laws and by the provisions of applicable Laws.

Common Shares

Corel has authorized for issuance an unlimited number of Common Shares. Each outstanding Common Shares is entitled to one vote at meetings of Corel Shareholders and to receive dividends if, as, and when declared by the Board of Directors. Subject to the rights of holders of shares of any class ranking senior to the Common Shares, holders of Common Shares are entitled to receive the remaining property or assets of Corel in the event of a liquidation, dissolution or winding-up.

Corel Preferred Shares

The Board of Directors has the authority, without further action by the Corel Shareholders, to issue an unlimited number of Corel Preferred Shares in one or more series of which 24,000,000 Series A convertible preferred shares were authorized and issued and 22,890,000 Series A Shares are outstanding as of the date of this Circular. These Corel Preferred Shares may be entitled to dividend and liquidation preferences over the Common Shares. The Board of Directors is able to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights of any Corel Preferred Shares issued, including any qualifications, limitations or restrictions. Special rights which may be granted to a series of Corel Preferred Shares may include dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any of which may be superior to the rights of the Common Shares.

Series A Shares

The Series A Shares are convertible at the option of the holder into Common Shares on a one for one basis, subject to adjustment in certain events, provided that if the holder of a Series A Share is Microsoft Corporation or any affiliate or associate of Microsoft Corporation, such holder shall have no right to convert such Series A Shares but any transferee holder shall have such conversion rights from and after such transfer.

In addition to the conversion right described above, the rights, privileges, conditions and restrictions of the Series A Shares are as follows: the Series A Shares (i) are not redeemable by the holder or Corel; (ii) are entitled to participate in any tender or exchange offer (including an issuer bid in Canada) by Corel for all or any portion of the Common Shares, for a consideration equal to the consideration paid per Common Share in such tender or exchange offer; (iii) are entitled to participate equally with the Common Shares with respect to the payment of dividends other than dividends payable in the form of Common Shares; (iv) are entitled to receive on liquidation, dissolution or winding-up before any payment with respect to the Common Shares, an amount per Series A Share equal to the greater of (A) $5.625 and (B) the amount to which the holder of a Common Share would be entitled, together with all declared and unpaid dividends; and (v) are not entitled to any voting rights except the right to vote in connection with any alteration or change in the powers, preferences or special rights of the holders of Series A Shares which affects such holders adversely, and the right to vote, on an as converted basis together with the holders of the Common Shares and any other series of preferred shares, but not separately as a class or series, with respect to an amalgamation or arrangement following the completion of a Permitted Bid or Competing Permitted Bid as defined in Corel Rights Plan so long as the holders of Series A Shares receive no less than $5.625 per share in that transaction.

MARKET PRICE AND TRADING VOLUME DATA

The Common Shares are listed and posted for trading on the TSX under the symbol “COR” and are quoted on Nasdaq under the symbol “CORL”.

Nasdaq National Market

The following table sets out, for the periods indicated, the intraday high, intraday low and closing prices and volume for Common Shares as reported on Nasdaq, expressed in U.S. dollars:

	Price Range
	High	Low	Trading Volume	Close
Quarter Ending
May 31, 2003	1.05	0.61	12,237,315	0.94
February 28, 2003	1.12	0.70	10,302,411	0.75
November 30, 2002	1.33	0.62	14,409,175	1.07
August 31, 2002	1.42	0.62	20,167,145	1.34
May 31, 2002	1.70	1.06	11,954,300	1.13
February 28, 2002	2.56	1.37	17,861,700	1.41
November 30, 2001	3.37	1.75	22,763,200	2.52
August 31, 2001	3.95	2.21	20,217,300	3.20
Month Ending
June 30, 2003	1.04	0.93	21,813,580	1.03
May 31, 2003	1.05	0.81	4,864,049	0.94
April 30, 2003	0.99	0.81	3,663,790	0.86
March 31, 2003	1.00	0.61	3,709,476	0.86
February 28, 2003	0.84	0.75	1,394,193	0.75
January 31, 2003	0.95	0.78	3,545,556	0.81
December 31, 2002	1.12	0.70	5,325,662	0.80

The Toronto Stock Exchange

The following table sets out , for the periods indicated, the intraday high, intraday low and closing prices and volume for Common Shares as reported on the TSX, expressed in Canadian dollars.

	Price Range		Trading Volume	Close
	High	Low
Quarter Ending
May 31, 2003	1.42	0.99	7,044,780	1.30
February 28, 2003	1.72	1.11	9,055,347	1.11
November 30, 2002	2.07	1.02	10,503,567	1.62
August 31, 2002	2.20	1.02	13,032,349	2.07
May 31, 2002	2.70	1.65	10,509,849	1.70
February 28, 2002	4.05	2.25	9,390,225	2.29
November 30, 2001	5.20	2.80	7,784,375	3.95
August 31, 2001	5.99	3.46	10,101,058	5.13

Month Ending
June 30, 2003	1.40	1.25	8,244,037	1.37
May 31, 2003	1.42	1.12	2,174,969	1.30
April 30, 2003	1.36	1.17	1,719,636	1.24
March 31, 2003	1.40	0.99	3,150,175	1.24
February 28, 2003	1.27	1.11	1,594,696	1.11
January 31, 2003	1.42	1.19	2,936,046	1.25
December 31, 2002	1.72	1.17	4,524,605	1.25

On June 5, 2003, the last trading day prior to the public announcement of the Transaction, the final reported price per Common Share on the TSX was Cdn. $1.29 and on Nasdaq was $0.95. On July 17, 2003, the last trading day prior to the date of this Circular, the final reported price per Common Share as reported on the TSX was Cdn. $1.41 and on Nasdaq was $1.01.

TAX CONSIDERATIONS FOR COREL SECURITYHOLDERS

Certain Canadian Federal Income Tax Considerations

In the opinion of McCarthy Tétrault, counsel to Corel, the following is a summary of the principal Canadian federal income tax considerations in respect of the Arrangement generally applicable to Common Shareholders and Corel Optionholders who, for purposes of the Canadian Tax Act and at all relevant times, deal at arm’s length with and are not affiliated with Corel, Vector or Vector BuyerCo and are not exempt from tax under Part I of the Tax Act.

This summary is based upon the current provisions of the Canadian Tax Act and the regulations thereunder, and counsel’s understanding of the current administrative and assessing practices of the CCRA. This summary also takes into account all Tax Proposals and assumes that the Tax Proposals will be enacted in the form proposed, although there is no certainty that the Tax Proposals will be so enacted, if at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Tax Proposals, does not take into account or anticipate any changes in law or CCRA administrative and assessing practices, whether by legislative, governmental or judicial decision or action, nor does it take into account or consider other federal or any provincial, territorial or foreign tax considerations, which may differ from the Canadian federal income tax considerations described herein. No advance income tax ruling has been sought or obtained from the CCRA to confirm the tax consequences of any of the transactions described herein.

This summary does not apply to (1) certain “financial institutions” (as defined in the Canadian Tax Act) that are subject to the “mark-to-market” rules contained in the Canadian Tax Act, (2) to a Common Shareholder or Corel Optionholder an interest in which would be a “tax shelter investment” (as defined in the Canadian Tax Act) or (3) Convertible Securityholders other than Corel Optionholders. Such holders should consult their own tax advisors.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Common Shareholder or Corel Optionholder. Consequently, Common Shareholders or Corel Optionholders are urged to consult their own tax advisors for advice as to the tax considerations in respect of the Arrangement having regard to their particular circumstances.

Common Shareholders

The following portion of the summary is generally applicable to a holder of Common Shares who, for purposes of the Canadian Tax Act and at all relevant times, holds Common Shares as capital property (an “Eligible Holder”). Common Shares will generally constitute capital property to a holder thereof unless the holder holds such shares in the course of carrying on a business of trading or dealing in securities or otherwise as part of a business of buying and selling securities or has acquired such shares in a transaction or transactions considered to be an adventure in the nature of trade. A Common Shareholder that is a resident of Canada and whose Common Shares might not otherwise qualify as capital property may be eligible to make an irrevocable election in accordance with subsection 39(4) of the Canadian Tax Act to have the Common Shares and every “Canadian security” (as defined in the Canadian Tax Act) owned by such holder in the taxation year of the election and in all subsequent taxation years deemed to be capital property.

Residents of Canada

The following portion of the summary is generally applicable to an Eligible Holder who, for purposes of the Canadian Tax Act and any applicable income tax convention, and at all relevant times, is a resident or deemed to be a resident of Canada.

Conversion of Common Shares into Series B Shares and New Common Shares

A Common Shareholder will not realize a capital gain or a capital loss on the conversion of a Common Share into a Series B Share and New Common Share. The adjusted cost base of a Common Share to such Common Shareholder immediately before the conversion will become the aggregate cost to such holder of the Series B Share and New Common Share acquired on the conversion, and will be allocated amongst the Series B Share and New Common Share on the basis of the proportionate fair market value of such shares immediately after the conversion.

Disposition of Series B Shares and New Common Shares

Upon the disposition or deemed disposition of a Series B Share or a New Common Share, the holder will generally realize a capital gain (or a capital loss) to the extent the proceeds of disposition of such share are greater (or less) than the total of the holder’s adjusted cost base of such share and any reasonable costs of disposition. The general tax treatment of capital gains and capital losses is discussed below under “Taxation of Capital Gains and Capital Losses”.

Taxation of Capital Gains and Capital Losses

Generally, one-half of any capital gain realized by a Common Shareholder or Corel Optionholder (a “taxable capital gain”) will be required to be included in income in the taxation year in which it is realized, and one-half of any capital loss realized by such holder (an “allowable capital loss”) will be deductible, subject to certain limitations, from taxable capital gains in the year of disposition. Allowable capital losses in excess of taxable capital gains in a particular year may be deducted against taxable capital gains in any of the three preceding years or any subsequent year, to the extent and under the circumstances permitted in the Canadian Tax Act.

Taxable capital gains of a Canadian-controlled private corporation may be subject to an additional refundable tax of 6 2/3% on such taxable gains. Capital gains realized by an individual may give rise to alternative minimum tax under the Canadian Tax Act.

If the Common Shareholder or Corel Optionholder is a corporation, any capital loss realized by the holder on a disposition of Series B Shares or New Common Shares may in certain circumstances be reduced by the amount of any dividends, including deemed dividends, which have been received on such shares or the Common Shares. Analogous rules apply to a partnership or trust of which a corporation, trust or partnership is a member or beneficiary.

Dissenting Shareholders

A Dissenting Shareholder may be entitled, if the Arrangement becomes effective, to receive the fair value of Common Shares held by the Dissenting Shareholder. The Dissenting Shareholder will be considered to have disposed of the Common Shares for proceeds of disposition equal to the amount received by the Dissenting Shareholder less the amount of any deemed dividend referred to below and any interest awarded by the Court (see “Taxation of Capital Gains and Capital Losses” above). Where the amount is received from Corel or Corel Amalco, the Common Shareholders also will be deemed to receive a taxable dividend equal to the amount by which the amount received (other than in respect of interest awarded by the Court) exceeds the paid-up capital of such shareholder’s Common Shares. In the case of a Corel Shareholder that is a corporation, in some circumstances, the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend. Any interest awarded to a Dissenting Shareholder by the Court will be included in the Dissenting Shareholder’s income for the purposes of the Canadian Tax Act.

Non-Residents of Canada

The following portion of the summary is generally applicable to an Eligible Holder who, for purposes of the Canadian Tax Act and any applicable income tax convention, and at all relevant times, is not and has not been a resident or deemed to be a resident of Canada and to whom the Common Shares, Series B Shares and New Common Shares are not “taxable Canadian property” (as defined in the Canadian Tax Act) at the time of a disposition of such shares. Special rules, which are not discussed in this summary, may apply to a non-resident that is an insurer carrying on business in Canada and elsewhere. This summary assumes that the Common Shares, Series B Shares and New Common Shares will be listed on the TSX at all relevant times.

Generally, Common Shares, Series B Shares and New Common Shares will not be taxable Canadian property to a holder at a particular time provided that such shares are listed on a prescribed stock exchange (which currently includes the TSX) at that time, the holder does not use or hold, and is not deemed to use or hold, such shares in connection with carrying on a business in Canada, none of the holder, persons with whom such holder does not deal arm’s length, or the holder together with such persons, has owned 25% or more of the issued shares of any class or series in the capital of Corel at any time during the 60 month period immediately preceding that time and the shares are not deemed to be taxable Canadian property.

Conversion of Common Shares into Series B Shares and New Common Shares

A Common Shareholder will not realize a capital gain or a capital loss on the conversion of Common Shares into Series B Shares and New Common Shares.

Disposition of Series B Shares and New Common Shares

A Common Shareholder or Corel Optionholder will not be subject to tax under the Canadian Tax Act on any capital gain, or entitled to deduct any capital loss, realized on the disposition of Series B Shares or New Common Shares.

Dissenting Shareholders

A Dissenting Shareholder who is not a resident of Canada will be considered to have disposed of the Common Shares and to have received a dividend in the same manner as Canadian resident Dissenting Shareholders. Interest and dividends received by a non-resident Dissenting Shareholder will be subject to Canadian withholding tax at the rate of 25% subject to reduction by any applicable income tax convention.

Corel Optionholders

The following portion of the summary is generally applicable to a Corel Optionholder who is a current or former employee of Corel (or any subsidiary thereof) and who, for purposes of the Canadian Tax Act, received his or her Corel Options in respect of, in the course of, or by virtue of, his or her employment with Corel (or any subsidiary thereof) (an “Eligible Employee”).

Residents of Canada

The following portion of the summary is generally applicable to an Eligible Employee who, for purposes of the Canadian Tax Act and any applicable income tax convention, and at all relevant times, is a resident or deemed to be a resident of Canada.

A Corel Optionholder will be required to include in computing his or her income from employment any amount received on the exercise or cancellation of his or her Corel Options, and may be entitled to claim a deduction equal to one-half of the amount of such income inclusion. Corel Optionholders should consult their own tax advisors with respect to their particular circumstances.

Holders of Common Shares acquired as a result of the exercise of Corel Options will be subject to the same tax consequences as described herein for other holders of Common Shares. The income inclusion arising as a result of the exercise of a Corel Option will be added to the adjusted cost base of the Common Shares acquired as a result of such exercise.

Non-Residents of Canada

The following portion of the summary is generally applicable to an Eligible Employee who, for purposes of the Canadian Tax Act and any applicable income tax convention, and at all relevant times, is not and has not been a resident or deemed to be a resident of Canada and to whom the Corel Options are not “taxable Canadian property” (as defined in the Canadian Tax Act) at the time of exercise or cancellation of such securities. This summary assumes that the Common Shares will be listed on the TSX at all relevant times.

Generally, Corel Options will not be taxable Canadian property at a particular time unless the Common Shares are not listed on a prescribed stock exchange (which currently includes the TSX) at that time, or their exercise would result in the holder, persons with whom the holder does not deal at arm’s length, or the holder together with such persons, owning 25% or more of the issued shares of any class or series of the capital of Corel at any time during the 60 month period immediately preceding that time.

To the extent any Corel Option was granted in respect of services performed in Canada, any amount received on the exercise or cancellation of such Corel Option will be taxed in the same manner as described above under “Residents of Canada”. Otherwise, a holder of Corel Options will not be subject to tax under the Canadian Tax Act on any amount received on the exercise or cancellation of his or her Corel Options.

Holders of Common Shares acquired as a result of the exercise of Corel Options will be subject to the same tax consequences as described herein for other non-resident holders of Common Shares.

Certain United States Federal Income Tax Consequences

In the opinion of Milbank, Tweed, Hadley & McCloy LLP, U.S. counsel to Corel, the following summarizes the principal U.S. federal income tax consequences of the Arrangement generally applicable to individual Common Shareholders and Corel Optionholders who are U.S. citizens or residents. This discussion is based on the U.S. Tax Code, applicable U.S. Treasury regulations, and administrative and judicial interpretations thereof, each as in effect on the date hereof, all of which may change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a Common Shareholder’s or Corel Optionholder’s particular circumstances, or to a Common Shareholders or Corel Optionholder subject to special rules, such as (i) a Common Shareholder or a Corel Optionholder who is not a citizen or resident of the United States (See “Canadian Federal Income Tax Considerations” above), (ii) a financial institution or insurance company, (iii) a tax exempt organization, (iv) a dealer or broker in securities, or (v) a Common Shareholder or Corel Optionholder that holds Common Shares or Corel Options as part of a hedge, straddle, constructive sale, conversion or other integrated transaction. In addition, this discussion does not address any foreign, state or local tax consequences of the Arrangement and does not address the tax consequences to Convertible Securityholders other than Corel Optionholders. Corel Securityholders should consult their own tax advisors with respect to the particular tax consequences of the Arrangement to their particular circumstances and the applicability of any foreign, state or local tax laws.

This summary is generally applicable to Common Shareholders and Corel Optionholders who, for purposes of the U.S. Tax Code are United States citizens or residents and who at all relevant times, hold Common Shares or Corel Options as capital assets.

Common Shareholders

Conversion of Common Shares into Series B Shares and New Common Shares

The conversion of Common Shares into Series B Shares and New Common Shares will either constitute a recapitalization (described in Code section 368(a)(1)(E)), an exchange of stock for stock in the same corporation (described in Code section 1036) or will be disregarded for U.S. tax purposes. In all circumstances, a Common Shareholder will not recognize gain or loss on the conversion of a Common Share into a Series B Share and a New Common Share. In addition, in all circumstances, a Common Shareholder’s holding period of the Series B Shares and New Common Shares will include the Common Shareholder’s holding period of the Common Shares for purposes of determining whether a Common Shareholder has held shares for more than one year to qualify for reduced tax rates for long-term capital gain. A Common Shareholder’s adjusted basis in the Series B Shares and New Common Shares will be equal to the Common Shareholder’s adjusted basis in the Common Shares immediately prior to the conversion of Common Shares into Series B Shares and New Common Shares and will be allocated among the Series B Shares and New Common Shares based on their proportionate fair market values immediately after the conversion of Common Shares into Series B Shares and New Common Shares. The basis allocation among the Series B Shares and New Common Shares will not affect a Common Shareholder’s total gain or loss recognized on the subsequent disposition pursuant to the Arrangement.

Disposition of Series B Shares and New Common Shares

Generally, for U.S. federal income tax purposes, upon the disposition of Series B Shares and New Common Shares pursuant to the Arrangement a Common Shareholder will recognize gain or loss equal to the difference between the amount of cash received by the Common Shareholder and the Common Shareholder’s aggregate tax basis in the Series B Shares and New Common Shares (which, as described above, will be equal to the Common Shareholder’s aggregate basis in Common Shares immediately prior to the conversion of Common Shares into Series B Shares and New Common Shares).

Except as discussed below with respect to the passive foreign investment company (“PFIC”) rules, the gain or loss a Common Shareholder recognizes pursuant to the Arrangement will be capital gain or loss. Subject to the application of the PFIC rules described below, individual Common Shareholders who recognize gain with respect to Common Shares which have been held for more than one year will be eligible for reduced rates of taxation. The deduction of capital loss is subject to limitations. Any gain or loss a Common Shareholder recognizes pursuant to the Arrangement will be U.S. source gain or loss. See “Passive Foreign Investment Company Rules” below.

A Common Shareholder who properly exercises his or her Dissent Rights and who receives payment in respect of his or her Common Shares will, subject to the application of the PFIC rules described below, recognize capital gain or loss equal to the difference between the amount of cash received by the Common Shareholder in exchange for his or her Common Shares and the Common Shareholder’s aggregate tax basis in the Common Shares, less any court-ordered interest paid to the Dissenting Shareholder. Any interest paid to a Dissenting Shareholder will be treated as ordinary income and will be treated as income from foreign sources.

Corel Optionholders

It is assumed for the following discussion that all Corel Options were granted in connection with the performance of services and that no Corel Option is an “incentive stock option” as defined in the U.S. Tax Code.

Upon exercise, Corel Optionholders will recognize in respect of each exercised Corel Option, ordinary income equal to the product of (i) the excess of the fair market value of a Common Share on the date of exercise over the exercise price per share of such Corel Option, and (ii) the number of Common Shares with respect to which such Corel Option is exercised. Any such ordinary income will be characterized as compensation for U.S. tax purposes and may be subject to applicable payroll taxes and withholding. A Corel Optionholder’s basis in Common Shares obtained upon the exercise of a Corel Option will be equal to the sum of the Corel Optionholder’s exercise price for the Common Shares plus the amount of ordinary income the Corel Optionholder recognizes upon the exercise of the Corel Option.

Holders of Common Shares acquired as a result of exercising Corel Options will, upon the subsequent conversion and disposition of their shares pursuant to the Arrangement, be subject to the tax consequences described above under “—Common Shareholders”.

Corel Optionholders who elect to receive cash in exchange for their Corel Options pursuant to the Arrangement will, subject to the application of the PFIC rules described below, recognize ordinary income equal to the amount of cash received in exchange for their Corel Options. Any such income will be income from U.S. sources.

Passive Foreign Investment Company Rules

The following discussion is primarily relevant only to Corel Securityholders who recognize a gain pursuant to the Arrangement. Such holders are advised to consult their own tax advisors concerning the possible application of the rules discussed immediately below to their particular circumstances.

In general, Corel will be considered a passive foreign investment company (“PFIC”) with respect to Corel Securityholders for any taxable year if either:

•	at least 75% of its income is passive income, such as income derived from certain dividends, interest, royalties, rents, annuities or property transactions; or

•	at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income.

Corel believes that it may become a PFIC during its 2003 fiscal year. Corel has not determined whether it was a PFIC in any other fiscal year. If it is determined that Corel is or has been a PFIC for any year, Corel Securityholders, upon the receipt of cash pursuant to the Arrangement, will be subject to special tax rules on any gain they realize. Under these special tax rules, the gain, if any, a Corel Securityholder realizes pursuant to the Arrangement, will be allocated ratably over such Corel Securityholder’s holding period for his or her shares:

•	the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which Corel was a PFIC will be treated as ordinary income; and

•	the amount allocated to each other year will be taxed at the highest U.S. federal income tax rate on ordinary income in effect for that taxable year, and the interest charge generally applicable to underpayments of tax for the period beginning on the due date for the return applicable to such taxable year and ending with the due date for the return for the current taxable year in which the gain is recognized will be imposed as an addition to the resulting tax attributable to each such year.

All of the tax and interest described immediately above would be includable in a Corel Securityholder’s U.S. federal income tax liability for the taxable year in which the Arrangement takes place. Corel Securityholders should speak to their tax advisors concerning the U.S. federal income tax consequences of holding or disposing of their shares at a gain in the event that Corel is considered a PFIC. Corel Optionholders should be aware that the IRS may assert that the special tax and interest rules described above apply to amounts received pursuant to the Arrangement in connection with the disposition of Corel Options. In addition, Common Shareholders who acquire Common Shares upon the exercise of Corel Options should be aware that their holding period solely for purposes of applying the special tax and interest rules described above may include the period during which the Corel Option was held prior to exercise.

Generally, a U.S. holder of PFIC stock can avoid the application of the special tax and interest charges described above if he or she elects to make a “qualified electing fund” (or “QEF”) election with respect to his or her shares. Common Shareholders should consult their own tax advisors concerning the U.S. federal income tax consequences of making a QEF election with respect to their shares. Corel, however, has not, and does not intend to comply with the information reporting, accounting and other requirements that would be necessary to enable Common Shareholders to make this election with respect to their shares.

Alternatively, as long as the Common Shares are regularly traded on a national securities exchange or similar market system, a Common Shareholder may avoid the special tax and interest charges described above by electing to mark his or her shares to market each year and include in ordinary income the excess, if any, of the fair market value of his or her Common Shares at the close of the Common Shareholder’s tax year over the Common Shareholder’s adjusted basis in the Common Shares. However, if such an election is made after the beginning of a Common Shareholder’s holding period for the shares, any gain recognized during the first taxable year in which the election applies will still be subject to the special tax and interest rules described above. Thus, unless a mark-to-market election is validly made with respect to the first year of a Common Shareholder’s holding period, then the election would not avoid the special tax and interest charges described above. Common Shareholders should consult their own tax advisors with respect to whether the mark-to-market election would be available to them.

DISSENTING SHAREHOLDERS’ RIGHTS

Section 185 of the OBCA and section 190 of CBCA provide registered shareholders with the right to dissent from certain resolutions of a corporation which effect extraordinary corporate transactions or fundamental corporate changes. The Interim Order expressly provides Registered Corel Shareholders with the right to dissent from the Arrangement Resolution or Continuance Resolution pursuant to section 185 of the OBCA, section 190 of CBCA and the Plan of Arrangement. Any Registered Corel Shareholder who dissents from the Arrangement Resolution or Continuance Resolution in compliance with section 185 of the OBCA and section 190 of CBCA as modified by the Plan of Arrangement and the Interim Order will be entitled, in the event the

Arrangement becomes effective, to be paid by Vector the fair value of the Common Shares held by such Dissenting Shareholder determined as of the close of business on the day before the Arrangement Resolution or the Continuance Resolution is adopted.

Dissent rights under section 185 of the OBCA and section 190 of the CBCA are substantially similar. The following summary sets forth the rights of dissent under section 185 of the OBCA as modified by the Interim Order and Plan of Arrangement. Section 185 provides that a shareholder may only make a claim under that section with respect to all the shares of a class held by the shareholder on behalf of any one beneficial owner and registered in the shareholder’s name. One consequence of this provision is that a Corel Shareholder may only exercise the right to dissent under section 185 as modified by the Plan of Arrangement and the Interim Order in respect of Common Shares which are registered in that shareholder’s name. In many cases, shares beneficially owned by a Beneficial Holder are registered either: (a) in the name of an intermediary that the Beneficial Holder deals with in respect of the shares (such as banks, trust companies, securities dealers and brokers, trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans, and their nominees); or (b) in the name of a clearing agency (such as CDS) of which the intermediary is a participant. Accordingly, a Beneficial Holder will not be entitled to exercise the right to dissent, unless the shares are re-registered in the Beneficial Holder’s name. A Beneficial Holder who wishes to exercise the right to dissent should immediately contact the intermediary with whom the Beneficial Holder deals in respect of the shares and either: (i) instruct the intermediary to exercise the right to dissent on the Beneficial Holder’s behalf (which, if the shares are registered in the name of CDS or other clearing agency, would require that the shares first be re-registered in the name of the intermediary); or (ii) instruct the intermediary to re-register the shares in the name of the Beneficial Holder, in which case the Beneficial Holder would have to exercise the right to dissent directly.

A Registered Corel Shareholder who wishes to dissent must deliver a Dissent Notice to Corel, c/o Computershare Trust Company, 100 University Avenue, Toronto, Ontario, Canada M5J 2Y1 or submitted by facsimile to the following number: (416) 263-9524, in either case not later than 5:00 p.m. (Ottawa time) on August 18, 2003. It is important that Registered Corel Shareholders strictly comply with this requirement, which is different from the statutory dissent provisions of the OBCA that permit a Dissent Notice to be sent at or prior to the Meeting. The filing of a Dissent Notice does not deprive a Registered Corel Shareholder of the right to vote at the Meeting; however, the OBCA provides, in effect, that a Registered Corel Shareholder who has submitted a Dissent Notice and who votes in favour of the Arrangement Resolution will no longer be considered a Dissenting Shareholder with respect to that class of shares voted in favour of the Arrangement Resolution or Continuance Resolution. The OBCA does not provide, and Corel will not assume, that a vote against the Arrangement Resolution or Continuance Resolution or an abstention constitutes a Dissent Notice, but a Registered Corel Shareholder need not vote his or her Common Shares against the Arrangement Resolution in order to dissent. Similarly, the revocation of a proxy conferring authority on the proxy holder to vote in favour of the Arrangement Resolution does not constitute a Dissent Notice; however, any proxy granted by a Registered Corel Shareholder who intends to dissent, other than a proxy that instructs the proxy holder to vote against the Arrangement Resolution or Continuance Resolution, should be validly revoked in order to prevent the proxy holder from voting those Common Shares in favour of the Arrangement Resolution or Continuance Resolution and thereby causing the Registered Corel Shareholder to forfeit his or her right to dissent. See “Information Concerning the Meeting—Revocation of Proxies”.

Corel is required, within 10 days after the Corel Securityholders adopt the Arrangement Resolution or Continuance Resolution, to notify each Dissenting Shareholder that the resolution has been adopted. That notice is not required to be sent to any Corel Securityholder who voted for the Arrangement Resolution or Continuance Resolution or who has withdrawn his or her Dissent Notice.

A Dissenting Shareholder who has not withdrawn his or her Dissent Notice must then, within 20 days after receipt of notice that the Arrangement Resolution or Continuance Resolution has been adopted or, if the Dissenting Shareholder does not receive that notice, within 20 days after he or she learns that the Arrangement Resolution or Continuance Resolution has been adopted, send to Corel a Demand for Payment, containing his, her or its name and address, the number of Common Shares in respect of which the Dissenting Shareholder dissents, and a demand for payment of the fair value of the Common Shares. Within 30 days after sending that

Demand for Payment, the Dissenting Shareholder must send to Corel or its transfer agent the certificates representing the Common Shares in respect of which he, she or it dissents. A Dissenting Shareholder who fails to send certificates representing the Common Shares in respect of which he, she or it dissents forfeits the right to dissent. The Corel transfer agent will endorse on share certificates received from a Dissenting Shareholder a notice that the holder is a Dissenting Shareholder and will forthwith return the share certificates to the Dissenting Shareholder.

After sending a Demand for Payment, a Dissenting Shareholder ceases to have any rights as a holder of the Common Shares in respect of which the shareholder has dissented other than the right to be paid the fair value of those shares as determined under section 185 of the OBCA, unless: (i) the Dissenting Shareholder withdraws the Demand for Payment before Corel makes an Offer to Pay; (ii) Corel fails to make a timely Offer to Pay to the Dissenting Shareholder and the Dissenting Shareholder withdraws his or her Demand for Payment; or (iii) the directors of Corel revoke the Arrangement Resolution or Continuance Resolution, in all of which cases the Dissenting Shareholder’s rights as a shareholder are reinstated and, in the case of (i) and (ii), those shares will be subject to the Arrangement if it has been completed.

In addition, pursuant to the Plan of Arrangement, if the Continuance and the Arrangement are completed, Registered Corel Shareholders who duly exercise the rights of dissent and who:

(a)	are ultimately determined to be entitled to be paid fair value for their Common Shares will be deemed (1) to have converted those Common Shares, (2) to have transferred the Series B Shares into which those Common Shares are converted to Vector BuyerCo, in consideration for a payment of cash from Corel Amalco equal to the fair value of the Common Shares which is attributable to the Series B Shares, which Series B Shares will be deemed to have been cancelled on the amalgamation of Corel and Vector BuyerCo, and (3) to have transferred the New Common Shares into which those Common Shares are converted to Vector, in consideration for a payment of cash from Vector equal to that fair value; or

(b)	are ultimately determined not to be entitled, for any reason, to be paid fair value for their Common Shares, will be deemed to have participated in the Continuance and the Arrangement on the same basis as any non-Dissenting Holder of Common Shares and will receive a cheque on the basis determined in accordance with the Plan of Arrangement.

Corel is required, not later than seven days after the later of the Effective Date and the date on which Corel received the Demand for Payment of a Dissenting Shareholder, to send to each Dissenting Shareholder who has sent a Demand for Payment an Offer to Pay for his, her or its Common Shares in an amount considered by the Board of Directors to be the fair value thereof, accompanied by a statement showing the manner in which the fair value was determined. Every Offer to Pay must be on the same terms. The Common Shares of a Dissenting Shareholder must be paid for within 10 days after an Offer to Pay has been accepted by a Dissenting Shareholder, but any such offer lapses if Corel does not receive an acceptance thereof within 30 days after the Offer to Pay has been made.

If Corel fails to make an Offer to Pay for a Dissenting Shareholder’s Common Shares, or if a Dissenting Shareholder fails to accept an offer which has been made, Corel may, within 50 days after the Effective Date or within any further period as a court may allow, apply to a court to fix a fair value for the Common Shares of Dissenting Shareholders. If Corel fails to apply to a court, a Dissenting Shareholder may apply to a court for the same purpose within a further period of 20 days or within any further period as a court may allow. A Dissenting Shareholder is not required to give security for costs in such an application.

Upon an application to a court, all Dissenting Shareholders whose Common Shares have not been purchased by Corel will be joined as parties and bound by the decision of the court, and Corel will be required to notify each affected Dissenting Shareholder of the date, place and consequences of the application and of his or her right to appear and be heard in person or by counsel. Upon any such application to a court, the court may determine whether any person is a Dissenting Shareholder who should be joined as a party, and the court will then fix a fair value for the Common Shares of all Dissenting Shareholders. The final order of a court will be rendered against Corel in favour of each Dissenting Shareholder and for the amount of the fair value of his, her or its Common Shares as fixed by the court. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each Dissenting Shareholder from the Effective Date until the date of payment. An application to the court by either Corel or a Dissenting Shareholder must be made to a court having jurisdiction in the province of Ontario or in such other province where the Dissenting Shareholder resides if Corel carries on business in that province.

The foregoing is only a summary of the dissenting shareholder provisions of the OBCA as modified by the Plan of Arrangement and the Interim Order, which are technical and complex. The Plan of Arrangement is attached as Appendix B, the Interim Order is attached as Appendix E and a complete copy of section 185 of the OBCA is attached as Appendix H. It is recommended that any Registered Corel Shareholder wishing to avail himself, herself or itself of his, her or its Dissent Rights under those provisions seek legal advice as failure to comply strictly with the provisions of the OBCA and CBCA as modified by the Plan of Arrangement and the Interim Order may prejudice the right of dissent. For a general summary of certain income tax implications to a Dissenting Shareholder, see “Tax Considerations for Corel Securityholders”.

AUDIT COMMITTEE

The Board of Directors has appointed an Audit Committee. The Audit Committee has a specifically defined mandate that includes responsibility for overseeing management reporting with respect to internal controls and corporate governance. The members of the Audit Committee are Honourable Barbara J. McDougall, Jean-Louis Malouin (Chair) and Lyle Blair.

CERTAIN REGULATORY AND LEGAL MATTERS

Certain legal matters in connection with the Transaction will be passed upon by McCarthy Tétrault LLP, Ottawa, Ontario and Milbank Tweed Hadley & McCloy LLP, New York, NY on behalf of Corel. As at July 18, 2003, partners and associates of McCarthy Tétrault LLP and Milbank Tweed Hadley & McCloy LLP owned beneficially, directly or indirectly, less than 1% of the outstanding Common Shares. Certain legal matters in connection with the Transaction will be passed upon by Torys LLP, New York, New York and Toronto, Ontario on behalf of the Vector Group. As at July 18, 2003, partners and associates of Torys LLP beneficially owned, as a group, directly or indirectly, less than 1% of the outstanding Common Shares.

ENFORCEABILITY OF CIVIL LIABILITIES

Corel is a corporation incorporated under the laws of Canada. All of the directors and officers of Corel are residents of Canada and all or a substantial portion of their assets and a substantial portion of the assets of Corel are located outside the United States. As a result, it may be difficult for Corel Shareholders to effect service within the United States upon those directors, officers and experts who are not residents of the United States or to realize in the United States upon judgments of courts in the United States predicated upon civil liability under the United States federal securities laws. There is some doubt as to the enforceability in Canada against Corel or any of its directors, officers or experts who are not residents of the United States in original actions or in actions for the enforcement of judgments of United States courts, of liabilities predicated solely upon United States federal securities laws.

AUDITORS

The Corel audited consolidated financial statements for fiscal year ended November 30, 2002 included in Corel’s Annual Information Form for the Fiscal Year Ended November 30, 2002 on Form 10-K filed with the SEC, and incorporated by reference in this Circular, have been audited by PricewaterhouseCoopers LLP, as stated in their report therein.

APPROVAL OF CIRCULAR BY COREL BOARD OF DIRECTORS

The information contained in this Circular relating to Corel and the Transaction has been provided by Corel. This Circular and the sending, communication and delivery thereof to the Corel Securityholders have been authorized and approved by the Board of Directors.

DATED at Ottawa, Ontario, Canada this 18th day of July, 2003.

BY ORDER OF THE BOARD OF DIRECTORS

/s/  Cindy O’Leary

Cindy O’Leary

Vice President, Legal and Corporate Secretary

APPENDIX A-1

ARRANGEMENT RESOLUTION

RESOLUTION FOR CONSIDERATION

BY THE HOLDERS OF COMMON SHARES, SERIES A SHARES

AND VOTING CONVERTIBLE SECURITYHOLDERS

AT THE SPECIAL MEETING OF SECURITYHOLDERS OF

COREL CORPORATION

Arrangement

1.	Following the continuance, the arrangement (the “Arrangement”) under Section 182 of the OBCA involving Corel, as more particularly described and set out in the management proxy circular (the “Circular”) of Corel accompanying the notice of this meeting (as the Arrangement may be or may have been modified or amended) is authorized, approved and adopted.

2.	The plan of arrangement (the “Plan of Arrangement”) involving Corel, the full text of which is set out in Appendix B to the Circular (as the Plan of Arrangement may be or may have been modified or amended) is authorized, approved and adopted.

3.	Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the securityholders of Corel or that the Arrangement has been approved by the Superior Court of Justice of Ontario, the directors of Corel are hereby authorized and empowered (1) to amend the acquisition agreement made as of June 6, 2003 among Corel Holdings, L.P., Vector CC Acquisitions Inc. and Corel (the “Acquisition Agreement”) or the Plan of Arrangement to the extent permitted thereby, and (2) not to proceed with the Arrangement without further approval of the securityholders of Corel, but only if the Acquisition Agreement is terminated in accordance with its terms.

4.	Any officer or director of Corel is hereby authorized and directed for and on behalf of Corel to execute, under the seal of Corel or otherwise, and to deliver articles of arrangement and all other documents as are necessary or desirable to the Director under the OBCA in accordance with the Acquisition Agreement for filing.

General

Any officer or director of Corel is hereby authorized and directed for and on behalf of Corel to execute or cause to be executed, under the seal of Corel or otherwise, and to deliver or cause to be delivered, all such documents, agreements and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents, agreements or instruments and the taking of any such actions.

A-1-1

APPENDIX A-2

CONTINUANCE RESOLUTION

RESOLUTION FOR CONSIDERATION

BY THE HOLDERS OF COMMON SHARES AND SERIES A SHARES

AT THE SPECIAL MEETING OF SECURITYHOLDERS OF

COREL CORPORATION

RESOLVED THAT:

Continuance

1.	The application of Corel Corporation (“Corel”) to the Director under the Business Corporations Act (Ontario) (the “OBCA”), for a certificate of continuance, continuing Corel as if it had been incorporated under the OBCA is ratified, approved and confirmed.

2.	The application of Corel to the Director under the Canada Business Corporations Act for a letter of satisfaction to permit such continuance and a certificate of discontinuance is ratified, approved and confirmed.

3.	The directors are authorized to abandon the applications without further approval of the shareholders.

4.	Any officer or director of Corel is authorized and directed on behalf of Corel to execute and deliver articles of continuance, in duplicate, to the Director under the OBCA and to execute all documents and to do all such acts and things as in the opinion of such person may be necessary or desirable to carry out the foregoing.

General

1.	Any officer or director of Corel is hereby authorized and directed for and on behalf of Corel to execute or cause to be executed, under the seal of Corel or otherwise, and to deliver or cause to be delivered, all such documents, agreements and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents, agreements or instruments and the taking of any such actions.

A-2-1

APPENDIX A-3

RIGHTS PLAN RESOLUTION

RESOLUTION FOR CONSIDERATION BY THE HOLDERS OF COMMON SHARES AT THE SPECIAL MEETING OF SECURITYHOLDERS OF

COREL CORPORATION

RESOLVED THAT:

1.	The supplement to the shareholder rights plan agreement dated February 11, 1999, as amended and restated as of March 31, 1999, by and between Corel Corporation (“Corel”) and Montreal Trust Company of Canada, as rights agent (the “Rights Plan”), which provides for termination of the Rights Plan on closing of the transaction contemplated by the acquisition agreement dated as of June 6, 2003 among Corel Holdings, L.P., Vector CC Acquisitions Inc. and Corel (the “Acquisition Agreement”), as that Acquisition Agreement may be amended or restated from time to time, is authorized, adopted and approved pursuant to Section 5.4 of the Rights Plan.

2.	Any officer or director of Corel is hereby authorized and directed for and on behalf of Corel to execute or cause to be executed, under the seal of Corel or otherwise, and to deliver or cause to be delivered, all documents, agreements and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized by this resolution, which determination will be conclusively evidenced by the execution and delivery of any such documents, agreements or instruments and the taking of any such actions.

A-3-1

APPENDIX B

PLAN OF ARRANGEMENT

UNDER SECTION 182

OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

ARTICLE 1.

INTERPRETATION

1.1.    Definitions

In this Plan of Arrangement, unless there is something inconsistent in the subject matter or context, the following terms have the respective meanings set out below (and grammatical variations of those terms have corresponding meanings):

“affiliate” has the meaning given to that term in the Securities Act, and, in the case of Vector, includes Persons who constitute fund entities that are managed or controlled by the general partner of Vector or its affiliates, unless otherwise expressly stated in this Plan of Arrangement;

“Amalgamating Company” has the meaning given to that term in Section 2.2.4;

“Amalgamation” means the amalgamation, to be effected pursuant to the Arrangement, of Corel and BuyerCo under the laws of the Province of Ontario;

“Arrangement” means the arrangement under section 182 of the OBCA, including the terms and subject to the conditions set out in this Plan of Arrangement, and subject to any amendments or variations to this Plan of Arrangement made in accordance with Article 5 or made at the direction of the Court in the Final Order;

“Articles of Arrangement” means the articles of arrangement of Corel in respect of the Arrangement that are required by the OBCA to be filed with the Director;

“Business Day” means any day on which commercial banks are generally open for business in Toronto, Ontario, and San Francisco, California other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario or San Francisco, California;

“BuyerCo” means Vector CC Acquisition Inc., a company formed under the laws of the Province of Ontario;

“Certificate” means the certificate of arrangement giving effect to the Arrangement, issued by the Director pursuant to subsection 183(2) of the OBCA after the Articles of Arrangement have been filed with the Director;

“Circular” means the notice of the Meeting and accompanying management information circular, including all of its appendices, to be sent to holders of Corel Voting Securities in connection with the Meeting;

“Continuance” means a continuance of Corel under section 188 of the Canada Business Corporations Act and section 180 of the OBCA on the terms and subject to the conditions set out in the articles of continuance of Corel filed on August 21, 2003;

“Corel” means Corel Corporation, a company continued under the laws of the Province of Ontario;

“Corel Amalco” means the company continuing as a result of the Amalgamation;

“Corel Amalco Common Shares” means the common shares in the capital of Corel Amalco having substantially the rights, privileges, restrictions and conditions set out in Appendix 3;

“Corel Amalco Preference Shares” means the preference shares in the capital of Corel Amalco having substantially the rights, privileges, restrictions and conditions set out in Appendix 3;

“Corel Amalco Series A Shares” means the Series A Participating Convertible Preferred Shares in the capital of Corel Amalco having substantially the rights, privileges, restrictions and conditions set out in Appendix 3;

“Corel Common Shares” means the common shares in the capital of Corel;

“Corel Convertible Security” means options, warrants and other securities (excluding Corel Series A Shares) exercisable for, convertible into or exchangeable for Corel Shares and includes Corel Options and Corel Warrants;

“Corel New Common Shares” means the new common shares in the capital of Corel to be created in accordance with the Plan of Arrangement;

“Corel Options” means the options to purchase Corel Shares granted under the Corel Stock Option Plan 2000, the Corel Stock Option Plan and the Corel Director Stock Option Plan;

“Corel Securityholders” means the holders of Corel Securities;

“Corel Securities” means, collectively, Corel Shares and Corel Convertible Securities;

“Corel Series A Shares” means the Series A Participating Convertible Preferred Shares in the capital of Corel;

“Corel Series B Shares” means the redeemable Series B preferred shares in the capital of Corel to be created in accordance with the Plan of Arrangement having substantially the rights, privileges, restrictions and conditions set out in Appendix 1;

“Corel Shareholders” means the holders of Corel Shares;

“Corel Shares” means, collectively, the Corel Common Shares and the Corel Series A Shares;

“Corel Voting Convertible Securities” means those Corel Convertible Securities in respect of which any amount payable in connection with the exercise, conversion or exchange of the Corel Convertible Security into one Corel Share is less than $1.05;

“Corel Voting Securities” means, collectively, Corel Shares and Corel Voting Convertible Securities;

“Corel Warrants” means, collectively, warrants issued on October 3, 2000 to purchase a total of 282,500 Corel Common Shares, a warrant issued on March 21, 2000 to purchase 25,000 shares of common stock of Micrografx, Inc. and a warrant issued August 15, 2000 to purchase 25,000 shares of common stock of Micrografx, Inc.;

“Court” means the Superior Court of Justice of Ontario;

“Depositary” means Computershare Trust Company of Canada at its offices set out in the Letter of Transmittal and Election Form;

“Director” means the Director appointed pursuant to section 278 of the OBCA;

“Dissent Rights” has the meaning given to that term in Section 3.1;

“Dissenting Shareholder” means a holder of Corel Common Shares who dissents in respect of the Arrangement or the Continuance in strict compliance with the Dissent Rights;

“Effective Date” means the date shown on the Certificate;

“Effective Time” means 12:01 a.m. (Toronto Time) on the Effective Date;

“Final Order” means the final order of the Court approving the Arrangement as that order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless the appeal is withdrawn or denied, as affirmed;

“holders” means, when used with reference to the Corel Securities, the holders of Corel Securities shown from time to time in the register maintained by or on behalf of Corel in respect of Corel Securities;

“Interim Order” means the interim order of the Court, as it may be amended, in respect of the Arrangement;

“Letter of Transmittal and Election Form” means the letter of transmittal and election forms provided for use by holders of Corel Securities, to be sent to holders of Corel Securities in order that, among other things, holders of Corel Convertible Securities may make the election described therein;

“Meeting” means the special meeting of holders of Corel Securities, including any adjournment or postponement of the special meeting, to be called and held in accordance with the Interim Order to consider, among other things, the Arrangement;

“OBCA” means the Business Corporations Act (Ontario) and the regulations promulgated under that act, each as amended from time to time;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, governmental entity, syndicate or other entity, whether or not having legal status;

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and policies made under that Act, as now in effect and as they may be amended from time to time prior to the Effective Date;

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated under that Act, each as amended from time to time;

“Title Restriction” means any lien, claim, mortgage, pledge, encumbrance, charge, adverse interest or security interest;

“Transaction Resolution” means the resolutions of holders of Corel Voting Securities approving the Arrangement, this Plan of Arrangement, the Continuance and related matters, to be substantially in the form set out in Appendix A annexed to the Circular; and

“Vector” means Corel Holdings, L.P., a limited partnership formed under the laws of the Cayman Islands.

1.2.    Interpretations Not Affected by Headings

The division of this Plan of Arrangement into articles, sections and other portions and the insertion of headings are for convenience of reference only and will not affect its construction or interpretation. Unless otherwise indicated, all references to an “Article” or “section” followed by a number refer to the specified Article or section of this Plan of Arrangement. The term “this Plan of Arrangement,” and similar expressions refer to this Plan of Arrangement and not to any particular Article, section or other portion of this Plan of Arrangement.

1.3.    Rules of Construction

Unless otherwise specifically indicated or the context otherwise requires, (1) all references to “dollars” or “$” mean United States dollars, (2) words importing the singular include the plural and vice versa and words importing any gender include all genders, and (3) ”include”, “includes” and “including” will be deemed to be followed by the words “without limitation.”

1.4.    Date For Any Action

In the event that any date on which any action is required to be taken under this Plan of Arrangement by any of the parties to this Plan of Arrangement is not a Business Day, that action will be required to be taken on the next succeeding day that is a Business Day.

ARTICLE 2.

ARRANGEMENT

2.1.    Binding Effect

The Arrangement will become effective at, and be binding at and after, the Effective Time on (1) Corel, (2) BuyerCo, (3) all holders and all beneficial owners of Corel Securities and (4) all holders and all beneficial owners of securities of BuyerCo.

2.2.    Arrangement

Commencing at the Effective Time, the following will occur in the following order and at the times indicated and will be deemed to occur at the times indicated without any further act or formality:

2.2.1. At	the Effective Time, Corel will effect the following capital reorganization:

2.2.1.1.    Corel will be authorized to issue an unlimited number of Corel Series B Shares which will have attached the rights, privileges, restrictions and conditions set out in Appendix 1 to this Plan of Arrangement;

2.2.1.2.    Corel will be authorized to issue an unlimited number of Corel New Common Shares which will have attached the rights, privileges, restrictions and conditions set out in Appendix 1 to this Plan of Arrangement;

2.2.1.3.    each outstanding Corel Common Share (other than those held by Vector and its affiliates) will be converted into one fully paid and non-assessable Corel New Common Share and one Corel Series B Share and the names of the holders of the shares so converted will be removed from the register of holders of Corel Common Shares and added to the registers of holders of Corel New Common Shares and Corel Series B Shares;

2.2.1.4.    each outstanding Corel Common Share held by Vector and its affiliates will be converted into 3.5 fully paid and non-assessable Corel New Common Shares and the names of the holders of the shares so converted will be removed from the register of holders of Corel Common Shares and added to the register of holders of Corel New Common Shares;

2.2.1.5.    there will be deducted from the stated capital account maintained for the Corel Common Shares an amount equal to the total stated capital of the Corel Common Shares;

2.2.1.6.    there will be added to the stated capital account maintained for the Corel Series B Shares an amount equal to $0.75 per Corel Series B Share issued;

2.2.1.7.    there will be added to the stated capital account maintained for the Corel New Common Shares an amount equal to the total amount deducted under Section 2.2.1.5 from the stated capital account maintained for the Corel Common Shares less the total amount added to the stated capital account maintained for the Corel Series B Shares under Section 2.2.1.6; and

2.2.1.8.    Corel will no longer be authorized to issue Corel Common Shares and the rights, privileges, restrictions and conditions attached to those shares are hereby deleted;

2.2.2.	immediately after the capital reorganization described in Section 2.2.1:

2.2.2.1.    each Corel New Common Share (other than those held by Vector and its affiliates) will be transferred to, and acquired by, Vector, in exchange for $0.30, the name of the holder will be removed from the register of holders of Corel New Common Shares and Vector will be recorded on the register of holders of Corel New Common Shares as the registered holder of the Corel New Common Shares so purchased and will be the legal and beneficial owner of those shares; and

2.2.2.2.    each Corel Series B Share will be transferred to, and acquired by, BuyerCo, in exchange for $0.75, the name of the holder will be removed from the register of holders of Corel Series B Shares and BuyerCo will be recorded on the register of holders of Corel Series B Shares as the registered holder of the Corel Series B Shares so purchased and will be the legal and beneficial owner of those shares;

2.2.3.	immediately after the share transfers described in Section 2.2.2, outstanding Corel Convertible Securities will be reorganized as follows:

2.2.3.1.    all agreements governing Corel Convertible Securities, to the extent not already provided, will be deemed to have been retroactively amended as necessary to permit any Corel Convertible Security (whether vested or unvested) to be exercised, exchanged or converted no later than two Business Days following the Meeting;

2.2.3.2.    each holder of a Corel Convertible Security who so elects in the Letter of Transmittal and Election Form is entitled as an alternative to exercising the Corel Convertible Security to receive in lieu a cash amount from Corel equal to the excess of $1.05 over any amount payable in connection with the exercise, conversion or exchange of the Corel Convertible Security into one Corel Share (with any Canadian dollar amount payable being converted into U.S. dollars at the exchange rate of US$1.00 = Cdn$1.4114), multiplied by the number of shares subject to the Corel Convertible Security which could be exercised, converted or exchanged at the Meeting Date; and

2.2.3.3.    all Corel Convertible Securities not exercised, exchanged or converted no later than two Business Days following the Meeting are cancelled and each former holder of a Corel Convertible Security will, thereafter, only be entitled to receive the payment contemplated by section 2.2.3.2 in accordance with this Plan of Arrangement;

2.2.4.	immediately after the reorganization of Corel Convertible Securities described in Section 2.2.3, Corel and BuyerCo (each an “Amalgamating Company”) will amalgamate and continue as one corporation under the OBCA as follows:

2.2.4.1.    on the Amalgamation:

2.2.4.1.1.	each outstanding Corel New Common Share will be converted into one fully paid and non-assessable Corel Amalco Common Share and the name of the holder of the shares so converted will be added to the register of holders of Corel Amalco Common Shares;

2.2.4.1.2.	each outstanding Corel Series A Share will be converted into one fully paid and non-assessable Corel Amalco Series A Share and the name of the holder of the shares so converted will be added to the register of holders of Corel Amalco Series A Shares;

2.2.4.1.3.	each outstanding Corel Series B Share will be cancelled; and

2.2.4.1.4.	each outstanding common share of BuyerCo will be converted into one fully paid and non-assessable Corel Amalco Common Shares and the names of the holders of the shares so converted will be added to the register of holders of Corel Amalco Common Shares;

2.2.4.2.    Corel Amalco will afterwards possess all the property, rights, privileges and franchises and will be subject to all the liabilities, contracts and debts of each of the Amalgamating Companies;

2.2.4.3.    unless and until otherwise determined in the manner required by applicable law, or by Corel Amalco, its directors or shareholders, the provisions set out in Appendix 2 will apply to Corel Amalco; and

2.2.4.4.    the stated capital accounts of Corel Amalco will reflect the following:

2.2.4.4.1.	there will be added to the stated capital account maintained for the Corel Amalco Common Shares an amount equal to the total of (1) the stated capital of the Corel New Common Shares and (2) the stated capital of the common shares of BuyerCo; and

2.2.4.4.2.	there will be added to the stated capital account maintained for the Corel Amalco Series A Shares an amount equal to the stated capital of the Corel Series A Shares.

2.3.    Certificates

No certificates representing Corel New Common Shares or Corel Series B Shares will be issued and, at the Effective Time, those shares will be evidenced by the certificates representing Corel Common Shares converted into Corel New Common Shares and Corel Series B Shares under this Plan of Arrangement.

2.4.    Title Restrictions

Each transfer of a holder’s Corel New Common Shares or Corel Series B Shares to Vector or to BuyerCo under Section 2.2.2 will be free and clear of all Title Restrictions and any Title Restrictions otherwise applicable to those shares (or the original Corel Common Shares converted into those shares) will instead apply to the cash received by the holder in exchange for those shares.

2.5.    Representations and Warranties of holders of Corel Securities

Each holder of Corel Shares is deemed to represent and warrant that the holder

2.5.1.    is the registered owner of its Corel Shares;

2.5.2.    is able to transfer its Corel Shares, free and clear of any Title Restrictions; and

2.5.3.    has full power, capacity and authority to transfer its Corel Shares.

Each holder of Corel Securities is deemed to represent that the holder is the beneficial owner of its Corel Securities, or if it is not the beneficial owner, that it has disclosed the identity of the beneficial owner to Corel.

2.6.    Authorization

Each Corel Securityholder is deemed to irrevocably appoint Corel as its agent and attorney to effect the transfer or cancellation of its Corel Securities, as the case may be, in accordance with this Plan of Arrangement on its behalf and to sign any documents and take any steps on its behalf as are necessary or appropriate to transfer or cancel its Corel Securities. Corel, in its capacity as that agent will not, under any circumstances, be subject to any liability, including liability to any holders of Corel Securities, provided that Corel acts in accordance with this Plan of Arrangement.

ARTICLE 3.

RIGHTS OF DISSENT

3.1.    Dissent Rights

Holders of Corel Common Shares may exercise rights of dissent with respect to those Corel Common Shares pursuant to and in the manner set out in section 185 of the OBCA as modified by the Interim Order and this Section 3.1 (the “Dissent Rights”) in connection with the Arrangement and the Continuance. Holders of Corel Common Shares who duly exercise those rights of dissent and who:

3.1.1.    are ultimately determined to be entitled to be paid fair value for their Corel Common Shares will be deemed (1) to have converted those Corel Common Shares in accordance with Section 2.2.1, (2) to have transferred the Corel Series B Shares into which those Corel Common Shares are converted to BuyerCo, in consideration for a payment of cash from Corel Amalco equal to the fair value of the Corel Common Shares which is attributable to the Corel Series B Shares, which Corel Series B Shares will be deemed to have been cancelled on the amalgamation of Corel and BuyerCo under section 2.2.4 and (3) to have transferred the New Common Shares into which those Corel Common Shares are converted to Vector, in consideration for a payment of cash from Vector equal to the fair value of the Corel Common Shares which is attributable to the New Common Shares, in each case the conversions and transfers having effect as of the Effective Time and without any further act or formality and, in the case of the transfers in (2) and (3), free and clear of all Title Restrictions; or

3.1.2.    are ultimately determined not to be entitled, for any reason, to be paid fair value for their Corel Common Shares, will be deemed to have participated in the Continuance and the Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of Corel Common Shares and will receive cash on the same basis as all other holders of Corel Common Shares; and

but in no case will Corel, Vector, BuyerCo or any other Person be required to recognize any Dissenting Shareholder as a holder of Corel Common Shares after the Effective Time, and the names of each Dissenting Shareholder will be deleted from the register of holders of Corel Common Shares at the Effective Time.

ARTICLE 4.

CERTIFICATES AND FRACTIONAL SHARES

4.1.    Payments of Cash

4.1.1.    At or promptly after the Effective Time, Vector and BuyerCo will deposit with the Depositary, for the benefit of the holders of Corel Securities who will receive cash in connection with the Arrangement, cash in an amount sufficient to pay all of those holders the amounts contemplated to be paid to them under the Arrangement.

4.1.2.     Upon delivery by a holder of a Corel Convertible Security to the Depositary of a duly completed Letter of Transmittal and Election Form and all additional documents and instruments as the Depositary may reasonably require, and upon confirmation by the Depositary of that holder’s name against the register of holders of Corel Convertible Securities provided by Corel to the Depositary, that holder will be entitled to receive, and after the Effective Time the Depositary will deliver to that holder, the amount of cash that holder is entitled to receive under the Arrangement.

4.1.3.    Upon surrender to the Depositary of a certificate which immediately prior to or upon the Effective Time represented Corel Common Shares in respect of which the holder is entitled to receive cash under the Arrangement, together with a duly completed Letter of Transmittal and Election Form, and all other documents and instruments as would have been required to effect the transfer of the shares formerly represented by that certificate under the OBCA and the by-laws of Corel and all additional documents and instruments as the Depositary may reasonably require, the holder of that surrendered certificate will be entitled to receive in exchange for the certificate, and after the Effective Time the Depositary will deliver to that holder, the amount of cash that holder is entitled to receive under the Arrangement.

4.1.4.    In the event of a transfer of ownership of a Corel Common Share that was not registered in the securities register of Corel, the amount of cash payable for that Corel Common Share under the Arrangement may be delivered to the transferee if the certificate representing the Corel Common Share is presented to the Depositary as provided above, accompanied by all documents required to evidence and effect that transfer and to evidence that any applicable stock transfer taxes have been paid.

4.1.5.    Until surrendered as contemplated by this Section 4.1, each certificate which immediately prior to the Effective Time represented one or more outstanding Corel Common Shares and which at the Effective Time represented one or more Corel New Common Shares and Corel Series A Shares will be deemed at all times after the Effective Time to represent only the right to receive upon the surrender of the certificate the cash payment contemplated by this Section 4.1.

4.2.    Lost Certificates

4.2.1.    In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Corel Common Shares has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of Corel Common Shares claiming that certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for that lost, stolen or destroyed certificate, any cash pursuant to Section 4.1 deliverable in accordance with Section 2.2.2.

4.2.2.    When authorizing payment in exchange for any lost, stolen or destroyed certificate, the holder to whom cash is to be delivered will, as a condition precedent to the delivery, give a bond satisfactory to Corel, Vector and BuyerCo and Corel’s transfer agent in a sum as Vector may direct or otherwise indemnify Corel, Vector and BuyerCo in a manner satisfactory to Vector against any claim that may be made against Corel, Vector or BuyerCo with respect to the certificate alleged to have been lost, stolen or destroyed.

4.3.    Extinguishment of Rights

4.3.1.    Any certificate which immediately prior to the Effective Time represented outstanding Corel Common Shares, which certificate has not been deposited with all other instruments required by Sections 4.1 or 4.2 on or prior to the fifth anniversary of the Effective Date will cease to represent a claim or interest of any kind or nature to the cash payment.

4.3.2.    On the fifth anniversary of the Effective Date, the cash payment to which the former holder of the certificate was ultimately entitled will be deemed to have been surrendered for no consideration to Vector and BuyerCo.

4.3.3.    None of Corel, Vector, BuyerCo or the Depositary will be liable to any Person in respect of any cash payment delivered to a public official pursuant to and in compliance with any applicable abandoned property, escheat or similar law.

4.4.    Withholding Rights

4.4.1.    Corel, Vector, BuyerCo and the Depositary will be entitled to deduct and withhold from any consideration payable to any holder of Corel Securities all amounts as Corel, Vector, BuyerCo or the Depositary is required to deduct and withhold with respect to that payment under the Tax Act, the United States Internal Revenue Code of 1986, as amended, or any provision of federal, provincial, territorial, state, local or foreign tax law.

4.4.2.    To the extent that amounts are so withheld, those withheld amounts will be treated for all purposes of this Plan of Arrangement as having been paid to the holder of the securities in respect of which that deduction and withholding was made, provided that those withheld amounts are actually remitted to the appropriate taxing authority.

4.5.    Termination of Depositary

Any funds held by the Depositary that remain undistributed to former holders of Corel Securities nine months after the Effective Date will be delivered to Corel, upon demand for those funds, and holders of Corel Securities who have not previously complied with Sections 4.1 or 4.2 will then look only to Corel for payment of any claim to cash.

ARTICLE 5.

AMENDMENTS

5.1.    Amendments to Plan of Arrangement

5.1.1.    Corel reserves the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each amendment, modification or supplement must be (1) set out in writing, (2) filed with the Court and, if made following the Meeting, approved by the Court, and (3) communicated (whether prior or subsequent thereto) to Corel Securityholders if and as required by the Court.

5.1.2.    Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Corel at any time prior to the Meeting and if so proposed and approved by the Persons voting at the Meeting (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

5.1.3.    Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meeting will be effective only, if required by the Court, if it is consented to by holders of Corel Securities voting in the manner directed by the Court.

5.1.4.    Subject to applicable law, any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Corel, provided that it concerns a matter which, in the reasonable opinion of Corel, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any holder of Corel Securities.

ARTICLE 6.

FURTHER ASSURANCES

6.1.    Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement are to occur and will be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Plan of Arrangement will make, do and execute, or cause to be made, done and executed, all further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to document or evidence any of the transactions or events set out in this Plan of Arrangement.

ARTICLE 7.

RIGHT NOT TO PROCEED

7.1.    Right Not to Proceed

The board of directors of Corel, at their sole discretion, may determine not to proceed with all or any part of the Arrangement at any time prior to the Effective Time notwithstanding (1) that holders of Corel Voting Securities have approved the Transaction Resolution, (2) that the Final Order has been received and (3) section 183(1) of the OBCA, if the board of directors of Corel determines that it is not in the best interests of Corel to complete the Arrangement.

APPENDIX 1

PROVISIONS ATTACHING TO THE

COREL SERIES B SHARES AND COREL NEW COMMON SHARES

A second series of an unlimited number of redeemable preferred shares which shall be designated the Series B Redeemable Preferred Shares (the “Series B Preferred Shares”) and shall have attached thereto, in addition to the rights, privileges, restrictions and conditions attaching to the Preferred Shares as a class the following rights, privileges, restrictions and conditions:

1.    Ranking of Series B Preferred Shares

The Series B Preferred Shares shall be entitled to a preference over the Common Shares and over any other shares of the Corporation ranking junior to the Series B Preferred Shares with respect to priority in payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs.

2.    Dividends

The holders of the Series B Preferred Shares shall be entitled to receive any dividends as and when declared by the board of directors of the Corporation, in preference and priority to the holders of the Common Shares.

3.    Retraction Privilege

Subject to the provisions of sections 4 and 5, a holder of Series B Preferred Shares shall be entitled to require the Corporation to redeem at any time or times after the date of issue thereof all or any of the Series B Preferred Shares registered in the name of such holder.

4.    Retraction Procedure

4.1.    In order to elect to have the Corporation redeem Series B Preferred Shares pursuant to the above retraction privilege, a holder of Series B Preferred Shares must tender to the Corporation, at its registered office, the certificate or certificates representing the Series B Preferred Shares which the holder wishes the Corporation to redeem, together with a written request specifying that the holder desires to have all or a specified number of the shares represented by such certificate or certificates redeemed by the Corporation on the retraction date selected by the Corporation (which shall be not later than 30 days following receipt by the Corporation of such written request). The Corporation shall, subject to section 5, redeem Series B Preferred Shares duly tendered pursuant to the above retraction privilege at a price equal to $0.75 per share (the “Redemption Price”), together with an amount equal to all dividends declared thereon and unpaid up to the date on which redemption is to be made, such aggregate amount being hereinafter referred to in these provisions as the “Aggregate Redemption Price”. The tender of the certificate or certificates by a holder of Series B Preferred Shares pursuant to this section 4 shall be irrevocable unless payment of the Aggregate Redemption Price shall not be duly made by the Corporation to the holder on or before the retraction date. In the event that payment of the Aggregate Redemption Price is not made by the Corporation on or before the retraction date, the Corporation shall forthwith thereafter return the holder’s deposited share certificate or certificates to the holder. If a holder of Series B Preferred Shares tenders for redemption pursuant to the above retraction privilege a part only of the Series B Preferred Shares represented by any certificate or certificates, the Corporation shall issue and deliver to such holder at the expense of the Corporation a new certificate representing the Series B Preferred Shares which are not being tendered for redemption.

4.2.    On the retraction date the Aggregate Redemption Price shall be paid by cheque payable in lawful money of Canada at par at any branch in Canada of the Corporation’s bankers. Upon such payment being made, the Series B Preferred Shares in respect of which such payment is made shall be redeemed. From and after the retraction date, the Series B Preferred Shares so redeemed shall cease to be entitled to dividends or any other participation in any distribution of the assets of the Corporation and the holder thereof shall not be entitled to exercise any of the other rights of shareholders in respect thereof unless payment of the Aggregate Redemption Price shall not be made on the retraction date, in which event the rights of such holders shall remain unaffected.

5.    Retraction Subject to Applicable Law

5.1.    If, as a result of insolvency provisions or other provisions of applicable law, the Corporation is not permitted to redeem all of the Series B Preferred Shares duly tendered pursuant to the above retraction privilege, the Corporation shall redeem only the maximum number of Series B Preferred Shares (rounded to the next lower multiple of 1,000 shares) which the board of directors of the Corporation determines the Corporation is then permitted to redeem. Such redemption shall be made pro rata, disregarding fractions of shares, from each holder of tendered Series B Preferred Shares according to the number of Series B Preferred Shares tendered for redemption by each such holder and the Corporation shall issue and deliver to each such holder at the expense of the Corporation a new certificate representing the Series B Preferred Shares not redeemed by the Corporation.

5.2.    So long as the board of directors of the Corporation has acted in good faith in making any of the determinations referred to above as to the number of Series B Preferred Shares which the Corporation is permitted at any one time to redeem, neither the Corporation nor the board of directors shall have any liability in the event that any such determination proves to be inaccurate.

6.    Redemption at Option of Corporation

Subject to the provisions of section 8, the Corporation may, upon giving notice as hereinafter provided, redeem at any time the whole or from time to time any part of the outstanding Series B Preferred Shares on payment for each share to be redeemed of an amount equal to the Aggregate Redemption Price.

7.    Partial Redemption

In case a part only of the Series B Preferred Shares is to be redeemed at any time, the shares so to be redeemed shall be selected pro rata, by lot or by some other random selection method in such manner as the board of directors of the Corporation in its sole discretion determines or selected in such other manner as the board of directors of the Corporation in its sole discretion determines to be equitable. If a part only of the Series B Preferred Shares represented by any certificate shall be redeemed, a new certificate representing the balance of such shares shall be issued to the holder thereof at the expense of the Corporation upon presentation and surrender of the first mentioned certificate.

8.    Method of Redemption

8.1.    In any case of redemption of Series B Preferred Shares, the Corporation shall, at least 30 days before the date specified for redemption, give to each person who at the date of the notice hereinafter referred to is a registered holder of Series B Preferred Shares to be redeemed, a notice in writing of the intention of the Corporation to redeem such Series B Preferred Shares, such notice to be given as provided in section 14 hereof. Such notice shall set out the number of Series B Preferred Shares held by the person to whom it is addressed which are to be redeemed, the Aggregate Redemption Price, the date specified for redemption and the place or places in Canada at which holders of Series B Preferred Shares may present and surrender such shares for redemption.

8.2.    On or after the date so specified for redemption, the Corporation shall pay or cause to be paid, to or to the order of the registered holders of the Series B Preferred Shares to be redeemed, the Aggregate Redemption Price of such shares on presentation and surrender, at the registered office of the Corporation or at any other place or places in Canada specified in the notice of redemption, of the certificate or certificates representing the Series B Preferred Shares called for redemption. Payment in respect of Series B Preferred Shares being redeemed shall be made by cheque payable to the respective holders thereof in lawful money of Canada at par at any branch in Canada of the Corporation’s bankers.

8.3.    The Corporation shall have the right at any time after giving notice of its intention to redeem Series B Preferred Shares to deposit the Aggregate Redemption Price of the Series B Preferred Shares so called for redemption, or of such of the Series B Preferred Shares which are represented by certificates which have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a separate account in any chartered bank or any trust company in Canada named in the redemption notice or in a subsequent notice in writing to the holders of the Series B Preferred Shares in respect of which the deposit is made, to be paid without interest to or to the order of the respective holders of Series B Preferred Shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing such shares. Upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the Series B Preferred Shares in respect of which such deposit shall have been made shall be deemed to be redeemed and the rights of the holders thereof shall be limited to receiving without interest the Aggregate Redemption Price of their respective Series B Preferred Shares being redeemed upon presentation and surrender of the certificate or certificates representing such shares. Any interest allowed on any such deposit shall belong to the Corporation.

8.4.    From and after the date specified for redemption in any notice of redemption, the Series B Preferred Shares called for redemption shall cease to be entitled to dividends or any other participation in any distribution of the assets of the Corporation and the holders thereof shall not be entitled to exercise any of the other rights as shareholders in respect thereof unless payment of the Aggregate Redemption Price shall not be made upon presentation and surrender of the share certificates in accordance with the foregoing provisions, in which case the rights of such holders shall remain unaffected.

9.    Purchase for Cancellation

The Corporation may at any time or from time to time purchase for cancellation all or any part of the outstanding Series B Preferred Shares at the lowest price or prices at which, in the opinion of the board of directors of the Corporation, such shares are then obtainable but not exceeding an amount per share equal to the Redemption Price plus an amount equal to all dividends declared thereon and unpaid to the purchase date.

10.    Liquidation, Dissolution or Winding-Up

In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Series B Preferred Shares shall be entitled to receive from the assets of the Corporation an amount equal to the Redemption Price of the Series B Preferred Shares held by them respectively, together with an amount equal to all dividends declared thereon and unpaid to the date of the liquidation, dissolution, winding-up or other distribution, the whole before any amount shall be paid by the Corporation or any assets of the Corporation shall be distributed to holders of the Common Shares or any shares of any other class of shares of the Corporation ranking junior to the Series B Preferred Shares. After payment to the holders of the Series B Preferred Shares of the amounts so payable to them, they shall not be entitled to share in any further distribution of the assets of the Corporation.

11.    Voting Rights

Except as hereinafter referred to or as required by law, the holders of the Series B Preferred Shares shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation.

12.    Amendment with Approval of Holders of Series B Preferred Shares

The rights, privileges, restrictions and conditions attached to the Series B Preferred Shares may be added to, changed or removed but only with the approval of holders of Series B Preferred Shares given as hereinafter specified.

13.    Approval of Holders of Series B Preferred Shares

13.1.    The approval of the holders of Series B Preferred Shares to add to, change or remove any right, privilege, restriction or condition attached to the Series B Preferred Shares or in respect of any other matter requiring the consent of the holders of the Series B Preferred Shares may be given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by all the holders of the Series B Preferred Shares or passed by the affirmative vote of at least 2/3 of the votes cast at a meeting of the holders of Series B Preferred Shares duly called for that purpose.

13.2.    The formalities to be observed with respect to the giving of notice of any such meeting or any adjourned meeting, the quorum required therefor and the conduct thereof shall be those from time to time prescribed by the by-laws of the Corporation with respect to meetings of shareholders or, if not prescribed, as required by the Act as in force at the time of the meeting.

14.    Notices

Any notice, cheque, notice of redemption or other communication from the Corporation herein provided for shall be either sent to the holders of the Series B Preferred Shares by first class mail, postage prepaid, or delivered by hand to such holders, at their respective addresses appearing on the securities register of the Corporation or, in the event of the address of any such holder not so appearing, then at the last address of such holder known to the Corporation. Accidental failure to give any such notice, notice of redemption or other communication to one or more holders of Series B Preferred Shares shall not affect the validity thereof, but, upon such failure being discovered, a copy of the notice, notice of redemption or other communication, as the case may be, shall be sent or delivered forthwith to such holder or holders. Unless otherwise provided herein, any notice, request, certificate or other communication from a holder of Series B Preferred Shares herein provided for shall be either sent to the Corporation by first class mail, postage prepaid, or delivered by hand to the Corporation at its registered office.

COMMON SHARES

The holders of the Common Shares shall be entitled to vote at all meetings of shareholders of the Corporation except meetings at which only the holders of the Series A Preferred Shares and Series B Preferred Shares as a class or the holders of one or more series of the Series A Preferred Shares and Series B Preferred Shares are entitled to vote, and shall be entitled to one vote at all such meetings in respect of each whole Common Share or fraction of a Common Share held.

After payment to the holders of the Series A Preferred Shares and Series B Preferred Shares of the amount or amounts to which they may be entitled, the holders of the Common Shares shall be entitled to receive any dividend declared by the board of directors of the Corporation and to receive the remaining property of the Corporation upon dissolution.

APPENDIX 2

PROVISIONS ATTACHING TO COREL AMALCO

1.    Name.  The name of Corel Amalco will be “Corel Corporation”.

2.    Registered Office.  The registered office of Corel Amalco will be located in the Regional Municipality of Ottawa-Carleton in the Province of Ontario. The address of the registered head office of Corel Amalco will be 1600 Carling Avenue, Ottawa, Ontario K1Z 8R7.

3.    Business and Powers.  There will be no restrictions on the business Corel Amalco may carry on or the powers it may exercise.

4.    Authorized Share Capital.  Corel Amalco will be authorized to issue an unlimited number of Corel Amalco Common Shares and an unlimited number of Corel Amalco Preference Shares of which an unlimited number of Corel Amalco Series A Shares will be authorized.

5.    Share Provisions.  The Corel Amalco Common Shares, Corel Amalco Preference Shares and Corel Amalco Series A Shares will have attached the rights, privileges, restrictions and conditions set out in Appendix 3 to this Plan of Arrangement.

6.    Share Restrictions.

(a)	The transfer of shares of Corel Amalco will be restricted in that no shareholder will be entitled to transfer any share or shares without either: (1) the approval of the directors of Corel Amalco expressed by a resolution passed at a meeting of the board of directors or by an instrument or instruments in writing signed by a majority of the directors; or (2) the approval of the holders of at least a majority of the shares of Corel Amalco entitling the holders thereof to vote in all circumstances (other than holders of shares who are entitled to vote separately as a class) for the time being outstanding expressed by a resolution passed at a meeting of the holders of those shares or by an instrument or instruments in writing signed by the holders of a majority of those shares.

(b)	The number of shareholders of Corel Amalco, exclusive of persons who are in its employment and exclusive of persons who, having been formerly in the employment of Corel Amalco, were, while in that employment, and have continued after the termination of that employment to be, shareholders of Corel Amalco, is limited to not more than fifty, two or more persons who are the joint registered owners of one or more shares being counted as one shareholder;

(c)	Any invitation to the public to subscribe for securities of Corel Amalco is prohibited.

7.    Number of Directors.  The number of directors of Corel Amalco will be a number not less than one and not more than ten as the shareholders of Corel Amalco may from time to time determine by special resolution.

8.    Directors.  The initial directors of Corel Amalco will be:

Name	Address	Canadian Resident

Alex Slusky	456 Montgomery Street 19th Floor San Francisco, California 94104	No

Derek Burney	1600 Carling Avenue Ottawa, Ontario K1Z 8R7	Yes

Subsequent directors will be elected at the next annual meeting of Corel Amalco.

9.    By-laws.  The by-laws of Corel Amalco will be the by-laws of BuyerCo;

APPENDIX 3

PROVISIONS ATTACHING TO THE COREL AMALCO SHARES

An unlimited number of Preferred Shares which, as a class, shall have attached thereto the following rights, privileges, restrictions and conditions:

(i)	the directors of the Corporation may, at any time and from time to time, issue the Preferred Shares in one or more series, each series to consist of such number of shares as may before issuance thereof be fixed by the directors;

(ii)	the directors of the Corporation may (subject as hereinafter provided) from time to time before issuance determine the designation, rights, privileges, restrictions and conditions to attach to the Preferred Shares of each series including, without limiting the generality of the foregoing, the rate, amount or method of calculation of dividends, whether cumulative or non-cumulative or partially cumulative, and whether such rate, amount or method of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment, the date or dates and place or places of payment thereof, the rights of retraction, if any, vested in the holder of Preferred Shares of such series, and the prices and the other terms and conditions of any rights of retraction and whether any additional rights of retraction may be vested in such holders in the future, voting rights (if any) and conversion rights (if any) and any sinking fund, purchase fund, or other provisions attaching to the Preferred Shares of such series, the whole subject to the issue by the Director of a certificate of amendment in respect of articles of amendment in prescribed form to designate a series of shares;

(iii)	when any fixed cumulative dividends of amounts payable on a return of capital are not paid in full, the Preferred Shares of all series shall participate rateably in respect of such dividends including accumulations, if any, in accordance with amounts which would be payable on the Preferred Shares if all such dividends were declared and paid in full, and on any return of capital in accordance with sums which would be payable on such return of capital if all amounts so payable were paid in full;

(iv)	the Preferred Shares of each series shall rank on a parity with the Preferred Shares of every other series with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Corporation, whether voluntarily or involuntarily;

(v)	in the event of the liquidation, dissolution or winding-up of the corporation or other distribution of the assets of the Corporation among shareholders for the purpose of winding-up its affairs, the holders of the Preferred Shares shall, before any amount shall be paid to or any property or assets of the Corporation shall be distributed among the holders of the Common Shares or any other shares of the Corporation ranking junior to the Preferred Shares, be entitled to receive (a) an amount equal to the amount of the redemption price specified therefor, together with, in the case of cumulative Preferred Shares all unpaid cumulative dividends (which for such purposes shall be calculated as if such cumulative dividends were accruing from day to day for the period from the expiration of the last period for which cumulative dividends have been paid up to and including the date of distribution) and in the case of non-cumulative dividends, all declared and unpaid non-cumulative dividends, and (b) if such liquidation, dissolution, winding-up or distribution shall be voluntary, an additional amount equal to the premium, if any, which would have been payable on the redemption of the said Preferred Shares if they had been called for redemption by the Corporation on the date of liquidation, dissolution, winding-up or distribution and, if said Preferred Shares could not be redeemed on such date, then an additional amount equal to the greatest premium, if any, which would have been payable on the redemption of said Preferred Shares;

(vi)

no dividends shall at any time be declared or paid on or set apart for payment on the Common Shares or any other shares of the Corporation ranking junior to the Preferred Shares unless all dividends up to and including the dividend payable for the last completed period for which such dividends shall be payable on each series of Preferred Shares then issued and outstanding shall have been declared and paid or set apart for payment at the date of such declaration or payment or setting apart for payment on the Common shares or such other shares of the Corporation ranking junior to the Preferred Shares nor shall the Corporation call for redemption or redeem or purchase for cancellation or reduce or otherwise pay off any of the Preferred shares (less than the total amount then outstanding) or any common shares or any other shares of the Corporation ranking junior to the Preferred Shares unless all dividends up to and including the dividend payable for the last completed period for which such dividends shall be payable on each series of the Preferred Shares then issued and outstanding shall have been declared and paid or set apart for payment at the date of such call for redemption, purchase, reduction or other payment;

(vii)	the Preferred Shares of any series may be purchased for cancellation or made subject to redemption by the Corporation at such times and at such prices and upon such other terms and conditions as may be specified in the rights, privileges, restrictions and conditions attaching to the Preferred Shares of such series as set forth in the resolution of the board of directors of the Corporation and certificate of amendment relating to such series;

(viii)	the approval of the holders of the Preferred Shares, given in the manner described in paragraph (ix) below, shall be required for the creation of any new shares ranking prior to or on a parity with the Preferred Shares; and

(ix)	the provisions of paragraph (i) to (viii), inclusive, and of this paragraph (ix) may be repealed, altered, modified, amended or varied in whole or in part only with the prior approval of the holders of the Preferred Shares given in the manner hereinafter specified in addition to any other approval required by the Business Corporations Act (Ontario) or any other applicable statutory provision of like or similar effect, from time to time in force. The approval of the holders of the Preferred Shares with respect to any and all matters hereinbefore referred to may be given by at least 66 2/3% of the votes cast at a meeting of the holders of the Preferred Shares duly called for that purpose and held upon at least 21 days’ notice at which the holders of a majority of the outstanding Preferred Shares are present or represented by proxy. If at any such meeting the holders of a majority of the outstanding Preferred Shares are not present or represented by proxy within one-half an hour after the time appointed for such meeting, then the meeting shall be adjourned to such date being not less than 30 days later and to such time and place as may be appointed by the chairman of the meeting and not less than 21 days’ notice shall be given of such adjourned meeting but it shall be necessary in such notice to specify the purpose for which the meeting was originally called. At such adjourned meeting the holders of the Preferred Shares present or represented by proxy may transact the business for which the meeting was originally called and resolution passed thereat by not less than 66 2/3% of the votes cast at such adjourned meeting and the conduct thereof shall be from time to time prescribed by the by-laws of the Corporation with respect to meetings of shareholders. On every poll taken at every such meeting or adjourned meeting every holder of Preferred Shares shall be entitled to one vote in respect of each Preferred Share held.

An unlimited number of Common Shares which, as a class, shall have attached thereto the following rights, privileges, restrictions and conditions:

(i)	the holders of the Common Shares are entitled to one (1) vote per share at all meetings of the shareholders except meetings at which only holders of a specified class of shares are entitled to vote, and are entitled to receive the remaining property of the Corporation upon a dissolution.

(ii)	the holders of the Common Shares shall be entitled to receive any dividends as and when declared by the board of directors of the Corporation.

SERIES A SHARES

A first series of 22,890,000 participating convertible preferred shares which shall be designated the Series A Participating Convertible Preferred Shares (the “Series A Shares”) and shall have attached thereto, in addition to the rights, privileges, conditions and restrictions attaching to the Preferred Shares as a class, the following rights, privileges, conditions and restrictions as set forth below:

1.	Rank of Shares Within Class. Each Series A Share shall rank equally and be identical in all respects.

2.	Dividends. The holders of full or fractional Series A Shares shall be entitled to receive, when and as declared by the Board of Directors of the Corporation (the “Board”), but only out of funds or assets of the Corporation legally available therefor, dividends on each date (each, a “Payment Date”) that any dividend or other distribution is payable or made (whether in the form of cash, securities, rights, warrants or other property) on or in respect of the Common Shares (as defined below) other than dividends or other distributions to the extent payable in form of Common Shares (each, a “Participating Dividend”) in an amount per whole Series A Share equal to the aggregate amount of the Participating Dividends that would be payable on the Payment Date to a holder of the Reference Package (as defined below) entitled to receive such Participating Dividend. Each such dividend shall be paid to the holders of record of the Series A Shares on the date, not more than 60 days before the Payment Date, fixed by the Board before the Payment Date to determine the holders of the Series A Shares entitled to receive such dividend. Dividends on each full and each fractional Series A Share shall be cumulative from •, 2003 (the “Original Issue Date”).

“Common Shares” means the common shares in the capital of the Corporation constituted as of the Original Issue Date and any other shares or securities into which such shares are exchanged, consolidated or reclassified as a result of any merger, consolidation, reclassification or other transaction.

A “holder”, with respect to any Preferred Share, means the person or entity in whose name such Preferred Share is registered on the Preferred Share register maintained by the Corporation or its agent.

“Reference Package” initially means 3.5 fully paid and non-assessable Common Shares, but is subject to adjustment as provided in Section 6 hereof.

3.	Certain Restrictions. So long as any Series A Share is outstanding, no dividends (except to the extent they are payable in the form of Common Shares) shall be declared, paid or set aside for payment, and no other distribution shall be declared, made or set aside for making, on or in respect of any Common Shares or any Junior Shares (as defined below), nor shall any Common Shares, Junior Shares or Parity Shares (as defined below) be redeemed, purchased or otherwise acquired for any consideration (or any consideration be paid to or made available for a sinking fund for the redemption of any such shares), by the Corporation, directly or indirectly (including without limitation by any of its subsidiaries), unless, in each case, all of the cumulative dividends on all of the outstanding Series A Shares payable prior thereto or contemporaneously therewith shall have been, or shall contemporaneously be, paid in full.

“Junior Shares” means any class or series of shares of the Corporation (other than the Common Shares) hereafter authorized over which the Series A Shares have preference or priority in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation for the purposes of winding up its affairs.

“Parity Shares” means any class or series of shares of the Corporation (other than the Series A Shares) that ranks on a parity with the Series A Shares in the distribution of assets on any liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation for the purposes of winding up its affairs.

4.	Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or other distribution of assets of the Corporation for the purposes of winding up its affairs (collectively, a “Liquidation”), the holders of full and fractional Series A Shares shall be entitled, before any distribution or payment is made on any date to the holders of the Common Shares or any Junior Shares in connection with such Liquidation, to be paid in full out of the assets of the Corporation available for distribution to its shareholders an amount per whole Series A Share equal to the greater of (A) US$5.625 and (B) the aggregate amount that would be distributed on such date in connection with such Liquidation to a holder of the Reference Package assuming it was outstanding and that the Series A Shares did not exist, together in each case with all accrued and unpaid dividends to such distribution or payment date, whether or not earned or declared (the “Liquidation Preference”). If such payment shall have been made in full to all holders of Series A Shares, the holders of Series A Shares as such shall have no rights or claims to any remaining assets of the Corporation. In the event the assets of the Corporation available for distribution to the holders of Series A Shares in connection with any Liquidation shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Section 4 and all liquidation preferences to which all Parity Shares are entitled in connection with such Liquidation, the holders of Series A Shares and such Parity Shares shall be paid pro rata in accordance with their respective aggregate liquidation preferences. For the purposes of this Section 4, the consolidation or merger of, or binding share exchange by, the Corporation with any other entity shall not be deemed to constitute a Liquidation.

5.	Voting Power. The holders of Series A Shares shall have no voting rights except as required by law; provided, however, that the Corporation shall not amend its Articles of Incorporation or by-laws in any manner which would alter or change the powers, preferences or special rights of the holders of the Series A Shares so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Series A Shares, voting separately as a class on the basis of one vote per share.

6.	Conversion Rights.

(a)	General. Each Series A Share shall be convertible at the option of the holder thereof, at any time, into the Reference Package.

(b)	Extraordinary Common Share Event. If the Corporation shall (i) issue any additional Common Shares as all or part of a dividend or other distribution on or in respect of outstanding Common Shares, (ii) subdivide the outstanding Common Shares into a greater number of Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of Common Shares, then and in each such case the number of Common Shares in the Reference Package shall be changed effective immediately upon the consummation of such event into the number of Common Shares that a holder of the Reference Package immediately prior to such change and consummation would hold immediately after such event as a result thereof.

(c)

Changes in the Common Shares.    If the Common Shares are exchanged for or changed into other shares or securities, cash and/or any other property as a result of any merger, consolidation, reclassification or other transaction, then and in any such case each Series A Share shall at the same time be similarly exchanged or changed into an amount per whole Series A Share equal to the aggregate amount per whole Series A Share equal to the aggregate amount of shares, securities, cash and/or other property (payable in kind), as the case may be (the “Substitute Consideration”) that a holder of the Reference Package immediately prior to the consummation of such transaction would have received as a result of such transaction if it was entitled to participate therein; provided, however, that if the Substitute Consideration consists in whole or in part of securities of the entity surviving or resulting from such transaction (which may be the Corporation) entitled to vote generally in the election of directors of such entity then, at the option of each holder of the Series A Shares, such holder may elect, in lieu of the exchange or change provided above, either (i) if the Corporation is the surviving or resulting entity, to have the Series A Shares remain outstanding and to have the Reference Package changed effective immediately upon the consummation of such transaction into the Substitute Consideration which that holder of the Reference Package immediately prior to such consummation and change would have received as a result of such transaction if it was entitled to participate therein or (ii) if the Corporation is not the surviving or resulting entity (the “Successor”), to receive in exchange for its Series A Shares the same number of preferred shares of the Successor with terms identical to the terms of the Series A Shares except that the references to (A) the Corporation shall be to the Successor, (B) the Board shall be to the board of directors of the Successor, (C) the Common Shares shall be the voting securities of the Successor issued in such transaction and (D) the Reference Package shall be the Substitute Consideration that a holder of the Reference Package immediately prior to the consummation of the transaction would have received as a result of such transaction if it was entitled to participate therein.

(d)	Exercise of Conversion Privilege and Procedure for Conversion. To exercise its conversion privilege, a holder of Series A Shares shall surrender the certificate or certificates representing the shares being converted to the Corporation at such location in Canada as the Corporation shall direct from time to time by notice to the holders of the Series A Shares (which certificate or certificates shall, if required by the Corporation, be duly endorsed to the Corporation or in blank or be accompanied by proper instruments of transfer to the Corporation or in blank), accompanied by a written notice to the Corporation to the effect that such holder elects so to convert such shares and specifying the name or names (with address or addresses) in which a certificate or certificates or other appropriate instruments evidencing the shares or other property to which such holder is entitled upon such conversion. All accrued and unpaid dividends or other distributions payable on any Series A Shares surrendered for conversion, whether or not earned or declared, shall be paid forthwith upon such conversion. Any dividend payable on Series A Shares surrendered for conversion during the period from the close of business on any record date for the payment of such dividend on such shares to the opening of business on the date of payment of such dividend shall be payable to the holder of record of such shares as of such record date notwithstanding such conversion. As promptly as practicable after the surrender by a holder of Series A Shares of certificates evidencing the Series A Shares being converted at the office referred to above and compliance by such holder with the other conditions specified above, the Corporation shall issue and shall deliver to the person or persons entitled thereto (as specified in the applicable written notice of conversion) a certificate or certificates evidencing the number of whole Common Shares, other securities and/or property to which such person or persons shall be entitled as provided herein, together (if applicable) with cash in lieu of fractional Common Shares as provided below. Such conversion shall be deemed to have been made as of the close of business on the date of such surrender and compliance and at such time such person or persons shall be treated for purposes as the record holder or holders (or, in the case of securities or property not in registered form, the owner or owners) of such Common Shares, other securities and/or property on such date and the rights of the converting holder as holder of the converted Series A Shares shall cease.

(e)	Cash in Lieu of Fractional Shares. No fractional Common Shares shall be issued upon conversion of Series A Shares. If a number of Series A Shares (evidenced by one or more certificates) shall be surrendered for conversion at one time by the same holder, the number of whole Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series A Shares being converted at such time by such holder. Instead of any fractional Common Shares that would otherwise be issuable to a holder upon conversion of Series A Shares, the Corporation shall pay to such holder a cash adjustment in respect of such fractional share in an amount equal to the same fraction of the Fair Value (as defined below) on the day of conversion.

“Fair Value” of the Common Shares on any day means the per share value determined as of such day in good faith by the Board (whose good faith determination shall be conclusive and described in a resolution of the Board).

(f)	Partial Conversion. In the event some but not all of the Series A Shares represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to the holder a new certificate representing the number of Series A Shares which were not converted.

(g)	Reservation of Common Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Series A Shares, the full number of its Common Shares then deliverable upon conversion of all the then outstanding Series A Shares, and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all the then outstanding Series A Shares, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose. If any Common Shares required to be reserved for issuance upon conversion of Series A Shares require registration with or approval of any governmental authority before such shares may be issued or freely transferred upon conversion, the Corporation will in good faith and as expeditiously as is commercially reasonable endeavour to cause such shares to be duly registered or approved, as the case may be; provided, however, that the foregoing shall apply in any jurisdiction only when the Series A Shares shall have become freely transferable under applicable securities laws of such jurisdiction. If the Common Shares are then listed or admitted for trading or quoted on any national securities exchange or quotation system, the Corporation will, if permitted by the rules of such exchange or quotation system, cause all Common Shares issuable upon conversion of the Series A Shares to be so listed, admitted for trading or quoted, as the case may be.

7.	Issuer Tender or Exchange Offers. If the Corporation, directly or indirectly (including without limitation through any of its subsidiaries), shall consummate a tender or exchange offer (including an issuer bid in Canada) for all or any portion of the Common Shares, it shall contemporaneously therewith consummate a tender or exchange offer (or issuer bid in Canada) for the same portion of the outstanding Series A Shares for consideration per whole Series A Share equal to the product of (A) the consideration paid per Common Share in such tender or exchange offer for the Common Shares and (B) the Reference Package.

8.	Notices. The Corporation shall distribute to the holders of Series A Shares copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents that it distributes generally to the holders of Common Shares, at such times and by such method as such documents are distributed to such holders of Common Shares.

9.	No Reissuance. No Series A Shares acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued and shall be cancelled.

10.	Redemption. The Series A Shares shall not be redeemable.

APPENDIX C

ACQUISITION AGREEMENT

BETWEEN

COREL HOLDINGS, L.P.

AND

VECTOR CC ACQUISITIONS INC.

AND

COREL CORPORATION

June 6, 2003

ARTICLE 1.

INTERPRETATION

C-i

C-ii

C-iii

ACQUISITION AGREEMENT

THIS AGREEMENT is made as of June 6, 2003,

BETWEEN:

COREL HOLDINGS, L.P., a limited partnership formed under the laws of the State of Delaware (“Vector”)

- and -

VECTOR CC ACQUISITIONS INC., a corporation incorporated under the laws of the Province of Ontario

- and -

COREL CORPORATION, a corporation incorporated under the federal laws of Canada

RECITALS:

A.	The board of directors of Corel has determined that the Transaction is in the best interests of Corel and fair to its shareholders, has agreed to recommend to Corel Voting Securityholders that they vote in favour of the Transaction and has determined to take all reasonable action to support and effect the Transaction on and subject to the terms of this Agreement.

B.	Vector has determined to enter into this Agreement and to take all reasonable action to support and effect the Transaction on and subject to the terms of this Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

ARTICLE 1.

INTERPRETATION

1.1.    Definitions.

In this Agreement:

“Acquired Subsidiaries” means, collectively, Micrografx, Inc. and SoftQuad Software, Ltd. and their Subsidiaries at the date of acquisition;

“Additional Arrangements” has the meaning specified in section 4.10.3;

“Adjusted Cash” has the meaning specified in section 7.2.6.1;

“affiliate” has the meaning specified in the Securities Act, and, in the case of Vector, includes persons who constitute fund entities that are managed or controlled by the general partner of Vector or its affiliates;

“Agreement” means this agreement, all schedules attached to this agreement and the Corel Disclosure Letter, Vector Disclosure Letter and Operating Plan contemplated by this agreement, in each case as they may be amended or supplemented from time to time in accordance with the terms of this Agreement, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this agreement and unless otherwise indicated, references to Articles and sections are to Articles and sections in this agreement;

“Alternative Proposal” means (other than the Transaction or transactions permitted by section 6.1) (1) any merger, amalgamation, arrangement, share exchange, take-over bid, recapitalization, consolidation or business combination involving, directly or indirectly, Corel or any of its Material Subsidiaries, in any case with the effect that Corel Shareholders own less than 50% of the resulting entity or the combined business, (2) any acquisition of assets (or any lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect), in a single transaction or a series of related transactions (A) related to the WordPerfect Office or CorelDRAW Suite groupings of Software or (B) representing 50% or more of the consolidated net revenues or assets of Corel and its Subsidiaries, taken as a whole, (3) any acquisition of beneficial ownership of 50% or more of the then issued and outstanding Corel Shares in a single transaction or a series of related transactions, (4) any acquisition by Corel of any assets or securities of another person (other than acquisitions of capital stock or assets or securities of any other person in an amount or amounts that, individually or in the aggregate do not represent in excess of 50% or more of the consolidated net revenues or assets of Corel and its Subsidiaries, taken as a whole before giving effect to the acquisition), or (5) any proposal, or public announcement of an intention, to do any of the foregoing, and includes any amendment to an Alternative Proposal;

“Approval Date” means the date on which all of the Consents specified in section 7.2.7 have been obtained;

“Arbitration Act” means the International Commercial Arbitration Act (Ontario);

“Arrangement” means, subject to section 2.1.1, an arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with section 2.1.1 or Article 5 of the Plan of Arrangement, or made at the direction of the Court in the Final Order;

“Articles of Arrangement” means, subject to section 2.1.1, the articles of arrangement of Corel in respect of the Arrangement that are required by the OBCA to be sent to the Director after the Final Order is made;

“Articles of Continuance” means articles of continuance for Corel substantially in the form attached as Schedule E;

“AssetCo” has the meaning specified in section 6.11.1;

“beneficial ownership” has the meaning given to that term under the U.S. Exchange Act;

“Breach” has the meaning specified in section 4.3.3.3;

“Business Day” means any day other than a Saturday, Sunday or statutory holiday in Ontario or California;

“BuyerCo” means Vector CC Acquisitions Inc.;

“Calculation Date” means, in the case of the calculation of Adjusted Cash, the date which is 5 Business Days prior to the Effective Date and, in the case of the calculation of Working Capital Decrease, the last day of the most recent month ending not less than 21 days prior to the Effective Date;

“CBCA” means the Canada Business Corporations Act;

“Charge” means any security interest, lien, charge, pledge, encumbrance, mortgage, hypothec, option, lease, license, right of possession, restrictive covenant, adverse claim or title retention agreement of any nature or kind;

“Circular” means the notice of the Meeting and accompanying management information circular prepared by Corel to be sent to the Corel Voting Securityholders in connection with the Meeting;

“Closing Date” means the third Business Day after the Approval Date;

“Closing Time” means 8:00 a.m. (Toronto time) on the Closing Date;

“Competition Act” means the Competition Act (Canada), as amended, and includes the Regulations promulgated under that Act;

“Consents” has the meaning specified in section 4.4;

“Continuance” means a continuance under Section 188 of the CBCA and Section 180 of the OBCA on the terms and subject to the conditions set out in the Articles of Continuance;

“Contract” means any agreement, mortgage, indenture, lease, license or other commitment, obligation or instrument to which Corel or any of its Subsidiaries is a party or by which Corel or any of its Subsidiaries or any of its or their property is currently bound or subject or, with respect to any representation or warranty or covenant of Corel which by its express terms extends thereto, becomes bound or subject after the date of this Agreement;

“Corel” means Corel Corporation, a corporation governed by the CBCA, and, if applicable, following the Continuance, a corporation governed by the OBCA;

“Corel Common Shares” means the common shares in the capital of Corel;

“Corel Convertible Security” means options, warrants and other securities (excluding Corel Series A Shares) exercisable for, convertible into or exchangeable for Corel Shares and includes Corel Options and Corel Warrants;

“Corel Disclosure Letter” means the letter of disclosure dated the date of this Agreement and signed by an authorized senior officer of Corel in that capacity and not in his or her personal capacity, and delivered by Corel to Vector concurrently with this Agreement;

“Corel Management Incentive Plans” means the Corel Stock Option Plan 2000, the Corel Stock Option Plan, the Corel Director Stock Option Plan and the Corel Share Plan for Non-Employee Directors;

“Corel Modifications” has the meaning specified in section 4.20.9;

“Corel New Common Shares” means the new common shares in the capital of Corel to be created in accordance with the Plan of Arrangement;

“Corel Options” means the options to purchase Corel Shares granted under the Corel Stock Option Plan 2000, the Corel Stock Option Plan and the Corel Director Stock Option Plan;

“Corel Plan” has the meaning specified in section 4.14.1;

“Corel Premises” means all real property, buildings and facilities, including any part of any such property, building or facility, owned, leased, or operated by Corel and its Subsidiaries in connection with their businesses;

“Corel Public Disclosure Documents” has the meaning specified in section 4.7.3;

“Corel Representative” has the meaning specified in section 6.14.4;

“Corel Rights Plan” means the shareholder rights plan of Corel established pursuant to the Shareholders Rights Plan Agreement dated as of February 11, 1999 between Corel and Computershare Trust Company of Canada (successor to Montreal Trust Company of Canada), as Rights Agent, as amended;

“Corel Securityholders” means, collectively, the holders of Corel Shares and the holders of Corel Convertible Securities;

“Corel Series A Shares” means the Series A Participating Convertible Preferred Shares in the capital of Corel;

“Corel Series B Purchase Price” means the redemption price of each Corel Series B Share, in an amount to be determined by Vector in its sole discretion;

“Corel Series B Shares” means the redeemable Series B preferred shares in the capital of Corel to be created in accordance with the Plan of Arrangement;

“Corel Series B Stated Capital” an amount of stated capital per Corel Series B Share issued as determined by Corel in its sole discretion, not to exceed the Corel Series B Purchase Price;

“Corel Shareholders” means the holders of Corel Shares;

“Corel Shares” means, collectively, the Corel Common Shares and the Corel Series A Shares;

“Corel Voting Convertible Securities” means those Corel Convertible Securities in respect of which any amount payable in connection with the exercise, conversion or exchange of the Corel Convertible Security into one Corel Share is less than $1.05;

“Corel Voting Securityholders” means, collectively, the holders of Corel Shares and the holders of Corel Voting Convertible Securities;

“Corel Warrants” means, collectively, warrants issued on October 3, 2000 to purchase a total of 282,500 Corel Common Shares, a warrant issued on March 21, 2000 to purchase 25,000 shares of common stock of Micrografx, Inc. and a warrant issued on August 15, 2000 to purchase 25,000 shares of common stock of Micrografx, Inc.;

“Court” means the Superior Court of Justice of Ontario;

“Designer” means the following grouping of Software: Designer 10, and each other version of the foregoing which is being developed or is in development as of the date of this Agreement;

“Designer Licensed Software Contracts” means Contracts entered into with respect to Licensed Software forming part of Designer, which Contracts represent (1) the 15 most significant Contracts (from a product function perspective) for Designer and (2) those Contracts involving payments in excess of $100,000 by Corel or any of its Subsidiaries;

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in Section 3.1 of the Plan of Arrangement;

“D&O Representative” has the meaning specified in section 6.14.4;

“Effective Date” means the date shown on the certificate of arrangement to be issued by the Director under the OBCA, or, if applicable, the CBCA, giving effect to the Arrangement;

“Effective Time” has the meaning given to that term in the Plan of Arrangement;

“Environment” means the ambient air, all layers of the atmosphere, surface water, underground water, all land, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matter and living organisms, and includes indoor spaces;

“Environmental Law” means all federal, provincial, state, municipal or local statues, regulations, by-laws, Environmental Permits, orders, decrees or rules, and any policies or guidelines of any Regulatory Authority, and any requirements or obligations arising under the common law, relating to the Environment, the transportation of dangerous goods and occupational health and safety;

“Environmental Permits” means all Permits issued or provided pursuant to an Environmental Law;

“Expense Fee” means payments (including the $250,000 payment made by Corel to Vector or an affiliate on the date of, and in conjunction with executing, this Agreement in an amount equal to the reasonable out-of-pocket expenses incurred by Vector and its affiliates in connection with the Transaction, and, for greater certainty, excluding $30,000 of expenses incurred by Vector or any affiliate with respect to the purchase of the Corel Series A Shares by Vector CC Holdings L.L.C., and including the reasonable fees and expenses of their respective advisors, as evidenced by copies of invoices in reasonable detail furnished to Corel;

“Final Order” means the final order of the Court approving the Arrangement, as that order may be amended by the Court at any time prior to the Effective Date, or, if appealed, then, unless that appeal is withdrawn or denied, as affirmed;

“Fund” has the meaning specified in section 6.14.3;

“governing documents” means, with respect to any person, the letters patent, certificate or articles of incorporation, amalgamation, continuance or amendment, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, unanimous shareholder agreement or declaration or other similar governing documents of such person;

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 of the United States of America;

“ICA” means the Investment Canada Act;

“Intellectual Property” means:

(1)	all registered or unregistered trade-marks, trade names, business names, brand names, brands, designs, logos, identifying indicia and service marks including any goodwill attaching to any of those trade-marks and all registrations and applications relating to them (collectively, “Trade-Marks”);

(2)	all inventions, patents, patent applications (including all reissues, divisions, continuations, continuations-in-part and extensions of any patent or patent application), industrial design registrations and applications for registration of industrial designs (collectively, “Patents”);

(3)	all copyrights, copyright registrations and applications for registration of copyrights (collectively, “Copyrights”);

(4)	all rights and interests in and to processes, lab journals, notebooks, data, data bases, trade secrets, designs, know-how, product formulae and information, engineering and other drawings and manuals, technology, blue prints, research and development reports, agency agreements, technical information, technical assistance, engineering data, design and engineering specifications, and similar materials recording or evidencing expertise or information Related to the Business (collectively, “Know-How”);

(5)	all other intellectual and industrial property rights, whether in Canada, the United States or elsewhere in the world;

(6)	all rights and interests in licences from third parties of any of the intellectual property listed in items (1) to (5) above;

(7)	all rights and interests in future income and proceeds from any of the intellectual property listed in items (1) to (5) above and from the licences referred to in item (6) above; and

(8)	all rights to damages and profits or other legal or equitable remedies by reason of the infringement of any of the intellectual property listed in items (1) to (7) above,

in each case, of or used (except where the use relates to Intellectual Property that is not integral to Corel’s and its Subsidiaries’ product development process) or marketed by Corel or its Subsidiaries (unless the context specifies otherwise). For greater certainty, “Intellectual Property” excludes Software (including Licensed Software), but includes any Trade-Marks associated with Software, Patents practised or embodied in Software, Copyright subsisting in Software and Know-How relating to Software;

“Interim Order” means the interim order of the Court, as the same may be amended, in respect of the Arrangement, as contemplated by section 2.1.1;

“Key Software Programs” means the following groupings of Software: WordPerfect Office 11, CorelDRAW Suite 11, iGrafx 2003 and Painter 8, and each other version of the foregoing which is being developed or is in development as of the date of this Agreement;

“knowledge” means, with respect to Vector, to the knowledge, after reasonable inquiry, of the individuals identified for this purpose in the Vector Disclosure Letter, and with respect to Corel, to the knowledge, after reasonable inquiry, of the individuals identified for this purpose in the Corel Disclosure Letter;

“Laws” means any law, statute, rule, regulation, by-law, judgment or order of general application, or any direction, policy, guideline, bulletin, ruling, judgment, order or requirement, including of a Regulatory Authority (whether or not having the force of law, but if it does not have the force of law being of a nature with which a prudent person would comply);

“Liability” means any liability, obligation, claim or cause of action of any kind or nature, whether absolute, accrued, contingent or other, including any liability, obligation, claim or cause of action arising pursuant to or as a result of any Contract;

“Licensed Intellectual Property” means all Intellectual Property of a person other than Corel or its Subsidiaries licensed, leased or rented to Corel or a Subsidiary of Corel or otherwise used by Corel or a Subsidiary under a Contract;

“Licensed Software” means all Software of a person other than Corel or its Subsidiaries;

“Licensed Source Code” has the meaning specified in section 4.20.8;

“Material Contracts” has the meaning specified in section 4.10;

“Material Licensed Software Contracts” means Contracts entered into with respect to Licensed Software forming part of the Key Software Programs, which Contracts represent (1) the following number of most significant Contracts (from a product function perspective) for each of the following: WordPerfect Office 11 - 15; CorelDRAW Suite 11 - 15; iGrafx 2003 - 8; and Painter 8 - 5, (2) those Contracts involving payments in excess of $100,000 by Corel or any of its Subsidiaries or (3) the following number of most significant Contracts (from a digital content perspective) for each of the following: CorelDRAW Suite 11 - 1; and Painter 8 - 3;

“Material Subsidiary” means each of Corel Inc., Corel UK Limited and Corel GmbH;

“Meeting” means the special meeting of Corel Voting Securityholders to consider the Transaction Resolution and the Rights Plan Waiver Resolution;

“misrepresentation” has the meaning given to that term under applicable Securities Laws;

“Alternative Proposal” has the meaning specified in section 4.2.5;

“Non-Disclosure Agreement” means the Non-Disclosure and Standstill Agreement dated March 24, 2003 between Corel and Vector CC Holdings, L.L.C. and Vector Capital Corporation, as amended as of April 22, 2003;

“Non-Material Contracts” means all Contracts other than Material Contracts;

“OBCA” means the Business Corporations Act (Ontario);

“Operating Plan” means the revised operating plan, approved by the board of directors of Corel, dated the date of this Agreement, signed by an authorized senior officer of each of Corel and Vector and delivered concurrently with this Agreement, which provides for, among other things, a reduction in operating expenses of Corel;

“OSC” means the Ontario Securities Commission;

“Permits” means all permits, licences, approvals, consents, authorizations, registrations, orders and certificates issued by or provided to, as the case may be, any Regulatory Authority;

“Permitted Charges” means, with respect to any property or asset of any person, the following Charges:

(1)	any Charge for taxes, local improvement charges, levies, rates, assessments or utility charges not yet due or being contested in good faith by appropriate proceedings and for which a provision has been taken in accordance with Canadian or United States generally accepted accounting principles, as applicable;

(2)	any carriers, warehousemen, mechanics or materialmen’s lien in respect of charges accruing in favour of any person, so long as the charges are not yet due or are being contested in good faith by appropriate proceedings and for which a provision has been taken in accordance with Canadian or United States generally accepted accounting principles, as applicable;

(3)	undetermined or inchoate liens, privileges or charges incidental to current operations which have not at such time been filed pursuant to law against the person’s property or assets or which relate to obligations not due or delinquent;

(4)	any Charges in connection with all statutory liens, deemed trusts and preferred claims of any person, including claims for employee wages, vacation pay, termination or severance pay, employee withholdings, pension plan contributions, workers’ compensation assessments, municipal Taxes and claims by public utilities,

(5)	minor encumbrances and those municipal agreements, easements, rights of way, servitudes, rights in the nature of an easement, reservations, restrictions and other similar rights in land granted to or reserved by other persons, rights of way for sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties which do not in the aggregate materially detract from the value of the real properties or materially impair their use or operation as they are currently used;

(6)	Charges arising out of judgments or awards against such person with respect to which enforcement has been stayed and such person at the time shall currently be prosecuting an appeal or proceeding for review in good faith by appropriate proceedings diligently conducted and with respect to which such person has created adequate reserves or has adequate insurance protection; provided, however, that at no time may the aggregate dollar amount of such liens exceed $100,000;

(7)	any right reserved to or vested in any governmental authority by the terms of any lease, license, franchise, grant or permit acquired by the person, or by a statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other periodic payments as a condition of the continuance thereof;

(8)	security given by the person to a utility or any governmental authority when required by such utility or governmental authority in connection with the operations of the person and in the ordinary course of its business;

(9)	reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown or State, as applicable; and

(10)	any Charge securing a purchase money obligation, provided that (1) no such Charge affects any property other than the property acquired by the incurring of that purchase money obligation; and (2) that Charge does not secure an amount in excess of the original purchase price of that property, less repayments made from time to time; and

(11)	any Charge set out in the Corel Disclosure Letter,

provided, however, that no Charge described in clauses (1) through (11) above will constitute a Permitted Charge, if the Charge materially detracts from the value of the property of the person or materially impairs its use in the operation of the business of the person;

“Permitted Expenses” means all amounts paid (or incurred and accrued on the balance sheet as current liabilities) by Corel in respect of:

(1)	Corel’s financial advisor(s) retained in connection with the Transaction, up to a maximum of $1.5 million;

(2)	reimbursing Vector or any of its affiliates for its expenses including the amount of $250,000 paid to Vector on the date of this Agreement;

(3)	the amount of $500,000 paid to Vector Capital Corporation on May 26, 2003 for the purchase by Corel of certain reports;

(4)	severance costs or other direct out-of-pocket expenses specifically contemplated by the Operating Plan or otherwise agreed to by Corel and Vector;

(5)	all other out-of-pocket expenses of Corel incurred in connection with the Transaction, up to a maximum of $1.2 million;

(6)	capital expenditures in accordance with the Operating Plan;

(7)	the cost for premiums for directors’ and officers’ insurance in accordance with section 6.14.1;

(8)	defence of the claim filed on April 23, 2003 by Charles Miller, on behalf of himself and all others similarly situated, as plaintiff, and Corel’s board of directors and others, as defendants, and any other claim filed after the date of this Agreement with respect to the Transaction, up to the $500,000 deductible per claim provided for in the applicable insurance policy and not to exceed (A) $1,000,000 in total, if the Effective Date is on or before August 31, 2003 or (B) $1,500,000 in total, if the Effective Date is after August 31, 2003;

(9)	the costs of a review and report by Corel’s auditors on the calculation of Adjusted Cash at the applicable Calculation Date and Working Capital at April 30, 2003 and at the applicable Calculation Date, up to a maximum of $50,000;

(10)	payments made in accordance with section 2.4.4 with respect to Corel Convertible Securities and the exercise price, whether or not exercised, of Corel Convertible Securities having an exercise price of less than the total purchase price of one Corel Series B Share and one Corel New Common Share as set out in sections 2.4.2 and 2.4.3;

(11)	costs of any pre-closing reorganization incurred under section 6.11.1 or any banking matters contemplated under section 6.11.2;

(12)	conditional listing fees described in Schedule A, item 5;

(13)	costs incurred in connection with the termination of the Share Purchase Agreement with Albans Investment Limited under section 6.7.2;

(14)	costs incurred in connection with compliance by Corel with its obligations under the valuation requirements of the Related Party Rules, and in connection with the application for an exemption described in Schedule A, item 3; and

(15)	GST and other similar taxes in respect of any of items (1) to (14);

“person” includes any individual, firm, partnership, joint venture, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, body corporate, corporation, unincorporated association or organization, Regulatory Authority, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement substantially in the form and content of Schedule D and any amendments or variations to the Plan of Arrangement made in accordance with section 2.1.1 or Article 5 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Proprietary Intellectual Property” means all Intellectual Property other than Licensed Intellectual Property;

“Proprietary Software” means all Software other than (1) Licensed Software and (2) the Key Software Programs and Designer;

“Regulatory Approvals” means the rulings, consents, orders, exemptions, permits and other approvals of Regulatory Authorities as set out in Schedule A;

“Regulatory Authority” means any (1) supranational, multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency, association, institution, or other similar authority, (2) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, delegated by, or for the account of any of the foregoing, (3) any industry self-regulatory organization or any stock exchange or (4) any minister, secretary or other governmentally appointed individual, in each case whether domestic or foreign;

“Representatives” means all directors, officers, employees, potential financing sources, agents or advisors (including attorneys, accountants, investment bankers, and other consultants and advisors) of a party or the party’s Subsidiaries;

“Rights Plan Waiver Resolution” means the ordinary resolution of the holders of Corel Common Shares to be substantially in the form and content of Schedule C;

“Related Party Rules” means, collectively, OSC Rule 61-501 - Insider Bids, Issuer Bids, Going Private Transactions and Related Party Transactions and Commission des valeurs mobilières du Québec Policy Statement Q-27 - Protection Of Minority Securityholders In the Course of Certain Transactions;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Act” means the Securities Act (Ontario);

“Securities Laws” means the Securities Act, other Canadian provincial securities laws, the U.S. Securities Act, other United States federal and state securities laws and any other applicable Laws regulating the issuance of or the trading in securities;

“Software” means all computer software programs, operating systems, and applications, firmware or software of any nature related to Corel’s or its Subsidiaries’ business, whether operational or under development, including all object code, source code, development and testing tools and scripts, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature. For greater certainty, “Software” includes the Key Software Programs, Designer and Corel Modifications;

“Soliciting Agents” has the meaning specified in section 3.2.1;

“Subsidiary” of any person means (1) any corporation or other entity of which securities or other ownership interests having voting power to elect a majority of the board of directors or of other persons performing similar functions are directly or indirectly owned or controlled by that person and (2) any partnership of which that person or another of its Subsidiaries is a general partner or owns or controls, directly or indirectly, more than 50% of the ownership interests;

“Superior Proposal” means (other than the Transaction or transactions permitted by section 6.1 of this Agreement) (1) any merger, amalgamation, arrangement, share exchange, take-over bid, recapitalization, consolidation or business combination involving, directly or indirectly, Corel, (2) any acquisition of assets representing 90% or more of the consolidated net revenues, net income or assets of Corel and its Subsidiaries, taken as a whole (or any lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect) in a single transaction or a series of related transactions, or (3) any acquisition of beneficial ownership of 90% or more of the then issued and outstanding Corel Shares in a single transaction or a series of related transactions; that (A) is not conditional on financing (although it may include use of cash held by Corel and its wholly-owned Subsidiaries), (B) if completed in accordance with its terms, based in part on the analysis and advice of Corel’s financial advisors, would in the good faith determination of the board of directors of Corel result in or would reasonably be expected to result in a transaction more favourable to Corel and the Corel Shareholders from a financial perspective than the Transaction and (C) is reasonably capable of completion without undue delay, having regard to Vector’s and its affiliates’ holdings of Corel Series A Shares and the rights, privileges and preferences attached to those shares;

“Tax” and “Taxes” have the respective meanings specified in section 4.13.7;

“Tax Act” means the Income Tax Act (Canada);

“Tax Returns” has the meaning specified in section 4.13.7;

“Termination Fee” means a fee of $2,000,000 payable in cash;

“Transaction” means the acquisition by Vector pursuant to this Agreement of all of the outstanding Corel Shares not owned by Vector or its Affiliates at the date of this Agreement;

“Transaction Resolution” means the special resolution of the Corel Voting Securityholders, to be substantially in the form and content of Schedule B;

“TSX” means the Toronto Stock Exchange;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

“U.S. Tax Code” means the United States Internal Revenue Code of 1986, as amended;

“Vector Disclosure Letter” means the letter of disclosure dated the date of this Agreement and signed by an authorized senior officer of Vector in that capacity and not in his or her personal capacity, and delivered by Vector to Corel concurrently with this Agreement;

“Vector Parties” means Vector and Vector CC Acquisitions Inc.;

“Working Capital” means current assets (including cash and marketable securities) of Corel and its Subsidiaries less their current liabilities, each as determined as of April 30, 2003 and as of the Calculation Date in accordance with Canadian generally accepted accounting principles applied on a consistent basis with prior periods; for greater certainty, as of February 28, 2003, the amount of current assets was $94,758,000, the amount of current liabilities was $27,616,000 and the amount of Working Capital was $67,142,000; and

“Working Capital Decrease” means the decrease, if any, in Working Capital between April 30, 2003 and the Calculation Date.

1.2.    Interpretation Not Affected by Headings, etc.

The division of this Agreement into articles, sections and other parts and the use of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

1.3.    Rules of Construction.

Unless otherwise specifically indicated or the context otherwise requires, (1) all references to “dollars” or “$” mean United States dollars, (2) all references to “C$” means Canadian dollars, (3) words importing the singular include the plural and vice versa and words importing any gender include all genders, (4) ”include,” “includes” and “including” are deemed to be followed by the words “without limitation” and (5) references to a statute are to the statute as amended or replaced from time to time and include any regulations, rules, guidelines, bulletins and policy statements made under the statute.

1.4.    Date For Any Action.

If the date on which any action is required to be taken under this Agreement by either party is not a Business Day, that action will be required to be taken on the next day that is a Business Day.

1.5.    Subsidiaries.

To the extent any covenants in this Agreement relate, directly or indirectly, to a Subsidiary of either party, each such provision will be construed as a covenant by that party to cause that Subsidiary to perform the required action.

1.6.    Schedules.

The following are the Schedules attached to and forming part of this Agreement:

Schedule A—Regulatory Approvals and Consents

Schedule B—Transaction Resolution

Schedule C—Rights Plan Waiver Resolution

Schedule D—Plan of Arrangement

Schedule E—Articles of Continuance

1.7.    Accounting Matters.

Unless otherwise stated, all accounting terms used in this Agreement have the meanings given to them under Canadian generally accepted accounting principles and all determinations of an accounting nature required to be made will be made in a manner consistent with Canadian generally accepted accounting principles and past practice.

1.8.    Material Adverse Effect.

The term “material adverse effect” means, in respect of Corel, any change, effect, event, occurrence or change in the state of facts applicable to Corel that is, or could reasonably be expected to be, material and adverse to the business, assets, Liabilities, financial condition, results of operations or prospects (as those prospects relate to the revenue and profit outlook of the Key Software Programs and Designer) of Corel and, unless the context otherwise requires, its Subsidiaries, taken as a whole, except any change, effect, occurrence or change in the state of facts resulting directly from compliance by Corel with its covenants and obligations in this Agreement and in the Operating Plan. For the purposes of interpreting the term “material adverse effect”, a decrease in the market price or trading volume of the Corel Shares will not constitute a “material adverse effect” unless that decrease is directly attributable to or arises as a consequence of any change, effect, event, occurrence or change in the state of facts directly applicable to Corel that would reasonably be expected to otherwise have a material adverse effect on Corel.

ARTICLE 2.

THE TRANSACTION

2.1.    The Transaction.

Corel covenants in favour of the Vector Parties that Corel will:

2.1.1.    as soon as reasonably practicable and in any event not later than June 24, 2003, apply in a manner acceptable to the Vector Parties, acting reasonably, under Section 182 of the OBCA for an order approving the Arrangement and for the Interim Order, and thereafter proceed with and diligently seek the Interim Order; provided that, in the event that the Interim Order is not granted for any reason including by virtue of the fact that Corel is incorporated under the CBCA and has not yet been continued under the OBCA, Corel will co-operate with the Vector Parties and without reduction of the economic benefits of the Transaction to the holders of Common Shares as contemplated at the date of this Agreement, to modify the Transaction to permit the Transaction to be completed in a manner satisfactory to the Vector Parties, and if the Interim Order is not granted by virtue of the fact that Corel is incorporated under the CBCA and has not yet been continued under the OBCA and that modification is not agreed between the parties by July 7, 2003, the parties agree that an application will be made under Section 192(3) of the CBCA for an order approving an arrangement substantially similar to the Arrangement but on terms such that the stated capital of the Corel Shares will be reduced in order to satisfy the provisions of Section 192(2)(b) of the CBCA;

2.1.2.    lawfully convene and hold the Meeting for the purpose of considering the Transaction Resolution and the Corel Rights Plan Waiver Resolution (and for no other purpose unless agreed to by Vector) as soon as reasonably practicable and in any event to convene and hold the Meeting on or before July 29, 2003, subject to adjournments or postponements which may be required pursuant to section 6.10 or as otherwise agreed by Vector and Corel;

2.1.3.    subject to obtaining the approval of the Transaction Resolution, send to the Director, for endorsement and filing by the Director, the Articles of Continuance and all other documents as may be required in connection therewith under the OBCA to give effect to the Continuance;

2.1.4.    subject to obtaining the approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order;

2.1.5.    subject to obtaining the Final Order and the satisfaction or waiver of the other conditions contained in this Agreement in favour of each party, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and all other documents as may be required in connection therewith under the OBCA to give effect to the Arrangement; and

2.1.6.    subject to the terms and conditions of this Agreement, use its reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all things necessary or advisable to support approval of and to complete the Transaction.

2.2.    Interim Order.

The notice of motion for the application referred to in section 2.1.1 will request that the Interim Order provide, among other things:

2.2.1.    for the class of persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for the manner in which that notice is to be provided;

2.2.2.    that the requisite approval for the Transaction Resolution will be:

2.2.2.1.    66 2/3% of the votes cast on the Transaction Resolution by holders of Corel Common Shares and Corel Voting Convertible Securities, voting together as a single class, present in person or by proxy at the Meeting (so that each holder of Corel Common Shares is entitled to one vote for each Corel Common Share held and each holder of a Corel Voting Convertible Security is entitled to one vote for each Corel Common Share that holder of a Corel Voting Convertible Security would have received on a valid exercise of the Corel Voting Convertible Security, assuming full vesting);

2.2.2.2.    66 2/3% of the votes cast on the Transaction Resolution by holders of Corel Series A Shares, present in person or by proxy at the Meeting; and

2.2.2.3.    a majority of the votes cast on the Transaction Resolution by holders of Corel Common Shares and Corel Voting Convertible Securities excluding Vector and its affiliates, voting together as a single class, present in person or by proxy at the Meeting (so that each such holder of Corel Common Shares is entitled to one vote for each Corel Common Share held and each holder of a Corel Voting Convertible Security is entitled to one vote for each Corel Common Share that holder of a Corel Voting Convertible Security would have received on a valid exercise of the Corel Voting Convertible Security, assuming full vesting);

2.2.3.    that the quorum required for the Meeting will be holders of Corel Shares and Corel Voting Convertible Securities holding (or who, upon exercise, conversion or exchange of a Corel Voting Convertible Security, would hold) a number of shares greater than 33-1/3% of the total number of Corel Shares issued or issuable upon exercise, conversion or exchange of all outstanding Corel Voting Convertible Securities; provided that, if that quorum is not present, the original Meeting will be adjourned to a later date and time no later than 10 days from the date of the original Meeting and, subject to compliance with any applicable Securities Law, the persons present at the resumed Meeting will constitute a quorum for that meeting;

2.2.4. that, in all other respects, the terms, restrictions and conditions of the governing documents of Corel will apply in respect of the Meeting; and

2.2.5. for the grant of the Dissent Rights.

2.3.    Articles of Continuance.

The Articles of Continuance will effect the continuance of Corel from the CBCA to the OBCA.

2.4.    Articles of Arrangement.

The Articles of Arrangement will, together with all other matters as are necessary to effect the Arrangement, implement the Plan of Arrangement, as a result of which, among other things:

2.4.1. each Corel Common Share (other than Corel Common Shares held by Vector or its Affiliates) will be converted into one Corel Series B Share and one Corel New Common Share. Each Corel Series B Share will be allocated stated capital in an amount equal to the Corel Series B Stated Capital, which amount will be specified in the final version of the Plan of Arrangement attached to the Circular while the difference between the total stated capital previously allocated to the Corel Common Shares as a class and the stated capital allocated to the Corel Series B Shares as a class will be allocated to the Corel New Common Shares;

2.4.2. each Corel Series B Share will be transferred on closing to BuyerCo for a per share amount equal to the Corel Series B Purchase Price;

2.4.3. each Corel New Common Share will be transferred on closing to Vector for a per share amount equal to $1.05 less the Corel Series B Purchase Price;

2.4.4. all agreements governing Corel Convertible Securities, to the extent not already provided, will be deemed to have been retroactively amended as necessary to permit any unexercised Corel Convertible Security to be exercised, exchanged or converted no later than two Business Days following the Meeting and to provide that each holder of a Corel Convertible Security will be entitled as an alternative to exercising the Corel Convertible Security to receive in lieu a cash amount from Corel equal to the excess of $1.05 over any amount payable in connection with the exercise, conversion or exchange of the Corel Convertible Security into one Corel Share, multiplied by the number of shares subject to the Corel Convertible Security which could be exercised, converted or exchanged at the Meeting Date; and all unexercised Corel Convertible Securities will be cancelled upon the Arrangement becoming effective; and

2.4.5.    Corel, AssetCo and BuyerCo will amalgamate.

2.5.    Corel Circular.

2.5.1.    As promptly as reasonably practicable, Corel will prepare the Circular together with any other documents required by the Securities Act, the CBCA, the OBCA or other applicable Laws in connection with the approval of the Arrangement by the Corel Voting Securityholders.

2.5.2    Corel will give Vector a reasonable opportunity to review and comment on all documentation referred to in section 2.5.1, which will be reasonably satisfactory to Vector before it is filed or distributed to Corel Voting Securityholders

2.5.3.    If Vector advises Corel in writing of matters required pursuant to section 6.1.2 prior to the Meeting, Corel will disclose those matters in the Circular (including by amendment or supplement to the Circular if the Circular has been previously filed or distributed) and that disclosure must be reasonably satisfactory to Vector before it is filed or distributed to Corel Voting Securityholders.

2.5.4.    As promptly as reasonably practicable after obtaining the Interim Order, Corel will cause the Circular and other documentation required in connection with the Meeting to be sent to each Corel Voting Securityholder and filed as required by the Interim Order and applicable Laws, and in any event the Circular will be sent to each Corel Voting Securityholder and filed as required by the Interim Order and applicable Laws on or before July 7, 2003.

2.6.    Securities Compliance.

Vector and Corel will use reasonable best efforts to obtain all orders required from applicable Canadian Regulatory Authorities to permit the Circular to omit a formal valuation as contemplated by the Related Party Rules. If those orders are not obtained by June 19, 2003, at the election of either party, all of the timing deadlines set out in this Agreement will be deemed to be extended by 14 days.

2.7.    Preparation of Filings.

2.7.1.    Vector and Corel will co-operate in the taking of all action as may be required under the CBCA and OBCA in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.

2.7.2.    Each of Vector and Corel will promptly furnish to the other all information concerning it and its security holders as may be required to give effect to the actions described in sections 2.5 and 2.6 and the foregoing provision of this section 2.7, and each covenants that no information furnished by it (to its knowledge in the case of information concerning its shareholders) in connection with such actions or otherwise in connection with the consummation of the Arrangement and the other transactions contemplated by this Agreement will contain any misrepresentation or any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished.

2.7.3.    Each of Vector and Corel will promptly notify the other if at any time before or after the Effective Time it becomes aware that the Circular or an application for an order contains any misrepresentation or any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular or that application. In that event, Vector and Corel will co-operate in the preparation of a supplement or amendment to the Circular or any other document, as required and as the case may be, and, if required, will cause the document to be distributed to the Corel Voting Securityholders or filed with the relevant securities Regulatory Authorities.

2.7.4.    Corel will ensure that the Circular complies with all applicable Laws and, without limiting the generality of the foregoing, that the Circular does not contain any misrepresentation or any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by Vector). Without limitation, Corel will ensure that the Circular provides Corel Voting Securityholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Meeting.

2.8.    Approvals and Recommendations.

2.8.1.    Corel confirms that no less than a majority of its board of directors, following consultation with its advisors, has determined:

2.8.1.1.    that the Transaction is fair to the holders of Corel Common Shares and to the holders of Corel Convertible Securities who acquire Corel Common Shares upon exercise of or on conversion or exchange of Corel Convertible Securities;

2.8.1.2.    that the Transaction is in the best interests of Corel; and

2.8.1.3.    to recommend to the Corel Voting Securityholders that they vote to approve the Transaction Resolution and to recommend to the holders of Corel Common Shares that they vote to approve the Rights Plan Waiver Resolution.

2.8.2.    The board of directors of Corel has received the opinion of CIBC World Markets Inc., Corel’s financial advisors, to the effect that, as of the date of this Agreement, the consideration to be received by the holders of Corel Common Shares and to the holders of Corel Convertible Securities who acquire Corel Common Shares upon the exercise of or conversion or exchange of the Corel Convertible Securities under the Transaction is fair to those holders from a financial point of view and that opinion has not been withdrawn, reserved or modified in any material respect.

2.8.3.    Corel covenants that the Circular will include, among other things, (1) the recommendation of the board of directors of Corel as described in section 2.8.1.3 and (2) the fairness opinion of CIBC World Markets Inc. to the effect set out in section 2.8.2.

ARTICLE 3.

PUBLICITY AND PROXY SOLICITATION

3.1.    Publicity.

3.1.1.    Each of Vector and Corel will consult with the other party or parties with respect to any press release or other public written statements by themselves or their respective Subsidiaries (including any statements to any of their respective employees, customers or suppliers) relating to the Transaction or this Agreement with a view to achieving co-ordinated and consistent public news releases and other public written statements. None of Vector, Corel and their respective Subsidiaries or affiliates will issue any such press release or make any such public written statement prior to consulting with the other party or parties, except as may be required by applicable Laws or by obligations pursuant to any listing agreement with a stock exchange, but only after using its commercially reasonable efforts to consult the other party, taking into account the time constraints to which it is subject as a result of those Laws or obligations.

3.1.2.    Vector and Corel will issue a joint press release immediately following the execution of this Agreement.

3.1.3.    Corel will provide Vector with a reasonable opportunity to review and comment on any material change report filed pursuant to applicable Securities Laws in respect of this Agreement and the Transaction.

3.1.4.    Vector will provide Corel with a reasonable opportunity to review and comment on any report filed pursuant to applicable Securities Laws in respect of this Agreement and the Transaction.

3.1.5.    None of Vector, Corel and their respective Subsidiaries and affiliates will make any public oral statements or announcements (including statements to any of their respective employees, customers or suppliers) which are inconsistent, as determined by the other party acting reasonably, with any of the public written statements issued under this section 3.1.

3.2.    Proxy Solicitation.

3.2.1.    Corel will, at the request of, and following consultation with and approval of, Vector, retain one or more firms to act as proxy solicitation agents (the “Soliciting Agents”) in connection with the Meeting to solicit proxies in favour of the Transaction. Vector will be responsible for the cost of the Soliciting Agents. Vector will be entitled to participate in the formulation and delivery of instructions to the Soliciting Agents and will be given ongoing access to the Soliciting Agents and the results of their efforts.

3.2.2.    Vector will be permitted to participate in any way in the solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting, by Corel Voting Securityholders in favour of the Transaction Resolution and the Rights Plan Waiver Resolution.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF COREL

Corel represents and warrants to Vector as follows, in each case except as set out in the Corel Disclosure Letter (and each disclosure in the Corel Disclosure Letter will be deemed to be a disclosure for all purposes of this Agreement and a representation and warranty given pursuant to this Article 4):

4.1.    Organization and Standing.

4.1.1.    Corel and each of its Material Subsidiaries has been duly incorporated, organized or formed and is validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and has full corporate power and authority to own, lease and operate its properties and to conduct its businesses as currently conducted, and is duly qualified, licensed or registered to carry on business in each jurisdiction in which the nature of the business conducted by it or the ownership, leasing or operation of its properties requires it to be so qualified, licensed or registered, except where, individually or in the aggregate, the failure to be so qualified, licensed or registered would not have a material adverse effect on Corel or a Material Subsidiary or materially impair Corel’s or a Material Subsidiary’s ability to perform its obligations under this Agreement or prevent or materially delay the consummation of the Transaction.

4.1.2.    The Corel Disclosure Letter contains a complete and accurate list of each of Corel’s Subsidiaries, together with (1) the nature of the legal organization of that person and (2) the jurisdiction of organization or formation of that person and (3) the names and titles of all officers and directors (or the equivalent) of that person. Corel owns beneficially, directly or indirectly, all the outstanding shares (or equivalent equity or ownership interests) of its Subsidiaries and all of those shares (or equivalent equity or ownership interests) are owned free of any Charges other than Permitted Charges. Corel, together with its Material Subsidiaries, account for, in total, no less than 88% of the consolidated revenue of Corel for the year ended November 30, 2002.

4.1.3.    Corel has made available to Vector complete and accurate copies of the governing documents (including all minutes and resolutions) for itself and governing documents for its Material Subsidiaries.

4.1.4.    None of Corel and its Subsidiaries has any ownership interest in, or has agreed to acquire any ownership interest in, any person, other than a Subsidiary of Corel, excluding ownership interests which individually or in the aggregate represent less than 5% of the total assets of Corel and its Subsidiaries.

4.2.    Capitalization.

4.2.1.    The authorized capital of Corel consists of (1) an unlimited number of non-voting preferred shares, issuable in series, of which 24,000,000 Corel Series A Shares have been created and authorized for issuance, and (2) an unlimited number of Corel Common Shares, of which the only shares outstanding are 22,890,000 Corel Series A Shares and 92,986,042 Corel Common Shares. As of June 5, 2003, Corel Options have been duly granted and are outstanding permitting the holders to purchase a total of 8,454,235 Corel Common Shares. Corel Warrants have been duly granted and are outstanding permitting the holders to purchase a total of 332,500 Corel Common Shares. The Corel Disclosure Letter includes an accurate list of (1) as of May 30, 2003, the registered holders of Corel Series A Shares and Corel Common Shares, (2) as of June 5, 2003, outstanding Corel Options that includes details about the date of grant, the option holders, the exercise prices, vesting schedule, the expiry dates and other similar terms and (3) outstanding Corel Warrants that includes details about the date of grant, the option holders, the exercise prices, the expiry dates and other similar terms.

4.2.2.    All of the outstanding Corel Shares have been duly authorized and were validly issued as fully paid and non-assessable shares, were not issued in violation of pre-emptive or similar rights or any other agreement binding on Corel and were issued in compliance with all applicable Securities Laws and the governing documents of Corel.

4.2.3.    Other than the Corel Options and the Corel Warrants, there are no outstanding options, warrants or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Corel or any of its Subsidiaries to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any shares of Corel or any of its Subsidiaries nor are there outstanding any securities or obligations of any kind of Corel or any of its Subsidiaries which are convertible into or exercisable or exchangeable for any shares of Corel or any of its Subsidiaries or any other person and none of Corel or any of its Subsidiaries has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities. None of Corel or any of its Subsidiaries has outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments.

4.2.4.    No holder of securities issued by Corel or any of its Subsidiaries has any right to compel Corel or a Subsidiary to register or otherwise qualify those securities for public sale in Canada or the United States.

4.2.5.    Except for the Non-Disclosure Agreement and any other Contract which Corel is prohibited from identifying pursuant to binding confidentiality covenants (collectively, “Non-Disclosed Contracts”), there is no Contract relating to voting rights associated with any securities issued by Corel or any of its Subsidiaries, and to the knowledge of Corel, no person has entered into any Contract relating to such voting rights other than the purchase agreement dated as of March 7, 2003 between Vector CC Holdings L.L.C. and Microsoft Licensing, Inc. Corel will have no obligations after the Effective Date and no third party will have any rights under any Non-Disclosed Contract other than with respect to non-disclosure obligations.

4.3.    Authority and No Conflicts.

4.3.1.    Corel has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement. Corel has taken, or prior to the Closing Time will have taken, all necessary corporate action to authorize the execution and delivery by it of, and the performance of its obligations under, this Agreement.

4.3.2.    This agreement has been duly executed and delivered by Corel and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally and by general principles of equity.

4.3.3.    None of the execution and delivery of this Agreement by Corel, the performance by it of its obligations under this Agreement or the completion of the Transaction will:

4.3.3.1.    conflict with, or violate any provision of, the governing documents of Corel or any of its Material Subsidiaries;

4.3.3.2.    subject to the Regulatory Approvals being made or obtained, violate or conflict with or result in a breach of any Laws applicable to Corel or any of its Material Subsidiaries;

4.3.3.3.    subject to the Consents referred to in section 4.4 and Schedule A being made or obtained, violate or conflict with or result in the breach of, or constitute a default (or an event that with the giving of notice, the passage of time or both would constitute a default) under, or result in the automatic termination or limitation of Corel’s rights under, or entitle any party (with the giving of notice, the passage of time or both) to terminate, limit or accelerate, or require any consent or waiver under (any of the foregoing, a “Breach”) (1) any Non-Material Contracts and Additional Arrangements except any Breaches which would not, individually or in the aggregate have a material adverse effect on Corel or a Subsidiary and (2) any Material Contract; or

4.3.3.4.    result in the imposition of any Charge on any of Corel’s assets or the assets of any of its Material Subsidiaries.

4.4.    Consents and Approvals.

No consent, approval, order or authorization of, or registration, declaration or filing with or notice to, any third party or Regulatory Authority is required by or with respect to Corel or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Corel, the performance of its obligations under this Agreement or the completion of the Transaction other than (1) any approvals required by the Interim Order, (2) the Final Order, (3) the approval of the Arrangement by the Corel Voting Securityholders, (4) filings required under Securities Laws as contemplated by this Agreement, (5) any filings with the Director under the CBCA or the Director under the OBCA, (6) in connection with the Regulatory Approvals relating to Corel as set out in Schedule A to this Agreement and (7) to avoid Breaches of Contracts (other than, in the case of the Non-Material Contracts and Additional Arrangements, Breaches which, individually or in the aggregate, do not result in a material adverse effect on Corel and its Subsidiaries), those consents, approvals, orders or authorizations of, or registrations, declarations, filings or notices set out in the Corel Disclosure Letter (collectively, the “Consents”).

4.5.    No Defaults.

4.5.1.    None of Corel and any of its Material Subsidiaries is (1) in Breach of their respective governing documents (except in the case of Corel UK Limited and Corel GmbH, Breaches which would not, individually or in the aggregate, result in a material adverse effect on that Material Subsidiary), (2) in material Breach of Material Licensed Software Contracts or (3) in Breach of any Material Contract, except in the case of (3), any Breaches which would not individually or in the aggregate have a material adverse effect on Corel or a Material Subsidiary.

4.5.2.    To the knowledge of Corel (and for this purpose without enquiry), no other party (other than Corel and any of its Material Subsidiaries) is in Breach of (1) Material Licensed Software Contracts or (2) any Material Contract, except in the case of (2), any Breaches which would not individually or in the aggregate have a material adverse effect on Corel or a Material Subsidiary.

4.6.    Absence of Certain Changes or Events.

Except as disclosed in the Corel Public Disclosure Documents filed prior to the date of this Agreement, since February 28, 2003, each of Corel and its Subsidiaries has conducted its business only in the ordinary course in a manner consistent with past practice and there has not been:

4.6.1.    any material change (as defined in the Securities Act) in its affairs or in its business, assets, liabilities, financial condition, results of operations or prospects (as those prospects relate to the revenue and profit outlook of the Key Software Programs and Designer);

4.6.2.    any acquisition, sale or transfer of any material assets of Corel or any of its Subsidiaries other than in the ordinary course of business and consistent with past practice;

4.6.3.    any material change in accounting methods, practices, policies or principles (including any change in depreciation or amortization policies or rates) by Corel or any of its Subsidiaries or any revaluation by Corel of any of its or any of its Subsidiaries’ assets;

4.6.4.    any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Corel, or any direct or indirect redemption, purchase or other acquisition by Corel of any of its shares;

4.6.5.    any Material Contract except for an Additional Arrangement entered into by Corel or any of its Subsidiaries, other than in the ordinary course of business, or any material amendment or termination of any Material Contract except for an Additional Arrangement other than amendments or terminations in the ordinary course of business, consistent with past practice;

4.6.6.    any agreement or other binding commitment by Corel or any of its Subsidiaries to do any of the things described in the preceding sections 4.6.1 through 4.6.5 (other than negotiations with Vector and its representatives regarding the Transaction); or

4.6.7.    any agreement or arrangement to take any action which, if taken prior to the date of this Agreement, would have made any representation or warranty set out in this Agreement materially untrue or incorrect as of the date when made.

4.7.    Public Disclosure.

4.7.1.    Corel is a reporting issuer under the Securities Act and other applicable Canadian Securities Laws and is not in default in the performance of the requirements of the Securities Act or any other applicable Canadian Securities Laws. Corel Common Shares are registered under the U.S. Exchange Act and Corel is not in default of the requirements of the U.S. Securities Act or the U.S. Exchange Act or any other applicable Securities Laws.

4.7.2.    Corel has not taken any action to list, and to Corel’s knowledge, the Corel Shares are not listed, on any stock exchange or quotation system or traded in any over-the-counter market other than the TSX and the Nasdaq National Market and Corel is not in default in the performance of any requirement applicable to those exchanges and markets.

4.7.3.    After giving effect to subsequent filings in relation to matters covered in earlier filings, the public filings made by Corel under the Securities Act, the U.S. Exchange Act and other applicable Securities Laws since November 30, 2000 (the “Corel Public Disclosure Documents”) do not contain any misrepresentation. The Corel Public Disclosure Documents are all the filings required to be made since November 30, 2000 and, at the time filed, complied in all material respects with applicable Securities Laws. Corel has not filed any confidential material change report with the OSC or any other securities authority or stock exchange which remains confidential.

4.8.    Financial Statements and Financial Matters.

4.8.1.    The consolidated financial statements of Corel (including any related notes) included in any Corel Public Disclosure Documents (1) have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis during the periods involved and have been reconciled to United States generally accepted accounting principles applied on a consistent basis during the periods involved, (2) comply in all material respects with the requirements of applicable Securities Laws and (3) fairly present, in all material respects, the consolidated financial position of Corel and the results of operations, changes in shareholders’ equity and changes in cash flows of Corel on a consolidated basis as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of unaudited financial statements, to normal recurring year end adjustments, none of which will be material.

4.8.2.    The consolidated financial statements of Corel relating to the two months ended April 30, 2003 and delivered to Vector have been prepared in good faith on a consistent basis with prior periods and substantially reflect the consolidated financial position of Corel and the results of operations of Corel on a consolidated basis as of the respective dates thereof and for the respective periods covered thereby excluding provisions for income taxes, subject to normal adjustments for financial statements of such a period.

4.8.3.    None of Corel or any of its Subsidiaries has any material Liabilities or is a party to or bound by any agreement of guarantee, support, assumption, or endorsement of, or any other similar commitment with respect to Liabilities, other than (1) Liabilities reflected in accordance with Canadian generally accepted accounting principles in Corel’s audited consolidated financial statements for the year ended November 30, 2002 and Corel’s unaudited financial statements for the period ending February 28, 2003 or (2) Liabilities incurred or arising since the date of those financial statements in the ordinary course of business consistent with past practice.

4.8.4.    The board of directors of Corel will have approved prior to the mailing of the Circular, for unconsolidated balance sheet purposes, transferring $265,116,000 from the share capital account to the contributed surplus account, being not less than the amount of the reduction in stated capital approved by the shareholders of Corel on October 2, 2002, in each case, as those accounts are reflected on the consolidated balance sheet of the Company. As provided in section 7.2.8, prior to the Closing Date, Corel will have delivered to Vector a consolidated balance sheet reflecting that transfer, and that delivery by Corel will be deemed to be a representation and warranty by Corel that, in reliance by Corel upon the written advice of Corel’s external auditors, the transfer has been properly reflected in that consolidated balance sheet in accordance with generally accepted accounting principles.

4.9.    Indebtedness.

Neither Corel nor any of its Subsidiaries has outstanding any bonds, debentures, notes, mortgages or other indebtedness (excluding deferred revenue as disclosed in Corel Public Disclosure Documents) which mature more than one year after the date of their original creation or issuance and neither Corel nor any of its Subsidiaries has agreed to create or issue any bonds, debentures, notes, mortgages or other indebtedness (excluding deferred revenue as disclosed in Corel Public Disclosure Documents) which will mature more than one year after the date of their creation or issuance, other than with respect to internal financings among Corel and its wholly-owned Subsidiaries.

4.10.    As to Certain Contracts In and Out of the Ordinary Course.

The Corel Disclosure Letter lists all Contracts which fall within any of the following categories (collectively, “Material Contracts”):

4.10.1.    Contracts entered into outside of the ordinary course of Corel’s and its Subsidiaries’ business, consistent with past practice, and in the case of Contracts entered into before December 1, 1999, excluding Contracts requiring payment of or having a fair market value less than $100,000 per year;

4.10.2.    Contracts containing covenants purporting to limit the freedom of Corel or any of its Subsidiaries to distribute Key Software Programs or other Proprietary Software in any geographic area;

4.10.3.    Contracts made in the ordinary course of business (A) requiring payments of in excess of $300,000 and which were entered into or amended since December 1, 1999 (excluding payments to professional advisors), (B) generating revenue in excess of $300,000 per year and which were entered into or amended since December 1, 2000 or (C) which, to Corel’s knowledge, are arrangements without a formal written agreement requiring payments in excess of $300,000 per year and which were entered into or amended since December 1, 1999 (the Contracts in (C) being “Additional Arrangements”), including Contracts (1) that require or may require the provision to any person of goods or services, (2) for the purchase of materials, supplies or services, (3) for the purchase or sale of any equipment or fixed or capital assets or (4) in the nature of a lease, license or agreement to lease or license, whether as lessor, licensor, lessee or licensee, and whether in respect of real property, personal property, Licensed Intellectual Property or Licensed Software;

4.10.4.    confidentiality Contracts entered into since January 1, 2003 or standstill Contracts entered into since December 1, 1999, with any person that restrict Corel or any of its Subsidiaries in the use of any information or the taking of any actions by Corel or its Subsidiaries entered into in connection with the consideration by Corel or any of its Subsidiaries of any acquisition of equity interests or assets of any Person that would be material to Corel and its Subsidiaries, taken as a whole;

4.10.5.    Material Licensed Software Contracts and Designer Licensed Software Contracts;

4.10.6.    to Corel’s knowledge, Contracts which materially adversely affect or could materially adversely affect Corel and its Subsidiaries, taken as a whole, or their financial condition or any of their assets or is or could be materially burdensome to Corel and its Subsidiaries, taken as a whole;

4.10.7.    Contracts relating to Corel’s ownership interest in any person, excluding (1) wholly-owned Subsidiaries and (2) ownership interests which individually or in the aggregate represent less than 5% of the total assets of Corel and its Subsidiaries;

4.10.8.    Contracts to make any gift of any of property, other than donations made in the ordinary course of business, consistent with past practice;

4.10.9.    Contracts with any officer, director, employee, shareholder or any other person with whom Corel or any of its Subsidiaries is not dealing at arm’s length (within the meaning of the Tax Act) or any affiliate of any of the foregoing, other than Contracts of employment or consulting or Contracts made solely between Corel and any of its Subsidiaries or between any of the Subsidiaries; and

4.10.10.    other than as specified in sections 4.10.1 through 4.10.9 Contracts that are material to Corel and its Subsidiaries taken as a whole.

All (1) of the Material Licensed Software Contracts are valid and binding obligations of Corel or a Subsidiary that is a party to that Contract and (2) all of the Material Contracts (other than Material Licensed Software Contracts) are valid and binding obligations of Corel or a Subsidiary that is a party to the Material Contract, except in the case of (2) where the failure to be valid and binding would not, individually or in the aggregate result in a material adverse effect on Corel or its Subsidiaries and, to the knowledge of Corel without enquiry, each of the Material Contracts is the valid and binding obligation of each other party or parties to the Material Contract.

4.11.    Employment Matters.

4.11.1.    None of Corel or any of its Subsidiaries is a party to any Contract relating to employment, consulting, retention, severance, termination of employment, golden parachute, termination bonus or other termination payment other than (1) agreements providing for annual compensation of less than $100,000 or (2) that may be terminated on reasonable notice or payment in lieu of notice in accordance with applicable Laws or on an “at-will” basis.

4.11.2.    Except for the Corel Management Incentive Plans, none of Corel or any of its Subsidiaries have established and there are no current or former employees of Corel entitled to participate in any incentive compensation, profit sharing, bonus, option, share purchase or share compensation plan.

4.11.3.    None of Corel or any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or any other labour contract applicable to any employees of Corel or its Subsidiaries. There is no strike or labour dispute, slowdown, lockout or stoppage pending or, to the knowledge of Corel, threatened against or affecting Corel or any of its Subsidiaries. To the knowledge of Corel, there are no current union organizing activities involving employees of Corel.

4.11.4.    There are no current or pending or, to the knowledge of Corel, material threatened proceedings involving Corel or its Subsidiaries before any board or tribunal or claims with respect to employment and labour Laws, including employment and labour standards, unfair labour practices, employment discrimination, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights and labour relations.

4.11.5.    The Corel Disclosure Letter sets out a list of all employees of Corel and its Subsidiaries, including the name of the employee, the date of hire, salary, bonus, jurisdiction in which the employee operates, name of employer (if a Subsidiary) and any benefits not available to all comparable employees generally.

4.11.6.    (1) All employees previously terminated by Corel or a Subsidiary since December 1, 1999 (excluding employees formerly employed by the Acquired Subsidiaries) and (2) to the knowledge of Corel, all employees previously terminated and who were formerly employed by the Acquired Subsidiaries when those companies were acquired by Corel, were paid no less than the minimum amounts required by Law and received all notice (or pay in lieu of notice) required by Law.

4.11.7.    To the knowledge of Corel, the entering into of this Agreement or the completion of the Transaction (excluding the implementation of the Operating Plan) will not automatically require any material filings or payments in respect of employment and labour matters.

4.11.8.    To the knowledge of Corel, no senior employee has announced any intention of terminating his or her employment, and in the case of those employees with a fixed term Contract, prior to the expiry of that term.

4.12.    Litigation.

There are no material claims, actions, proceedings or investigations pending or, to the knowledge of Corel, threatened against Corel or any of its Subsidiaries before any arbitrator or Regulatory Authority (and Corel has no knowledge of any facts that are likely to give rise to any such claim, action, proceeding or investigation), including in relation to the development, use, sales or marketing of its products.

4.13.    Tax Matters.

4.13.1.    Corel and each of its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it and all of those Tax Returns are complete and correct in all material respects based on Corel’s reasonable filing position. Corel and each of its Subsidiaries has paid all Taxes which are due and payable by it as reasonably determined by Corel, other than those which are being contested in good faith and in respect of which adequate reserves have been provided, based on quantifiable Taxes assessed, in the most recently published financial statements of Corel. Corel’s audited consolidated financial statements contain adequate provision, in accordance with Canadian generally accepted accounting principles, for Taxes payable in respect of each period covered by those financial statements and all prior periods to the extent those Taxes have not been paid, whether or not due and whether or not shown as being due on any Tax Returns. For each quarterly period after that covered by the audited consolidated financial statements, Corel and each of its Subsidiaries has made adequate provision, in accordance with Canadian generally accepted accounting principles, in its books and records for any amount of Taxes material to Corel on a consolidated basis and accruing in respect of any accounting period ending after the period covered by those audited financial statements.

4.13.2.    There are no material actions, suits, proceedings, investigations or claims made (or, to the knowledge of Corel, threatened) against Corel or any of its Subsidiaries in respect of Taxes or any matters under discussion with any Regulatory Authority relating to Taxes asserted by any such authority. There have been no waivers of statutes of limitations or objections to any assessments or reassessments involving Taxes given, filed or requested with respect to Corel or any of its Subsidiaries except in circumstances where the Taxes under objection have been paid or adequate provision for the payment thereof has been made.

4.13.3.    None of Corel or any of its Subsidiaries (1) has made an election to be treated as a “consenting corporation” under section 341 (f) of the U.S. Tax Code or (2) is a party to any Tax sharing or other similar agreement or arrangement or any Tax indemnification agreement of any nature with any other person (other than in agreements with Corel or any of its Subsidiaries) pursuant to which Corel or any of its Subsidiaries has or could have any material liabilities in respect of Taxes. Corel has not made an election under section 897(i) of the U.S. Tax Code to be treated as a domestic corporation for purposes of section 897, 1445 and 6039C of the U.S. Tax Code.

4.13.4.    Corel and each of its Subsidiaries has collected, withheld and remitted all Taxes (other than non-material amounts) required to be collected, withheld and remitted by it in accordance with applicable Laws.

4.13.5.    Corel has not agreed and is not required to make any adjustments pursuant to Section 481(a) of the U.S. Tax Code or any similar provision of state, local, or foreign law by reason of a change in accounting method initiated by it or any other relevant party and Corel has no knowledge that the Internal Revenue Service or other relevant authority has proposed any such adjustment or change in accounting method, nor is any application pending with any Regulatory Authority requesting permission for any changes in accounting methods that relate to the business or assets of the Subsidiaries.

4.13.6.    “Tax” and “Taxes” means, with respect to any person (1) all taxes, charges, fees, levies or other assessments, including income taxes (including any tax on or based on net income, gross income, income as specially defined, earnings, profits or selected items of income, earning or profits), taxes under Part XII.3 of the Tax Act, capital taxes, gross receipts taxes, environmental taxes, taxes on registered investments or in respect of excessive holdings of foreign property, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, disability taxes, withholding taxes, payroll taxes, employment taxes, employer health, pension plan premiums, excise taxes, severance, social security premiums, workers’ compensation premiums, unemployment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, alternative or add-on minimum taxes, goods and services taxes, customs duties or other taxes, fees, imposts, assessment or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (Canadian or foreign) on such entity, and any interest, fines, penalties, additional taxes and additions to tax imposed with respect to the foregoing and (2) any Liability for the payment of any amount of the type described in the immediately preceding clause (1) as a result of being a “transferee” (within the meaning of section 6901 of the U.S. Tax Code or any other applicable Laws) of another entity or a member of an affiliated or combined group or any liability under Treasury Regulation Section 1.1502-6. “Tax Returns” means all returns, reports, information returns, tax slips and statements filed or required to be filed in connection with Taxes.

4.13.7.    No later than five Business Days prior to the Effective Date, Corel will have filed Canadian 2002 Tax Returns for Corel Corporation and delivered copies to Vector. All non-capital losses reported in the Canadian 2002 Tax Returns have been or will have been computed on a consistent basis with filing positions taken in the preparation of prior year Tax Returns as filed prior to the date of this Agreement and disclosed to Vector, including non-capital losses arising from loans and advances made to Corel Corporation Limited (Ireland). The Class 12 undepreciated capital cost as reported in the 2002 Canadian Tax Returns will be not more than $500,000 less than the amount reported in the 2001 Canadian Tax Returns.

4.14.    Pension and Employee Benefits.

4.14.1.    The Corel Disclosure Letter lists each registered or supplementary pension, retirement, profit sharing, bonus, savings, deferred compensation, stock option, purchase, appreciation, group insurance or other material employee or retiree benefit plan, program or arrangement, formal or informal, oral or written, maintained or contributed to by Corel or any of its Subsidiaries (each plan, program or arrangement, together with the Corel Management Incentive Plans a “Corel Plan”). Each Corel Plan has been administered, established, invested, operated and funded in material compliance with its terms and all applicable Laws and there are no unfunded liabilities in respect of any Corel Plan and all required contributions under each Corel Plan have been made in material compliance with all applicable Laws and the terms of the Corel Plan. Correct and complete copies of each Corel Plan and all related documents (including current actuarial reports and draft actuarial reports relating to each Corel Plan), or, where oral, correct and complete written summaries of their terms as set out in the Corel Disclosure Letter have been provided to Vector.

4.14.2.    None of the execution and delivery of this Agreement by Corel, the performance by it of its obligations under this Agreement or the completion of the Transaction (excluding the implementation of the Operating Plan) will increase any benefits under any Corel Plan or result in the acceleration of time of payments or vesting of any such benefits, including the time of exercise of Corel Options.

4.14.3.    No amendments or improvements have been made or promised respecting (1) any Corel Plan for which actuarial reports are prepared since the effective date of the last actuarial report relating to that plan, and (2) any other Corel Plan since November 30, 2002, in each case, other than those required by any Laws or the terms of any collective agreement.

4.14.4.    No Corel Plan (1) requires the deposit of assets by Corel or a Subsidiary other than to fund current liabilities of that Corel Plan, (2) constitutes a registered pension plan or otherwise has a qualified tax status, (3) is a multi-employer plan within the meaning of applicable pension Laws or the terms of any collective agreement, (4) provides supplemental retirement benefits.

4.14.5.    No commitments have been made to increase the benefits under any Corel Plan, except as required by applicable Laws.

4.15.    Title to Assets.

4.15.1.    Corel and its Subsidiaries are the beneficial owners of, and have title to, all the assets owned by Corel and its Subsidiaries which are used in connection with their respective businesses, which assets, in the case of Corel and its Material Subsidiaries, are free of all Charges other than Permitted Charges.

4.15.2.    All of the physical assets of Corel and its Subsidiaries are in reasonably good operating condition and in a state of reasonably good maintenance and repair having regard to the use to which the assets are put and the age of those assets, except for those assets whose condition, taken individually or in the aggregate, would not have a material adverse effect on Corel.

4.16.    Owned Real Property.

Neither Corel nor any of its Subsidiaries owns any real property.

4.17.    Leased Real Property.

The Corel Disclosure Letter contains the municipal addresses for all of the premises used by Corel and its Subsidiaries which are leased, subleased, licenced or otherwise occupied by Corel and its Subsidiaries, together with the names of the lessors or licensors, the dates of expiry of any applicable Contract and any extension provisions, all amounts payable in respect of the premises and any deposits, letters of credit or guarantees associated with the premises.

4.18.    Zoning and Other Matters Relating to Real Property.

To the knowledge of Corel, the use and operation of the leased premises by Corel and its Material Subsidiaries, as now operated and maintained, comply in all material respects with all applicable Laws.

4.19.    Environmental Matters.

Except as would not have a material adverse effect on Corel, to the knowledge of Corel, Corel has operated its business in compliance with Environmental Law in all material respects.

4.20.    Intellectual Property.

4.20.1.    The Corel Disclosure Letter contains a complete and accurate listing of (1) all of the registrations and applications for registration of the Proprietary Intellectual Property, the names of all persons who have been granted rights in respect thereof outside of the ordinary course and the primary outside legal counsel assisting with those applications and (2) versions of the Key Software Programs and Designer currently being used in production by Corel or its Subsidiaries and a listing of all material Licensed Software incorporated in each Key Software Program under a Material Licensed Software Contract or incorporated in Designer under a Designer Licensed Software Contract. All of the registrations and applications for registration of the material Proprietary Intellectual Property are valid and subsisting, in good standing and are recorded or is in the process of being recorded in the name of Corel or the Subsidiary. No rights to pursue any listed application for registration of any Patents have been prejudiced for Corel’s failure to prosecute that application.

4.20.2.    No person other than Corel or a Subsidiary has any right or interest of any kind or nature in or to the Proprietary Intellectual Property, including any right to sell, license, lease, transfer, distribute, use or otherwise exploit the Proprietary Intellectual Property or any portion thereof outside of the ordinary course of Corel’s and its Subsidiaries’ business. Corel and its Subsidiaries have good, marketable and exclusive title to, and the valid and enforceable power and right to sell, license, transfer, distribute, use and otherwise exploit, the Proprietary Intellectual Property. Neither Corel nor any of its Subsidiaries is subject to any obligation or arrangement pursuant to which a third person has or will have any right, title or interest in or to any Proprietary Intellectual Property which is currently being developed by or for Corel or any of the Material Subsidiaries other than in the ordinary course of business.

4.20.3.    Except pursuant to Contracts set out in the Corel Disclosure Letter, no person other than Corel and its Subsidiaries has any right or interest of any kind or nature in or to any Key Software Program or other Proprietary Software which is currently being developed by or on behalf of Corel or any of its Subsidiaries outside of the ordinary course of Corel’s and its Subsidiaries’ business. Otherwise than in the ordinary course of business, no person other than Corel or any Subsidiary has the right to make modifications to, enhancements to or derivative works based upon the Key Software Programs or upon any other Proprietary Software. Neither Corel nor any Subsidiary has directly or indirectly granted to any person any rights or interests in the source code of the Key Software Programs or any other Proprietary Software that is currently marketed, other than third-party developers who have the right to use that source code in the performance of their development in the ordinary course.

4.20.4.    With respect to the Key Software Programs and any other Proprietary Software that is currently sold, supported or in development: (1) at least one of Corel and its Subsidiaries maintains compiled, master-reproducible copies, complete human-readable source code listings stored in electronic form, technical documentation and user manuals for all releases thereof; (2) in each case, the machine-readable copy substantially conforms to the corresponding source code listing; (3) in each case, based on the source code and other organized technical documentation, it can be maintained, enhanced and modified by reasonably competent programmers familiar with the applicable language, hardware and operating systems; (4) in each case, the complete source code listings are maintained in an electronic repository enabling skilled personnel to completely compile, build and assemble the final machine-executable version at will without undue manual processes; (5) in each case, it operates in accordance with the user manual therefor without material operating defects; and (6) there are employees of Corel or its Subsidiaries that have familiarity with that Software.

4.20.5.    Since December 1, 1999, neither Corel nor any of its Subsidiaries has received any written notice that remains outstanding challenging the validity or ownership of (1) Key Software Programs, or (2) any Intellectual Property or any of the Software (other than Key Software Programs), except in the case of (2) where those challenges would not reasonably be expected to result in a material adverse effect to Corel or its Subsidiaries, and to Corel’s knowledge there are no facts upon which such a challenge could be made.

4.20.6.    To the knowledge of Corel and since May 2001, to the extent that any person (other than a person who was employed or engaged by the Acquired Subsidiaries and did not continue that employment or engagement with Corel or a Subsidiary following the respective acquisition) contributed to the conception, reduction to practise, invention, creation or development of the Proprietary Intellectual Property of Corel or a Subsidiary or the creation or development of the Key Software Programs (other than the Licensed Software contained therein) or of any other Proprietary Software, that person has irrevocably assigned to Corel or its Subsidiaries in writing all intellectual property rights in that person’s contribution to that Proprietary Intellectual Property or that Proprietary Software. In Canada, to the knowledge of Corel, each person that contributed to the conception, reduction to practise, invention, creation or development of the Proprietary Intellectual Property of Corel or a Subsidiary or the creation or development of the Proprietary Software of Corel or its Subsidiaries embodied in the Key Software Programs or of any other Proprietary Software has waived or agreed upon departure to waive his or her moral rights in any copyright works within that Proprietary Intellectual Property or Proprietary Software in favour of Corel or the applicable Subsidiary and its successors and assigns.

4.20.7.    Corel and its Subsidiaries have taken or caused to be taken steps so that none of the Proprietary Intellectual Property, the value of which to Corel and the Subsidiaries is contingent upon maintenance of the confidentiality thereof, has been disclosed by Corel or any of its Subsidiaries to any person other than employees, contractors, customers, representatives and agents of Corel or a Subsidiary who are parties to customary confidentiality and nondisclosure agreements with Corel or a Subsidiary.

4.20.8.    The Corel Disclosure Letter contains a complete and accurate listing of all material Licensed Software licensed under Material Licensed Software Contracts or under Designer Licensed Software Contracts, the name of the applicable licensor and whether the source code for that Licensed Software is in the possession of Corel or any of its Subsidiaries (“Licensed Source Code”).

4.20.9.    Corel and/or its Subsidiaries have the right to modify, enhance, prepare and have prepared derivative works based upon the Licensed Source Code. All material Intellectual Property rights in or to those modifications, enhancements and derivative works made by or for Corel or a Subsidiary and all associated functional or technical specifications and technical documentation (the “Corel Modifications”) are owned by Corel or its Subsidiaries. Subject to any rights a customer has in respect of the Corel Modifications by virtue of the inclusion thereof in the Key Software Programs, Designer or Proprietary Software, no person other than Corel or a Subsidiary has any right or interest of any kind or nature in or to any Corel Modifications. Subject to any written agreements with any customer and agreements with third party developers in the ordinary course, neither Corel nor any Subsidiary has entered into any agreement or arrangement pursuant to which any right, title or interest of Corel or a Subsidiary in any Corel Modifications is assigned, licensed or otherwise granted to any other person.

4.20.10.    To Corel’s knowledge, no person has violated, infringed upon or breached, or is currently violating, infringing upon or breaching, any of the rights of Corel or a Subsidiary to the Proprietary Intellectual Property, to the Key Software Programs or to any Proprietary Software or has breached or is breaching any duty or obligation owed to Corel or a Subsidiary in respect of the Proprietary Intellectual Property, the Key Software Programs or any Proprietary Software, except where those breaches, individually or in the aggregate, would not result in a material adverse effect on Corel or its Subsidiaries.

4.20.11.    Except for those amounts in dispute in good faith which are set out in the Corel Disclosure Letter, (1) all amounts, including royalties, due and payable by Corel and its Subsidiaries (other than the Acquired Subsidiaries) with respect to any Licensed Intellectual Property or any Licensed Software have been paid in full or accrued in the most recent consolidated financial statements of Corel and (2) to the knowledge of Corel, all amounts, including royalties, due and payable by the Acquired Subsidiaries with respect to any Licensed Intellectual Property or any Licensed Software have been paid in full or accrued in the most recent consolidated financial statements of Corel.

4.20.12.    (A) Neither the use of the Proprietary Intellectual Property or the Proprietary Software or the Key Software Programs nor the conduct of Corel’s and its Subsidiaries’ business has violated, infringed or breached or currently violates, infringes upon or breaches (1) the industrial or intellectual property rights of any person (and in the case of Patents, to Corel’s knowledge), (2) any duty or obligation owed to any person, and (B) neither the use of the Intellectual Property or the Software nor the conduct of Corel’s and its Subsidiaries’ business has violated, infringed or breached or currently violates, infringes upon or breaches the terms of any licence granted to Corel or any of the Subsidiaries by any other person, except where those violations, infringements or breaches, individually or in the aggregate would not result in a material adverse effect to Corel and its Subsidiaries or materially impair the value of any Key Software Program. The Intellectual Property and the Software are sufficient to carry on Corel’s and its Subsidiaries’ business as currently conducted and as proposed to be conducted, without requiring any such infringement.

4.20.13.    To the knowledge of Corel, neither Corel nor its Subsidiaries has (1) breached any duty or obligation of confidentiality or of non-disclosure or non-use of any confidential information owed to, or (2) misappropriated any confidential information of, any person, including any person who has licensed Licensed Intellectual Property or Licensed Software to Corel or any Subsidiary.

4.20.14.    No Contract which relates to any material Intellectual Property or any material Software requires consents or other actions as a result of the completion of the Transaction or any subsequent disposition of all or a portion of Corel or a Subsidiaries’ assets in order for Corel and its Subsidiaries to continue to be entitled to use, operate, sell and license that material Intellectual Property or material Software after the Closing Date without material alterations in Corel or its Subsidiaries’ obligations.

4.20.15.    There is no governmental prohibitions or restrictions on the sale or use of the Key Software Products, except where those prohibitions or restrictions, individually or in the aggregate, would not have a material adverse effect on that Key Software Product.

4.20.16.    The Corel Disclosure Letter lists current material litigation, proceedings or other claims or demands against or involving Corel or a Subsidiary relating to the Intellectual Property and the Software.

4.21.    Compliance with Laws and Permits; Regulatory Matters.

4.21.1.    Corel and its Subsidiaries are in compliance in all material respects with all applicable Canadian and United States Laws, and to the knowledge of Corel, Corel and its Subsidiaries are in compliance in all material respects with all other applicable Laws, except where, with respect to Subsidiaries (other than Material Subsidiaries), the failure to be in compliance would not have a material adverse effect on that Subsidiary.

4.21.2.    With respect to Permits,

4.21.2.1.    Corel and its Subsidiaries hold all material Permits;

4.21.2.2.    all material Permits are valid and in good standing, and are not subject to any qualifications or restrictions except for such standard qualifications and restrictions ordinarily imposed in connection with the issuance of these permits which qualifications or restrictions do not in any manner restrict or impair the business currently conducted by Corel;

4.21.2.3.    no material Permits are, and (on the basis of facts or circumstances known to Corel at the date of this Agreement) none would reasonably be expected to be, the subject of any suspension, modification or revocation or proceedings related thereto, including as a result of the Transaction; and

4.21.2.4.    no facts, circumstances or conditions exist that would prevent the timely renewal of any material Permits,

except where the failure would not have a material adverse effect on Corel and its Subsidiaries.

4.21.3.    Corel and its Subsidiaries are not, and (on the basis of facts or circumstances known to Corel at the date of this Agreement) would not reasonably be expected to be, subject to any restrictive injunction or order of, or agreement with, any Regulatory Authority that (alone or together with other such matters) would reasonably be expected to have a material adverse effect on Corel or materially impair its ability to perform its obligations under this Agreement or prevent or materially delay the consummation of the Transaction.

4.22.    Restrictions on Business Activities.

There is no agreement, judgment, injunction, order or decree binding on (1) Corel or any of its Subsidiaries (other than the Acquired Subsidiaries) or (2) to the knowledge of Corel, on any of the Acquired Subsidiaries, that has, or could be reasonably expected to have, the effect of prohibiting, materially restricting or materially impairing any current business practice of Corel or any of its Material Subsidiaries.

4.23.    Customers and Suppliers.

The Corel Disclosure Letter sets out a list of each customer or group of customers which singly or in the aggregate provided more than 5% of the consolidated gross revenues of Corel and its Subsidiaries for either of the fiscal years ended on November 30, 2001 and 2002. Since February 28, 2003, there has been no termination or cancellation of, and no material modification or change in, the business relationship with any such customer or group of customers. Without enquiry, Corel has no reason to believe that the benefits of any relationship with any of the customers or suppliers of Corel and its Subsidiaries will not continue after the Closing Date in substantially the same manner as prior to the date of this Agreement.

4.24.    Insurance.

Corel has furnished or made available to Vector true and complete copies of all the existing insurance policies of Corel and its Material Subsidiaries, or evidence of the existence of those policies with accurate particulars of the policies of insurance maintained by Corel and its Material Subsidiaries at the date of this Agreement, including the name of the insurer, the risks insured against and the amount of coverage, and, with respect to all of the material policies, as set out in the Corel Disclosure Schedule. All of those policies are in full force and effect. None of Corel or its Material Subsidiaries or, to the knowledge of Corel, any of the other parties to those policies, is in default or breach of, whether as to the payment of premiums or otherwise, nor has Corel or its Material Subsidiaries received any notice of material default or termination under, any such policy and, to the knowledge of Corel, there exists no state of facts which after notice or lapse of time or both would constitute such a material default or breach. Except for directors’ and officers’ insurance and errors and omissions insurance, there is no reason to believe that any of the existing insurance policies of Corel and its Material Subsidiaries will not be renewed by the insurer upon the scheduled expiry of the policy or will be renewed by the insurer only on the basis that there will be a material increase in the premiums payable in respect of the policy.

4.25.    Foreign Private Issuer

Corel is a “foreign private issuer” for purposes of the U.S. Exchange Act.

4.26.    Brokerage and Finders’ Fees.

Except for Corel’s obligations to CIBC World Markets Inc., none of Corel or any of its Subsidiaries has incurred or will incur any brokerage, finders’ or similar fee in connection with the Transaction. Corel has disclosed to Vector all the material financial and other terms of the retainer agreement with CIBC World Markets Inc. At the Closing Date, there will not be any material obligations of Corel in favour of CIBC World Markets Inc., except as disclosed in the Corel Disclosure Letter.

4.27.    Representations Complete.

The representations and warranties made by Corel in this Agreement, including the Corel Disclosure Letter, or in the Corel Public Disclosure Documents, when read together in their entirety, do not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained in this Agreement or therein, in the light of the circumstances under which made, not misleading.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF VECTOR

Vector represents and warrants to Corel as follows, in each case except as set out in the Vector Disclosure Letter (and each disclosure in the Vector Disclosure Letter will be deemed to be a disclosure for all purposes of this Agreement and a representation and warranty given pursuant to this Article 5):

5.1.    Organization and Standing.

5.1.1.    Each of the Vector Parties and Vector CC Holdings, L.L.C. has been duly incorporated, organized or formed and is validly existing under the Laws of its jurisdiction of incorporation, organization or formation and has full corporate power and authority to own, lease and operate its properties and to conduct its businesses as currently conducted.

5.1.2.    The Vector Disclosure Letter contains a complete and accurate list of each of the Vector Parties, together with (1) the nature of the legal organization of that person and (2) the jurisdiction of organization or formation of that person.

5.1.3.    Funds managed by Vector or its affiliated entities control assets under management as described in the Vector Disclosure Letter.

5.1.4.    Vector CC Holdings, L.L.C. is an affiliate of each of the Vector Parties and the Vector Parties are affiliates and the general partner of Vector has the power and authority to bind each of Vector, BuyerCo and Vector CC Holdings, L.L.C. as contemplated in this Agreement.

5.2.    Corel Series A Shares

Vector CC Holdings, L.L.C. is the registered and beneficial owner of 22,890,000 Corel Series A Shares and no Corel Common Shares.

5.3.    Authority and No Conflicts.

5.3.1.    Each of the Vector Parties has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement. Each of the Vector Parties has taken all necessary corporate action to authorize the execution and delivery by it of, and the performance of its obligations under, this Agreement.

5.3.2.    This Agreement has been duly executed and delivered by each of the Vector Parties and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally and by general principles of equity.

5.3.3.    None of the execution and delivery of this Agreement by either of the Vector Parties, the performance by either of its obligations under this Agreement or the completion of the Transaction will:

5.3.3.1.    conflict with, or violate any provision of, the governing documents of either of the Vector Parties;

5.3.3.2.    subject to the consents, approvals, orders, authorizations, registrations, declarations or filings referred to in Schedule A being made or obtained, violate or conflict with or result in a breach of any Laws applicable to either of the Vector Parties;

5.3.3.3.    subject to the consents, approvals, orders, authorizations, registrations, declarations or filings referred to in Schedule A being made or obtained, violate or conflict with or result in a Breach of any agreement, mortgage, indenture, lease, license or other obligation or instrument to which either of the Vector Parties is a party or by which either of the Vector Parties or any of its property is bound or subject except any Breaches which would not, individually or in the aggregate have a material adverse effect on the Vector Parties.

5.4.    Consents and Approvals.

No consent, approval, order or authorization of, or registration, declaration or filing with, any third party or Regulatory Authority is required by or with respect to either of the Vector Parties in connection with its execution and delivery of this Agreement, the performance of its obligations under this Agreement, or the completion of the Transaction other than (1) filings required under Securities Laws as contemplated by this Agreement, (2) any filings by Vector in connection with the Regulatory Approvals and (3) the Regulatory Approvals relating to Vector as set out in Schedule A to this Agreement.

5.5.    Litigation.

There are no claims, actions, proceedings or investigations pending or, to the knowledge of Vector, threatened against any of the Vector Parties before any arbitrator or Regulatory Authority (and Vector has no knowledge of any facts that are likely to give rise to any such claim, action, proceeding or investigation) that would be reasonably expected to materially impair Vector’s ability to perform its obligations under this Agreement or prevent or materially delay the consummation of the Transaction.

5.6.    No Defaults.

None of the Vector Parties is in Breach of its respective governing documents.

5.7.    Brokerage and Finders’ Fees.

None of the Vector Parties has incurred any brokerage, finders’ or similar fee in connection with the Transaction.

5.8.    Representations Complete.

The representations and warranties made by Vector in this Agreement, including the Vector Disclosure Letter, when read together in their entirety, do not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained in this Agreement or therein, in the light of the circumstances under which made, not misleading.

ARTICLE 6.

COVENANTS RELATING TO THE TRANSACTION

6.1.    Covenants of Corel.

6.1.1.    Corel agrees that, until the earlier of the Closing Time and the termination of this Agreement in accordance with section 8.1, unless Vector otherwise agrees in writing or except as contemplated by this Agreement or the Operating Plan or disclosed in the Corel Disclosure Letter:

6.1.1.1.    it will conduct, and will cause each of its Subsidiaries to conduct, its and their respective businesses only in, and not take any action except in, the ordinary course of business and consistent with past practice;

6.1.1.2.    it will not, and it will not permit any of its Subsidiaries to, do any of the following:

6.1.1.2.1. enter into, or make any commitment to enter into, any significant new line of business or develop or release any new product (other than new versions currently in development);

6.1.1.2.2.    authorize, or enter into, any agreement, arrangement or understanding with respect to, (1) any acquisition of businesses, assets or securities (other than cash or cash equivalents), the value of the consideration for which (including assumed debt or other obligations) would exceed $100,000 (including in a series of related transactions) or, taken together with any other acquisitions made in reliance on this clause, would exceed $500,000 in the aggregate or (2) any disposition of businesses, assets or securities, the value of the consideration for which (including assumed debt or other obligations) would exceed $100,000 (including in a series of related transactions) or, taken together with any other dispositions made in reliance on this clause, would exceed $500,000 in the aggregate, other than, in either case, (A) any transactions in the ordinary course effected at fair market value, at arm’s length and in the exercise of reasonable business judgment and (B) any transactions in the course of implementation at the date of this Agreement and disclosed in the Corel Disclosure Letter;

6.1.1.2.3.    amend or propose to amend its or their governing documents (except, in the case of the governing documents of Subsidiaries, following reasonable prior notice to Vector);

6.1.1.2.4.    subdivide, consolidate or reclassify any of its or their outstanding securities, or declare, set aside or pay any dividend or other distribution (in cash or any other property) with respect to its or their securities;

6.1.1.2.5.    issue, sell, pledge, reserve, set aside, dispose of or encumber, repurchase, redeem or otherwise acquire, any of its or their shares or any securities or obligations convertible into, exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, except (1) as required by the terms of any securities outstanding on the date of this Agreement, (2) pursuant to vested Corel Options granted prior to the date of this Agreement and (3) for the grant of Corel Options and deferred share units under Corel Management Incentive Plans in accordance with past practice provided that, in the case of Corel Options, (A) Corel Common Shares underlying grants after the date of this Agreement and on or prior to the public release of Corel’s financial results for the interim period ending August 31, 2003 will not exceed 1,000,000 in total and (B) Corel Common Shares underlying grants after the public release of Corel’s financial results for the interim period ending August 31, 2003 will not exceed 1,000,000 in total, and in any case, the exercise price for each grant will not be less than $0.95 (provided that, if the Transaction is not completed, the exercise price will be the “Market Price” as set out in the Corel Stock Option Plan 2000 or the Corel Director Stock Option Plan, as the case may be);

6.1.1.2.6.    reorganize, amalgamate or merge with any other person;

6.1.1.2.7.    incur or commit to incur any indebtedness for borrowed money or purchase money indebtedness or assume or guarantee any indebtedness except for borrowings in the ordinary course of business and consistent with past practice; or

6.1.1.2.8.    make any significant discretionary expenditure except as specifically contemplated by the Operating Plan;

6.1.1.3.    it will use commercially reasonable efforts, and cause each of its Subsidiaries to use commercially reasonable efforts, to preserve intact its respective business organizations and goodwill, to keep available the services of its officers and employees and to maintain satisfactory relations with suppliers, agents, distributors, customers and others having business relationships with it or its Subsidiaries;

6.1.1.4.    subject to the exercise by the board of directors of its fiduciary duties as provided in this Agreement, it will use commercially reasonable efforts, and will cause its Subsidiaries to use commercially reasonable efforts, to perform all obligations required or desirable to be performed by it or any of its Subsidiaries under this Agreement, it will not take any action that would be inconsistent with this Agreement or which would reasonably be expected to prevent or materially delay the consummation of the Transaction and, without limiting the generality of the foregoing, it will and where appropriate, cause its Subsidiaries to:

6.1.1.4.1.    use all commercially reasonable efforts to obtain the approvals of its shareholders to the Transaction Resolution and the Rights Plan Waiver Resolution;

6.1.1.4.2.    not change the date of or adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Meeting without Vector’s prior written consent, except as provided in section 6.10 or as required by valid shareholder action or applicable Laws;

6.1.1.4.3.    defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this Agreement or the consummation of the Transaction;

6.1.1.4.4.    use all commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order which may adversely affect the ability of the parties to consummate the Transaction;

6.1.1.4.5.    co-operate with the other party to this Agreement in connection with the performance by them of their obligations hereunder;

6.1.1.4.6.    subject to section 6.3 and applicable Laws, make and co-operate in the making of all filings and applications and submissions of information under all Laws which are applicable to the Transaction and take all commercially reasonable actions in connection therewith, including in connection with the Regulatory Approvals and by participating and appearing in any proceedings of either party before Regulatory Authorities, and use its reasonable best efforts to co-ordinate the parties’ discussions with and responses to all Regulatory Authorities where both parties are seeking to obtain material approvals or make material filings; and

6.1.1.4.7.    conduct its affairs so as to satisfy the condition precedent with respect to the accuracy of its representations and warranties contained in section 7.2;

6.1.1.5.    except as disclosed in the Corel Disclosure Letter or as required by applicable Laws or any agreement to which Corel or any of its Subsidiaries is a party at the date of this Agreement (including the Corel Management Incentive Plans) and, in the case of sections 6.1.1.5.1 and 6.1.1.5.2 except for ordinary course salary and compensation increases for 2003 as have already been approved by Corel, it will, and cause each of its Subsidiaries to, not do any of the following:

6.1.1.5.1.    increase the amount of (or accelerate the payment or vesting of) any benefit or amount payable under any employee benefit plan or any other Contract, arrangement, plan or policy providing for compensation or benefits to any former, present or future director, officer or employee of Corel or any of its Subsidiaries;

6.1.1.5.2.    increase (or enter into any commitment or arrangement to increase) the compensation or benefits, or otherwise extend, expand or enhance the engagement, employment or any related rights, of any former, present or future director, officer, employee or, except for extensions for periods of up to three months, consultant of Corel or any of its Subsidiaries (including additional grants of Corel Options or modification of the terms of existing Corel Options, except as set out in section 6.1.1.2.5);

6.1.1.5.3.    make or promise to make amendments or improvements prior to the Closing Date respecting any Corel Plan, in each case, other than those required by any Laws or the terms of any collective agreement;

6.1.1.5.4.    accelerate the release of, or the expiry date of any hold period relating to, any Corel Shares held in the Corel Plans, or otherwise amend, vary or modify such plans or the Corel Management Incentive Plans; or

6.1.1.5.5.    adopt, establish, enter into or implement, or permit any of its Subsidiaries to adopt, establish, enter into or implement, any employee benefit plan, policy, severance or termination agreement providing for any form of benefits or other compensation to any former, present or future director, officer or employee of Corel or any of its Subsidiaries or amend, or permit any of its Subsidiaries to amend, any employee benefit plan, policy, severance or termination agreement (excluding those severance or termination agreements providing for payments not in excess of those required by applicable Law or common law);

6.1.1.6.    it will, and will cause each of its Subsidiaries to, not pay, discharge, satisfy, compromise or settle any claims or Liabilities prior to their being due which, individually or in the aggregate, are in excess of $250,000 or unless required by Law;

6.1.1.7.    unless required to do so by its insurers (in a situation where there is no liability to Corel or a Subsidiary) it will, and cause each of its Subsidiaries to, not settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the Transaction prior to the Closing Date without the prior written consent of Vector;

6.1.1.8.    except as required by applicable Laws, it will, and will cause each of its Subsidiaries to, not enter into, terminate or waive any provision of, exercise any option or relinquish any contractual rights under, or modify in any material respect, any Material Contract, except for those actions which would not result in an incremental payment in excess of $250,000;

6.1.1.9.    it will use commercially reasonable efforts, and cause each of its Subsidiaries to use commercially reasonable efforts, to comply promptly with all material requirements which applicable Laws may impose on it or its Subsidiaries with respect to the Transaction;

6.1.1.10.    it will, and will cause each of its Subsidiaries, to not make any change to its existing accounting practices, methods and principles except as required by Canadian generally accepted accounting principles as advised by Corel’s independent auditors and to notify Vector upon any refiling of any Tax Returns previously filed with a Regulatory Authority;

6.1.1.11.    except as permitted by section 6.8, it will, and cause each of its Subsidiaries to, not enter into any confidentiality or standstill agreement, amend, release any third party from its obligations or grant any consent under any confidentiality or standstill provision or fail to enforce fully any such provision; provided that the restrictions contained in this section 6.1.1.11 will not apply to (1) confidentiality agreements that relate only to confidential information about entities other than Corel and its Subsidiaries and are not entered into in connection with or in contemplation of transactions not permitted by this Agreement or (2) confidentiality agreements with commercial partners in the ordinary course; and

6.1.1.12.    it will, and will cause each of its Subsidiaries to, implement the Operating Plan and not take any action that would breach, conflict with or result in a default under the Operating Plan.

6.1.2.    Corel will promptly advise Vector in writing:

6.1.2.1.    of any event, condition or circumstance that might reasonably be expected to cause any representation or warranty of Corel in this Agreement to be untrue or inaccurate in any material respect at the Closing Time (or, in the case of any representation or warranty made as of a specified date, as of that specified date);

6.1.2.2.    of any breach by Vector of any representation, warranty or covenant or event, condition or circumstance that has come to the attention of Corel and might reasonably be expected to cause any representation or warranty of Corel in this Agreement to be untrue or inaccurate, in either case, at the Closing Time (or, in the case of any representation or warranty made as of a specified date, as of that specified date);

6.1.2.3.    of any change affecting Corel or any event, occurrence or development or any Regulatory Authority’s or third party’s complaints, investigations or hearings (or communications indicating that the same may be contemplated) which would be reasonably expected to have a material adverse effect on Corel or to prevent or materially delay the consummation of the Transaction; and

6.1.2.4.    of any material breach by Corel of any of its covenants, obligations or agreements contained in this Agreement.

6.1.3.    Corel covenants to comply with its obligations to indemnify and reimburse CIBC World Markets Inc. as set out in Schedule A of the engagement letter dated February 17, 2003, a copy of which has been delivered to Vector and which agreement has not been amended to the date of this Agreement and will not be amended without the consent of Vector.

6.2.    Covenants of Vector.

6.2.1.    Vector agrees that, until the earlier of the Closing Time and the termination of this Agreement in accordance with section 8.1, unless Corel otherwise agrees in writing or except as contemplated by this Agreement or disclosed in the Vector Disclosure Letter:

6.2.1.1.    it will use commercially reasonable efforts, and cause each of the Vector Parties to use commercially reasonable efforts, to perform all obligations required or desirable to be performed by it under this Agreement, the Vector Parties will not take any action that would be inconsistent with this

Agreement or which would reasonably be expected to prevent or materially delay the consummation of the Transaction and, without limiting the generality of the foregoing, it will and will cause the Vector Parties to:

6.2.1.1.1.    defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this Agreement or the consummation of the Transaction;

6.2.1.1.2.    use all commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order which may adversely affect the ability of the parties to consummate the Transaction;

6.2.1.1.3.    co-operate with the other party to this Agreement in connection with the performance by them of their obligations under this Agreement;

6.2.1.1.4.    subject to section 6.3 and applicable Laws, make and co-operate in the making of all filings and applications and submissions of information under all Laws which are applicable to the Transaction and take all commercially reasonable actions in connection therewith, including in connection with the Regulatory Approvals and by participating and appearing in any proceedings of either party before Regulatory Authorities, and use its reasonable best efforts to co-ordinate the parties’ discussions with and responses to all Regulatory Authorities where both parties are seeking to obtain material approvals or make material filings; and

6.2.1.1.5.    conduct its affairs so as to satisfy the condition precedent with respect to the accuracy of its representations and warranties contained in section 7.3;

6.2.1.2.    it will use commercially reasonable efforts to comply promptly with all material requirements which applicable Laws may impose on each of the Vector Parties with respect to the Transaction; and

6.2.1.3.    in any situation in which Vector has the right or is required to be given the opportunity to review, be consulted with, or approve any matter in accordance with this Agreement, Vector will conduct that review or consultation and consider that approval as quickly as reasonably practicable under the circumstances, and, in the case of approvals contemplated by sections 6.1.1.5, 6.1.1.6, 6.1.1.8 and 6.1.1.11, within two Business Days.

6.2.2.    Vector will promptly advise Corel in writing:

6.2.2.1.    of any event, condition or circumstance that might reasonably be expected to cause any representation or warranty of the Vector Parties in this Agreement to be untrue or inaccurate at the Closing Time (or, in the case of any representation or warranty made as of a specified date, as of such specified date);

6.2.2.2.    of any breach by Corel of any representation, warranty or covenant or event, condition or circumstance that has come to the attention of the Vector Parties and might reasonably be expected to cause any representation or warranty of Vector in this Agreement to be untrue or inaccurate, in either case, at the Closing Time (or, in the case of any representation or warranty made as of a specified date, as of such specified date);

6.2.2.3.    of any change affecting the Vector Parties or any event, occurrence or development or any Regulatory Authority’s or third party’s complaints, investigations or hearings (or communications indicating that the same may be contemplated) which would be reasonably expected to prevent or materially delay the consummation of the Transaction; or

6.2.2.4.    of any material breach by any of the Vector Parties of any of its covenants, obligations or agreements contained in this Agreement.

6.2.3.    Vector will vote all of its Corel Shares in favour of the Transaction Resolution.

6.3.    Access to Information.

6.3.1.    Corel will provide to Vector and Vector’s Representatives the access to information and management contemplated by section 6(b) of the Non-Disclosure Agreement.

6.3.2.    Vector agrees to be bound by the provisions of the Non-Disclosure Agreement applicable to maintaining the confidentiality of Evaluation Material (as defined in the Non-Disclosure Agreement) and those provisions will survive the termination of this Agreement.

6.4.    Physical Due Diligence

In addition to the obligations under section 6.3.1, Corel will afford Vector and Vector’s Representatives full and complete access during normal business hours to (1) any of the Corel Premises in order for Vector to conduct or cause to be conducted physical due diligence on the property and facilities of Corel and its Subsidiaries solely for the purpose of confirming the accuracy of the representations and warranties contained in this Agreement, and (2) the personnel and management of Corel and its Subsidiaries to whom access is reasonably required in connection with the physical due diligence referred to in (1).

6.5.    Standstill Exception

Each of the parties acknowledges that the entering into of this Agreement is made pursuant to a written proposal of Vector made under section 5(c)(ii) of the Non-Disclosure Agreement and constitutes the consent of the Board of Directors of Corel to the Transaction, as required under section 5(b) of the Non-Disclosure Agreement. The parties confirm that in all other respects the Non-Disclosure Agreement will remain in full force and effect.

6.6.    Regulatory Approvals.

6.6.1.    Each of Vector and Corel will use its commercially reasonable efforts to obtain all Regulatory Approvals and all other approvals under Laws that are applicable in connection with the Transaction as soon as is reasonably practicable.

6.6.2.    Subject to applicable Laws, each of Vector and Corel will make and co-operate in the making of all filings and applications and submissions of information under all Laws which are applicable in connection with the Transaction (including obligations under applicable Securities Laws, the ICA, the HSR Act and the Competition Act) and will take all reasonable actions in connection therewith, including in connection with the Regulatory Approvals, and by participating and appearing in any proceedings involving either party before Regulatory Authorities, and will use its commercially reasonable efforts to co-ordinate the parties’ discussions with and responses to all Regulatory Authorities where both parties are seeking to obtain significant approvals or make significant filings.

6.6.3.    Subject to applicable Laws, each of Vector and Corel will (1) consult with each other in making any filings with any Regulatory Authority, (2) enable the other party to review and comment on all such filings that are significant prior to their release, (3) consider all such comments reasonably and in good faith, (4) provide a copy of each such filing to the other party, (5) consult with the other party in connection with all material enquiries from or with any material Regulatory Authority and the possible resolution of all material issues and (6) not participate in any substantive meeting or discussion with any Regulatory Authority in connection with any proceedings under or relating to any applicable Laws as they concern the Transaction, unless it consults with the other party in advance and, to the extent permitted by the Regulatory Authority, gives the other party the opportunity to attend or participate therein.

6.6.4.    Each of the Vector Parties and Corel will promptly furnish to the other all information concerning it and its Affiliates as may be required to effect the actions described in Article 2 and this section 6.6 and each covenants that none of the information furnished or to be furnished by it in connection with those actions or otherwise in connection with the Transaction will contain any misrepresentation.

6.7.    Third Party Consents.

6.7.1.    Corel will use its commercially reasonable efforts to obtain all Consents, in the case of Consents for Contracts, to the extent notified by Vector to Corel on or before June 13, 2003, in form and substance satisfactory to Vector acting reasonably, and to otherwise comply with the requirements of all applicable Laws and Material Contracts that are applicable in connection with the Transaction as soon as is reasonably practicable and in any event before the Closing Date.

6.7.2.    Corel, in conjunction with Vector, will use commercially reasonable efforts to obtain from Albans Investment Limited a termination of the share purchase agreement dated September 18, 2000.

6.8.    Non-Solicitation of Alternative Proposals.

6.8.1.    Corel will immediately cease and cause to be terminated any existing solicitation, encouragement, activity, discussion or negotiation with any person by Corel, any of its Subsidiaries or any of their Representatives with respect to any Alternative Proposal, whether or not initiated by Corel, and, in connection therewith, Corel will request (and exercise all rights it has to require) the return or destruction of information regarding Corel and its Subsidiaries previously provided to any such person or any other person and will request (and exercise all rights it has to require) the destruction of all materials including or incorporating any information regarding Corel and its Subsidiaries.

6.8.2.    Subject to sections 6.8.3, 6.8.5, 6.8.6 and 6.9, Corel will not do any of the following or permit any of its Subsidiaries or any of their Representatives to do any of the following:

6.8.2.1.    solicit, initiate or encourage any inquiry or the making of any proposal to it or its shareholders from any person which constitutes, or may reasonably be expected to lead to (in either case in one transaction or a series of transactions), an Alternative Proposal;

6.8.2.2.    enter into or participate in or continue any discussions or negotiations regarding, agree to or endorse or recommend, or enter into or propose to enter into any agreement, arrangement or understanding in relation to, an Alternative Proposal; or

6.8.2.3.    furnish to any person any information with respect to the business, properties, operations, prospects or condition (financial or otherwise) of Corel or any of its Subsidiaries in circumstances under which it knows, or it ought reasonably to know, that such information will be used by the recipient in connection with, or in order to make or evaluate making, an Alternative Proposal.

6.8.3.    Subject to section 6.8.5, at any time after the date of this Agreement and before the Meeting, the directors of Corel may consider, participate in discussions or negotiations with, or provide information to, any person who has delivered to Corel a bona fide written Alternative Proposal (with respect to which Corel is not in violation of section 6.8.2) provided that the board of directors of Corel, after analysis by, and consultation with, its financial and legal advisors, has determined that it is necessary for the directors to take that action in order to discharge properly their fiduciary duties and that the Alternative Proposal is or, if consummated in accordance with its terms, would reasonably be expected to be a Superior Proposal.

6.8.4.    Corel will not release any person from any confidentiality agreement or standstill agreement by which that person is bound unless that person has made a Superior Proposal.

6.8.5.    Corel will notify Vector as soon as possible (and in any event within 24 hours of receipt) of any written Alternative Proposal of which its senior management or board of directors becomes aware, or any request for non-public information relating to it or any of its Subsidiaries in connection with an Alternative Proposal or for access to the properties, books or records of it or any of its Subsidiaries by any person that informs it or any of its Subsidiaries or any of its Representatives that such person is considering making, or has made, an Alternative Proposal. That notice must include a description of the material terms and conditions of any proposal, including the identity of the person making such proposal, inquiry or contact.

6.8.6.    If Corel receives a request for material non-public information from a person who proposes a bona fide written Alternative Proposal, and its directors determine that the Alternative Proposal is or, if consummated in accordance with its terms, would reasonably be expected to be a Superior Proposal, then, and only in that case, but subject to the execution of a confidentiality agreement containing terms no less onerous to that person than those contained in the Non-Disclosure Agreement, the directors of Corel may provide that person with access to information regarding Corel, provided that Corel sends a copy of any such confidentiality agreement to Vector immediately on its execution and Vector is provided with a list of the information provided to that person and immediately provided with access to similar information to which that person was provided.

6.8.7.    Corel will promptly reaffirm its recommendation of the Transaction by press release after: (1) any Alternative Proposal (which is subsequently determined by Corel not to be a Superior Proposal) is publicly announced or made or (2) Vector and Corel enter into an amendment to this Agreement pursuant to section 6.9.1.6; any such press release will be prepared in accordance with section 3.1.

6.8.8.    Corel will be responsible for the breach of this section 6.8 by any of its Subsidiaries or Representatives.

6.9.    Notice of Superior Proposal.

6.9.1.    Corel may accept, approve, recommend or enter into an agreement, arrangement or understanding in respect of an Alternative Proposal (provided that this section 6.9 will not apply to a confidentiality agreement that complies with section 6.8.6) on the basis that it constitutes or, if consummated in accordance with its terms, would reasonably be expected to constitute a Superior Proposal, provided that:

6.9.1.1.    the board of directors of Corel has determined in good faith, after analysis by, and consultation with, its financial advisors and outside legal counsel, that it is necessary for the directors to take that action in order to discharge properly their fiduciary duties;

6.9.1.2.    it gives notice to Vector that it proposes to do so, promptly after so determining;

6.9.1.3.    it provides to Vector, if permitted to do so, a copy of the agreement relating to the Alternative Proposal, or if not permitted to do so, a summary of that agreement, if any;

6.9.1.4.    it provides Vector with the opportunity, for a period of five Business Days from the later of the date Vector received notice under (1) section 6.9.1.2 and (2) section 6.8.5, to negotiate to amend this Agreement and the terms of the Transaction to provide for terms that to Corel and the Corel Shareholders are (in the good faith determination of the directors of Corel) as favourable as, or superior to, the terms of the Superior Proposal from a financial perspective;

6.9.1.5.    if at any time during but not later than the end of the five Business Day period referred to in section 6.9.1.4 Vector elects to make a proposal that provides for terms that to Corel and the Corel Shareholders are as favourable as, or superior to, the terms of the Superior Proposal from a financial perspective, and delivers to Corel an executed amendment to this Agreement reflecting the new proposal, the directors of Corel will:

6.9.1.5.1.    call and hold a meeting of the directors to consider Vector’s proposal as soon as reasonably possible but not later than five Business Days after receipt of the proposal;

6.9.1.5.2.    in good faith consider the proposal; and

6.9.1.5.3.    not later than the date the meeting is required to be held under section 6.9.1.5.1, determine in good faith and advise Vector as to whether Corel’s board of directors has determined that Vector’s proposal provides for terms that to Corel and the Corel Shareholders are as favourable as, or superior to, the terms of the Superior Proposal from a financial perspective; and

6.9.1.6.    in the event that the determination referred to in section 6.9.1.5.3 is made by Corel’s board of directors, immediately thereafter execute the amendment to this Agreement delivered by Vector pursuant to section 6.9.1.5 and not take any actions in furtherance or support of the Superior Proposal.

6.9.2.    If despite its consideration of any proposal made by Vector under section 6.9.1.5, the board of directors of Corel continues to believe, in good faith, and after consultation with and based in part on advice of its financial advisor and outside counsel, that the Superior Proposal continues to be a Superior Proposal in respect of the Vector proposal made pursuant to section 6.9.1.5, then Corel may then terminate this Agreement subject to (1) payment of the Termination Fee and the Expense Fee to Vector as provided in section 8.3.6, and (2) if requested by Vector in connection with a Superior Proposal that is not an all cash offer fully paid on closing without adjustments and that Vector is not contractually obliged to support, co-operating in presenting to Corel’s shareholders, as an alternative to the Superior Proposal, Vector’s proposed transaction (although the board of Corel would no longer be required to recommend approval).

6.9.3. Each successive material modification of any Alternative Proposal will constitute a new Alternative Proposal for purposes of sections 6.8 and 6.10 and the requirement under section 6.9.1.4 to start an additional five Business Day notice period.

6.9.4. Corel will not have any rights under sections 6.8.3, 6.8.6 and 6.9.1 after the Meeting if the Transaction Resolution is approved at the Meeting unless this Agreement is terminated in accordance with its terms.

6.10.    Adjourning or Postponing the Meeting.

6.10.1. Where at any time before the Meeting (1) Corel has provided Vector with a notice under section 6.8.5, (2) an Alternative Proposal has been publicly disclosed or announced or (3) Vector reasonably believes that a person intends to make an Alternative Proposal, and the five Business Day period under section 6.9.1.4 has not elapsed, then, subject to applicable Laws, at Vector’s request, Corel will postpone or adjourn the Meeting at the Meeting (but not beforehand without Vector’s consent) to a date acceptable to Vector acting reasonably but not later than 20 days after the scheduled date of the Meeting.

6.10.2.    If Corel provides Vector with notice under section 6.9.1.2 on a date that is less than five Business Days before the date of the Meeting and Vector has not made a proposal in accordance with section 6.9.1.5 that the directors of Corel have determined in accordance with section 6.9.1.5 provides for terms that to Corel and the Corel Shareholders are, from a financial perspective, as favourable as, or superior to, the terms of the Superior Proposal in respect of which notice was given under section 6.9.1.2, subject to applicable Laws, Corel will postpone or adjourn the Meeting to a date that is at least five Business Days but not more than 10 Business Days after the scheduled date of the Meeting.

6.10.3.    Where at any time before the Meeting, on the basis of proxies delivered, it appears unlikely that the Transaction Resolution or the Rights Plan Waiver Resolution will be approved by the requisite percentage of Corel Voting Securityholders, Corel will, upon request of Vector, reschedule the Meeting for a later date and establish a new record date for the rescheduled Meeting such that Vector or its Affiliates would have the opportunity to convert some or all of its Corel Series A Shares into Corel Common Shares and vote in favour of the resolutions to be passed at the rescheduled meeting.

6.11.    Pre-Closing and Closing Matters

6.11.1.    Corel will reasonably co-operate with Vector in carrying out any pre-closing reorganization as may be requested by Vector, which reorganization, if the Transaction is not completed, in the opinion of Corel, whether acting reasonably or not, would not have an adverse effect on Corel or its shareholders. Without limitation, Vector may request that, in which case Corel agrees to, immediately prior to the Effective Date, sell certain intangible assets specified by Vector to a newly created wholly-owned subsidiary of Corel (“AssetCo”) in return for consideration equal to the fair value of those assets and consisting entirely of common shares of AssetCo, and AssetCo will license the intangible assets to Corel.

6.11.2.    Corel will reasonably co-operate with Vector in matters relating to any third-party loans to be obtained by or on behalf of Vector in connection with the Transaction, provided that (1) Vector will bear all costs associated with those matters and (2) Corel will not be required to do any act or enter into any agreement which, if the Transaction is not completed, would have an adverse effect on Corel or its shareholders.

6.11.3.    At the Closing Time and subject to the reasonable satisfaction of Corel that the Arrangement has become effective and that Vector has deposited all amounts required to be deposited by it under the Plan of Arrangement, at the request of Vector, Corel will loan to BuyerCo up to $65 million on a demand basis, which loan will be evidenced by a promissory note in form and substance satisfactory to Corel and Vector, acting reasonably.

6.12.    Financial Information

6.12.1.    On or before July 12, 2003, Corel will deliver to Vector unaudited consolidated financial statements as at and for the six-months ended May 30, 2003. Upon delivery to Vector, the representation and warranty contained in section 4.8 will be deemed to apply to these financial statements.

6.12.2.    On or before the Closing Date, Corel will deliver to Vector an unaudited consolidated balance sheet as at June 30, 2003, reflecting the transfer of $265,116,000 from share capital to contributed surplus.

6.13.    Executive Employment

Vector is permitted to engage in discussions with those executives listed on the Vector Disclosure Letter with respect to their terms of employment following completion of the Transaction.

6.14.    Directors’ and Officers’ Insurance.

6.14.1.    Corel has received a proposal from one of its existing insurers to provide a directors’ and officers’ run-off insurance policy with a term of six years, a coverage limit of $25 million and a maximum deductible of $500,000 for a premium of $3,500,000 (the “D&O Policy”). All of the terms relating to the D&O Policy and the proposed insurer, which have been disclosed to Vector, are acceptable to the board of directors of Corel. Notwithstanding the foregoing, Vector may, during the five Business Days immediately following the execution of this Agreement, present a proposed alternative policy to Corel’s board of directors for consideration. The board of directors of Corel will, within five Business Days of its receipt of a proposed alternative policy and having received advice from its legal, insurance and financial advisors relating thereto, determine if the proposed alternative policy and the proposed alternative insurer(s) are at least as favorable to the directors and officers of Corel as the D&O Policy and Corel’s existing insurer, in which case Corel will purchase the proposed alternative policy. The determination by the board of directors as aforesaid will be made in good faith but in the sole judgment of the board of directors of Corel which will not be subject to review.

6.14.2.    From and after the Closing Date, the Vector Parties will cause Corel (or its successor) to (1) indemnify the directors and officers of Corel in accordance with its existing governing documents and any contracts of indemnity or (2) provide indemnification on a basis consistent with the practices of Vector in respect of its own directors and officers, whichever provides the highest degree of indemnification.

6.14.3.    On the Closing Date, Corel will pay in trust to a law firm retained by Corel and reasonably acceptable to the board of directors of Corel an amount as specified below (the “Fund”) to ensure funds are available to pay any legal fees and expenses related to claims, if any, against the board of directors and officers of Corel in office prior to or at the Closing Time, which fees and expenses are not covered by the insurance purchased under section 6.14.1 due to deductible amounts or otherwise and are not paid when required by section 6.14.5. The Fund will be replenished in accordance with section 6.14.6 if the Fund has been used to pay the legal fees and expenses of defending those claims without, for greater certainty, any limit on the cumulative amount of those replenishments. Until the second annual anniversary of the Effective Date, that amount will be $300,000 and, after two years until three years from the Effective Date, that amount will be $150,000. After two years from the Effective Date, amounts will be released to Corel so that no more than $150,000 is held by the law firm and, after six years from the Effective Date, all remaining amounts will be released to Corel. Interest earned on amounts held in escrow will accrue for the benefit of Corel and will be disbursed to Corel annually.

6.14.4.    The law firm will act as the representative of the directors and officers (the “D&O Representative”) with respect to the administration of the Fund. Corel will from time to time designate an individual who is an officer of Corel (the “Corel Representative”) to deal with the D&O Representative with respect to the Fund.

6.14.5.    Upon receipt of any invoice from any law firm engaged by Corel or, where permitted under the relevant policy of insurance, engaged to represent separately the directors and officers to defend any claims against the directors and officers, a copy of that invoice will be delivered to the D&O Representative and, following a determination by the D&O Representative that the invoice is correct and reasonable in all material respects, that invoice will be paid promptly by Corel in accordance with the terms for payment specified in that invoice, and confirmation of that payment will be reported to the D&O Representative. If any such invoice is not paid as provided in this section, the D&O Representative will pay that invoice out of the proceeds of the Fund and confirm that payment to Corel.

6.14.6.    Within three Business Days of paying one or more invoices from the Fund as contemplated above totalling greater than $50,000, Corel will replenish the Fund in that amount, up to the applicable limit of $300,000 or $150,000, as the case may be.

6.14.7.    Any merger, amalgamation, combination or corporate reorganization to which Corel becomes a party and any liquidation of Corel will be expressly subject to and conditional on the assumption of the obligations set out in this section 6.14 by any successor corporation or entity or by the shareholder(s) of Corel, as the case may be, and to the delivery by that person to the directors and officers of a written acknowledgement of that assumption.

6.14.8.    The parties acknowledge and agree that the obligations of Corel under this section 6.14 are expressly intended to be for the benefit of all former and current directors and officers of Corel.

6.14.9.    For greater certainty, the directors and officers of Corel are not entitled, by virtue of this section 6.14, to engage advisors or incur expenditures related to claims, except as specifically provided for in the directors’ and officers’ “run-off” insurance policy or in Contracts with directors and officers relating to Claim indemnification matters.

6.14.10.    Subject to the completion of the Transaction, Vector will not, and will cause its affiliates not to, at any time following the Closing Time, make any claim against the directors or officers of Corel based on, arising from or in any way related to the Transaction including any matter contemplated by or set out in this Agreement, except to the extent the claim is based on fraud or wilful misconduct.

ARTICLE 7.

CONDITIONS

7.1.    Mutual Conditions.

The obligations of Vector and Corel to complete the Transaction are subject to the satisfaction of the following conditions (each of which is for their mutual benefit) on or before the Closing Date:

7.1.1.    each of the Transaction Resolution and the Rights Plan Waiver Resolution has been approved by the Corel Voting Securityholders at the Meeting in the manner required by applicable Laws (including any conditions imposed by the Interim Order);

7.1.2.    the Interim Order and the Final Order have each been obtained in form and on terms satisfactory to each of Corel and Vector, acting reasonably, and have not been set aside or modified in a manner unacceptable to those parties, acting reasonably, on appeal or otherwise;

7.1.3.    no provision of any applicable Laws and no judgment, injunction, order or decree is in effect which restrains or enjoins or otherwise prohibits the Transaction;

7.1.4.    the Regulatory Approvals in Schedule A, other than the exemption described in Schedule A, item 3, have been obtained and those Regulatory Approvals do not impose or contain terms and conditions which would, individually or in the aggregate, have a material adverse effect on Corel and its Subsidiaries on a combined basis, or materially impair either Vector or Corel’s ability to perform its respective obligations under this Agreement or prevent or materially delay the consummation of the Transaction; and

7.1.5.    this Agreement has not been terminated pursuant to Article 8.

7.2.    Additional Conditions to the Obligations of Vector.

The obligation of Vector to complete the Transaction will be subject to the satisfaction of the following conditions (each of which is for the exclusive benefit of Vector and may be waived only by it on or before the Closing Date):

7.2.1.    Corel has performed or complied in all material respects with each of its obligations, agreements and covenants in this Agreement to be performed and complied with by it on or before the Closing Time;

7.2.2.    the representations and warranties of Corel under this Agreement will be true and correct on and as of the date of this Agreement and as of the Closing Date as if made on and as of that date (except for those representations and warranties made as of a specified date, which will continue to be true and correct as of that specified date);

7.2.3.    there has been no material adverse change in the business, assets, Liabilities, financial condition, results of operations or prospects (as those prospects relate to the revenue and profit outlook of the Key Software Programs and Designer) of Corel and its Subsidiaries, taken as a whole or any event, occurrence or development which would be reasonably expected to have a material adverse effect on Corel or which would materially and adversely affect the ability of Vector to consummate the transactions contemplated by this Agreement, except any change, effect, occurrence or change in the state of facts resulting directly from compliance by Corel with its covenants and obligations in this Agreement and in the Operating Plan;

7.2.4.    except as set out in the Corel Disclosure Letter, there has not been any action taken by any Regulatory Authority, any Law enacted, entered, enforced or deemed applicable by any Regulatory Authority or any pending or threatened suit, action or proceeding by any Regulatory Authority in connection with the grant of any Regulatory Approval or otherwise, (1) seeking to prohibit or restrict the acquisition by Vector or any of its subsidiaries of any Corel Shares, (2) challenging or seeking to restrain or prohibit the consummation of the Plan of Arrangement or seeking to obtain from Vector any damages (3) seeking to prohibit or materially limit the ownership or operation by Vector of any portion of the business or assets of Corel or its Subsidiaries or to compel Vector to dispose of or hold separate any portion of the business or assets of Corel or its Subsidiaries, as a result of the Plan of Arrangement, in any case in (3) representing in excess of 1% of the total assets of Corel and its Subsidiaries, (4) seeking to impose limitations on the ability of Vector or its Affiliates to acquire or hold, or exercise full rights of ownership of, any Corel Shares, including the right to vote the Corel Shares on all matters properly presented to the Corel Voting Securityholders, (5) seeking to prohibit Vector from effectively controlling in any material respect the business or operations of Corel and its Subsidiaries or (6) imposing any condition or restriction that in the judgment of Vector, acting reasonably, would be materially burdensome to the future operations or business of any business unit of Corel after the Effective Time;

7.2.5.    holders of not more than 10% of the Corel Shares have exercised their Dissent Rights (and not withdrawn that exercise) in respect of the Arrangement;

7.2.6.    at the end of each respective Calculation Date,

7.2.6.1.    the value of the cash and marketable securities held by Corel and its wholly-owned Subsidiaries (excluding cash received after the date of this Agreement in connection with the exercise, conversion or exchange of any Corel Convertible Security), plus Permitted Expenses paid by Corel (“Adjusted Cash”), is not less than $68 million; and

7.2.6.2.    the Working Capital Decrease of Corel and its Subsidiaries, exclusive of Permitted Expenses, is not more than $2 million at June 30, 2003 and, if applicable, not more than $3 million at July 31, 2003, and, at the Effective Date, an officer of Corel will certify as to the absence of events outside the ordinary course of business arising after each respective Calculation Date that might result in a material adverse change to Adjusted Cash or Working Capital after each respective Calculation Date;

7.2.7.    Corel will have received all Consents other than the Consent described in Schedule A, item 3;

7.2.8.    Vector will have received from Corel an unaudited consolidated balance sheet as at June 30, 2003 reflecting the transfer of $265,116,000 from share capital to contributed surplus;

7.2.9.    a supplement to the Corel Rights Plan terminating that plan, or amending the Corel Rights Plan in a manner reasonably acceptable to Vector, has been entered into by the parties to the Corel Rights Plan; and

7.2.10.    the board of directors of Corel has adopted all necessary resolutions, and all other necessary corporate action has been taken by Corel, to approve and permit the Transaction and to enable Corel to perform its obligations under this Agreement.

7.3.    Additional Conditions to the Obligations of Corel.

The obligation of Corel to complete the Transaction will be subject to satisfaction of the following conditions (each of which is for the exclusive benefit of Corel and may be waived by it on or before the Closing Date):

7.3.1.    Each of the Vector Parties has performed or complied with each of its obligations, agreements and covenants under this Agreement to be performed and complied with by it on or before the Closing Time;

7.3.2.    the representations and warranties of the Vector Parties under this Agreement will be true and correct in all respects on the date of this Agreement and as of the Closing Date as if made on and as of that date (except for those representations and warranties made as of a specified date, which will be true and correct as of that specified date); and

7.3.3.    The Vector Parties have adopted all necessary resolutions, and all other necessary corporate action has been taken by the Vector Parties, to enable them to perform their respective obligations under this Agreement.

7.4.    Closing Matters.

Each of Vector and Corel will deliver, at the Closing Time, any customary certificates, resolutions and other closing documents as may be required by the other party, acting reasonably, including a certificate signed by two senior officers of each party (in their capacities as senior officers and not in their personal capacities) confirming compliance with the condition in sections 7.2.1 to 7.2.10, in the case of Corel, and sections 7.3.1 to 7.3.3, in the case of Vector and a customary legal opinion of Corel’s external counsel with respect to Corel’s corporate existence, capacity and authority to enter into and to perform this Agreement, enforceability of this Agreement and no breach of governing documents or applicable Ontario and federal laws (excluding the Competition Act and the Tax Act).

7.5.    Delivered Calculations

In connection with the satisfaction of the condition contained in section 7.2.6, Corel will deliver to Vector within four Business Days after the applicable Calculation Date a draft calculation of Adjusted Cash and within 12 Business Days of the applicable Calculation Date, a draft calculation of the Working Capital Decrease as at each respective Calculation Date, and following good faith discussions and consultations with Vector regarding the accuracy of those calculations, Corel will deliver final versions of those calculations, together with the report of Corel’s auditors on the calculation.

ARTICLE 8.

TERMINATION, AMENDMENT AND WAIVER

8.1.    Termination.

This agreement may be terminated at any time prior to the Closing Time (even if the Corel Shareholders have approved the Transaction Resolution at the Meeting):

8.1.1.    by mutual agreement of Vector and Corel;

8.1.2.    by Vector or Corel, if

8.1.2.1.    any Laws make the Transaction or any part of it illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a competent Regulatory Authority enjoining Vector or Corel from proceeding with or completing the Transaction or any part of it is entered and such judgment, injunction, order or decree has become final and non-appealable;

8.1.2.2.    the Closing Date does not occur on or prior to September 30, 2003; provided, however, that if the Closing Date is delayed solely by (1) an injunction or order made by a Regulatory Authority of competent jurisdiction or (2) the parties not having obtained any Regulatory Approval which is necessary to permit the completion of the Transaction then, provided that the injunction or order is being contested or appealed or the regulatory waiver, consent or approval is being actively sought, and there is a reasonable prospect that it will be obtained, as applicable, this Agreement may not be terminated pursuant to this section 8.1.2.2 until December 31, 2003 and the parties will negotiate in good faith to amend the conditions of closing related to the calculation of Adjusted Cash and Working Capital Decrease; and further provided that the right to terminate this Agreement pursuant to this paragraph will not be available to a party whose failure to perform any material covenant, agreement or obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Closing Date to occur on or before that date; or

8.1.2.3.    (1) at the Meeting, the requisite votes of the holders of Corel Shares to approve the Transaction Resolution and the Rights Plan Waiver Resolution are not obtained or (2) approval of the Court of the Final Order is not obtained;

8.1.3.    by Vector

8.1.3.1.    if (1) the board of directors of Corel fails to recommend or withdraws, modifies or changes its approval or recommendation of this Agreement or the Transaction in a manner adverse to Vector; (2) the board of directors of Corel fails to affirm its approval or recommendation of this Agreement or the Transaction in accordance with section 6.8.7; (3) Corel has breached its obligations under section 6.8 or 6.9; (4) the board of directors of Corel accepts, approves, recommends or enters into an agreement (other than a confidentiality agreement that complies with section 6.8.6) with any person with respect to a Superior Proposal; or (5) subject to section 6.10 and to any delays which are principally caused by the Vector Parties, through the intentional action or inaction or the gross negligence of Corel, the Transaction Resolution and the Rights Plan Waiver Resolution are not, prior to the later of 90 days after the date of this Agreement and 35 days after the mailing of the Circular, submitted for the approval of the holders of the Corel Shares at the Meeting;

8.1.3.2.    if, in the determination of Vector, acting reasonably, there is any material inaccuracy of the representations and warranties given by Corel pursuant to this Agreement, which inaccuracy is not cured to the satisfaction of Vector, acting reasonably, within 30 days of notice thereof given by Vector to Corel;

8.1.3.3.    if Corel or any of its Subsidiaries has breached any of its representations, warranties, agreements or obligations in this Agreement, the breach of which would result in the failure to satisfy one or more conditions in section 7.2.1 or 7.2.2 and that breach is not curable or if curable is not cured within 30 days after notice of the breach has been received by Corel; or

8.1.3.4.    if the condition set out in section 7.2.3 is not satisfied;

8.1.4.    by Corel

8.1.4.1.    in the circumstances described in section 6.9.2; or

8.1.4.2.    if either of the Vector Parties has breached any of its representations, warranties, agreements or obligations in this Agreement, the breach of which would result in the failure to satisfy one or more conditions in sections 7.3.1 and 7.3.2 and that breach is not curable or if curable is not cured within 30 days after notice of the breach has been received by Vector.

8.2.    Effect of Termination.

If this Agreement is terminated in accordance with section 8.1, neither party will have any further Liability to perform its obligations under this Agreement except for those under section 6.3.2, this section and sections 8.3 and 9.10, which will continue in effect, but nothing in this Agreement (including payment of the Termination Fee or the Expense Fee) will relieve either party from Liability for any breach of any agreement or covenant contained in this Agreement prior to that termination.

8.3.    Termination Fee and Expenses.

8.3.1. If this Agreement is terminated by Vector or Corel pursuant to sections 8.1.2.1 or 8.1.2.2, then Corel will pay the Expense Fee to Vector (which Expense Fee will not exceed $250,000 in total).

8.3.2. If this Agreement is terminated by either party pursuant to section 8.1.2.3(1) and

8.3.2.1. within nine months after the date of termination an Alternative Proposal is consummated, Corel will pay the Expense Fee (which Expense Fee will not exceed $1,250,000 in total) and the Termination Fee to Vector; or

8.3.2.2. no Alternative Proposal is consummated within nine months after the date of termination, Corel will pay the Expense Fee (which Expense Fee will not exceed $1,000,000 in total).

8.3.3. If this Agreement is terminated by either party pursuant to section 8.1.2.3(2), Corel will pay the Expense Fee to Vector (which Expense Fee will not exceed $250,000 in total).

8.3.4. If this Agreement is terminated by Vector pursuant to section 8.1.3.1, Corel will pay the Expense Fee (which Expense Fee will not exceed $1,250,000 in total) and the Termination Fee to Vector.

8.3.5. If this Agreement is terminated by Vector pursuant to sections 8.1.3.2, 8.1.3.3 or 8.1.3.4, Corel will pay the Expense Fee to Vector (which Expense Fee will not exceed $1,000,000 in total, unless, in the case of section 8.1.3.4, the circumstances resulting in Vector having the right to terminate under that section are not the result of the intentional action or inaction or the gross negligence of Corel or its Subsidiaries, in which case the Expense Fee will not exceed $250,000 in total).

8.3.6.    If this Agreement is terminated by Corel pursuant to section 8.1.4.1, then, prior to that termination, Corel will pay the Expense Fee (which Expense Fee will not exceed $1,250,000 in total) and the Termination Fee to Vector.

8.3.7.    Any payment required to be made under this section 8.3 will be made in cash or by wire transfer in immediately available funds to an account designated by Vector and (other than under section 8.3.6) within three Business Days following any such termination or consummation of an Alternative Proposal, as the case may be.

ARTICLE 9.

GENERAL

9.1.    Arbitration.

All disputes, disagreements, controversies, questions or claims arising out of or relating to this Agreement and all other agreements entered into pursuant to the terms of this Agreement, including with respect to its or their formation, execution, validity, application, interpretation, performance, breach, termination or enforcement will be determined by arbitration under the Arbitration Act, provided that:

9.1.1. any hearing in the course of the arbitration will be held in Toronto, Ontario in the English language;

9.1.2. the number of arbitrators will be one who will be selected by Vector and Corel or appointed by a judge of the Superior Court of Justice of Ontario, on application of Corel or Vector, on notice to the other;

9.1.3. any award or determination of the arbitrator will be final and binding on the parties and there shall be no appeal on any ground, including, for greater certainty, on the ground of alleged errors of law. For greater certainty, Article 34 of the Arbitration Act will apply to an arbitration under this section 9.1;

9.1.4. despite Article 26 of the Arbitration Act, the arbitrator will not, without the written consent of all parties to the arbitration, retain any expert;

9.1.5. an arbitrator may apportion the costs of the arbitration, including the reasonable fees and disbursements of the parties, between or among the parties in any manner as the arbitrator considers reasonable, provided that an arbitrator will not award costs on a distributive basis;

9.1.6. all awards for the payment of money will include prejudgment and postjudgment interest in accordance with sections 127 to 130 of the Courts of Justice Act (Ontario) with necessary modifications;

9.1.7. all matters in relation to the arbitration will be kept confidential to the full extent permitted by law;

9.1.8.    an arbitrator will have the power to award equitable relief, including interim or permanent injunctive relief, specific performance, or other equitable remedies; and

9.1.9.    no individual will be appointed as an arbitrator unless he or she agrees in writing to be bound by this dispute resolution provision.

9.2.    Amendment.

9.2.1. This agreement may not be amended except by written agreement of all parties.

9.2.2. The Operating Plan may not be amended except by written agreement of Corel and Vector, and each party will consider all reasonable proposed amendments to the Operating Plan made by the other party and will not unreasonably withhold its consent to those amendments.

9.3.    Waiver.

Vector or Corel, as applicable, may (1) extend the time for the performance by the other of any of its obligations or other acts, (2) waive compliance by the other with any of its agreements or the fulfilment of any conditions to its own obligations contained in this Agreement or (3) waive inaccuracies in any of the other’s representations or warranties contained in this Agreement or in any document delivered pursuant to this Agreement, but only by written agreement of the party to be bound by the extension or waiver.

9.4.    Investigation.

Any investigation by either party and its advisors will not mitigate, diminish or affect the representations and warranties of the other party. Each of Corel and each Vector Party acknowledges to the other that it does not have any knowledge of any inaccuracy at the date of this Agreement in the representations and warranties made by the other party in this Agreement, that would entitled that party to terminate the Agreement.

9.5.    Survival of Representations and Warranties, Agreements and Covenants.

Except as otherwise provided in this Agreement, the representations, warranties, agreements and covenants contained in this Agreement and in any certificate or other writing delivered pursuant to this Agreement will not survive the Closing Time except Article 3 and sections 6.1, 6.2, 6.14, 9.9 and 9.10.

9.6.    Notices.

All notices and other communications under this Agreement must be in writing and may be delivered personally or sent by telecopier or by a nationally recognized overnight courier service with overnight delivery instructions, in each case addressed to the particular party at:

(1)	in the case of Vector:

Corel Holdings, L.P. c/o Vector Capital Partners II, L.L.C. 456 Montgomery St., 19th Floor San Francisco, California 94104

	Attention:	Managing Member
	Telecopier No:	(415) 293-5100

with a copy to:

Torys LLP Suite 3000 79 Wellington Street West Box 270, TD Centre Toronto, Ontario M5K 1N2

	Attention:	Darren E. Sukonick
	Telecopier No:	(416) 865-7380

(2)	in the case of Corel:

Corel Corporation 1600 Carling Avenue Ottawa, Ontario K1Z 8R7

	Attention:	Vice President, Legal and Secretary
	Telecopier No:	(613) 725-2691

with a copy to:

McCarthy Tétrault The Chambers 1400—40 Elgin Street Ottawa, Ontario K1P 5K6

	Attention:	Robert D. Chapman
	Telecopier No:	(613) 238-2166

or at any other address of which either party may advise, from time to time, the other party by notice in writing given in accordance with the foregoing. Any such notice or other communication if delivered personally will be deemed to have been given and received on the date on which it was delivered to the relevant address (if a Business Day and, if not, on the next Business Day), if sent by telecopier, will be deemed to have been given and received at the time of receipt and despite the foregoing, if any notice or other communication is received after 4:00 p.m. (Toronto time) on any Business Day or on a day other than a Business Day, it will be deemed to have been given and received the next Business Day.

9.7.    Assignment.

Except as provided in this section, neither party may assign this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise) without the written consent of the other parties. Vector and BuyerCo may (1) assign their rights to an Affiliate and (2) may assign their rights by way of security to a supplier of debt financing who, in the case of (2), is acceptable to Corel, acting reasonably.

9.8.    Binding Effect.

This agreement is binding on, enures to the benefit of and is enforceable by, the parties and their respective successors and permitted assigns.

9.9.    Further Assurances.

Each party from time to time will and will at all times after the date of this Agreement, at the request of the other party, but without further consideration, do all further acts and execute and deliver all further documents and instruments as reasonably required in order to fully perform and carry out the terms and intent of this Agreement.

9.10.    Expenses.

9.10.1.    If the Transaction closes, Corel will be responsible for all expenses in relation to this Agreement and the Transaction, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, all disbursements of advisors, and printing and mailing costs.

9.10.2.    If the Transaction does not close and subject to section 8.3, each party will be responsible for its own costs and expenses in relation to this Agreement and the Transaction, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, all disbursements of advisors, and printing and mailing costs, provided that all costs and expenses related to the HSR Act filing will be split equally between Corel and Vector. Notwithstanding the foregoing, Corel will be responsible for all costs associated with the Meeting, including printing and mailing, other than solicitation costs, for which Vector will be responsible.

9.10.3.    Each of the parties acknowledge that, in conjunction with the execution of this Agreement, Corel has paid to Vector $250,000 with respect to certain out-of-pocket expenses incurred by Vector and its affiliates in connection with the Transaction.

9.11.    Governing Law.

This agreement will be governed by and construed in accordance with the Laws of the Province of Ontario and the Laws of Canada applicable in Ontario.

9.12.    Time of Essence.

Time is of the essence of this Agreement.

9.13.    Entire Agreement.

This agreement, including the disclosure letters, constitutes the entire agreement of the parties and supersedes all other prior agreements (other than the Non-Disclosure Agreement), understandings, negotiations and discussions (oral or written) between the parties with respect to the subject matter of this Agreement and thereof.

9.14.    Severability.

If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to either party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transaction is fulfilled to the maximum extent possible.

9.15.    Remedies.

Vector and Corel acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by the other party or its Representatives and any such breach would cause the non-breaching party irreparable harm. Accordingly, Vector and Corel agree that, in the event of any breach or threatened breach of this Agreement by the other party or its Representatives, the non-breaching party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided it is not in material default under this Agreement.

9.16.    Counterparts.

This agreement may be executed in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. Counterparts may be delivered by telecopier or other means of electronic delivery.

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the date first written above.

COREL HOLDINGS, L.P. by its general partner, VECTOR CAPITAL PARTNERS II, L.L.C.

By:	/s/ ALEX R. SLUSKY

Name:	Alexander Slusky
Title:	Managing Member

VECTOR CC ACQUISITIONS INC.

By:	/s/ ALEX R. SLUSKY

Name:	Alex R. Slusky
Title:

COREL CORPORATION

By:	/s/ DEREK J. BURNEY

Name:	Derek J. Burney
Title:	President and Chief Executive Officer

SCHEDULE A

REGULATORY APPROVALS AND CONSENTS

1.	any required approvals under the ICA;

2.	the expiry or termination of any applicable waiting periods, and the receipt of any required approvals, under the HSR Act and other applicable competition or anti-trust Laws in the U.S. or elsewhere;

3.	an exemption from the OSC and other applicable Canadian Regulatory Authorities permitting the Circular to omit a formal valuation prepared in accordance with Related Party Rules;

4.	the Final Order; and

5.	conditional approval of the TSX of the substitutional listing for the Corel Common Shares of the Corel New Common Shares and the Corel Series B Shares

SCHEDULE B

TRANSACTION RESOLUTION

INTENTIONALLY OMITTED

SCHEDULE C

RIGHTS PLAN WAIVER RESOLUTION

INTENTIONALLY OMITTED

SCHEDULE D

PLAN OF ARRANGEMENT

INTENTIONALLY OMITTED

SCHEDULE E

ARTICLES OF CONTINUANCE

For Ministry Use Only À l’ usage exclusif du ministére	Ontario Corporation Number Numéro de la compagnie en Ontario
001357960

Form 6

Business Corporations

Act

Formule

numéro 6

Loi sur les compagnies

ARTICLE OF CONTINUANCE

STATUS DE PROROGATION

1. The name of the corporation is:	Dénomination sociale de la compagnie:

COREL CORPORATION

2. The corporation is to be continued under the name (if different from 1):	Nouvelle dénomination sociale de la compagnie (si elle différente de celle inscrite ci-dessus):

3. Name of jurisdiction the corporation is leaving:	Nom de l’état que quitte la campagnie:

FEDERAL JURISDICTION
(Name of jurisdiction) (Nom de l’état)

4. Date of incorporation/amalgamation:	Date de la constitution ou de la fusion:

01/12/2002
(Day, Month, Year) (jour, mois, année)

5. The address of the registered office is:	Adresse du siége social:

1600 CARLING AVENUE, OTTAWA, ONTARIO
(Street & Number or R.R. Number & if Multi-Office Building give Room No.) (Rue et numéro ou numéro de la R.R. et. s’il s’agit édifice à bureaux, numéro du bureau)

CITY OF OTTAWA K 1 Z 8 R 7
(Name of Municipality or Post Office) (Postal Code / Code postal) (Nom de la municipalité ou du bureau de poste)

Form 6

Business Corporations

Act

Formule

numéro 6

Loi sur les compagnies

6. Number (or minimum and maximum number) of directors is:	Nombre (ou nombres minimal et maximal) d’administrateurs:

A MINIMUM OF ONE (1); A MAXIMUM OF TEN (10)

7. The director(s) is/are:	Administrateur(s):

First name, initials and surname Prénom, initiales et nom de famille	Address for service, giving Street & No. or R.R. No., Municipality and Postal Code Domicile élu, y compris la rue et le numéro, le numéro de la R.R., ou le nom de la municipalité et le code postal	Resident Canadian State Yes or No Résident Canadien Oui/Non
GERMAINE GIBARA

LYLE BRYCE BLAIR

HUNTER S. GRANT

JEAN-LOUIS MALOUIN

BARBARA McDOUGALL

JAMES C. BAILLIE

DEREK J. BURNEY

DAVID GALLOWAY

8. Restrictions, if any, on business the corporation may carry on or on powers the corporation may exercise:	Limites, s’il y a lieu, imposées aux activitiés commerciales ou aux pouvoirs de la compagnie:

N/A

Form 6

Business Corporations

Act

Formule

numéro 6

Loi sur les compagnies

9. The classes and any maximum number of shares that the corporation is authorized to issue:	Categories et nombre maximal, s’il y a lieu, d’actions que la compagnie est autorisée à émettre:

The Corporation is authorized to issue an unlimited number of Preferred Shares, in series and an unlimited number of Common Shares.

Form 6

Business Corporations

Act

Formule

numéro 6

Loi sur les compagnies

10. Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors authority with respect to any class of shares which may be issued in series:	Droits, priviléges, restrictions et conditions, s’il y à lieu, rattachés à chaque catégorie d’actions et pouvoirs des administrateurs relatifs à chaque catégorie d’actions qui peut être émise en série:

See Schedule “A” Attached.

SCHEDULE “A”

A.	An unlimited number of Preferred Shares which, as a class, shall have attached thereto the following rights, privileges, restrictions and conditions:

(i)	the directors of the Corporation may, at any time and from time to time, issue the Preferred Shares in one or more series, each series to consist of such number of shares as may before issuance thereof be fixed by the directors;

(ii)	the directors of the Corporation may (subject as hereinafter provided) from time to time before issuance determine the destination, rights, privileges, restrictions and conditions to attach to the Preferred Shares of each series including, without limiting the generality of the foregoing, the rate, amount or method of calculation of dividends, whether cumulative or non-cumulative or partially cumulative, and whether such rate, amount or method of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment, the date or dates and place or places of payment thereof, the rights of retraction, if any, vested in the holder of Preferred Shares of such series, and the prices and the other terms and conditions of any rights of retraction and whether any additional rights of retraction may be vested in such holders in the future, voting rights (if any) and conversion rights (if any) and any sinking fund, purchase fund or other provisions attaching to the Preferred Shares of such series, the whole subject to the issue by the Director, Corporations Branch, Department of Consumer and Corporate Affairs, of a certificate of amendment in respect of articles of amendment in prescribed form to designate a series of shares;

(iii)	when any fixed cumulative dividends of amounts payable on a return of capital are not paid in full, the Preferred Shares of all series shall participate rateably in respect of such dividends including accumulations, if any, in accordance with amounts which would be payable on the Preferred Shares if all such dividends were declared and paid in full, and on any return of capital in accordance with sums which would be payable on such return of capital if all amounts so payable were paid in full;

(iv)	the Preferred Shares of each series shall rank on a parity with the Preferred Shares of every other series with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Corporation, whether voluntarily or involuntarily;

(v)	in the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of the assets of the Corporation among shareholders for the purpose of winding-up its affairs, the holders of the Preferred Shares shall, before any amount shall be paid to or any property or assets of the Corporation shall be distributed among the holders of the Common Shares or any other shares of the Corporation ranking junior to the Preferred Shares, be entitled to receive (a) an amount equal to the amount of the redemption price specified therefor, together with, in the case of cumulative Preferred Shares all unpaid cumulative dividends (which for such purpose shall be calculated as if such cumulative dividends were accruing from day to day for the period from the expiration of the last period for which cumulative dividends have been paid up to and including the date of distribution) and in the case of non-cumulative dividends, all declared and unpaid non-cumulative dividends, and (b) if such liquidation, dissolution, winding-up or distribution shall be voluntary, an additional amount equal to the premium, if any, which would have been payable on the redemption of the said Preferred Shares if they had been called for redemption by the Corporation on the date of liquidation, dissolution, winding-up or distribution and, if said Preferred Shares could not be redeemed on such date, then an additional amount equal to the greatest premium, if any, which would have been payable on the redemption of said Preferred Shares;

(vi)

no dividends shall at any time be declared or paid on or set apart for payment on the Common Shares or any other shares of the Corporation ranking junior to the Preferred Shares unless all dividends up to and including the dividend payable for the last completed period for which such dividends shall be payable on each series of Preferred Shares then issued and outstanding shall have been declared and paid or set apart for payment at the date of such declaration or payment or setting apart for payment on the Common Shares or such other shares of the Corporation ranking junior to the Preferred Shares nor shall the Corporation call for redemption or redeem or purchase for cancellation or reduce or otherwise pay off any of the Preferred Shares (less than the total amount then outstanding) or any Common Shares or any other shares of the Corporation ranking junior to the Preferred Shares unless all dividends up to and including the dividend payable for the last completed period for which such dividends shall be payable on each series of the Preferred Shares then issued and outstanding shall have been declared and paid or set apart for payment at the date of such call for redemption, purchase, reduction or other payment;

(vii)	the Preferred Shares of any series may be purchased for cancellation or made subject to redemption by the Corporation at such times and at such prices and upon such other terms an conditions as may be specified in the rights, privileges, restrictions and conditions attaching to the Preferred Shares of such series as set forth in the resolution of the board of directors of the Corporation and certificate of amendment relating to such series;

(viii)	the approval of the holders of the Preferred Shares, given in the manner described in paragraph (ix) below, shall be required for the creation of any new shares ranking prior to or on a parity with the Preferred Shares; and

(ix)	the provisions of paragraph (i) to (viii), inclusive, and of this paragraph (ix) may be repealed, altered, modified, amended or varied in whole or in part only with the prior approval of the holders of the Preferred Shares given in the manner hereinafter specified in addition to any other approval required by the Canada Business Corporations Act or any other applicable statutory provision of like or similar effect, from time to time in force. The approval of the holders of the Preferred Shares with respect to any and all matters hereinbefore referred to may be given by at least 66 2/3% of the votes cast at a meeting of the holders of the Preferred Shares duly called for that purpose and held upon at least 21 days’ notice at which the holders of a majority of the outstanding Preferred Shares are present or represented by proxy. If at any such meeting the holders of a majority of the outstanding Preferred Shares are not present or represented by proxy within one-half an hour after the time appointed for such meeting, then the meeting shall be adjourned to such date being not less than 30 days later and to such time and place as may be appointed by the chairman of the meeting and not less than 21 days’ notice shall be given of such adjourned meeting but it shall be necessary in such notice to specify the purpose for which the meeting was originally called. At such adjourned meeting the holders of the Preferred Shares present or represented by proxy may transact the business for which the meeting was originally called and resolution passed thereat by not less than 66 2/3% of the votes cast at such adjourned meeting and the conduct thereof shall be from time to time prescribed by the by-laws of the Corporation with respect to meetings of shareholders. On every poll taken at every such meeting or adjourned meeting every holder of Preferred Shares shall be entitled to one vote in respect of each referred Share held by him.

B.	An unlimited number of Common Shares which, as a class, shall have attached thereto the following rights, privileges, restrictions and conditions:

(i)	The holders of the Common Shares are entitled to one (1) vote per share at all meetings of the shareholders except meetings at which only holders of a specified class of shares are entitled to vote, and are entitled to receive the remaining property of the Corporation upon a dissolution.

A first series of 24,000,000 participating convertible preferred shares which shall be designated the Series A Participating Convertible Preferred Shares (the “Series A Shares”) and shall have attached thereto, in addition to the rights, privileges, conditions and restrictions attaching to the Preferred Shares as a class, the following rights, privileges, conditions and restrictions as set forth below:

1.    Rank of Shares Within Class.    Each Series A Share shall rank equally and be identical in all respects.

2.    Dividends.    The holders of full or fractional Series A Shares shall be entitled to receive, when and as declared by the Board of Directors of the Company (the “Board”), but only out of funds or assets of the Company legally available therefor, dividends on each date (each, a “Payment Date”) that any dividend or other distribution is payable or made (whether in the form of cash, securities, rights, warrants or other property) on or in respect of the Common Shares (as defined below) other than dividends or other distributions to the extent payable in form of Common Shares (each, a “Participating Dividend”) in an amount per whole Series A Share equal to the aggregate amount of the Participating Dividends that would be payable on the Payment Date to a holder of the Reference Package (as defined below) entitled to receive such Participating Dividend. Each such dividend shall be paid to the holders of record of the Series A Shares on the date, not more than 60 days before the Payment Date, fixed by the Board before the Payment Date to determine the holders of the Series A Shares entitled to receive such dividend. Dividends on each full and each fractional Series A Share shall be cumulative from September 29, 2000 (the “Original Issue Date”).

“Common Shares” means the common shares in the capital of the Company constituted as of the Original Issue Date and any other shares or securities into which such shares are exchanged, consolidated or reclassified as a result of any merger, consolidation, reclassification or other transaction.

A “holder”, with respect to any Preferred Share, means the person or entity in whose name such Preferred Share is registered on the Preferred Share register maintained by the Company or its agent.

“Reference Package” initially means one fully paid and nonassessable Common Share, but is subject to adjustment as provided in Section 6 hereof.

3.    Certain Restrictions.    So long as any Series A Share is outstanding, no dividends (except to the extent they are payable in the form of Common Shares) shall be declared, paid or set aside for payment, and no other distribution shall be declared, made or set aside for making, on or in respect of any Common Shares or any Junior Shares (as defined below), nor shall any Common Shares, Junior Shares or Parity Shares (as defined below) be redeemed, purchased or otherwise acquired for any consideration (or any consideration be paid to or made available for a sinking fund for the redemption of any such shares), by the Company, directly or indirectly (including without limitation by any of its subsidiaries), unless, in each case, all of the cumulative dividends on all of the outstanding Series A Shares payable prior thereto or contemporaneously therewith shall have been, or shall contemporaneously be, paid in full.

“Junior Shares” means any class or series of shares of the Company (other than the Common Shares) hereafter authorized over which the Series A Shares have preference or priority in the distribution of assets on any liquidation, dissolution or winding up of the Company or other distribution of assets of the Company for the purposes of winding up its affairs.

“Parity Shares” means any class or series of shares of the Company (other than the Series A Shares) that ranks on a parity with the Series A Shares in the distribution of assets on any liquidation, dissolution or winding up of the Company or other distribution of assets of the Company for the purposes of winding up its affairs.

4.    Liquidation, Dissolution or Winding Up.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company or other distribution of assets of the Company for the purposes of winding up its affairs (collectively, a “Liquidation”), the holders of full and fractional Series A

Shares shall be entitled, before any distribution or payment is made on any date to the holders of the Common Shares or any Junior Shares in connection with such Liquidation, to be paid in full out of the assets of the Company available for distribution to its shareholders an amount per whole Series A Share equal to the greater of (A) US$5.625 and (B) the aggregate amount that would be distributed on such date in connection with such Liquidation to a holder of the Reference Package assuming it was outstanding and that the Series A Shares did not exist, together in each case with all accrued and unpaid dividends to such distribution or payment date, whether or not earned or declared (the “Liquidation Preference”). If such payment shall have been made in full to all holders of Series A Shares, the holders of Series A Shares as such shall have no rights or claims to any remaining assets of the Company. In the event the assets of the Company available for distribution to the holders of Series A Shares in connection with any Liquidation shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Section 4 and all liquidation preferences to which all Parity Shares are entitled in connection with such Liquidation, the holders of Series A Shares and such Parity Shares shall be paid pro rata in accordance with their respective aggregate liquidation preferences. For the purposes of this Section 4, the consolidation or merger of, or binding share exchange by, the Company with any other entity shall not be deemed to constitute a Liquidation.

5.    Voting Power.    The holders of Series A Shares shall have no voting rights except as required by law; provided, however, that the Company shall not amend its Articles of Incorporation or by-laws in any manner which would alter or change the powers, preferences or special rights of the holders of the Series A Shares so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Series A Shares, voting separately as a class on the basis of one vote per share and provided further, however, that with respect to any vote to approve an amalgamation or an arrangement that would result in an exchange, reclassification or cancellation of the Series A Shares and the Common Shares on substantially the same basis, which vote is held within six months of the completion of a “Permitted Bid” or “Competing Permitted Bid”, each as defined in the Shareholders Rights Plan Agreement described in Section 6(a) below, pursuant to which an offeror has offered to purchase all of the outstanding Series A Shares and all of the outstanding Common Shares at a price for the Series A Shares which is the greater of (i) the offer price for the Common Shares multiplied by the number of Common Shares as then constitutes the Reference Package, and (ii) an amount equal to the Liquidation Preference, the holders of the Series A Shares shall be entitled to vote, on an as converted basis, together with the holders of the Common Shares and of any other series of Preferred Shares but not separately as a class or series.

6.    Conversion Rights.

(a)    General.    Each Series A Share shall be convertible at the option of the holder thereof, at any time, into the Reference Package. Notwithstanding anything herein to the contrary, if the holder of a Series A Share is Microsoft Corporation, a Washington corporation, or any of its Affiliates or Associates (as each such term is defined in the Shareholder Rights Plan Agreement, dated as of February 11, 1999 and as amended and restated as of March 31, 1999, between the Company and Montreal Trust Company of Canada, as Rights Agent), such holder shall have no rights to convert such Series A Share but any transferee holder thereof which is not Microsoft Corporation or one of its Affiliates or Associates shall have such conversion rights from and after such transfer.

(b)    Extraordinary Common Stock Event.    If the Company shall (i) issue any additional Common Shares as all or part of a dividend or other distribution on or in respect of outstanding Common Shares, (ii) subdivide the outstanding Common Shares into a greater number of Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of Common Shares, then and in each such case the number of Common Shares in the Reference Package shall be changed effective immediately upon the consummation of such event into the number of Common Shares that a holder of the Reference Package immediately prior to such change and consummation would hold immediately after such event as a result thereof.

(c)    Changes in the Common Shares.    If the Common Shares are exchanged for or changed into other stock or securities, cash and/or any other property as a result of any merger, consolidation, reclassification or other transaction, then and in any such case each Series A Share shall at the same time be similarly exchanged or changed into an amount per whole Series A Share equal to the aggregate amount per whole Series A Share equal to the aggregate amount of stock, securities, cash and/or other property (payable in kind), as the case may be, (the “Substitute Consideration”) that a holder of the Reference Package immediately prior to the consummation of such transaction would have received as a result of such transaction if it was entitled to participate therein; provided, however, that if the Substitute Consideration consists in whole or in part of securities of the entity surviving or resulting from such transaction (which may be the Company) entitled to vote generally in the election of directors of such entity then, at the option of each holder of the Series A Shares, such holder may elect, in lieu of the exchange or change provided above, either (i) if the Company is the surviving or resulting entity, to have the Series A Shares remain outstanding and to have the Reference Package changed effective immediately upon the consummation of such transaction into the Substitute Consideration that a holder of the Reference Package immediately prior to such consummation and change would have received as a result of such transaction if it was entitled to participate therein or (ii) if the Company is not the surviving or resulting entity (the “Successor”), to receive in exchange for its Series A Shares the same number of preferred shares of the Successor with terms identical to the terms of the Series A Shares except that the references to (A) the Company shall be to the Successor, (b) the Board shall be to the board of directors of the Successor, (C) the Common Shares shall be to the voting securities of the Successor issued in such transaction and (B) the Reference Package shall be the Substitute Consideration that a holder of the Reference Package immediately prior to the consummation of the transaction would have received as a result of such transaction if it was entitled to participate therein.

(d)    Exercise of Conversion Privilege and Procedure for Conversion.    To exercise its conversion privilege, a holder of Series A Shares shall surrender the certificate or certificates representing the shares being converted to the Company at such location in Canada as the Company shall direct from time to time by notice to the holders of the Series A Shares (which certificate or certificates shall, if required by the Company, be duly endorsed to the Company or in blank or be accompanied by proper instruments of transfer to the Company or in blank), accompanied by a written notice to the Company to the effect that such holder elects so to convert such shares and specifying the name or names (with address or addresses) in which a certificate or certificates or other appropriate instruments evidencing the shares or other property to which such holder is entitled upon such conversion. All accrued and unpaid dividends or other distributions payable on any Series A Shares surrendered for conversion, whether or not earned or declared, shall be paid forthwith upon such conversion. Any dividend payable on Series A Shares surrendered for conversion during the period from the close of business on any record date for the payment of such dividend on such shares to the opening of business on the date of payment of such dividend shall be payable to the holder of record of such shares as of such record date notwithstanding such conversion. As promptly as practicable after the surrender by a holder of Series A Shares of certificates evidencing the Series A Shares being converted at the office referred to above and compliance by such holder with the other conditions specified above, the Company shall issue and shall deliver to the person or persons entitled thereto (as specified in the applicable written notice of conversion) a certificate or certificates evidencing the number of whole Common Shares, other securities and/or property to which such person or persons shall be entitled as provided herein, together (if applicable) with cash in lieu of fractional Common Shares as provided below. Such conversion shall be deemed to have been made as of the close of business on the date of such surrender and compliance and at such time such person or persons shall be treated for all purposes as the record holder or holders (or, in the case of securities or property not in registered form, the owner or owners) of such Common Shares, other securities and/or property on such date and the rights of the converting holder as holder of the converted Series A Shares shall cease.

(e)    Cash in Lieu of Fractional Shares.    No fractional Common Shares shall be issued upon conversion of Series A Shares. If a number of Series A Shares (evidenced by one or more certificates) shall be surrendered for conversion at one time by the same holder, the number of whole Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series A Shares being converted at such time by such holder. Instead of any fractional Common Shares that would otherwise be issuable to a holder upon conversion of Series A Shares, the Company shall pay to such holder a cash adjustment in respect of such fractional share in an amount equal to the same fraction of the Closing Price (as defined below) on the day of conversion.

“Closing Price” of the Common Shares on any day means the last reported per share sale price, regular way, of the Common Shares on such day or, if no sale takes place on such day, the average of the reported closing per share bid and asked prices, regular way, of the Common Shares on such day, in each case on the Nasdaq National Market or, if the Common Shares are not quoted on the Nasdaq National Market on such day, on the principal national securities exchange or quotation system in the United States or Canada on which the Common Shares are listed or admitted to trading or quoted on such day, or, if the Common Shares are not so listed or admitted to trading or quoted on such day, the average of the closing per share bid and asked prices of the Common Shares on such day in the over-the-counter market as reported by a generally acceptable national quotation service or, if not so available in such manner, as furnished by any member firm of The Toronto Stock Exchange selected from time to time by the Board for that purpose on such day or, if not so available in such manner, as otherwise determined as of such day in good faith by the Board (whose good faith determination shall be conclusive and described in a resolution of the Board).

(f)    Partial Conversion.    In the event some but not all of the Series A Shares represented by a certificate or certificates surrendered by a holder are converted, the Company shall execute and deliver to the holder a new certificate representing the number of Series A Shares which were not converted.

(g)    Reservation of Common Shares.    The Company shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Series A Shares, the full number of its Common Shares then deliverable upon conversion of all the then outstanding Series A Shares, and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all the then outstanding Series A Shares, the Company shall take such corporate action as may be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose. If any Common Shares required to be reserved for issuance upon conversion of Series A Shares require registration with or approval of any governmental authority before such shares may be issued or freely transferred upon conversion, the Company will in good faith and as expeditiously as is commercially reasonable endeavor to cause such shares to be duly registered or approved, as the case may be; provided, however, that the foregoing shall apply in any jurisdiction only when the Series A Shares shall have become freely transferable under applicable securities laws of such jurisdiction. If the Common Shares are then listed or admitted for trading or quoted on any national securities exchange or quotation system, the Company will, if permitted by the rules of such exchange or quotation system, cause all Common Shares issuable upon conversion of the Series A Shares to be so listed, admitted for trading or quoted, as the case may be.

7.    Issuer Tender or Exchange Offers.    If the Company, directly or indirectly (including without limitation through any of its subsidiaries), shall consummate a tender or exchange offer (including an issuer bid in Canada) for all or any portion of the Common Shares, it shall contemporaneously therewith consummate a tender or exchange offer (or issuer bid in Canada) for the same portion of the outstanding Series A Shares for consideration per whole Series A Share equal to the product of (A) the consideration paid per Common Share in such tender or exchange offer for the Common Shares and (B) the Reference Package.

8.    Notices.    The Company shall distribute to the holders of Series A Shares copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents that it distributes generally to the holders of Common Shares, at such times and by such method as such documents are distributed to such holders of Common Shares.

9.    No Reissuance.    No shares of Series A Stock acquired by the Company by reason of purchase, conversion or otherwise shall be reissued and shall be cancelled.

10.    Redemption.    The Series A Shares shall not be redeemable.

11.    Book Entry Registration.

(a)    Notwithstanding the provisions of Section 6(d), the Company may establish itself with any registrar and transfer agent for the Series A Shares appointed by the Company (the “Series A Shares Transfer Agent”), procedures for the registration and transfer of Series A Shares in book entry form on an electronic share register (the “Series A Shares Book Entry Register”).

(b)    If the Company establishes the Series A Book Entry Register, a holder of Series A Shares may establish a book entry position with respect to any number of Series A Shares owned by it at any time or from time to time by delivering an endorsed certificate evidencing its ownership of such Series A Shares to the Company or, if appointed, the Series A Shares Transfer Agent. Upon any such delivery, ownership of such Series A Shares (the “Book Entry Series A Shares”) shall thereafter be evidenced solely by entries on the Series A Shares Book Entry Register; the Company or the Series A Shares Transfer Agent, as the case may be, shall enter the holders on the Series A Shares Book Entry Register as the registered holder of such Series A Shares and contemporaneously with such entry the certificate(s) representing such Series A Shares will be cancelled by the Company or the Series A Shares Transfer Agent, as the case may be, and cease to represent such Series A Shares.

(c)    The use of the book entry procedures instead of physical delivery of certificates in connection with the transfer and conversion of Book Entry Series A Shares and the issuance of Common Shares upon such conversion, shall in no way affect the validity of the Common Shares issued upon conversion of such Book Entry Series A Shares or any rights or privileges of any holders thereof.

(d)    Nothing herein shall affect the right of the Company to establish procedures for the registration and transfer of shares of any other class or series in book entry form on an electronic share register.

Form 6

Business Corporations

Act

Formule

numéro 6

Loi sur les compagnies

11. The issue, transfer or ownership of shares is/is not restricted and the restrictions (if any) are as follows:	L’émission, le transfert ou la propriété d’actions est/n’est pas restreinte. Les restrictions, s’il y a lieu, sont les suivantes:

N/A

Form 6

Business Corporations

Act

Formule

numéro 6

Loi sur les compagnies

12. Other provisions, (if any):	Autres dispositions, s’il y a lieu:

See Schedule “B” attached.

SCHEDULE “B”

The actual number of directors within the minimum and maximum number set out in paragraph 5 of the articles may be determined from time to time by resolution of the directors and that any vacancy among the directors resulting from an increase in the number of directors as so determined may be filled by resolution of the directors.

Form 6

Business Corporations

Act

Formule

numéro 6

Loi sur les compagnies

13. The corporation has complied with subsection 180(3) of the Business Corporations Act.	La compagnie s’est conformée aux dispositions du paragraphe 180(3) de la Loi sur les compagnies.

14.    The continuation of the corporation under the laws of the Province of Ontario has been properly authorized under the laws of the jurisdiction in which the corporation was incorporated/amalgamated or previously continued on

La prorogation de la compagnie en vertu des lois de la province de l’Ontario a été dûment autorisée en vertu des lois de l’autorité législative sous le régime de laquelle la compagnie a été constituée ou fusionnée prorogée le

/ /2003
(Day, Month, Year) (jour, mois, année)

15. The corporation is to be continued under the Business Corporations Act to the same extent as if it has been incorporated thereunder.	La prorogation de la compagnie en vertu de la Loi sur les compagnies a le même effet que si la compagnie avait été constituée en vertu de cette Loi.

These articles are signed in duplicate.	Les présents status sont signés en double exemplaire.

COREL CORPORATION
(Name of Corporation) (Dénomination sociale de la compagnie)

By:/Par:
	(Signature) (Signature)	(Description of Office) (Fonction)

APPENDIX D

NOTICE OF APPLICATION

Court File No.: 03-CV-024663

ONTARIO

SUPERIOR COURT OF JUSTICE

IN THE MATTER OF COREL CORPORATION

APPLICATION UNDER section 192 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended, section 182 of the Business Corporations Act (Ontario), R.S.O. 1990, c. B. 16, as amended, and Rules 14.05 (2) and 14.05 (3) (f) of the Rules of Civil Procedure.

NOTICE OF APPLICATION

TO THE RESPONDENTS

A LEGAL PROCEEDING HAS BEEN COMMENCED by the applicant. The claim made by the applicant appears on the following page.

THIS APPLICATION will come on for a hearing on August 21, 2003 at 161 Elgin Street, Ottawa.

IF YOU WISH TO OPPOSE THIS APPLICATION, to receive notice of any step in the application or to be served with any documents in the application you or an Ontario lawyer acting for you must forthwith prepare a notice of appearance in Form 38A prescribed by the Rules of Civil Procedure, serve it on the applicant’s lawyer or, where the applicant does not have a lawyer, serve it on the applicant, and file it, with proof of service, in this court office, and you or your lawyer must appear at the hearing.

IF YOU WISH TO PRESENT AFFIDAVIT OR OTHER DOCUMENTARY EVIDENCE TO THE COURT OR TO EXAMINE OR CROSS-EXAMINE WITNESSES ON THE APPLICATION, you or your lawyer must, in addition to serving your notice of appearance, serve a copy of the evidence on the applicant’s lawyer or, where the applicant does not have a lawyer, serve it on the applicant, and file it, with proof of service, in the court office where the application is to be heard as soon as possible, but at least 2 days before the hearing.

IF YOU FAIL TO APPEAR AT THE HEARING, JUDGMENT MAY BE GIVEN IN YOUR ABSENCE AND WITHOUT FURTHER NOTICE TO YOU. IF YOU WISH TO OPPOSE THIS APPLICATION BUT ARE UNABLE TO PAY LEGAL FEES, LEGAL AID MAY BE AVAILABLE TO YOU BY CONTACTING A LOCAL LEGAL AID OFFICE.

Issued by:
Date: July 14, 2003		/s/ Christina Falsetto Local Registrar

Address of court office: 161 Elgin Street Ottawa ON K2P 2K1

TO:

TORYS LLP

Suite 3000

79 Wellington Street West

Box 270, TD Centre

Toronto, ON

M5K 1N2

Linda M. Plumpton

Darren E. Sukonick

Tel. (416) 865-8193

Fax (416) 865-7380

Solicitors for the Respondents,

Corel Holdings, L.P. and Vector CC Acquisitions Inc.

AND TO:	ALL SECURITYHOLDERS OF COREL CORPORATION in accordance with the Order of the Court made July 16, 2003

APPLICATION

1.	The applicant makes application for:

(a)	an interim order (the “Interim Order”) for advice and directions under subsection 192 (4) of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended (“CBCA”); and

(b)	a final order (the “Final Order”) under section 182 of the Business Corporations Act (Ontario), R.S.O., c. B.16, as amended (“OBCA”) approving the plan of arrangement (the “Arrangement”) proposed under the terms of an acquisition agreement, dated June 6, 2003 (the “Acquisition Agreement”), between the applicant, Corel Corporation (“Corel”) and the respondents, Corel Holdings, L.P. (as assignee) and Vector CC Acquisitions Inc. (the “Respondents”).

2.	The grounds for the application are:

(a)	Corel is a corporation incorporated under the provisions of the CBCA;

(b)	the Acquisition Agreement contemplates, among other things, Corel continuing under the provisions of the OBCA and the acquisition of Corel by the Respondents;

(c)	Corel’s continuance under the OBCA will take place prior to the hearing at which the Court’s approval of the Arrangement will be sought;

(d)	the Arrangement is an “arrangement” within the meaning of section 182(1) of the OBCA;

(e)	in these circumstances, Corel may apply to the court for an order approving the Arrangement under section 182 of the OBCA;

(f)	the Arrangement will benefit, is in the best interests of, and is fair and reasonable to the securityholders of Corel;

(g)	the Arrangement will not prejudice the creditors of Corel;

(h)	a copy of the Notice of Application and Interim Order, once issued, will be sent to all securityholders of Corel in accordance with paragraphs 9 and 25 of the Interim Order contemplated herein;

(i)	all statutory and other pre-conditions to the approval of the Arrangement will have been satisfied prior to the hearing of the application;

(j)	section 192 of the CBCA;

(k)	section 182 of the OBCA; and

(l)	Rules 14.05 (2), 14.05 (3) (f), 16.08 and 17.02 and 38 of the Rules of Civil Procedure.

3.	The following documentary evidence will be used at the hearing of the application:

(a)	the affidavit of Derek J. Burney, sworn July 11, 2003, and the exhibits attached to the affidavit; and

(b)	a supplementary affidavit to be sworn following the meeting of Corel’s shareholders, and the exhibits that will be attached to the affidavit.

This Notice of Application is served outside Ontario without leave pursuant to Rule 17.02(n) as a proceeding against a party consisting of a claim for relief authorized by statute to be made against a person outside Ontario by a proceeding commenced in Ontario.

July 11, 2003	McCarthy Tétrault LLP The Chambers Suite 1400, 40 Elgin Street Ottawa ON K1P 5K6 Thomas G. Conway Virginia K. Schweitzer Tel. (613) 238-2000 Fax (613) 563-9386 Solicitors for the Applicant

IN THE MATTER OF COREL CORPORATION

AND IN THE MATTER OF AN APPLICATION

UNDER section 192 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended, section 182 of the Business Corporations Act (Ontario), R.S.O. 1990, c. B. 16, as amended, and Rules 14.05 (2) and 14.05 (3) (f) of the Rules of Civil Procedure

Court File No.: 03-CV-024663

ONTARIO SUPERIOR COURT OF JUSTICE Proceeding commenced at OTTAWA

NOTICE OF APPLICATION

McCarthy Tétrault LLP The Chambers Suite 1400, 40 Elgin Street Ottawa ON K1P 5K6 Thomas G. Conway Virginia K. Schweitzer Tel. (613) 238-2000 Fax (613) 563-9386 Solicitors for the Applicant

APPENDIX E

INTERIM ORDER

Court File No.: 03-CV-024663

ONTARIO

SUPERIOR COURT OF JUSTICE

THE HONOURABLE	)	WEDNESDAY, THE 16TH
)
MR. JUSTICE CHADWICK	)	DAY OF JULY, 2003

IN THE MATTER OF COREL CORPORATION

APPLICATION UNDER section 192 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended, section 182 of the Business Corporations Act (Ontario), R.S.O. 1990, c. B. 16, as amended, and Rules 14.05 (2) and 14.05 (3) (f) of the Rules of Civil Procedure.

INTERIM ORDER

THIS MOTION, made by the applicant, Corel Corporation (“Corel”), for an Interim Order for advice and directions under subsection 192(4) of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended (the “CBCA”) in connection with an arrangement under section 182 of the OBCA was heard this day at Ottawa, Ontario.

ON READING the Notice of Application, the Notice of Motion, the Affidavit of Derek J. Burney, sworn July 11, 2003, and the exhibits attached to the affidavit (collectively the “Affidavit”), and on hearing submissions of counsel for Corel and for the respondents, Corel Holdings, L.P. and Vector CC Acquisitions Inc. (the “Respondents”), the Respondents having consented to this order,

Definitions

1.    THIS COURT ORDERS that, as used in this Order, unless otherwise defined, terms beginning with capital letters shall have the respective meanings set out in the Circular, attached as Exhibit “A” to the Affidavit.

Meeting

2.    THIS COURT ORDERS that Corel is authorized and directed to call, hold and conduct a special meeting (the “Meeting”) of (a) registered holders of Corel common shares (“Corel Common Shares”), (b) registered holders of Corel series A preferred shares (“Corel Series A Shares”) and (c) the holders of options, warrants or other securities exercisable for, convertible into or exchangeable for Corel Common Shares at a price less than US$1.05 per share (with any Canadian dollar amount being converted at the Noon Buying Rate on July 18, 2003) (“Corel Voting Convertible Securities”) (such holders of Corel Common Shares, Corel Series A Shares and Corel Voting Convertible Securities are collectively referred to as “Corel Securityholders”) to be held on August 20, 2003 at 4:00 p.m. at the Holiday Inn on King, 370 King Street West, Toronto, Ontario, M5V 1J9 (Toronto time), for, among other things:

(i)	the holders of Corel Common Shares and the holders of Corel Series A Shares voting together as a class (the “Corel Shareholders”) to consider and, if deemed advisable, pass with or without variation, a resolution approving a continuance from the CBCA jurisdiction into the OBCA jurisdiction (the “Continuance Resolution”) which is attached as Appendix A-2 to the Circular itself attached as Exhibit “ A” to the Affidavit;

(ii)	the holders of Corel Common Shares and Corel Voting Convertible Securities, voting together as a separate class, the holders of Corel Series A Shares (“Corel Series A Shareholders”), voting as a separate class, and the Corel Shareholders other than the Respondents and affiliates of the Respondents, voting as a separate class, to consider and, if deemed advisable, pass, with or without variation, a resolution (the “Arrangement Resolution”), which is attached as Appendix A-1 to the Circular, approving an arrangement (the “Arrangement”) substantially as contemplated in the Plan of Arrangement attached as Appendix B to the Circular; and

(iii)	the holders of Corel Common Shares to consider and, if deemed advisable, pass, with or without variation, a resolution (the “Rights Plan Resolution”), which is attached as Appendix A-3 to the Circular, approving the termination of the Corel shareholder rights plan, established pursuant to the Shareholders Rights Plan Agreement, dated as of February 11, 1999, as amended March 31, 1999, between Corel and Computershare Trust Company of Canada (successor to Montreal Trust Company of Canada), as rights agent, (the “Corel Rights Plan”).

3.    THIS COURT ORDERS that the Meeting shall be called, held and conducted in accordance with the provisions of the CBCA, the notice of special meeting of Corel Securityholders which is included in the Circular (the “Notice”), and the articles and by-laws of Corel, subject to what may be provided hereafter and subject to any further order of this Court and the rulings and directions of the Chair of the Meeting.

Amendments

4.    THIS COURT ORDERS that Corel is authorized to make, in the manner contemplated by the Acquisition Agreement, such amendments, revisions or supplements to the Arrangement as it may determine without any additional notice to Corel Securityholders and the Arrangement as so amended, revised or supplemented, shall be the Arrangement to be submitted to the Meeting and the subject of the Arrangement Resolution.

Adjournments and Postponements

5.    THIS COURT ORDERS that notwithstanding the provisions of the CBCA and OBCA and the by-laws of Corel, the Board of Directors of Corel by resolution shall be entitled to adjourn or postpone the Meeting on one or more occasions without the necessity of first convening the Meeting or first obtaining any vote of the Corel Securityholders, or any of them, respecting the adjournment or postponement.

6.    THIS COURT ORDERS that notice of any such adjournment shall be given by press release, newspaper advertisement, or by notice sent to the Corel Securityholders by one of the methods specified in subparagraph 9(a) or paragraph 11 below of this Interim Order, as determined to be the most appropriate method of communication by the Board of Directors of Corel.

Record Date for Notice

7.    THIS COURT ORDERS that the record date (the “Record Date”) for determining Corel Securityholders entitled to receive the Notice, the Circular, forms of proxy for use by holders of Corel Common Shares (“Corel Common Shareholders”) and by holders of Corel Voting Convertible Securities (“Corel Voting Convertible Securityholders”), and the forms of Letters of Transmittal for use by Corel Common Shareholders and by Corel Convertible Securityholders (collectively, the “Meeting Materials”) shall be the close of business on July 18, 2003, as previously approved by the Board of Directors of Corel and published by Corel.

8.    THIS COURT ORDERS THAT in the event that a holder has transferred any Corel Common Shares after the Record Date or a holder is issued Corel Common Shares upon exercise, conversion or exchange of Corel Series A Shares or Corel Voting Convertible Securities (in each case, the holder is referred to as a “transferee”) and the transferee establishes ownership of the Corel Common Shares and demands not later than close of business on August 18, 2003, to be included in the list of Corel Securityholders entitled to vote at the Meeting, the transferee will be entitled to vote those Corel Common Shares at the Meeting.

Notice of Special Meeting

9.    THIS COURT ORDERS THAT the Meeting Materials, with such amendments or additional documents as counsel for Corel may advise are necessary or desirable, and as are not inconsistent with the terms of this Interim Order, shall be sent to:

(a)	Corel Securityholders determined as at the Record Date, at least twenty-one (21) days prior to the date of the Meeting excluding the date of mailing, delivery or transmittal and the date of the Meeting, by one or more of the following methods:

(i)	by prepaid mail, addressed to the Corel Securityholder, at his, her or its address as it appears on the applicable security registers of Corel as at the Record Date or in the case of Corel Voting Convertible Securityholders, in the applicable agreement or instrument evidencing that security;

(ii)	in the case of non-registered holders of Corel Common Shares, by providing multiple copies of the Meeting Materials to intermediaries and registered nominees to facilitate the broad distribution of the Meeting Materials to non-registered holders of Corel Common Shares;

(iii)	by delivery, in person or by recognized courier service, to the addresses specified in clause 9(a)(i) above; or

(iv)	by facsimile transmission to any Corel Securityholder who identifies himself, herself or itself to the satisfaction of Corel and Computershare Trust Company of Canada, acting through its representatives, who requests such facsimile transmission and, if required by Corel, is prepared to pay the charges for such facsimile transmission;

(b)	the directors and auditors of Corel by mailing the Meeting Materials by prepaid ordinary mail to such persons at least twenty-one (21) days prior to the date of the Meeting, excluding the date of mailing and the date of the Meeting; and,

(c)	The Toronto Stock Exchange (the “TSX”) by electronically filing the Meeting Materials via the System for Electronic Document Analysis and Retrieval at least twenty-one (21) days prior to the date of the Meeting, excluding the date of filing and the date of the Meeting;

and that compliance with this paragraph shall constitute good and sufficient notice of the Meeting.

10.    THIS COURT ORDERS that accidental failure of or omission by Corel to give notice to any one or more Corel Securityholders, or any failure or omission to give such notice as a result of events beyond the reasonable control of Corel (including without limitation any inability to use postal services) shall not constitute a breach of the Interim Order or a defect in the calling of the Meeting, but if any such failure or omission is brought to the attention of Corel, then Corel shall use reasonable best efforts to rectify the failure or omission by the method and in the time most reasonably practicable in the circumstances.

11.    THIS COURT ORDERS that in the event of an interruption in or cessation of postal services due to strike or otherwise, Corel shall be authorized, in addition or as an alternative to the methods of delivery specified in subparagraph 9(a) above, to communicate notice of the Meeting to Corel Securityholders by publishing the Notice once in the following newspapers:

(i)	The Globe and Mail, national edition;

(ii)	Le Devoir; and

(iii)	The Wall Street Journal

which publication shall include specific reference to locations at which copies of the Meeting Materials will be available.

Deemed Receipt of Notice

12.    THIS COURT ORDERS that the Meeting Materials shall be deemed for the purposes of this Order to have been received,

(a)	in the case of mailing three (3) days after delivery thereof to the post office;

(b)	in the case of delivery in person, upon receipt thereof at the intended recipient’s address or, in the case of delivery by courier, one (1) Business Day after receipt by the courier;

(c)	in the case of facsimile transmission or electronic filing, upon the transmission thereof; and

(d)	in the case of notice in a newspaper, as specified in paragraph 11 above, upon the date of publication of the Notice.

Updating Meeting Materials

13.    THIS COURT ORDERS that notice of any amendments, updates or supplements to any of the information provided in the Meeting Materials may be communicated to Corel Securityholders by press release, newspaper advertisement or by notice sent to the Corel Securityholders by any of the means set forth in subparagraph 9(a) or paragraph 11 above, as determined to be the most appropriate method of communication by the Board of Directors of Corel.

Permitted Attendees

14.    THIS COURT ORDERS that the only persons entitled to attend the Meeting shall be:

(a)	the Corel Securityholders or their respective proxies;

(b)	Corel’s directors, officers, auditors and advisors;

(c)	representatives of the Respondents or any of their subsidiaries or affiliates; and

(d)	other persons with the permission of the Chair of the Meeting;

and that the only persons entitled to vote at the Meeting, subject to paragraph 2 above, shall be the Corel Securityholders as at the Record Date, or their respective proxies.

15.    THIS COURT ORDERS that the accidental omission to give notice of the Meeting, or the non-receipt of such notice, shall not invalidate any resolution passed or proceedings taken at the Meeting.

Solicitation of Proxies

16.    THIS COURT ORDERS that Corel is authorized to use the form of proxies in substantially the forms attached as Exhibit “B” and “C” to the Affidavit, subject to Corel’s ability to insert dates and other relevant information in the final form of proxies, and that the use of proxies at the Meeting shall be as set out in the Circular.

17.    THIS COURT ORDERS that Corel and the Respondents are authorized, at its or their expense, to solicit proxies directly and through Corel’s and the Respondents’ officers, directors and employees, and through such agents or representatives as Corel or the Respondents may retain for that purpose and by mail, telephone or such other form of personal or electronic communication as Corel or the Respondents may determine.

18.    THIS COURT ORDERS that Corel may in its discretion waive generally the time limits for the deposit of proxies by Corel Securityholders, if Corel deems it advisable to do so.

Quorum and Voting

19.    THIS COURT ORDERS that the votes taken at the Meeting shall be taken on the basis of one (1) vote per Corel Common Share and one vote per Corel Series A Share held on the Record Date (subject to paragraph 8 above), and in the case of holders of Corel Voting Convertible Securities, on the basis of one (1) vote for each Corel Common Share the holder thereof was entitled to receive upon the valid exercise, conversion or exchange of such Corel Voting Convertible Security, on the Record Date (subject to paragraph 8 above) (irrespective, for this purpose, of whether such Corel Voting Convertible Security has or has not vested and become exercisable at such date) and that subject to any further order of this Court, the Arrangement Resolution shall require, for passage as a resolution approving the Arrangement, approval by the affirmative vote of greater than two-thirds of the votes cast by the Corel Common Shareholders and Corel Voting Convertible Securityholders, voting together as a single class, and greater than two-thirds of the votes cast by the Corel Series A Shareholders, in each case present in person or by proxy and entitled to vote at the Meeting (excluding spoiled, illegible and/or defective votes and abstentions) and pursuant to Rule 61-501 and Policy Q-27, by at least a majority of the votes cast by Minority Shareholders, present in person or by proxy and entitled to vote at the Meeting (excluding spoiled, illegible and/or defective votes and abstentions).

20.    THIS COURT ORDERS that a quorum at the Meeting will be constituted by at least two holders of Corel Common Shares or Corel Voting Convertible Securities holding at least 33 1/3% of the total Corel Common Shares outstanding or issuable upon the exercise, conversion or exchange of Corel Voting Convertible Securities present in person or represented by proxy and entitled to vote at such Meeting, provided that, if no quorum is present within 30 minutes of the appointed meeting time, the Meeting shall stand adjourned to be reconvened on a day which is not more than thirty (30) days later, as determined by the Chair of the Meeting, in the Chair’s sole discretion, and at such reconvened meeting, those persons present in person or by proxy and entitled to vote at such meeting will constitute a quorum for the reconvened meeting. Such vote(s) shall be sufficient to authorize Corel to do all such acts and things as may be necessary or desirable to give effect to the Continuance, the Arrangement and the termination of the Corel Rights Plan on a basis consistent with what is provided for in the Circular and no further approval of any of the Corel Securityholders shall be required.

Scrutineers

21.    THIS COURT ORDERS that the scrutineers for the Meeting shall be Computershare Trust Company of Canada (acting through its representatives for that purpose). The duties of the scrutineers shall extend to:

(a)	invigilating and reporting to the Chair on the deposit and validity of proxies;

(b)	reporting to the Chair on the quorum of the Meeting;

(c)	reporting to the Chair on the polls taken or ballots cast, if any, at the Meeting; and

(d)	providing to Corel and to the Chair written reports on matters related to their duties.

Dissent Rights

22.    THIS COURT ORDERS that all registered holders of Corel Common Shares shall be entitled to exercise dissent rights in respect of the Arrangement Resolution and the Continuance Resolution in accordance with section 190 of the CBCA and section 185 of the OBCA and to seek fair value (within the meaning of that term in the OBCA) for their Corel Common Shares provided that, notwithstanding the provisions of section 190 of the CBCA and section 185 of the OBCA, they give written objection to the Plan of Arrangement by 5:00 p.m. (Ottawa time) to the Secretary of Corel (at the address set out in the Circular) on August 18, 2003 or the last Business Day preceding the date of any adjournment of the Meeting and that they otherwise strictly comply with the requirements of section 190 of the CBCA and section 185 of the OBCA.

23.	THIS COURT ORDERS that registered Corel Common Shareholders who duly exercise such dissent rights and who:

(a)	are ultimately determined to be entitled to be paid fair value for their Corel Common Shares will be deemed (1) to have converted those Corel Common Shares into one fully paid and non-assessable Corel New Common Share and one Corel Series B Share, (2) to have transferred the Corel Series B Shares into which those Corel Common Shares are converted to BuyerCo, in consideration for a payment of cash from Corel Amalco equal to the fair value of the Corel Common Shares which is attributable to the Corel Series B Shares, which Corel Series B Shares will be deemed to have been cancelled on the amalgamation of Corel and BuyerCo and (3) to have transferred the Corel New Common Shares into which those Corel Common Shares are converted to Vector, in consideration for a payment of cash from Vector equal to the fair value of the Corel Common Shares which is attributable to the Corel New Common Shares, in each case the conversion and transfers having effect as of the Effective Time and without any further act or formality, and in the case of the transfers in (2) and (3), free and clear of all Title Restrictions; or

(b)	are ultimately determined not to be entitled, for any reason, to be paid fair value for their Corel Common Shares, will be deemed to have participated in the Continuance and the Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of Corel Common Shares and will receive cash on the same basis as all other holders of Corel Common Shares.

Service and Notice of Sanction Hearing

24.    THIS COURT ORDERS that Corel shall include in the Meeting Materials, when sent in accordance with paragraph 9 or accessible in accordance with paragraph 11 of this Interim Order, a copy of the Notice of Application herein and the Interim Order (collectively, the “Court Materials”), and such Court Materials shall be deemed to have been received at the times specified in accordance with paragraph 12 of this Interim Order, whether such persons reside within Ontario or within another jurisdiction.

25.    THIS COURT ORDERS that the persons entitled to appear at any hearing to sanction and approve the Arrangement, and to appear and to be heard thereon, shall be only:

(a)	Corel;

(b)	the Respondents; and

(c)	persons who have served and filed a Notice of Appearance in accordance with the Rules of Civil Procedure.

26.    THIS COURT ORDERS that the sending or accessibility of the Meeting Materials in the manner contemplated by paragraphs 9 and 11 above shall constitute good and sufficient service of the Court Materials upon all who may wish to appear in this proceeding and no other form of service need be effected and no other material need be served on such persons in respect of these proceedings unless a Notice of Appearance is served in accordance with the Rules of Civil Procedure on Corel’s solicitors no less than five (5) days before the hearing of this Application.

Sanction Hearing

27.    THIS COURT ORDERS that, upon the approval of the Corel Shareholders of the Continuance and the approval of the Corel Securityholders of the Arrangement, in the manner set forth in this Interim Order, Corel may apply to this Court for an Order approving the Arrangement (the “Final Order”) and that the hearing for approval of the Arrangement will be on August 21, 2003 at 161 Elgin Street, Ottawa at 4:00PM., or as soon thereafter as the application can be heard, and that no other form of service of the Application materials need by made, subject only to further order or direction of this Court.

Precedence

28.    THIS COURT ORDERS that to the extent of any inconsistency or discrepancy with respect to the matters provided for in this Interim Order, between this Interim Order and the provisions of the OBCA or the CBCA, or the articles or by-laws of Corel or the terms of any instrument creating or governing Corel Common Shares, or Corel Voting Convertible Securities, this Interim Order shall govern.

Extra-Territorial Assistance

29.    THIS COURT seeks and requests the aid and recognition of any court or any judicial, regulatory or administrative body in any province of Canada and any judicial, regulatory or administrative tribunal or other court constituted pursuant to the Parliament of Canada or the legislature of any province and any court or any judicial, regulatory or administrative body of the United States to act in aid of and to assist this Court in carrying out the terms of this Interim Order.

Variance

30.    THIS COURT ORDERS that Corel shall be entitled, at any time, to apply to this Court to vary this Interim Order.

“Seal”	/s/ Chadwick, J. ENTERED AT OTTAWA INSCRIT À OTTAWA ON JULY 16, 2003 IN BOOK NO. 73-13 AU REGISTRE NO. 73-13

IN THE MATTER OF COREL CORPORATION

AND IN THE MATTER OF AN APPLICATION

UNDER section 192 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended, section 182 of the Business Corporations Act (Ontario), R.S.O. 1990, c. B. 16, as amended, and Rules 14.05 (2) and 14.05 (3) (f) of the Rules of Civil Procedure

Court File No.: 03-CV-024663

ONTARIO SUPERIOR COURT OF JUSTICE Proceeding commenced at OTTAWA

INTERIM ORDER

McCarthy Tétrault LLP The Chambers Suite 1400, 40 Elgin Street Ottawa ON K1P 5K6 Thomas G. Conway Virginia K. Schweitzer Tel. (613) 238-2000 Fax (613) 563-9386 Solicitors for the Applicant

APPENDIX F

CIBC WORLD MARKETS FAIRNESS OPINION

CIBC World Markets Inc.

161 Bay Street

BCE Place, 6th Floor

Toronto, Ontario

Canada M5J 2S8

June 6, 2003

The Board of Directors

Corel Corporation

1600 Carling Avenue Ottawa, Ontario K1Z 8R7

To the Board of Directors:

We understand that the board of directors (the “Board” or “you”) of Corel Corporation (the “Company” or “Corel”) has been asked to consider and approve a proposed acquisition agreement (the “Acquisition Agreement”) to be entered into between the Company and certain affiliates of Vector Capital Corporation (“Vector”) pursuant to which such affiliates will acquire all of the outstanding common shares (the “Common Shares”) of the Company that are not already owned by Vector (the “Proposed Transaction”), including all Common Shares which may become outstanding on the exercise of outstanding options, warrants and other securities exercisable for, convertible into or exchangeable for Common Shares. The Proposed Transaction will be implemented pursuant to a court-approved Plan of Arrangement (the “Arrangement”) which provides that holders of Common Shares other than Vector or its affiliates (the “Shareholders”) will receive, subject to the conditions of closing, $1.05 cash consideration for each Common Share held (the “Consideration”). Capitalized terms used but not defined have the meanings ascribed to them in the Acquisition Agreement.

We also understand that the completion of the Proposed Transaction will be conditional upon among other things, the approval of the Arrangement by Corel Securityholders, at a special meeting to be held as soon as reasonably practicable (the “Meeting”), and by the Court. The Arrangement will be more fully described in an information circular of Corel that will be mailed to Corel Securityholders in connection with the Meeting.

We understand that an affiliate of Vector currently holds 22,890,000 Series A non-voting participating convertible preferred shares (the “Preferred Shares”), which are convertible at the option of the holder into an aggregate 22,890,000 Common Shares, representing approximately 19.95% of the issued and outstanding Common Shares, after giving effect to such conversion. We further understand that you have been advised that, as a consequence of Vector’s ownership of the Preferred Shares, the Proposed Transaction constitutes a “going private transaction” for the purposes of Rule 61-501 of the Ontario Securities Commission and Policy Q-27 of the Quebec Securities Commission (collectively, the “Policies”) and, accordingly, will be subject to the formal valuation and minority approval requirements of the Policies. We further understand that you will be seeking an exemption from the formal valuation requirements of the Policies.

Engagement of CIBC World Markets

Pursuant to a letter agreement dated February 17, 2003 (the “Engagement Agreement”), Corel retained CIBC World Markets Inc. (“CIBC World Markets”) as financial advisor to the Company and its board of directors (the “Board of Directors”), effective as of January 29, 2003, to assist in responding to any proposal or offer made by Vector involving a change in effective control of the Company and in respect of any other transaction with any other party or parties involving a change in effective control of the Company. As part of our engagement, we solicited a large number of potential purchasers of the Company or its material assets and assisted the Company’s management and the Board of Directors in assessing the relative merits of each expression of interest received as part of that process. In addition, we assisted the Company in negotiating the definitive terms of the Proposed Transaction.

Pursuant to the Engagement Agreement, the Company has requested CIBC World Markets to provide a written opinion (the “Opinion”) to the Board as to the fairness, from a financial point of view, of the Consideration to be received by Shareholders pursuant to the Proposed Transaction. The Company will pay CIBC World Markets a fee for rendering this Opinion and will also pay us an additional fee that is contingent upon completion of the Proposed Transaction or any alternative transaction involving a change in effective control of the Company. In addition, Corel has agreed to indemnify CIBC World Markets in respect of any liabilities that might arise out of our engagement.

Credentials of CIBC World Markets

CIBC World Markets is one of Canada’s largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. The Opinion expressed herein is the opinion of CIBC World Markets and the form and content herein have been approved for release by a committee of its managing directors, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

Scope of Review

In connection with rendering our Opinion, we have reviewed and relied upon, among other things, the following:

a)	the Acquisition Agreement and related documents, including the Plan of Arrangement and Operating Plan;

b)	the Material Change Report relating to the non disclosure and confidentiality agreement dated March 24, 2003;

c)	the Material Change Report relating to the acquisition of the Series A Shares by Vector dated March 9, 2003;

d)	a letter from the Chief Financial Officer of Vector certifying the financial capacity of Vector Capital Partners II, L.L.C. to complete the Proposed Transaction;

e)	Corel’s annual reports to Shareholders, proxy circulars and Form 10-K’s (Annual Information Forms) for the fiscal years ended November 30, 2002, 2001 and 2000;

f)	the unaudited interim report of Corel for the first quarter of fiscal 2003;

g)	Corel’s internal budget for fiscal 2003 prepared by the Company’s management;

h)	internal financial projections for the fiscal years 2004 to 2007 prepared by the Company’s management;

i)	a comparison of actual historical performance against internal budgets and publicly disclosed targets and forecasts on an annual and quarterly basis since fiscal 2001;

j)	published information and analysis prepared by various research analysts for companies in the graphics solutions, office productivity and broader software industry;

k)	certain other internal information prepared and provided to us by Corel’s management, primarily financial in nature, concerning the business, assets, liabilities and prospects of Corel;

l)	review of the reported price and recent and relevant trading activity of the Common Shares;

m)	public information and analysis on other companies, including data relating to public market trading levels and implied multiples for comparable acquisition transactions;

n)	certificates signed by Corel’s Chief Executive Officer and Vice President Finance attesting to the accuracy and completeness of the information provided to us; and

o)	such other information, analysis and discussions as we considered necessary or appropriate in the circumstances.

In addition to the written information described above, CIBC World Markets conducted interviews and participated in discussions with the senior management of Corel with regard to, among other things, the Proposed Transaction and other potential transactions, as well as the Company’s business, operations, financial position, budgets, key assets and prospects. CIBC World Markets has also participated in discussions with McCarthy Tétrault LLP, the Company’s external legal counsel, and Osler, Hoskin & Harcourt, LLP, special counsel to the Board, regarding the Arrangement, the Proposed Transaction and other potential transaction alternatives and has participated in discussions with Vector’s management, external counsel and advisors concerning the Acquisition Agreement and related matters.

Assumptions and Limitations

Our Opinion is subject to the assumptions, explanations, and limitations set forth below.

We have not been asked to prepare and have not prepared a formal valuation or appraisal of Corel or any of its assets or securities and our Opinion should not be construed as such.

With your permission, we have relied upon, and have assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by us from public sources, or provided to us by Corel and its advisors or otherwise obtained pursuant to our engagement, and our Opinion is conditional upon such completeness, accuracy and fair presentation. We have not been requested or attempted to verify independently the accuracy, completeness, or fairness of presentation of any such information, data, advice, opinions, and representations. We have also assumed that the Proposed Transaction will be completed substantially in accordance with the Acquisition Agreement, without any material modification or waiver.

The Company has represented to us, in a certificate of two senior officers of the Company delivered as at the date hereof, among other things, that the information, opinions and other materials provided to us by or on behalf of Corel, including the written information and discussions referred to above under the heading “Scope of Review” (collectively, the “Information”) did not contain a misrepresentation as of the date of such Information and that since the date such Information was provided to us, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Corel or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Opinion.

Our Opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of the Company as they are reflected in the Information and as they were represented to us in our discussions with management of Corel. In our analyses and in connection with the preparation of our Opinion, we made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction. The Opinion has been provided solely for the benefit of the Board of Directors and may not be relied upon by any other person without the prior written consent of CIBC World Markets. Our Opinion is not to be construed as a recommendation to any Shareholder as to how to vote their Common Shares at the Meeting.

The Opinion is given as of the date hereof and, although we reserve the right to change or withdraw the Opinion if we learn that any of the information that we relied upon in preparing the Opinion was inaccurate, incomplete or misleading in any material respect, we disclaim any obligation to change or withdraw the Opinion, to advise any person of any change that may come to our attention or to update the Opinion after today.

Opinion

Based upon and subject to the foregoing and such other matters as we considered relevant, it is our opinion, as of the date hereof, that the Consideration to be received by the Shareholders pursuant to the Proposed Transaction is fair, from a financial point of view, to the Shareholders.

Yours very truly,

APPENDIX G

FORMAL VALUATION

Corel Corporation

A.    Introduction

1.	KPMG Corporate Finance Inc. (“KPMG”) has been engaged by the Board of Directors and the Independent Committee thereof (the “Committee”) of Corel Corporation (“Corel” or the “Company”) to provide a Formal Valuation (the “Formal Valuation”) of the issued and outstanding common shares (collectively, the “Shares”) of Corel as at May 31, 2003 (the “Valuation Date”).

2.	We understand that Corel has entered into an agreement dated June 6, 2003 (the “Acquisition Agreement”) with Corel Holdings, L.P., a Delaware limited partnership (“Vector”) and Vector CC Acquisitions Inc., an Ontario corporation (“BuyerCo”) pursuant to which Vector and BuyerCo (together, the “Vector Parties”) have agreed to acquire all of the common shares of Corel (the “Proposed Transaction”). We understand that, as at the Valuation Date, an affiliate of Vector held all of the issued and outstanding Series A Preferred Shares of the Company, which were convertible to common shares, and did not as at the Valuation Date own any of the Shares of Corel.

3.	We further understand that the Shares of Corel are traded on the Toronto Stock Exchange and the NASDAQ National Market System and that the Proposed Transaction is subject to the “going private transaction” requirements as outlined in Ontario Securities Commission Rule 61-501 (“Rule 61-501”) and the Quebec Securities Commission Policy Statement Q-27 (the “Policy Q-27”) and that a Formal Valuation as such term is defined therein is required in respect of the Shares of Corel as of the Valuation Date.

4.	KPMG was first contacted by Vector Capital on June 10, 2003 to discuss our availability and credentials to perform the Formal Valuation and was engaged by Corel to provide the Formal Valuation on June 20, 2003. KPMG is receiving fees of $80,000 plus reasonable out-of-pocket expenses and GST to complete the Formal Valuation engagement. Our fees for our Formal Valuation are payable by the Vector Parties as agreed to during their negotiations with Corel. Fees payable to KPMG pursuant to our engagement agreement are not contingent in whole or in part on the conclusions reached in the Formal Valuation or the completion of the Proposed Transaction.

B.    Credentials and Independence of KPMG

5.	KPMG is one of the world’s largest professional services firms, offering a broad range of services. KPMG’s valuation professionals have significant experience in valuing a broad range of companies for various purposes, including securities law compliance, fairness opinions, mergers & acquisitions, corporate income tax purposes, and litigation matters, amongst other things. The valuation opinion expressed herein is the opinion of KPMG as a firm.

6.	KPMG believes that it is independent of Corel Corporation, and the Vector Parties as determined in accordance with applicable securities regulations. KPMG is not an insider, associate or affiliate of Corel Corporation, the Vector Parties, and neither KPMG nor any of its affiliates have acted as a financial advisor to Corel Corporation or the Vector Parties for purposes of the Proposed Transaction.

7.	KPMG has not conducted a prior valuation of Corel Corporation, as determined in accordance with applicable securities regulations.

C.    Definition of Fair Market Value

8.	For the purpose of this report, fair market value is defined as the highest price available in an open and unrestricted market, between informed, prudent parties acting at arm’s length and under no compulsion to act, expressed in terms of money or money’s worth.

9.	Many different prices may exist for a particular business or financial instrument, due to differing negotiating strengths among parties to a transaction, differing perceptions of each of the parties involved as to the current and future prospects, and other factors. Moreover, potential purchasers may enjoy certain benefits that are peculiar to them, including cost savings, expected increases in sales and other synergies.

10.	Our valuation approach is based on an assessment of the operations of Corel’s business and on rates of return considered reasonable, having regard to certain factors. These factors include external industry and economic conditions that influence risks associated with the business and internal corporate factors that affect the future profitability of the business. Our approach does not incorporate any additional value that might accrue to a specific purchaser as explained below.

11.	Unless a business is exposed for sale in the open market, it is often speculative as to whether any purchaser exists who would specifically benefit from the acquisition or whether such a purchaser would be willing to pay for this benefit. Accordingly, unless synergistic benefits and other factors can be specifically identified and quantified through actively seeking a prospective purchaser, we are of the view that a notional fair market value must be based on the approach described above.

12.	Consistent with Rule 61-501 and Policy Q-27, in determining the fair market value of the Shares, we have not included a downward adjustment to reflect the liquidity of the Shares, the effect of the Proposed Transaction on the securities or the fact that the individual securities do not form part of a controlling interest.

13.	All values contained herein, except as otherwise indicated, are expressed in U.S. dollars.

D.    Summary of Value

14.	Based on the scope of our review and subject to the assumptions and restrictions as noted herein, we have concluded that the fair market value of the Shares of Corel as at the Valuation Date to be in the range of $121.0 million to $130.0 million. This translates into a fair market value of an individual Share ranging from $1.00 to $1.08 on a fully diluted basis after considering the conversion of Series A Preferred Shares to common shares and the exercise of in-the-money options.

15.	We believe that our valuation analysis should be considered as a whole and that selecting portions of our analysis could create a misleading view of the methodologies and approaches underlying our opinion. The preparation of our opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

E.    Restrictions

16.	The Formal Valuation has been prepared for the sole purpose of assisting Corel in connection with its obligations under Rule 61-501 and Policy Q-27 in connection with the Proposed Transaction by and among Corel and Vector. We consent to the inclusion of our Formal Valuation in the Management Proxy Circular of Corel Corporation entitled Corel Corporation—Arrangement Involving Corel Corporation and Corel Holdings, L.P. and Vector CC Acquisitions Inc. dated July 18, 2003. It is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written permission in each specific instance. We do not assume any responsibility for losses incurred by Corel, or the Vector Parties, the shareholders or directors of any of them, or any other parties as a result of the circulation, publication, reproduction or use of this report in any manner contrary to the provisions of this paragraph.

17.	The comments or calculations noted herein are based on information that has been made available to us. We reserve the right, but will be under no obligation, to review all calculations included and referred to in this report and, if we consider it necessary, to revise our calculations and Formal Valuation in the light of any information existing on the date hereof which becomes known to us subsequent to the date of this report.

F.    Scope of Review

18.	In deriving our opinion as to the fair market value of the Shares of Corel, we have reviewed and relied upon the documents and information contained in Appendix A.

19.	In arriving at our opinion of value of the Shares, we have also given consideration to our discussions with the following individuals listed in Appendix B.

20.	In deriving our opinion, we have necessarily relied on information provided by, and representations made by management regarding the Company’s operations. Our reliance on this information is based on management’s representations, including a general representation that they have reviewed a copy of this report in draft form and are satisfied with the valuation concepts and approaches and the assumptions adopted and they do not have any information or knowledge which would reasonably be expected to affect the valuation conclusions noted herein.

21.	We have not undertaken an independent appraisal of the Company’s fixed assets as at the Valuation Date. Rather, based on our discussions with management, we have used the net book value of the fixed assets as at the Valuation Date as an estimate of the market value as at the Valuation Date.

G.    Corporate Overview

22.	Founded in 1985, Corel Corporation is a leading technology company specializing in content creation tools, business process management and XML-enabled enterprise solutions. The Company’s goal is to give consumers and enterprise customers the ability to create, exchange and instantly interact with visual content that is always relevant, accurate and available. With its headquarters in Ottawa, Canada, Corel’s common stock trades on the NASDAQ National Market System under the symbol CORL and on the Toronto Stock Exchange under the symbol COR.

Strategy

23.	Initially a graphics software company, Corel’s roots lie with its flagship product, CorelDRAW. In 1996, Corel acquired WordPerfect from Novell for $150 million, and redirected much of its sales and marketing from the promotion of CorelDRAW to WordPerfect. The acquisition of WordPerfect fundamentally changed the nature of Corel itself. Whereas Adobe Systems remained in the graphics and publishing software business, Corel was suddenly no longer a true member of that sphere, having decided to compete directly with the then future industry leader Microsoft Corporation.

24.	The acquisition of WordPerfect made obvious one of the major obstacles in the software industry, namely strong compatibility dependencies, which make entrenched applications such as Microsoft Word much harder to compete against. Even if WordPerfect were demonstratively better than Microsoft Word and marketed strongly, there may not have been a compelling reason for existing Microsoft Word users to switch, and new users generally want to be compatible with existing users.

25.	Subsequent to the WordPerfect acquisition, Corel has undertaken a series of other projects, such as Corel Video, WordPerfect Office for Java, Corel Computer, and Corel Linux, which have all fueled speculation that Corel was trying to reinvent itself, and all have failed.

26.	On January 23, 2001, Corel announced a corporate strategy to reposition the company for long-term growth and profitability. The plan included targeted cost reductions, and the acquisition of Micrografx (October 2001), and SoftQuad (March 2002), which provide the basis for Corel’s present Enterprise Process Management and XML-related solutions. Additional headcount reductions took place on November 6, 2002, aimed at further reducing payroll costs by $12.0 million annually. On June 27, 2003, subsequent to the Valuation Date, Corel announced further adjustments to its workforce aimed at reducing payroll costs by an estimated $4.2 million per year, incurring approximately $655,000 in severance costs.

27.	Corel’s current stated business strategy is to leverage their expertise in content creation and open standards such as XML (Extensible Markup Language) to deliver solutions that allow customers to create, exchange and interact instantly with visually rich content. Corel’s solutions are aimed at providing customers with access to data which is relevant, accurate and up to date, thus saving time, reducing costs and giving them a competitive advantage.

28.	In essence, Corel is focused on nurturing its flagship products—CorelDRAW and WordPerfect, while returning its Enterprise Process Management (iGrafx) line to prior sales levels, with XML solutions fueling the future growth for the Company.

Products

29.	Corel’s products are grouped into four portfolios: Graphic Solutions, Office Productivity Solutions, Process Management Solutions, and Other (including XML Solutions). Corel’s solutions include a range of software applications as well as training, technical support and professional services.

Graphic Solutions

30.	Corel’s graphics portfolio includes creative and technical graphics applications. Primary examples of graphics applications include illustration, photo editing, painting, 3D rendering and animation programs. Corel’s graphic applications are developed principally for Windows and Macintosh operating systems, and are available in English and German as well as selected other languages.

31.	Creative graphics solutions include CorelDRAW Graphics Suite, Corel Painter, KnockOut and KPT effects. These applications are used principally by artists, designers and photographers who are self-employed or work in small-to-medium sized firms.

32.	Technical graphics solutions are targeted at industries where precision and speed in creating technically precise illustrations are essential. Both Corel DESIGNER and CorelDRAW are used in the manufacturing, automotive and aerospace industries—from the conceptualization stage, through the design specification stage, to the production of technical manuals and marketing collateral.

•	CorelDRAW Graphics Suite—Corel’s flagship software application, CorelDRAW Graphics Suite includes features for page layout and illustration, as well as Corel PHOTOPAINT for image editing and RAVE 2 for vector animation. Present version is CorelDRAW 11, which was released August 1, 2002.

•	Painter—a digital painting application that simulates natural media, such as watercolours, inks, oil paints, chalks, and pastels, compatible with Adobe Photoshop. Present version is Painter 8, which was released May 8, 2003.

•	KPT effects—features nine plug-in filters that let users add effects to digital images. The plug-in filters are designed to help users create images that range from the practical to the fantastic, and add details that would otherwise be extremely time-consuming.

•	KnockOut—a masking tool that can perform complex masking functions while preserving fine image details, such as blurred or out of focus edges, hair, smoke and shadows.

•	Corel DESIGNER—a technical graphics solution aimed at bridging the gap between AutoCAD and camera-ready images, providing a graphical tool set that supports a range of file types for use by engineering departments and technical publishers who can take advantage of it to create presentation-quality graphics that can be easily utilized in office software documents, presentations, Web and Intranet pages. Includes tools for image editing and creation. Present version is Corel Designer 10, which was released March 3, 2003.

•	Corel Grafigo—a tool for mobile professionals to create graphics, exchange ideas, and interact with colleagues in a collaborative environment. Allows mobile users to create accurate graphics from sketches through the use of shape recognition, symbols and tools. In addition, Corel Grafigo features annotation tools, such as digital ink and “onion skins” that enable enhanced collaboration and communication of ideas with colleagues.

•	Bryce—offers an easy way to create, explore and animate 3D imagery for multimedia, video and the Web.

•	Picture Publisher—a photo-editing, image composition and painting application. It features a variety of image-enhancing filters to improve the quality of scanned images, and special effects filters, such as the new Red Eye Removal and Smart Blur tools that alter the appearance of images.

Office Productivity Solutions

33.	Corel’s office productivity applications are designed for use by a broad spectrum of end users, regardless of business, industry or market segments. The principal product sold in this solution category is the WorldPerfect Office Suite, which has been developed for the Windows platform. WordPerfect Office suite is currently available in English and French, and includes a word processor, spreadsheet, and presentations package. The professional version of the suite also includes Paradox, a relational database.

•	WordPerfect Office 11—Standard Edition—provides features typically associated with a word-processing product, plus the ability to handle graphics, tables, spreadsheet data, charts and images imported from other software packages. Also includes Quattro Pro 11 (spreadsheet and database program), Corel Presentations 11 (presentation graphics program), Corel’s personal information manager and calendar application, collectively released April 16, 2003.

•	WordPerfect Office 11—Professional Edition—includes all of the features of Standard Edition plus a database program which can publish to the Web.

•	WordPerfect Office 11—Education Edition—includes WordPerfect 11, the latest version of the word processor, spreadsheet application Quattro Pro 11, multimedia presentations application Presentations 11 and the relational database application, Paradox, released June 30, 2003.

Process Management Solutions

34.	The iGrafx family of Enterprise Process Management (EPM) tools and services provide the basis of Corel’s solutions for organizations where performance management and process improvement are strategic initiatives. The Corel EPM tools allow managers to visualize their process and run scenarios in an effort to improve the overall efficiency and productivity of their organizations.

•	iGrafx FlowCharter—provides easy-to-use tools for creating process maps, flowcharts, process flows and other business diagrams.

•	iGrafx Process—builds on iGrafx FlowCharter, adding “what-if” modeling capabilities and graphical reports that managers can use to validate potential changes to business processes in a safe, risk-free environment—last release was version 2003, released October 10, 2002.

•	iGrafx Process for Six Sigma—customizes the process documentation, modeling and analysis capabilities of iGrafx Process to the specific needs of Six Sigma professionals—last release was 2003 version, released October 10, 2002.

•	iGrafx IDEF0—an add-on to iGrafx FlowCharter that enables organizations to build Integrated Definition Language 0 (IDEF0) compliance diagrams, including FEO (For Exposition Only), text and node tree diagrams.

•	iGrafx Process Central—a team-based collaborative groupware application that provides extensive version control, document security, query capabilities and comprehensive audit capabilities. Delivers a heterogeneous Web-enabled environment in which to share and communicate process and other document types essential to an EPM knowledge base.

XML and Smart Graphics Solutions

35.	At present, Corel is attempting to leverage their expertise in open standards, and use XML and SVG (scalable vector graphics) to enhance their current product offerings and introduce new solutions targeting the Internet. XML is a programming language that allows for the exchange of data on the Web and is an emerging standard for business-to-business e-commerce. The following XML-enabled products have been developed by Corel:

1.	Corel XMetaL—an XML editing application that enables customers to create XML content in a word processor-like environment. Present version is version 4, released February 10, 2003.

2.	Corel Ventura—a publishing application that specializes in the creation of highly formatted business documents. The publishing companion to Corel XMetaL, it includes XML import and the ability to natively produce PDF documents. Present version is version 10, released October 7, 2002.

3.	Corel Smart Graphics Studio—a development platform designed to speed-up and simplify the creation of SVG-based smart graphics—enterprise-class, graphically rich Web applications based on XML; first released April 30, 2003.

Headcount

36.	As at the Valuation Date, the Company remained focused on continued product development in its four main solution categories with new research and development emphasis on products aimed at providing Web services. At the Valuation Date, the Company employed approximately 800 people, allocated as follows:

	Headcount	% of Total
Sales and Marketing	356	44.5%
Research and Development	288	36.0%
General and Administrative	156	19.5%

Total	800	100.0%

Research and Development

37.	Corel Corporation works on a number of product release cycles, releasing new products, and new versions of existing products periodically, in an effort to remain competitive and meet their customers’ demands. As such much of the research and development is conducted internally, while contracting for the development of certain products with third parties, and acquiring or licensing other requisite technologies.

38.	As previously noted, at present, Corel is attempting to leverage their expertise in open standards, and use XML and SVG to enhance their current product offerings and introduce new solutions targeting the Internet, wireless networking and new programming languages, including Microsoft’s .NET platform.

Sales and Distribution

39.	Corel Corporation sales efforts are targeted at different markets, including consumers, business customers, individuals working in government and academic partners, and Original Equipment Manufacturers (OEMs). For the most part, Corel products are distributed worldwide through a series of distributors, including Ingram Micro, Merisel, Tech Data, Navarre and resellers, including ASAP Software and Software House International.

40.	Additional sales arise through a licensing program targeted at both large and small organizations. These sales are made through a corporate licensing unit. Enterprise sales are also made through Corel Solution Partners who are typically independent software vendors, consultants, Value Added Resellers (VARs), system integrators and custom application developers.

41.	Direct sales, and on-line sales form a more minor portion of Corel software sales, and certain, often more limited versions of Corel’s flagship products (CorelDRAW and WordPerfect Office Suite) are sold under licence agreements with OEMs.

Equity Investment in Privately-Held Entity

42.	Based on discussions with management, and our review of Corel’s historical financial statements, we understand that Corel maintains a 21% interest in Hemera Technologies, Inc (“Hemera”) as a long-term investment. Hemera is a private company that creates digital images and graphics software for consumers, business users and creative professionals. The Company markets and distributes its products through sales channels including original equipment manufacturers and retailers in North America, Europe and Asia-Pacific.

H.    Economic and Industry Conditions

43.	Corel operates in the packaged software industry on a global basis, selling products world-wide, though a significant portion of its sales arise in North America, followed by Europe, Middle East and Africa (EMEA), and the ‘Rest of World’, which includes Asia-Pacific. For the most part, Corel localizes software applications, including CorelDRAW and WordPerfect for foreign languages where the market opportunity is considered sizable enough. As such, Corel’s sales and financial results are impacted to varying degrees by the prevailing economic and industry conditions globally, but most predominantly in North America.

Global

44.	The outlook for the world’s major economies has been seized by a great deal of uncertainty as of the Valuation Date. Besieged by war jitters and post-war hostilities in Iraq, real activity has been depressed. Especially hard hit have been industries, such as air travel and tourism, that are sensitive to conflicts; markets for luxury goods that are closely linked to discretionary consumer spending; and sectors, such as home building, automobiles, and home furnishings, that depend on the willingness of consumers to incur more debt. The outbreak of SARS (Severe Acute Respiratory Syndrome) has added an extra burden, restricting travel to and from China, Hong Kong, and Singapore and, as a consequence, putting a damper on economic activity in what was considered the only region with good growth prospects. In Canada, the discovery of an isolated case of bovine spongiform encephalopathy (BSE) among cattle in Alberta caused further economic uncertainty.[1]

North America

45.	Weaker conditions in the United States have a ripple effect throughout the world. High oil prices, declining consumer confidence, and corporate cost-cutting measures have raised the specter of double-dip recession once again. U.S. economic data show declines in manufacturing and non-manufacturing sectors in the first quarter of 2003, threatening the longed-for recovery. Questions remain as to the implementation of tax cuts proposed by the U.S. administration.

[1]	Government of Canada, “Speech by the Honourable John Manley, Deputy Prime Minister and Minister of Finance, to the Economic Club of Toronto”, Toronto, Ontario, June 25, 2003.

46.	Canada’s economy has experienced the strongest growth among G7 nations in three of the past four years, and is forecast to expand 2.8% in 2003, according to some economic forecasts. It has been sustained by its booming energy, consumer, and housing sectors, which make it less susceptible to economic U.S. weakness. Nevertheless, Canada’s important manufacturing and forestry sectors are closely linked to the U.S. automobile and housing industries, and these have shown signs of retrenchment. The Bank of Canada raised interest rates in March 2003 under fears of inflation, however, much has changed for Canada’s economic outlook as the economy has been hit by a succession of shocks, and the outlook has soured noticeably[2].

Europe

47.	Europe’s economy remains disappointing. The Eurozone’s GDP grew a mere 0.8% in 2002, and is forecast to grow 1.1% in 2003, dragged down by Germany’s expected 0.5% expansion. Much of the blame is assigned to the European Central Bank, which has maintained a tight monetary policy and lowered interest rates a mere 0.25% to 2.5% in early March 2003. Short-term elevations in oil prices exerted pressure on inflation rates, which trended lower once that pressure was relieved.

48.	The outlook for Western Europe as a whole is more optimistic: Global Insight[3] forecasts 1.4% growth for the region in 2003, and 2.3% in 2004, however, at present both consumer and business confidence remain low throughout Europe, and in particular in the Eurozone.

49.	Tight monetary and fiscal policies in Germany are strangling that country’s economy, according to Global Insight. Germany’s GDP grew a mere 0.2% in 2002. The modest reforms proposed in March 2003 are considered insufficient to enable strong growth.

50.	Like Germany, France is suffering from a strong Euro that lessens the competitiveness of the country’s exports in an already weak global market. Also like its neighbor, France’s ability to return to a strong growth pattern is compromised by the requirements of the Stability and Growth Pact, which limits budget deficits to 3% of GDP. Consumer and business confidence are flagging in France.

Asia4

51.	China is anticipated to remain Asia’s growth leader, with output up 7% against 2002’s 8% advance, while Japan’s economy is forecast to grow at a meager 1%. Chinese imports are noted to have kept pace with growth in the country’s exports, of which computer-related exports are becoming increasingly important, extending Chinese cost competitiveness beyond traditional low-tech goods.

Packaged Software Industry5

52.	Packaged software is the software that is developed for and used by multiple parties (as distinct from custom software, which run on a single user’s information system). Some of this software is used “as is”, while other forms of packaged software are purchased with considerable “value added” services including training, maintenance, installation and customization.

53.	Sales classified as deriving from packaged software may be collected either through an initial purchase price, as well as “continued right-to-use packaged software licenses.” Sales from packaged software do not include fees for training, consulting, or system integration that is separate (or unbundled) from the right-to-use license.

[2]	Drummond, Don and Marc Levesque, “Canada’s Streak of Good Luck has Run Out”, in TD Quarterly Economic Forecast, TD Economics, June 27, 2003.
[3]	Scully, Vaughan and Katherine Dorr Abreu, “Global Software Industry”, Standard and Poor’s for KPMG, April 2003.
[4]	Buchanan, Peter and Leslie Preston, “Overseas: In Need of a Growth Engine” in CIBC World Markets Forecast, CIBC World Markets, Toronto, April 15, 2003.
[5]	Scully, Vaughan and Katherine Dorr Abreu, “Global Software Industry”, Standard and Poor’s for KPMG, April 2003.

54.	Packaged software products can be categorized in three major groups: applications software, application development and deployment software, and system infrastructure software. Of these three segments, application software, such as CorelDRAW and WordPerfect, is by far the largest, accounting for almost half (about 47%) of the total, while applications development and deployment accounted for about 24%, and systems infrastructure for about 29%. Industry forecasts for the next five years call for applications to hold onto its lead as the largest category, though growth in the market for applications development products will be slightly stronger.

Packaged Software Market Forecast

55.	Industry estimates that growth rates in the future will be fairly similar across regions, hovering between 10% and 12% annually everywhere except in Asia Pacific, where growth will be slightly more subdued at 8% to 9%.

56.	Asia Pacific presents a unique problem for packaged software companies, as while markets like China and Eastern Europe have the most growth potential (in terms of users and low penetration rates), this potential is effectively lost when the software is pirated. Asia Pacific has the highest rates of piracy in the world.

57.	It should be noted that industry forecasts have been revised downwards for the worldwide packaged software market annually for the last three consecutive years.

Competition

58.	Thanks in part to its low barriers to entry, there are thousands of companies making software around the world. IDC, one of the most prominent industry analysts, tracks approximately 1,200 software vendors worldwide, which represents a significant portion of the world market, though it believes that there are over 10,000 vendors currently in existence.

59.	Competition among these companies is fierce, and no one company or even group of companies can be said to truly dominate the global software market (although some most certainly may dominate certain sub-sectors within the global software market). Microsoft, which has more software sales than any other company, still only accounted for 13% of total industry sales in 2001.

60.	The majority of Corel’s products fall into Application Software segment, which is the most familiar type of software for non-professionals, because these are the programs that computer users spend most of their time interacting with. This group is made up of programs that are used to automate business functions, content applications such as word processing, as well as consumer applications like graphics, illustration games, educational programs, etc.

I.    Financial Overview

Historical Results

61.	On Schedule 1, we have summarized the reported financial position of the Company. Based on our review, we noted the following as at May 31, 2003:

•	Total assets of $121.1 million include cash, restricted cash, and marketable securities of $75.6 million.

•	Minority investments in a privately held entity accounted for on an equity basis.

•	The Company is financed entirely by shareholders’ equity of $86.1 million as it has no debt financing on its balance sheet.

62.	On Schedule 2, we have summarized the Company’s historical operating results for the three years ended November 30, 2002 and the six months ended May 31, 2003. Based on our review, we noted that:

•	Sales in the Company’s two largest and mature groups of product offerings continue to decline on a year over year basis, while the other two newer family of products have had mixed results.

•	Operating costs of the Company have fluctuated a great deal over the past few years. Significant effort was undertaken in 2000 related to Linux software development and marketing and an aborted transaction with a large U.S. public company, which was followed with significant restructuring efforts to refocus the Company. In 2001, Corel generated a positive EBITDA amount as a result of a “firm hold-back costs” approach. In 2001 and 2002 the Company completed a few acquisitions and incurred a number of one-time integration and severance costs. In late 2002, the Company wrote off all of its goodwill and most of the intangibles associated with its technology.

Sales and Gross Profit

63.	Consolidated sales have decreased by approximately $30.8 million or 20% between November 30, 2000 and November 30, 2002 primarily due to a 13% decrease in Graphics Solutions sales and a 38% decline in Office Productivity Solutions sales. At the same time, increases in Process Management Solutions and Other Sales (including XML Solutions) were insufficient in offsetting, beyond a marginal positive influence, the downward trend in total sales.

	2000	2001	2002
	(in thousands)
Sales	$157,487	$134,320	$126,701
% Decline	35.2%	14.7%	5.7%

64.	Like the vast majority of software companies that develop, manufacture, license, sell and provide support to their customers, the Company has been negatively impacted by the persistent downturn in the economy and the related widespread decline in IT spending over the past three years, although it is noted that Corel’s sales have been declining each year since 1996 when it had annual sales of $334.2 million. Although the Company’s gross margin has been relatively stable, the declines in sales over the historical period shown have not been correspondingly offset by sufficient reductions in the operating costs of the business to allow for a profitable trend over the past three years. The Company has continued to streamline operations and has been strategizing to reposition its business to facilitate long-term growth and stability.

65.	The Company’s strategic acquisitions of Micrografx and SoftQuad, which were initially intended to provide access to complementary technologies, technical expertise, and an expanded customer base, have resulted in a large goodwill impairment in 2002 and relatively unrewarded research and development costs for the historical period. The Company expects to recognize the benefits of these acquisitions in the upcoming years as the intended results of these expenditures, as well as the related research and development efforts, are realized through anticipated increases in future sales of Process Management and XML Solutions.

66.	Increased competition and the maturity of the Company’s traditional Graphics and Office Productivity Solutions, combined with the Company’s continued focus on product development with Process Management and XML Solutions, have contributed to the sales decline during the period. Based on discussions with management, we understand that sales are projected to stabilize during 2003, coincident with the release of a new version of WordPerfect Office 11 and Painter 8 in 2003, and will realize renewed growth thereafter based primarily on the success of the repositioned Graphics line and the release of CorelDRAW 12, and the projected realization of Process Management and XML related sales. The Office Productivity Solutions line could continue to decline, but at a rate expected to be less than the historical period due to management’s planned repositioning of the product line and the 2004 release of the 12th version of WordPerfect.

EBITDA

67.	Consolidated earnings before interest taxes depreciation and amortization (“EBITDA”) for the periods of November 30, 2000 through to November 30, 2002 are summarized in the following table.

	2000	2001	2002
	(in thousands)
EBITDA	($48,398)	$7,664	($19,360)
EBITDA% of Sales	-30.7%	5.7%	-15.3%

68.	The historical EBITDA results would indicate that the mature segment of operations has been producing predominantly negative returns due to the evident trend of declining sales over the same period.

Income Tax Position

69.	Given the Company’s lack of historical profitability and certain tax planning initiatives, the Company has substantial non-capital loss carry-forwards (“LCFs”) and undepreciated capital cost (“UCC”) available as at the Valuation Date as described below:

•	LCFs—Based on discussions with management and the balances reported in the Company’s 2001 corporate tax return, it would appear that the Company has useable tax loss carry-forward balances of approximately $114 million that may be applied to reduce future years taxable income.

•	UCC—Based on our review of Corel’s income tax return, we note that there is approximately $143 million in UCC that would also be available to offset future Canadian taxable income.

Projections

70.	On Schedule 3, we have summarized financial projections prepared by management for the six-month stub period of June 1, 2003 to November 30, 2003 and the subsequent three fiscal periods ended November 30, 2004 through to November 30, 2006. Based on our review, we noted the following as at May 31, 2003:

•	Management is projecting to achieve approximately $60 million in sales in the second half of 2003, which equals the level of sales achieved during the first half of the year. For 2004 to 2005, the Company is projecting growth of 7.2% and 9.8% on a year over year basis. For 2006, sales are projected to decline 2.3% from 2005 sales levels.

•	Cost of sales is projected at or near historic levels as a percentage of sales.

•	Operating expenses are projected on a percentage of sales basis and show a reduction as a percentage of sales for each category of operating expenses throughout the explicit forecast period.

Overview

71.	We understand that the Company will remain focused on leveraging its expertise in content creation and open standards while repositioning its mature product lines. For the remainder of fiscal year 2003, management has projected an EBITDA loss of approximately $1.7 million for the stub period. This estimate is premised on the Company’s annual operating expenditure rates of $39.1, $20.4, $22.2, and $28.9 million for Sales, Marketing, Research and Development, and General and Administration respectively, being significantly reduced through planned cost reductions continuing throughout the six-month period, offset in part by sales earned in the period from the legacy business with the legacy portion of the business continuing to decline at a rate relatively less than the previous three years.

Sales

72.	Forecasted sales for fiscal year 2003 (inclusive of six months actual) and projected sales for 2004 through to 2006, with 2002 comparables are as follows (in thousands):

	2002	2003	2004	2005	2006
Sales	$126,701	$120,235	$129,626	$142,345	$139,025

•	Graphics Solutions—We understand that the Company plans to refocus its development and marketing effort on CorelDRAW, its original graphics solutions offering. Management believes that its current varied graphics product lines may have created confusion for the consumer and exacerbated the decline of the maturing CorelDRAW product. In the short term, the Company plans to complete its release of CorelDRAW 11 in Asia, build upon the launch momentum of the newly released Painter 8 product and an introduction of a library of graphics tools for specific consumer applications. Over the course of the coming three years, the Company is expecting to consolidate its product offerings, direct the CorelDRAW product at three key customer segments and establish an entry point for a wider base of customers in need of graphics tools. Management believes that this focused strategy will communicate the Company’s commitment to its original products and result in a renewed interest in CorelDRAW.

•	Office Productivity Solutions—The forecasts presented by Management project a gradual decline of the mature WordPerfect product. The Company believes that sales from the WordPerfect Office product can be stabilized over the short-term by continuing to properly address the existing market for Microsoft alternative office suites (in the familiar legal, government and small business segments) and establishing a wide user base through the bundling of the WordPerfect Productivity Pack with OEM products. Partnerships with OEMs may also yield opportunities for upsales of the complete WordPerfect Office Suite and have potential to evolve into reseller relationships in the mid-term as OEMs consider broadening their product offerings. In the short-term, the Company plans to introduce WordPerfect 11 in Germany and a release of the WordPerfect Family Pack in July 2003.

•	Process Management Solutions—The sales forecasts for process management solutions reflect management’s belief that sales of the iGrafx product group will return to levels prior to the acquisition of Micrografx. Management indicated that the decline in sales over the past year was due to significant reductions in the dedicated sales force. In the forecast period, the Company expects it will actively market the products through direct enterprise and partner sales. We understand that there is an existing enterprise sales force in North America, however, significant effort will be required to rebuild a European presence. The Company has an established partnership with Siebel (where iGrafx software is used to augment Siebel’s service offerings by tracking and sharing best practices) and continues to explore opportunities with additional sales partners. Six Sigma and ISO 9000 applications continue to be important drivers of iGrafx sales and management believes that the product is aptly positioned to address the process documentation, simulation and analysis needs of the growing BPA/M market segment. The Company hopes to benefit from growing interest in organizations to identify and take advantage of cost efficiencies through effective process measurement in a weak economy and the new requirements of public companies to document their processes for regulatory purposes. We understand that the iGrafx product line is priced advantageously in comparison to competing products with less extensive feature sets.

•

XML Content Solutions—To date, the Company has been selling XML Content Solutions on an opportunistic basis to several lead customers in various industries. The plan going forward is to move towards sales to a limited number of vertical markets—in particular, the financial services industry, discrete manufacturing, technical documentation, government and E-learning. The Company has just completed a major development effort to create an embeddable XML product, which will potentially widen the application of XMetaL. The Company plans to focus development on modules of functionality addressed at each target vertical and expects to command better prices as the market moves beyond the technology adoption stage and looks for additional value-added features/solutions. There is increasing competition in the XML authoring space as limited XML capabilities are slated to be included in the next version of MS Office. Corel’s management emphasizes the importance of moves toward delivering vertical specific modules and applications, and has noted there is risk of uncertainty in this marketplace as customers are looking for continued support for product before making any significant investment decisions. The rate of adoption to-date has been slow.

73.	Based on the 2001, 2002 and the two quarters ended May 31, 2003, the Company’s gross margins were 86.7%, 88.5%, and 86.3% respectively. Management has indicated that they expect to realize similar gross margin levels (on a percentage basis) over the projection period.

Operating Expenses

74.	Management anticipates the successful implementation of the Company’s cost reduction plan, streamlining of operations, and improved internal efficiencies through structural changes and consolidation of functions. Any costs associated with implementing these changes have been incorporated into the overall projections for each operating expense category. As a result, expenses for fiscal years 2003 (stub) through to 2006 have been projected as follows:

•	Sales and Marketing—includes related salaries, advertising and promotional activities, trade shows and events, sponsorships, public relations, and market research. Management expects sales and marketing expenditures to be approximately 49% of sales for the 2003 third and fourth quarters. Overall, sales and marketing expenditures as a percentage of sales are expected to decline over the projection period: 46.5%, 43.5%, and 42.5% for 2004 through 2006 respectively, expressed as a percentage of sales as management’s planned cost initiatives are realized. This level of spending is targeted to be within the median range of 45% for publicly traded software companies.

•	Research and Development—Third quarter and fourth quarter 2003 projections largely comprise the XML and Process Management budgeted costs as well as the implemented cost initiatives attained through staff reductions. Research and Development expenditures are expected to consume approximately 18.3% of total third and fourth quarter 2003 sales. Projections for the remainder of the period include product customization initiatives and continued enhancements as determined by management. Management has also decided that discretionary new product development expenses are planned to be reduced to reflect anticipated sales levels for the second half of 2003 and beyond. Research and Development expenditures are projected to decline throughout the projection period and stabilize at approximately 17% of sales by 2006. This level of expenditure is consistent with industry norms of 15% to 20% of sales.

•	General and Administration—include legal, audit, tax services, consulting, investor relations, directors’ fees, rent, warehousing, communications, equipment rental, insurance, and service contracts. The 2003 third and fourth quarter projections largely comprise management’s operating budget for the period and consume approximately 23% of total sales. This level of expenditures is expected to decline over the projection period as a direct result of management cost reduction plans and are projected to stabilize at approximately 18% of sales by 2006. This level of expenditure is expected to be in excess of the industry norm of 10% to 15% of sales by the end of the projection period, and may be attributed to lower than industry sales growth rates.

Income Taxes

75.	As mentioned earlier, the Company has substantial LCFs and UCC available to it to reduce future Canadian taxable income. Albeit, management has estimated that Corel would still incur cash taxes as a result of some of its foreign operations, withholding tax and other tax obligations.

Working Capital

76.	Management has estimated the level of working capital necessary to support the financial projections. We have noted that working capital is positive as at the Valuation Date. Historically, the Company has maintained a year-end level of account payables and accruals in excess of its receivables and inventory. The majority of public company comparables examined also maintains negative non-cash working capital positions. In keeping with the expectation that the Company will return to a stable negative working capital over the forecast period, we have assumed an initial decline in working capital in 2003. The decline reflects the extension of the payables cycle by a prospective purchaser (from the current 30-45 day target) and a decrease in receivables due to the anticipated year-over-year decline in sales.

Capital Expenditures

77.	Management has estimated the requisite level of annual capital expenditures to maintain existing operations at $2.0 million. Management has prepared this estimate based upon the requirement to upgrade computer hardware on a regular basis for its employees.

KPMG Assessment

78.	There is significant uncertainty with respect to management’s sales and profitability projections. In aggregate, management is projecting a turnaround in the financial fortunes of the Company, with steady growth in profitability and cash flow, although, Corel has incurred reported losses in each of the past three fiscal years.

79.	In addition, demand for the Company’s products is dependent upon numerous external factors, such as general economic conditions (which impacts corporate capital spending and sales of personal computers) as well as currency exchange rates given that Corel’s cost base is mainly Canadian, while sales are mainly US and Euro denominated.

80.	Finally, Corel faces significant competition in its various product lines from much larger industry players with significant economic resources, including Adobe, Macromedia, and Microsoft, amongst others. This is particularly problematic, as the Company appears to have a high degree of operating leverage, such that it has a high degree of fixed expenses relative to sales, resulting potentially, in large fluctuations in the Company’s earnings.

J.    Valuation Principles and Approaches

81.	Corel is comprised of the following components as at the Valuation Date:

1.	Core operations (including LCF’s and UCC) (“Core Operations”)

2.	Cash and Marketable Securities

3.	Equity Investment in Privately-Held Entity

82.	Consistent with the concept of fair market value as defined earlier in this report, it is our view that the highest price for the Company would likely be attained by selling the Core Operations and the Equity Investment to a purchaser that already operates within the software industry from either an operational or financial perspective. Such a prospective purchaser would likely be able to integrate Corel’s Core Operations into their existing operations and, at the same time, eliminate certain redundant type expenses. A financial investor may be interested in treating the company as a turnaround opportunity and would eliminate the public company structure in order to most effectively deal with restructuring issues.

83.	In order to determine the fair market value of the Shares as of the Valuation Date on the basis of their highest price obtainable, we have included the full face value of the cash and the market value of marketable securities on hand as of that date. While we recognize that certain technology companies would not consider such amounts to be fully redundant or excess to their needs, nonetheless these amounts/balances would be available to any prospective purchaser.

Core Operations

84.	Based on our experience in business valuations, mergers, acquisitions and divestitures in the software industry and our understanding of the future prospects of the Company, we have selected the discounted cash flow (“DCF”) approach as the primary method to determine the fair market value of the Core Operations. Moreover, in our view, this approach would also be employed by a prospective purchaser of the Company.

85.	The DCF approach is predicated upon the present value of the future cash flow that an enterprise will generate. The first step in applying this approach involves generating a projection of the cash flows that the enterprise is expected to generate over time (the “Explicit Period”). This involves an analysis of financial and market data supplemented with discussions with marketing, operations and financial personnel to develop a projection for a company future earnings. The second step involves estimating the Company’s value at the end of the projection period. The terminal value is typically estimated by capitalizing cash flows at an appropriate rate after recognizing the Company’s risk profile and long-term growth prospects apparent at that time. The final step involves converting this terminal value and projected cash flows into a present value equivalent through discounting. The discounting step discounts cash flows by an investor’s required rate of return, which is determined with consideration being given to the relevant risk associated with the projected cash flow and the time value of money.

86.	In addition, we have assessed the reasonableness of our conclusions under the DCF approach in light of sales multiples implied by the stock market capitalization of publicly-traded companies in the software industry, as well as prices paid in recent transactions involving software companies. In performing this assessment, we have considered the similarities and differences between the Corel and the public/target companies, including product offering, market segment, rates of growth, competition, etc.

DCF Approach: Free Cash Flow for the Explicit Period

87.	On Schedule 4, we have set out the projected free cash flow for the explicit period (fiscal 2003 through 2006). Below we discuss the key components and assumptions.

EBITDA

88.	Management’s financial projections form the basis for estimating the Company’s anticipated future cash-flow stream. However, given the high degree of fluctuation in operating results that can occur in the software sector and that is evidenced in Corel’s past operating results, we developed a range of EBITDA surrounding management’s financial projections for use in our DCF analysis.

89.	In arriving at this sensitivity range, we considered the historical results of operations, our discussions with management and review of the industry sectors in which Corel operates to estimate a range of sales potential of the Company across each of its four major categories of product offerings. In addition, we reviewed historical operating expenses for the most recent three quarters[6] and considered industry benchmarks in order to establish a baseline cost structure for the Company. We also considered cost-cutting initiatives that management is presently planning and/or implementing.

[6]	During this process, management identified to us significant one-time non-recurring items, which we have then considered in our analysis.

90.	Based on the results of our sensitivity analysis, we developed an EBITDA range of +10% and –25% off of management’s EBITDA projections for use in our DCF analysis.

Identifiable Prospective Purchaser Adjustments7

91.	In the process of deriving the cash flow projections for purposes of the Formal Valuation, adjustments have been made to reflect certain costs that management believes could be avoided by a prospective purchaser by taking the Company private or merging its operations into their existing structure. Specifically, these cost savings have been estimated at approximately $2.5 million per year and would include, amongst other things, filings required with securities commissions (such as the OSC and SEC), certain audit and legal requirements, some board of directors’ fees and expenses, some directors and officers’ insurance premiums, investor relations and corporate communications.

Cash Taxes

92.	Due to the significant LCFs[8] and UCC balances at the Valuation Date, the Company is assumed to be not taxable in Canada during the explicit period 2003 to 2006. However, management estimates that there will be an annual $1.75 million cash tax requirement for income tax on foreign subsidiaries, withholding taxes and other tax obligations.

Capital Expenditures

93.	As discussed earlier in the report, management has estimated that capital expenditures would be approximately $2.0 million annually.

Working Capital

94.	Working capital investment generated from and required for operations was based on estimates as discussed earlier in the report.

Residual Value

95.	On Schedule 4, we have set out the projected free cash flow for the terminal year used to estimate the residual value. Below we discuss the key components and assumptions of the residual value calculation.

EBITDA

96.	EBITDA for the terminal year was based on (sensitized) EBITDA for fiscal 2006 plus 1.5% growth being the expected long-term growth rate based on our review of the Company and discussions with management.

Identifiable Prospective Purchaser Adjustments

97.	Consistent with the explicit period, we have added back approximately $2.5 million relating to expenses that could be avoided by a likely prospective purchaser of the Core Operations.

Capital Expenditures & Working Capital

98.	Capital expenditures and working capital requirements are applied consistent with the explicit period.

[7]	These identifiable prospective purchaser adjustments would not be available to Corel as a free-standing public company.
[8]	Based on discussions with Management, we understand that there is some uncertainty as to the availability of the full amount of the LCFs as a result of certain tax planning initiatives. As a result, we have assumed that 50% of the tax loss carry-forward as at the Valuation Date would be available given the nature of the loss and any potential assessment risk which may exist.

Tax Rates

99.	For purposes of calculating the terminal year cash flow only, we have “assumed” that the Company is fully-taxable. We say “assumed” since it is expected that significant UCC and LCF’s benefits would continue to exist until at least fiscal 2008. We have separately considered and added the present value of such expected benefits in arriving at the residual value as discussed.

100.	In calculating future cash taxes, we have applied a tax rate of 30.1%[9] in arriving at the cash taxes. In addition, we have also included an estimated $1.75 million relating to cash tax requirements for foreign subsidiaries, withholding taxes and other tax obligations.

Residual Value Summary

101.	The terminal cash flow as described above was then capitalized in perpetuity based on the selected WACC (as discussed in the next section) and an expected long-term growth rate of 1.5%. This amount was then added to the present value of the remaining tax shield on the UCC and LCF’s to arrive at the overall indicated residual value.

Weighted Average Cost of Capital

102.	A description of the weighted average cost of capital (WACC) and its components are discussed below.

Description of WACC

103.	As mentioned above, the cash flow stream for the forecast period and the residual value are discounted to their present value by applying an appropriate discount rate. The weighted average cost of capital (WACC) is the implied rate of return an investor would require for an investment in a company with similar risk and business characteristics to Corel. The WACC is determined by examining market information for comparable companies and using this information to estimate an equity cost of capital using the Capital Asset Pricing Model, (“CAPM”). The applicable cost of debt is typically determined, and a weighted-average of the two rates is calculated. In the case of Corel, we have not reflected any debt financing as Corel and the majority of its peers in the software sector do not carry any material long-term debt.

Components of WACC

104.	The following assumptions were made in determining the weighted average cost of capital (return on equity):

•	Risk Free Rate of Return—At the valuation date, the risk-free return, as measured by the yield on long-term U.S. Treasury Bonds, was 4.45%.

•	Beta—We have examined the rates of return demanded by investors in public companies that are in a similar industry as Corel. A range of unlevered betas of 1.00 to 1.20 for the Company was calculated based on the beta of a pool of public company comparables.

•	Equity Risk Premium—An equity risk premium of 7.00% was applied, as compiled by Ibbotson Associates using the arithmetic mean of excess equity returns of the S&P 500 from 1926 to 2002.

•	Size Premium—A small capitalization premium of 3.98% was assumed, based on data reported by Ibbotson & Associates, Stocks, Bonds, Bills & Inflation.

•	Specific Company Risk Premium—In addition to the risk reflected through the beta and equity risk premium we added a specific risk premium of 5.00% to 7.00% to account for the following positive and negative factors specific to Corel:

[9]	This rate is based on the most recent Federal Budget.

Positive

•	Research and development enhancements are conducted on a cycle basis making Corel more efficient throughout the year

•	Repositioning of flagship product CorelDRAW as an enhanced graphics application for integration into other existing presentation application software may present a potential new growth opportunity

•	Entrenched customer base for flagship product WordPerfect among government, education and legal sectors

•	Company maintains a strong relationship with industry leader Microsoft for purposes of software development on the Windows platform

•	Company and products possess strong brand name recognition (CorelDRAW and WordPerfect) particularly in the desktop applications market

•	Successful completion of recent cost cutting efforts aimed at increasing long-term viability of the Company

•	Highly skilled workforce headquartered in major technology centre

Negative

•	Company’s flagship products are considered mature (CorelDRAW and WordPerfect) and represent a significant portion of its present-day sales, which are declining

•	Company faces significant competition from larger industry players with significant economic resources

•	Continued promotion of present breadth of product portfolio requires a spreading of sales and marketing resources

•	Reductions in sales and market efforts of EPM Solutions have resulted in declining sales

•	XML remains to be broadly adopted by the market

•	Ability of management and the board of directors to implement all aspects of a strategic plan

•	Customer uncertainty over products that will be supported by the Company over the long-term

Summary of WACC Computation

105.	Based on the foregoing factors, we computed the WACC applicable to the operation of Corel to be in the range of 20% to 24%. Moreover, this range appears reasonable based on our experience in valuing similar companies within the software industry.

Summary of Value of Core Operations

106.	The value of the Core Operations, inclusive of the present value of the UCC tax shield and the LCFs, based on the DCF approach described above, is in the range of $41.0 million to $50.0 million.

107.	Based on our valuation conclusion and the Company’s trailing twelve-month sales of $125.3 million, the value of Core Operations implies a multiple of 0.33 to 0.40 times sales, which is at the low-end of both the ranges for comparable public companies (Schedule 5) and precedent transactions (Schedule 6) as identified by KPMG, but directly comparable to ART Technology and Interwoven which both have enterprise values comparable to that of Corel.

108.	Given Corel’s competitive position in the desktop application software sector, the nature of its competition, its declining sales base, and lack of historical profitability, the implied sales multiple and resultant value conclusion appears reasonable in the circumstance.

Cash and Marketable Securities

109.	In determining the fair market value of the Company, we have added the $75.6 million of cash and marketable securities to the fair market value of the Company. Our estimate was based on the full value of the cash and restricted cash (security against corporate credit cards) and the market value of the marketable securities on hand as at the Valuation Date.

Equity Investment in Privately-Held Entity

110.	Based on discussions with management, and our review of financial disclosure concerning the long-term investments, we understand that the long-term investments of $7.77 million on the Corel balance sheet as at May 31, 2003 represent a 21% interest in Hemera Technologies, Inc., a privately held company. We understand that this investment was made on July 17, 2000, and that no current market exists for this interest.

111.	Further, we understand that the investment has been accounted for on an equity basis and although in operation since 1997, the investment has yet to be profitable and there is no expectation that this will change in the short to medium term. Management has concluded that there will be a write-down for accounting purposes in the third quarter of 2003 related to this investment, although they have not as of the Valuation Date determined the extent of the write-off. We have assigned no material value to this investment based upon our discussions with management, our review of the available documentation, and our experience in valuing minority holdings in non-profitable private companies of a similar nature.

K.    Summary of Value

112.	In arriving at the fair market value of the Shares, we have considered the dilutive effects of the ‘in-the-money’ issued and outstanding options and Series A Preferred Shares[10] of the Company.

113.	Based on information provided by management, we understand that as of July 2, 2003, Corel Corporation had 7.68 million issued and outstanding options with Canadian based employees, and another 2.9 million issued and outstanding options with U.S. based employees. Based on the options outstanding and our valuation conclusion (as summarized below), we note the following:

•	A total of 4.58 million are “in-the-money” and are assumed to be exercised at a per Share value of $1.00 (the low end of our range)—the exercise of which would result in proceeds of $4.17 million.

•	A total of 4.78 million are “in-the-money” and are assumed to be exercised at a per Share value of $1.08 (the high end of our range)—the exercise of which would result in proceeds of $4.38 million.

114.	Based on the above, we have calculated the fully-diluted number of Shares of the Company to be as follows[11]:

(all figures in thousands)	Low	High
Common Shares	92,988	92,988
Preferred Series A Shares	22,890	22,890
Estimated Options Exercised:
Canada	3,811	3,811
US	769	971

Fully-Diluted Shares	120,458	120,660

[10]	While we recognize that the Series A Preferred Shares have a liquidation preference relative to the common shares of the Company, we have however for our purposes treated such shares on an as if converted into Common Shares basis consistent with our overall approach to the valuation; namely, on a going-concern basis.
[11]	For purposes of this calculation, we have used information provided by management related to outstanding shares of all classes as well as the quantity of issued and outstanding options and exercise price information as at July 2, 2003.

115.	As such, based on the scope of our review and subject to the assumptions and restrictions as noted herein, we have concluded that the fair market value of the Shares of Corel as at the Valuation Date to be in the range of $121 million to $130 million. This translates into a fair market value of an individual Share ranging from $1.00 to $1.08 on a fully diluted basis after considering the conversion of Series A Preferred Shares to common shares and the exercise of in-the-money options.

(all figures in US $000’s, unless otherwise indicated)	Low	High
Core Operations	$41,000	$50,000
Cash and Marketable Securities	75,591	75,591
Equity Investment in Privately-Held Entity	—	—

	116,591	125,591
Add:
Assumed Exercise of Options
Canada	3,534	3,534
US	640	849

	$120,765	$129,974

FMV (rounded)	$121,000	$130,000
Fully-Diluted Shares (000’s)	120,458	120,660

FMV per Share ($)	$1.00	$1.08

L.    Assumptions

116.	In preparing our opinion, we have made the following significant assumptions:

a)	the reported earnings of the Company contain no material non-recurring or unusual items of sales and expense, except as noted herein;

b)	there were no significant non-arm’s length transactions (at other than fair market value) during the period under review, except as noted herein;

c)	the balance sheets of the Company contained no material unrecorded, undisclosed or contingent assets, liabilities or commitments as at the Valuation Date;

d)	the balance sheets of the Company as at May 31, 2003 contained no redundant assets (liabilities), except as noted herein; and,

e)	the market values of the tangible assets owned by the Company were not materially different at the Valuation Date than the amounts as indicated in this report, except as noted herein.

KPMG Corporate Finance Inc.

Chartered Accountants

July 11, 2003

Appendix A

1.	In arriving at our conclusions, we have reviewed and relied upon the following documents and information:

•	Documents from McCarthy Tetrault LLP Data Room

•	Corporate organization chart of the Corporation and its significant subsidiaries

•	Proxy Circulars, 2000-2003

•	Board of director’s Meeting Material and Notes 2001

•	Board of director’s Meeting Material and Notes 2002

•	Board of director’s Strategy Meeting, October 23, 2002

•	Corel’s Analyst Presentation, Toronto, February 5, 2003

•	Microsoft Corporation/Corel Corporation Technology and Support Agreement dated October 2, 2000

•	Microsoft Corporation/Microsoft Licensing, Inc./Corel Corporation Registration Rights Agreement dated October 2, 2000

•	Microsoft Corporation/Microsoft Licensing, Inc./Corel Corporation Purchase Agreement dated October 2, 2000

•	2002 Financial Management Reports, by quarter (Audit committee / Board presentations);

•	2002 vs. 2001 Management Statements (based on audited statements)

•	Corel Corporation Budget 2003 vs. Forecast 2002 dated 11/12/02

•	Corel Corporation Budget 2003 vs. Actual 2002

•	Corel Corporation 2002 Actual v. 2001 Actual

•	2003 First Quarter Financial Management Report (Audit committee / Board presentations)

•	Corel Centre Naming Rights Agreement dated February 22, 1996

•	Corel Centre Naming Rights Agreement Amending Agreement No. 1 dated June 1, 1998

•	Corel Centre Sponsorship [Naming Rights] Agreement Amending Agreement No. 2 dated September 2, 1999

•	CIBC Engagement Letter dated February 17, 2003 between Corel Corporation and CIBC World Markets Inc.

•	Listing of Corel Corporation Patents

•	List of pending and registered trademarks

•	List of copyrighted works

•	Trademark Oppositions

•	Correspondence with the Securities and Exchange Commission (SEC)

•	Correspondence with Ontario Securities Commission (OSC): September to December 2001

•	Correspondence with the US Department of Justice: Antitrust Division. January 2001

•	Correspondence with Industry Canada—Competition Bureau: March 2001 to February 2002

•	Correspondence with the National Association of Securities Dealers Automated Quotation system (NASDAQ): July 2002 to February 2003

•	Settlement Agreements and related legal documents April 1989 to May 2003

•	Corel Situation Overview: CIBC Report May 2003

•	Corel New Product Development Report, March 2003

•	Documents from CIBC World Markets

•	Process and Financial Review Presentation to the Board of Directors, May 29, 2003

•	Divisional Analysis and related Memoranda prepared for Process and Financial Review

•	Presentations made by Vector Capital to Corel Corporation’s Board of Directors on April 24, 2003 concerning the Review of Activity to Date and Transaction Structure and Pricing Factors

•	CIBC Presentation (Project Viper) (Discussion Notes)—January 29, 2003

•	Documents from Corel Corporation

•	Acquisition Agreement between Corel Holdings, L.P. and Vector CC Acquisitions Inc. and Corel Corporation

•	Due Diligence Organizational Documentation Listing for the Acquisition Agreement

•	Miscellaneous Press Releases concerning the Proposed Transaction

•	Minutes of Board of Directors Meetings for January to June, 2003 some of which were draft and unapproved

•	2003 First Quarter Financial Management Report to Board of Directors

•	2003 Second Quarter Financial Management Report to Board of Directors

•	1999 10-K

•	2000 10-K

•	2001 10-K and 10Q Filings

•	2002 10-K and 10Q Filings

•	Corel Management’s Financial Projections: 2003 forecast (with 6 months actual); 2004 to 2006. Prepared July 2003

•	Management Presentation: Marketing Strategy—April 2003

•	Smart Graphics Studio—Management’s sales presentation – (undated)

•	Work-In-Progress—Exploring Opportunities for WPO in a Changing Market

•	Global Revenue Forecast 2003-2005 by product line and product grouping [provided by Management]

•	Hemera Technology Inc. Financial Statements April 2003

•	Transaction Background (Vector Offer)

•	Draft Management Information Circular—July 10, 2003

•	Corel Corp. 2003 Operating Plan

•	Certain Due Diligence dated April 15, 2003 obtained from Vector consisting of:

•	Corel Corporation Balance Sheet Review

•	Due Diligence Summary: Sales

•	Due Diligence Summary: General and Administrative Expenses

•	Due Diligence Summary: Marketing

•	Due Diligence Summary: Research and Development

•	Various publicly-available information relating to Corel’s competitors and customers;

•	Publicly available market data pertaining to the software industry within which Corel Corporation operates; and,

•	Relevant financial and other information and such other analyses as KPMG considered relevant and appropriate in the circumstances as contained in our files.

Appendix B

1.	In arriving at our conclusions, we have interviewed and relied upon information provided by the following individuals:
•	James C. Baillie—Chairman of the Board

•	Graham Brown—Vice President, Software Development

•	Derek Burney—President and Chief Executive Officer

•	Nick Davies—Vice President, Strategic Marketing

•	Brett Denly—Vice President, Global Marketing

•	Randy Eisenbach—Chief Operating Officer

•	Karen Genge—Vice President, Tax and Treasury

•	Steve Houck—Executive Vice President, Partner Relations

•	Ian Legrow—Vice President, New Ventures

•	Edward Maddock—Vice President, iGrafx Process Solutions

•	Blaine Mathieu—Director, Marketing Strategy and Market Intelligence

•	Cindy O’Leary—Vice President, Legal, Secretary and General Counsel

•	Gail Oxley—Vice President, Human Resources

•	Jim Osler—CIBC World Markets

•	Joel E. Price—Interim Chief Financial Officer and Vice President, Finance

•	Dave Roberts—Executive Vice President, Enterprise and Professional Sales, and

•	Bruce Sharpe—Vice President, XML Content Solutions.

Listing of Schedules

Schedule 1—Summary of Financial Position

Schedule 2—Summary of Financial Results

Schedule 3—Historical and Projected Operating Results

Schedule 4—Discounted Cash Flow Analysis

Schedule 5—Analysis of Public Company Trading Multiples

Schedule 6—Analysis of Precedent Transaction Multiples

Schedule 7—Description of Public Company Comparables

Schedule 8—Description of Precedent Transactions

Corel Corporation Summary of Financial Position As at November 30 (unless otherwise noted) (US$000’s)	Schedule 1

		2000	2001	2002	May-03
ASSETS
Current assets
Cash and cash equivalents	US$	127,430	24,924	18,874	40,594
Restricted cash		1,136	19,367	1,558	1,566
Short-term investments		—	78,076	56,952	33,377
Accounts receivable—Trade		28,620	18,689	19,958	18,845
Accounts receivable—Other		773	1,272	250	222
Inventory		3,117	799	191	408
Future tax asset		479	—	—	—
Prepaid expenses		1,050	1,779	2,786	2,677

		162,605	144,906	100,569	97,689
Capital assets		42,471	43,123	21,768	15,672
Future income tax asset		965	—	—	—
Deferred financing charge		550	250	—	—
Goodwill		—	37,534	—	—
Investments		11,996	9,886	8,590	7,770

		218,587	235,699	130,927	121,131

LIABILITIES
Current liabilities
Accounts payable & accrued liabilities		28,441	27,862	22,552	19,386
Participation rights obligation		—	16,338	—	—
Novell obligations		10,000	—	—	—
Income taxes payable		6,595	4,749	5,685	6,209
Deferred revenue		10,907	10,160	8,875	7,343

		55,943	59,109	37,112	32,938
Deferred revenue		—	—	879	1,418
Future income taxes		—	4,967	806	714

		55,943	64,076	38,797	35,070

SHAREHOLDERS’ EQUITY
Share capital		371,890	388,193	405,124	405,181
Contributed surplus		4,990	4,990	4,990	4,990
Deficit		(214,236)	(221,560)	(317,984)	(324,110)

		162,644	171,623	92,130	86,061

	US$	218,587	235,699	130,927	121,131

Corel Corporation Summary of Financial Results For the Fiscal Years Ended November 30 (unless otherwise noted) (US$000’s)	Schedule 2

		2000	2001	2002	2003(F)[1]	May-02	May-03	LTM[2]
					Forecast	[6 mths]	[6 mths]
Sales
Graphics Solutions	US$	75,919	73,950	66,428	58,533	33,309	29,215	62,334
Office Productivity Solutions		78,442	58,638	48,716	47,022	23,097	23,967	49,586
Process Management Solutions		—	220	8,326	9,668	4,720	4,505	8,111
Other (including XML Solutions)		3,126	1,512	3,231	5,012	850	2,849	5,230

		157,487	134,320	126,701	120,235	61,976	60,536	125,261
Cost of sales		43,098	17,895	14,543	15,631	5,927	8,297	16,913

Gross profit		114,389	116,425	112,158	104,604	56,049	52,239	108,348

Operating expenses
Sales		20,244	29,079	43,629	39,076	17,767	19,210	45,072
Marketing		33,258	18,360	23,626	20,440	9,632	10,816	24,810
Research & development		43,867	27,165	29,994	22,243	14,712	11,314	26,596
General & administrative		65,418	34,157	34,269	28,856	15,046	15,247	34,470

		162,787	108,761	131,518	110,616	57,157	56,587	130,948

EBITDA		(48,398)	7,664	(19,360)	(6,012)	(1,108)	(4,348)	(22,600)
Depreciation & amortization		11,281	13,609	20,216	13,598	8,502	6,799	18,513

EBIT		(59,679)	(5,945)	(39,576)	(19,610)	(9,610)	(11,147)	(41,113)
Non-operating expense (revenue)
Interest		1,305	(5,420)	(1,790)	(2,368)	(900)	(1,184)	(2,074)
Impairment of goodwill		—	—	49,896	—	—	—	49,896
Write-down of technology		—	—	17,781	—	—	—	17,781
Loss (gain) on disposal of fixed assets		—	—	—	—	—	(33)	(33)
Loss (gain) on foreign exchange		1,371	(71)	(1,797)	(620)	(82)	(310)	(2,025)
Loss (gain) on investments		(14,585)	2,359	149	72	137	36	48
Share of loss (gain) on equity investments		2,873	472	1,190	1,544	520	772	1,442

Income before tax & other items		(50,643)	(3,285)	(105,005)	(18,238)	(9,285)	(10,428)	(106,148)
Income taxes		4,705	4,039	(8,581)	(8,604)	202	(4,302)	(13,085)

Net Income	US$	(55,348)	(7,324)	(96,424)	(9,634)	(9,487)	(6,126)	(93,063)

Growth & Profitability Ratios
Revenue growth		—	(14.7%)	(5.7%)	(5.1%)
Gross profit percentage		72.6%	86.7%	88.5%	87.0%	90.4%	86.3%	86.5%
EBITDA margin		(30.7%)	5.7%	(15.3%)	(5.0%)	(1.8%)	(7.2%)	(18.0%)
EBIT margin		(37.9%)	(4.4%)	(31.2%)	(16.3%)	(15.5%)	(18.4%)	(32.8%)
Pre-tax profit margin		(32.2%)	(2.4%)	(82.9%)	(15.2%)	(15.0%)	(17.2%)	(84.7%)
Net profit margin		(35.1%)	(5.5%)	(76.1%)	(8.0%)	(15.3%)	(10.1%)	(74.3%)

[1]	Management’s forecast including six months actual results.
[2]	Last Twelve Months ended May 31, 2003.

Corel Corporation Historical & Projected Operating Results For the Fiscal Years Ending November 30 (US$000’s)	Schedule 3

		Actual 2002	Projected 2003	Projected Results[1]
				2003	2004	2005	2006
			[6 mths]	[Note 2]
Total Sales		126,701	59,699	120,235	129,626	142,345	139,025
Cost of sales		14,543	7,334	15,631	16,851	17,793	16,683

Gross profit		112,158	52,365	104,604	112,775	124,552	122,342

Operating expenses
Sales		43,629	19,866	39,076	39,536	39,857	38,232
Marketing		23,626	9,624	20,440	20,740	22,063	20,854
Research & development		29,994	10,929	22,243	22,685	24,199	23,634
General & administrative		34,269	13,609	28,856	27,221	27,046	25,025

		131,518	54,029	110,616	110,182	113,164	107,745

EBITDA	US$	(19,360)	(1,664)	(6,012)	2,593	11,388	14,598

Capital expenditures investment			690	2,000	2,000	2,000	2,000
Working capital investment (pickup)			(2,132)	(110)	160	216	(56)

Growth & Profitability
Sales growth		—		(5.1%)	7.8%	9.8%	(2.3%)
Cost of Sales %		11.5%	12.3%	13.0%	13.0%	12.5%	12.0%
Gross margin		88.5%	87.7%	87.0%	87.0%	87.5%	88.0%
EBITDA margin		(15.3%)	(2.8%)	(5.0%)	2.0%	8.0%	10.5%
EBIT margin		(31.2%)	—	(16.3%)	(3.4%)	5.2%	9.1%

Operating Expenses as a % of Sales
Sales		34.4%	33.3%	32.5%	30.5%	28.0%	27.5%
Marketing		18.6%	16.1%	17.0%	16.0%	15.5%	15.0%
Research & development		23.7%	18.3%	18.5%	17.5%	17.0%	17.0%
General & administrative		27.0%	22.8%	24.0%	21.0%	19.0%	18.0%

		103.8%	90.5%	92.0%	85.0%	79.5%	77.5%

[1]	Projections, including capital expenditures and working capital provided by management.
[2]	Includes 6 months actual in 2003.

Corel Corporation Discounted Cash Flow Analysis For the Fiscal Years Ending November 30 (US$000’s)	Schedule 4

	2003	2004	2005	2006	Terminal Value
	[Note 1]				[Note 3]
EBITDA [Note 2]	(1,664)	2,593	11,388	14,598	14,817
Identifiable prospective purchaser adjustments	—	2,500	2,500	2,500	2,500

Pre-tax operating cash flow	(1,664)	5,093	13,888	17,098	17,317
Cash taxes	(875)	(1,750)	(1,750)	(1,750)	(6,962)

After-tax operating cash flow	(2,539)	3,343	12,138	15,348	10,354
Capital expenditures	(690)	(2,000)	(2,000)	(2,000)	(2,000)
Working capital	2,132	160	216	(56)	35

Free cash flow	(1,097)	1,502	10,354	13,291	8,390

Fair Market Value of Core Operations (US$000’s)

Including Tax Loss Carry-forwards and UCC Tax Shield

	EBITDA Relative to Base Projections
WACC	-25.00%	-15.00%	-7.50%	0.00%	10.00%
20.0%	41,516	46,805	50,819	54,806	60,021
21.0%	39,196	44,189	47,972	51,731	56,650
22.0%	37,090	41,813	45,386	48,937	53,586
23.0%	35,171	39,646	43,027	46,387	50,790
24.0%	33,416	37,661	40,867	44,053	48,228

			Low	Median	High
DCF Conclusion			41,000	45,500	50,000

Notes
[1]	Free cash flow for 2003 equals estimated free cash flow for the period June 1, 2003 to November 30, 2003.
[2]	EBITDA forecasts as per management.

Schedule 5

Corel Corporation

Analysis of Public Company Trading Multiples

As at May 31, 2003

($ millions, except trading price)

	Trading Data		Market Capitalization			EV Multiples
	Trading	O/S	Common	Net
	Price	Shares	Equity	Debt	EV	Sales
	[1]	[millions]		[2]	[3]

3D SYSTEMS CORP	6.19	12.7	78.7	27.9	106.5	0.9	X
ART TECHNOLOGY	1.42	70.5	100.1	(68.6)	31.5	0.3	X
CREO INC	11.40	49.8	567.5	(45.4)	522.1	0.9	X
DATAMIRROR CORP	10.74	11.4	122.7	(42.2)	80.6	1.3	X
DESCARTES SYS	3.17	52.2	165.6	79.5	245.1	2.3	X
GEAC COMPUTER	5.25	84.1	441.7	(119.6)	322.1	0.5	X
HUMMINGBIRD LTD	29.00	17.7	512.3	(161.6)	350.7	1.2	X
INTERWOVEN INC	2.19	102.6	224.7	(174.9)	49.7	0.4	X
MOBIUS MGMT SYS	8.97	17.4	156.2	(37.5)	118.8	1.5	X
ROXIO INC	6.73	19.4	130.7	(35.5)	95.3	0.8	X
SPSS INC	15.52	17.3	267.9	(14.5)	253.3	1.2	X
STELLENT INC	5.48	22.0	120.5	(67.1)	53.4	0.8	X

Industry
Median			160.9	(43.8)	112.6	0.9	X
Average			240.7	(55.0)	185.7	1.0	X
Standard deviation			170.9	72.5	152.8	0.5	X
Minimum			78.7	(174.9)	31.5	0.3	X
Maximum			567.5	79.5	522.1	2.3	X

Notes

[1]	Trading price as at May 31, 2003
[2]	Net Debt = Short Term Debt + Long Term Debt-Cash + Preferred + Minority Interest
[3]	EV = Enterprise Value

Corel Corporation Schedule 6

Analysis of Precedent Transaction Multiples

As at May 31, 2003

($ millions)

			Transaction Price			Operating Results				EV Multiples
			Equity	Net	Ent.				Net
			Value	Debt	Value	Sales	EBITDA	EBIT	Income	Sales
				[1]
Target	Acquiror	Date
CrossWorlds Software Inc	International Business Machines Corp	10/30/2001	125.7	(19.3)	106.4	74.0	n/a	n/a	(19.3)	1.4	X
Liquent Inc	Information Holdings Inc	11/14/2001	40.8	(14.4)	26.5	22.2	n/a	n/a	(9.9)	1.2	X
MGI Software Corp	Roxio Inc	12/4/2001	34.5	(3.7)	30.9	24.4	(43.3)	(47.4)	(33.3)	1.3	X
Applied Terravision Systems Inc	COGNICASE Inc	1/7/2002	37.7	3.0	40.7	24.2	0.6	(1.5)	(1.8)	1.7	X
USinternetworking Inc	Bain Capital Inc	1/7/2002	106.0	181.2	287.2	137.8	(81.2)	(155.0)	(180.1)	2.1	X
Accelio Corp	Adobe Systems Inc	2/1/2002	70.4	(11.1)	59.3	59.4	(11.3)	(24.6)	(28.5)	1.0	X
Mechanical Dynamics Inc	MSC.Software Corp	3/18/2002	117.0	(17.2)	99.8	57.5	n/a	n/a	2.7	1.7	X
HNC Software Inc	Fair Isaac & Co Inc	4/29/2002	605.7	12.9	618.6	228.0	25.1	(33.9)	(23.4)	2.7	X
Baan Company NV	Invensys PLC	6/18/2002	142.6	54.7	197.3	665.9	(236.2)	(322.8)	(333.0)	0.3	X
Extensity Inc	GEAC Computer Corp Ltd	8/26/2002	44.1	(4.6)	39.4	25.7	(19.7)	(21.7)	(21.8)	1.5	X
Centrinity Inc	Open Text Corp	9/19/2002	18.9	(9.0)	9.9	11.5	(11.4)	(13.0)	(13.0)	0.9	X
Infinium Software Inc	SSA Global Technologies Inc	10/28/2002	95.0	(19.0)	76.0	65.5	14.7	10.7	12.4	1.2	X
Prophet 21 Inc	LLR Partners Inc	11/8/2002	63.6	(9.7)	53.9	43.5	6.1	4.1	2.6	1.2	X
Resonate Inc	Rocket Holdings LLC	12/24/2002	49.9	(30.9)	19.0	12.5	(15.4)	(18.9)	(19.5)	1.5	X
Riverdeep Group PLC	Hertal Acquisitions PLC	1/20/2003	297.2	(60.3)	237.0	158.1	n/a	n/a	8.2	1.5	X
Resonate Inc	Gores Technology Group	1/22/2003	52.9	(30.9)	22.0	12.5	(15.4)	(18.9)	(19.5)	1.8	X
iMagicTV	Alcatel SA	2/7/2003	27.2	(20.8)	6.4	2.7	(12.2)	(14.0)	(14.2)	2.4	X
ValiCert Inc	Tumbleweed Communications Corp	2/18/2003	24.0	(4.2)	19.8	15.4	(17.1)	(23.5)	(24.6)	1.3	X

Industry
Median			58.3	(10.4)	47.3	34.6	(13.8)	(20.3)	(19.4)	1.5	X
Average			108.5	(0.2)	108.3	91.2	(29.8)	(48.6)	(39.8)	1.5	X
Standard deviation			140.5	50.6	151.2	155.6	64.6	88.3	84.1	0.6	X
Minimum			18.9	(60.3)	6.4	2.7	(236.2)	(322.8)	(333.0)	0.3	X
Maximum			605.7	181.2	618.6	665.9	25.1	10.7	12.4	2.7	X

Notes

[1]	Net Debt = Long Term Debt + Short Term Debt-Cash + Preferred Shares + Minority Interest

n/a—Information not available

Corel Corporation Description of Public Company Comparables As at May 31, 2003 (US$000’s)	Schedule 7

3D Systems Corporation

designs, manufactures, markets and supports, on an international basis, solid imaging systems and related materials. Solid imaging systems are designed to rapidly produce three-dimensional (3-D) physical objects from digital data using computer aided design and manufacturing, or CAD/CAM, software utilities and related computer applications. The Company offers customers solutions that meet their challenges to decrease the time it takes to design and produce their products.

Art Technology Group Inc. (ATG)

develops and markets software that enables consumer, retail and financial services companies to dynamically market, sell and provide services to their customers online. The Company offers flexible online marketing, sales and self-service software applications for consumer facing e-commerce sites. ATG also offers its clients related professional services including support, education and implementation services. The Company’s applications are designed to help businesses gain information about their online customers and provide them the tools that enable them to build long-term relationships with their customers. In particular, the Company focuses on the needs of businesses that want to optimize their consumer relations throughout the whole lifecycle of marketing to sales to post-sale services, whether online or offline.

Creo Inc.

is a developer, manufacturer and distributor of digital solutions for the graphic arts industry. The Company manufactures more than 300 products, including computer-to-plate and computer-to-film devices, inkjet and halftone digital proofers, workflow management tools, color and copydot scanning systems, desktop software, variable information workflow systems and professional digital camerabacks. Creo is also an original equipment manufacturer (OEM) supplier of on-press imaging technology, components for digital presses and color servers for high-speed, print-on-demand digital printers. Based in Vancouver, Canada, the Company has sales, distribution and regional support centers in the United States, Belgium, Hong Kong and Japan, as well as manufacturing and product development facilities in Canada, the United States and Israel.

DataMirror Corporation

designs, develops and markets software solutions for real-time data integration, resiliency and data monitoring. The Company’s comprehensive family of products allows companies to capture, transform and flow data in real-time across multi-platform computing environments. These products include integration software, resiliency software, capture software and other products. The Company’s software products provide business data integration, giving its customers the ability to keep corporate data integrated, distributed and available within enterprises and across the Internet. The Company’s resiliency solutions provide disaster recovery and avoidance, ensuring highly available, 24-hour-a-day, seven-day-a-week business operations under any circumstances. The Company’s data monitoring solution allows companies to monitor, track and report on critical information stored in their databases to ensure the security of their data assets at all times.

Descartes Systems Group Inc.

develops, markets, implements and supports network-based solutions for logistics management. Solutions provided include network services, as well as some integrated software applications. The Company also offers consulting, training, support and hosting services to the users of its logistics management solutions. Descartes has four application suites: Global Visibility and Inventory Control; Multimodal Transportation Management; Routing and Scheduling, and Carrier Contract and Shipment Management. Used in concert or independently, these applications permit users to cut operational costs and improve customer service. These applications can

Corel Corporation Description of Public Company Comparables As at May 31, 2003 (US$000’s)	Schedule 7

also interoperate with Descartes’ Global Logistics Services Network, which connects companies with their trading partners by letting them share real-time information about orders, inventory and supply chain events.

Geac Computer Corporation

is a global enterprise software company for business performance management. The company provides more than 18,000 customers worldwide, including approximately 40% of the Fortune 100, with the core financial and operational solutions and services to improve their business performance in real time. Geac collaborates with existing and prospective customers through a network of approximately 2,500 professionals in 55 locations worldwide.

Hummingbird Ltd.

is engaged in the development and sale of PC-X connectivity software. The Company’s products include business intelligence, data integration, document and knowledge management and collaboration software. Each module is capable of operating as a stand-alone product; however, the Company’s professional services group integrates the technologies with other enterprise systems to deliver higher orders of value. Hummingbird Enterprise is a powerful suite of integrated information and content management products designed to accelerate and refine business processes across the extended enterprise. It includes document, knowledge and records management, business intelligence, data integration, collaboration and a portal. The Company also offers solutions for connectivity, collaboration and data extraction, transformation and loading.

Interwoven, Inc.

provides a software platform, solutions and services that help customers automate the process of developing, managing and deploying content used in software applications used by business enterprises such as customer relationship management and enterprise portal applications. The Company’s product suite consists of five product lines: Content Management, with its flagship product TeamSite; Content Intelligence, with MetaTagger; Content Distribution, with OpenDeploy Enterprise Application Connectors Suite, featuring its TeamPortal series of connectors to enterprise portals, and Development Suite, with TeamCode. Additional modules include TeamXML Content Server, TeamTurbo, Content Provider, OpenTransform and OpenSyndicate. The Company generally licenses its products on a per-server, per-computer basis, and occasionally licenses them on an enterprise- or site-license basis. The Company also provides other services, including professional services, maintenance and support.

Mobius Management Systems, Inc.

is a provider of integrated solutions for total content management. The Company’s packaged software products support a broad range of content-intensive e-business requirements, including customer relationship management, enterprise resource planning, Internet presentment and payment, imaging and workflow. Mobius’ ViewDirect suite manages enterprise content in its many forms and makes it available for many purposes. The suite includes products for storing, viewing and delivering content, as well as specialized tools for automating business processes (workflow) and for Internet bill presentment and payment. Products include ViewDirect, e-Search & View, DocumentDirect for the Internet, WorkflowDirect, Click-n-Done, DocumentDirect Application Suite, DocumentDirect, DocuAnalyzer and ViewDirect-ABS.

Roxio, Inc.

is a publisher of digital media software that enables consumers to create, manage, customize, share and archive their growing collection of rich digital media, such as digital music, video and photographs. The Company provides software that enables individuals to record digital content onto CDs and DVDs. Roxio also offers a

Corel Corporation Description of Public Company Comparables As at May 31, 2003 (US$000’s)	Schedule 7

complete line of photo and video editing products. The Company is also a publisher of software used to restore lost or damaged data, thereby protecting customers from system crashes, virus damage, failed software installations and even user error. In February 2002, Roxio acquired MGI Software Corporation, a global provider of visual media software.

SPSS Inc.

is a global provider of predictive analytic computer software and solutions. The Company provides three classes of software and service offerings to three distinct audiences. For research analysts, the Company offers statistical and data mining software tools to examine enterprise data. For general business users, SPSS supplies predictive analytic applications that address key business issues. For independent software vendors, SPSS offers pre-built analytic components that can be readily integrated into other software applications. The Company’s primary targeted vertical markets include retail and consumer packaged goods, financial services, healthcare and pharmaceuticals, market research, government and higher education.

Stellent, Inc.

develops, markets and services content management software with the primary focus of helping organizations derive maximum value from their content that exists in the normal course of business such as Microsoft Office documents, Web pages, images, graphics, multimedia, CAD and other files. Customers deploy Stellent Content Management System to help them leverage this enterprise content while streamlining the process of obtaining or accessing content from content creators and delivering it to content consumers employees, partners and customers, so that informed, timely decisions can be made. In order to accomplish this mission, Stellent Content Management System fits seamlessly into existing business processes as well as into the Information Technology infrastructure. Stellent Content Management System can be deployed to satisfy immediate needs at a line of business or departmental level as well as strategic needs at an enterprise level.

Corel Corporation Description of Transaction As at May 31, 2003 (US$000’s)	Schedule 8

International Business Machines Corporation (IBM) Acquires Crossworlds

Crossworlds

Provider of E-Business Infrastructure Software.

International Business Machines Corporation (IBM)

Manufactures and sells computer services, hardware and software. The Company also provides financing services in support of its computer business. The Company’s major operations comprise a Global Services segment; three hardware product segments (Enterprise Systems, Personal and Printing Systems, and Technology); a Software segment; a Global Financing segment; and an Enterprise Investments segment. IBM offers its products through its global sales and distribution organizations. The Company operates in more than 150 countries worldwide and derives more than half of its revenues from sales outside the United States.

Information Holdings Inc. Acquires Liquent, Inc.

Liquent, Inc.

Developer of CoreDossier(R), enterprise-class software used to manage and publish regulatory compliance and other document collections. Products are sold to the pharmaceutical, biotechnology, and chemical industries.

Information Holdings Inc.

Is a provider of information products, software and services to professional end users in intellectual property (IP), scientific and information technology learning markets. The Company’s IP Group provides databases, information products, software and complementary services for IP and regulatory professionals. The IP Group is comprised of three primary business units: MicroPatent, Master Data Center (MDC) and Liquent. MicroPatent is a provider of patent and trademark information to IP professionals in corporate and legal markets. MDC provides specialized services and software that enable customers to manage IP portfolios.

Roxio, Inc. Acquires MGI Software Corp.

MGI Software Corp.

Custom Computer Programming Services, NSK.

Roxio, Inc.

Is a publisher of digital media software that enables consumers to create, manage, customize, share and archive their growing collection of rich digital media, such as digital music, video and photographs. The Company provides software that enables individuals to record digital content onto CDs and DVDs. Roxio also offers a complete line of photo and video editing products. The Company is also a publisher of software used to restore lost or damaged data, thereby protecting customers from system crashes, virus damage, failed software installations and even user error.

COGNICASE Inc. Acquires Applied Terravision Systems Inc.

Applied Terravision Systems Inc

Custom Computer Programming Services.

COGNICASE Inc.

Provider of Computer Consulting & Systems Integration Services.

Corel Corporation Description of Transaction As at May 31, 2003 (US$000’s)	Schedule 8

Bain Capital, Inc. Acquires USinternetworking, Inc.

USinternetworking, Inc.

Is a full-service, enterprise application service provider (ASP) delivering the functionality of complex enterprise software as a service. The Company takes total responsibility for delivering the latest enterprise, e-business and managed Web-hosting solutions over its proprietary Global Service Platform. USinternetworking ASP services are primarily delivered as Internet Managed Applications Provider (iMAP) offerings, which seamlessly integrate the hardware and software, networking and security, as well as around-the-clock Client Care the Company provides to its clients. The Company also backs its iMAP offerings with some of the highest service level guarantees in the industry. In January 2002, the Company filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code as part of a pre-negotiated plan to eliminate a substantial amount of the Company’s debt.

Bain Capital, Inc.

This company is a venture capital firm. Parent/holding company with operating units involved in the manufacture of medical monitors, chemicals, reagents and instruments for medical laboratories, as well as in the management of fast food franchises.

Adobe Systems Incorporated Acquires Accelio Corporation

Accelio Corporation

Developer of Electronic Forms & Enterprise Workflow Solutions. Products/services include: E-Process Applications, Electronic Forms Software, Electronic Forms Solutions, Software For Free Form Creation, Workflow Engine.

Adobe Systems Incorporated

Offers a line of software products that allow consumers, businesses and creative professional customers to create, manage and deliver visually rich, compelling and reliable content. The Company has four business segments: Creative Professional, which provides software for professional page layout, professional Web page layout, technical document publishing and business publishing; Digital Imaging and Video, which provides users with software for creating, editing and enhancing digital images and photographs, digital video, animations, graphics and illustrations; ePaper Solutions, which provides electronic document distribution software that allows users to create, enhance, annotate and securely send Adobe PDF files that can be shared, viewed, navigated and printed, and OEM (original equipment manufacturer) PostScript and Other, which includes printing technology to create and print simple or visually rich documents with precision.

MSC.Software Corp. Acquires Mechanical Dynamics Inc.

Mechanical Dynamics Inc.

Computer Software Design and Consulting.

MSC.Software Corp.

Is engaged in the development, marketing and support of virtual product development tools, including simulation software, professional services and information technology (IT) systems. The Company’s products and services help customers optimize product designs, increase quality and reliability, reduce product development costs and speed time to market. MSC.Software also provides strategic consulting services to help its customers improve the

XCorel Corporation Description of Transaction As at May 31, 2003 (US$000’s)	Schedule 8

integration and performance of their product development process and lower the total cost of ownership of their technology investments. The Company serves customers in multiple industries, including aerospace, automotive, machinery, electronics, consumer products, biomedical, shipbuilding and rail.

Fair Isaac Corporation, formerly Fair, Isaac and Company, Inc. Acquires HNC Software Inc.

HNC Software Inc.

Provider of analytic and decision management software applications and tools.

Fair Isaac Corporation, formerly Fair, Isaac and Company, Inc.

Provides creative analytics that unlock value for people, businesses and industries. The Company’s predictive modeling, decision analysis, intelligence management, decision management systems and consulting services power more than 25 billion mission-critical customer decisions a year. Fair Isaac helps companies in over 60 countries acquire customers more efficiently, increase customer value, reduce fraud and credit losses, lower operating expenses and enter new markets more profitably. Banks and credit card issuers rely on Fair Isaac solutions, as do insurers, retailers, telecommunications providers, healthcare organizations and government agencies. The Company also provides customers with online access to FICO scores, a measure of credit risk, to manage their financial health.

Invensys plc Acquires Baan Co.

Baan Co.

Developer of scaleable enterprise business software solutions, the BaanSeries, which feature component open architecture and integration business application functionality; and provider of related software consulting services. Software is web-based and runs on Windows and other platforms. Products and services are provided to manufacturers, and the automotive, aerospace and other industries.

Invensys plc

Is a production and energy management company that operates through four divisions: Production Management; Energy Management; Development, and Industrial Components and Systems. The Production Management division comprises the former Software Systems businesses, including APV, Baan, Foxboro, Triconex and Wonderware, together with APV Baker and Eurotherm from Automation Systems. The Energy Management division combines Energy Solutions, Metering Systems, Appliance Controls, Climate Controls and Home Controls from the former Control Systems division, and Powerware from the former Power Systems division. In addition to these core divisions, the Development division comprises three businesses, Rail Systems, Wind Power and Power Components, that fall outside the Company’s strategic focus. The Industrial Components and Systems division had comprised businesses identified as non-core.

Geac Computer Corporation Acquires Extensity, Inc.

Extensity, Inc.

Developer of a suite of intranet-based software applications designed to automate the back-office operations of a company. The suite includes expense report, time card and purchase requisition management software modules. The software is platform independent and is built using pure Java(tm). Products are sold to multiple industries.

Corel Corporation Description of Transaction As at May 31, 2003 (US$000’s)	Schedule 8

Geac Computer Corporation

Is a global enterprise software company for business performance management. The company provides more than 18,000 customers worldwide, including approximately 40% of the Fortune 100, with the core financial and operational solutions and services to improve their business performance in real time. Geac collaborates with existing and prospective customers through a network of approximately 2,500 professionals in 55 locations worldwide.

Custom Computer Programming Services, NSK Acquires Centrinity Inc.

Centrinity Inc

Custom Computer Programming Services, NSK.

Open Text Corporation

Develops, markets, licenses and supports collaboration and knowledge management software for use on intranets, extranets and the Internet, enabling users to find electronically stored information, work together in creative and collaborative processes, perform group calendaring and scheduling and distribute or make available to users across networks or the Internet the resulting work product and other information. The Company’s principal product line is Livelink, a collaboration and knowledge management software for global enterprises. Livelink integrates several engines, including, but not limited to, search, collaboration, workflow, group calendaring and scheduling and document management. As an extension to its solutions-based offerings, the Company also provides professional services, training, documentation and technical support services to accelerate its customers’ implementation of, and satisfaction with, its products.

Microsoft Corporation Acquires Vicinity Corporation

Vicinity Corporation

Marketing Services.

Microsoft Corporation

Develops, manufactures, licenses and supports a wide range of software products for a multitude of computing devices. The Company’s software products include scalable operating systems for servers, personal computers (PCs) and intelligent devices; server applications for client/server environments; information worker productivity applications; business solutions applications, and software development tools. During the year ended June 30, 2002, Microsoft launched Xbox, its next-generation video game system. The Company’s online efforts include the MSN network of Internet products and services and alliances with companies involved with broadband access and various forms of digital interactivity. Microsoft licenses consumer software programs, sells hardware devices, provides consulting services and trains and certifies system integrators and developers.

SSA Global Technologies, Inc. Acquires Infinium Software, Inc.

Infinium Software, Inc.

Developer of web-enabled client/server, financial management, customer relationship management, materials management, manufacturing process and human resources software for IBM AS/400 systems. The human resources management software includes personnel, payroll, defined contributions and flexible benefits. The financial management software includes general ledger, accounts payable, accounts receivable, global taxation, and fixed assets modules. The materials management software includes purchasing, inventory and order entry. Products are sold to multiple industries.

Corel Corporation Description of Transaction As at May 31, 2003 (US$000’s)	Schedule 8

SSA Global Technologies, Inc.

Developer of enterprise resource planning software that integrates with strategic business applications to deliver e-business, business intelligence, customer relationship management (CRM), and supply chain management (SCM) solutions. Applications address integrated process, discrete and mixed-mode manufacturing, global financial management, enterprise resource planning and performance analysis, e-commerce, and more. Software runs on multiple platforms. Parent/holding company with high-tech units providing web-integrated enterprise business applications.

LLR Partners Inc. Acquires Prophet 21, Inc.

Prophet 21, Inc.

Developer of distribution management, systems integration, bar coding, inventory management, EDI, fax, payroll and quality control software. Also a provider of software consulting services and software customization services. Software runs on multiple platforms. Provider of including an Internet trading network, Products and services are provided to hard goods distributors and wholesalers.

LLR Partners Inc.

Provider of Brokerage, Investment & Management Consultancy.

Thoma Cressey Equity Partners I

VERITAS Software Corporation Acquires Precise Software Solutions Ltd.

Precise Software Solutions Ltd.

Is a provider of software that assists organizations in monitoring and optimizing the performance of their information technology (IT) infrastructure. This IT infrastructure consists of networks, operating systems, servers, applications, databases and storage devices that help manage traditional and electronic business activities. The Company’s software allows an organization to continuously monitor its infrastructure performance and be alerted when performance parameters exceed user-established thresholds. When its software detects a performance problem, the Company also provides technology support personnel with a thorough set of diagnostic data that pinpoints the specific cause of performance degradation and offers suggested alternatives to alleviate the problem.

VERITAS Software Corporation

Is an independent supplier of storage software products and services. Storage software includes storage management, data protection and high-availability software. VERITAS solutions cater to data-intensive business environments by providing storage software that enables customers to protect and access their business-critical data and keep their applications continuously available. The Company’s products operate across computing environments ranging from the desktop computer to the large enterprise data center to protect critical data, provide high levels of availability, reduce costs and recover from disasters, both locally and across geographically distributed information technology facilities.

Corel Corporation Description of Transaction As at May 31, 2003 (US$000’s)	Schedule 8

Rocket Holdings LLC Acquires Resonate, Inc.

Resonate, Inc.

Developer of Resonate Commander(tm) service level management software which reduces problem resolution time while routing end-users around problems, ensuring transaction completion. Also a developer of the Resonate Central Dispatch(tm) software, enabling Internet access through a systems on integrated products that select, schedule and route requests to the optimal network resource or service. The software provides control and distribution of web traffic and allows users to implement scalable, enterprise-wide, multi-server web sites. Resonate Global Dispatch(tm) determines optimal POP locations for maximized resource availability. Solutions(tm). Software runs on multiple platforms. Products and services are sold to multiple industries.

Rocket Holdings LLC

An entity wholly-owned by Messrs. Peter Watkins and Richard Hornstein, the Chief Executive Officer/President and Chief Financial Officer, respectively, of Resonate, and Rocket Sub, Inc. in order to enter into a merger agreement with GTG Acquisition Corp, a Delaware corporation (GTG) and an affiliate of Gores Technology Group, for the acquisition of all of the outstanding shares of Resonate common stock.

Hertal Acquisition PLC Acquires Riverdeep Group PLC

Riverdeep Group PLC

Leading publisher of educational software sold into schools and homes.

Hertal Acquisition PLC

Bid company.

Gores Technology Group Acquires Resonate, Inc

Resonate, Inc.

Developer of Resonate Commander(tm) service level management software which reduces problem resolution time while routing end-users around problems, ensuring transaction completion. Also a developer of the Resonate Central Dispatch(tm) software, enabling Internet access through a systems on integrated products that select, schedule and route requests to the optimal network resource or service. The software provides control and distribution of web traffic and allows users to implement scalable, enterprise-wide, multi-server web sites. Resonate Global Dispatch(tm) determines optimal POP locations for maximized resource availability. Solutions(tm). Software runs on multiple platforms. Products and services are sold to multiple industries.

Gores Technology Group

The company is an international private equity firm focused on the acquisition and management of promising companies for growth and profitability. Parent/holding company of software, hardware, telecommunications, equipment and services businesses.

Alcatel SA Acquires IMagicTV

IMagicTV

Supplier of Software Products & Services to Telephone Companies & Service Providers.

Corel Corporation Description of Transaction As at May 31, 2003 (US$000’s)	Schedule 8

Alcatel SA

Provider of end-to-end communications solutions, enabling carriers, service providers and enterprises to deliver content to any type of user. The Company provides products such as digital subscriber line (DSL) and fiber to the user, asynchronous transfer mode (ATM) switches and Internet protocol (IP) core routers, private branch exchanges (PBX), local area network (LAN) switches, data communication equipment and global systems for mobile communications (GSM) and general packet radio service (GPRS) handsets, space-based systems for the high-speed transport of voice, data and multimedia communications, batteries and components and subsystems.

Tumbleweed Communications Corp. Acquires ValiCert Inc.

ValiCert Inc.

Develops and licenses secure Internet communications and identity validation software for file transfer, financial messaging, and business process integration. Enterprises and government agencies primarily use the Company’s products to accelerate their financial and corporate supply chain processes and exchange sensitive data inside and outside of their organizations. The Company’s products and services are complementary to the enterprise application integration initiatives underway at many large companies.

Tumbleweed Communications Corp.

Is a provider of secure content management solutions for enabling business conducted on the Internet. All of the Company’s solutions are built on the Tumbleweed Secure Guardian framework, an enterprise-wide security framework made up of a platform, the Tumbleweed Secure Policy Gateway, and a multitude of protocol enablers that allow virtually any system to connect to Tumbleweed Secure Guardian. Tumbleweed Secure Guardian offers software solutions and product suites to both protect and extend commercial and governmental enterprise networks. The Company also has a professional services organization that provides consulting, integration engineering, custom application development, training and educational services and support used to build online communication systems based on its products.

APPENDIX H

DISSENT RIGHTS UNDER SECTION 185 OF THE OBCA

Rights of dissenting shareholders

185.    (1) Subject to subsection (3) and to sections 186 and 248, if a corporation resolves to,

(a) amend its articles under section 168 to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation;

(b) amend its articles under section 168 to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;

(c) amalgamate with another corporation under sections 175 and 176;

(d) be continued under the laws of another jurisdiction under section 181; or

(e) sell, lease or exchange all or substantially all its property under subsection 184 (3),

a holder of shares of any class or series entitled to vote on the resolution may dissent.

Idem

(2) If a corporation resolves to amend its articles in a manner referred to in subsection 170 (1), a holder of shares of any class or series entitled to vote on the amendment under section 168 or 170 may dissent, except in respect of an amendment referred to in,

(a) clause 170 (1) (a), (b) or (e) where the articles provide that the holders of shares of such class or series are not entitled to dissent; or

(b) subsection 170 (5) or (6).

Exception

(3) A shareholder of a corporation incorporated before the 29th day of July, 1983 is not entitled to dissent under this section in respect of an amendment of the articles of the corporation to the extent that the amendment,

(a) amends the express terms of any provision of the articles of the corporation to conform to the terms of the provision as deemed to be amended by section 277; or

(b) deletes from the articles of the corporation all of the objects of the corporation set out in its articles, provided that the deletion is made by the 29th day of July, 1986.

Shareholder’s right to be paid fair value

(4) In addition to any other right the shareholder may have, but subject to subsection (30), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents becomes effective, to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted.

No partial dissent

(5) A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the dissenting shareholder on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

Objection

(6) A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting or of the shareholder’s right to dissent.

Idem

(7) The execution or exercise of a proxy does not constitute a written objection for purposes of subsection (6).

Notice of adoption of resolution

(8) The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (6) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn the objection.

Idem

(9) A notice sent under subsection (8) shall set out the rights of the dissenting shareholder and the procedures to be followed to exercise those rights.

Demand for payment of fair value

(10) A dissenting shareholder entitled to receive notice under subsection (8) shall, within twenty days after receiving such notice, or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing,

(a) the shareholder’s name and address;

(b) the number and class of shares in respect of which the shareholder dissents; and

(c) a demand for payment of the fair value of such shares.

Certificates to be sent in

(11) Not later than the thirtieth day after the sending of a notice under subsection (10), a dissenting shareholder shall send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

Idem

(12) A dissenting shareholder who fails to comply with subsections (6), (10) and (11) has no right to make a claim under this section.

Endorsement on certificate

(13) A corporation or its transfer agent shall endorse on any share certificate received under subsection (11) a notice that the holder is a dissenting shareholder under this section and shall return forthwith the share certificates to the dissenting shareholder.

Rights of dissenting shareholder

(14) On sending a notice under subsection (10), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shares as determined under this section except where,

(a) the dissenting shareholder withdraws notice before the corporation makes an offer under subsection (15);

(b) the corporation fails to make an offer in accordance with subsection (15) and the dissenting shareholder withdraws notice; or

(c) the directors revoke a resolution to amend the articles under subsection 168 (3), terminate an amalgamation agreement under subsection 176 (5) or an application for continuance under subsection 181 (5), or abandon a sale, lease or exchange under subsection 184 (8), in which case the dissenting shareholder’s rights are reinstated as of the date the dissenting shareholder sent the notice referred to in subsection (10), and the dissenting shareholder is entitled, upon presentation and surrender to the corporation or its transfer agent of any certificate representing the shares that has been endorsed in accordance with subsection (13), to be issued a new certificate representing the same number of shares as the certificate so presented, without payment of any fee.

Offer to pay

(15) A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (10), send to each dissenting shareholder who has sent such notice,

(a) a written offer to pay for the dissenting shareholder’s shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

(b) if subsection (30) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

Idem

(16) Every offer made under subsection (15) for shares of the same class or series shall be on the same terms.

Idem

(17) Subject to subsection (30), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (15) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

Application to court to fix fair value

(18) Where a corporation fails to make an offer under subsection (15) or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as the court may allow, apply to the court to fix a fair value for the shares of any dissenting shareholder.

Idem

(19) If a corporation fails to apply to the court under subsection (18), a dissenting shareholder may apply to the court for the same purpose within a further period of twenty days or within such further period as the court may allow.

Idem

(20) A dissenting shareholder is not required to give security for costs in an application made under subsection (18) or (19).

Costs

(21) If a corporation fails to comply with subsection (15), then the costs of a shareholder application under subsection (19) are to be borne by the corporation unless the court otherwise orders.

Notice to shareholders

(22) Before making application to the court under subsection (18) or not later than seven days after receiving notice of an application to the court under subsection (19), as the case may be, a corporation shall give notice to each dissenting shareholder who, at the date upon which the notice is given,

(a) has sent to the corporation the notice referred to in subsection (10); and

(b) has not accepted an offer made by the corporation under subsection (15), if such an offer was made,

of the date, place and consequences of the application and of the dissenting shareholder’s right to appear and be heard in person or by counsel, and a similar notice shall be given to each dissenting shareholder who, after the date of such first mentioned notice and before termination of the proceedings commenced by the application, satisfies the conditions set out in clauses (a) and (b) within three days after the dissenting shareholder satisfies such conditions.

Parties joined

(23) All dissenting shareholders who satisfy the conditions set out in clauses (22) (a) and (b) shall be deemed to be joined as parties to an application under subsection (18) or (19) on the later of the date upon which the application is brought and the date upon which they satisfy the conditions, and shall be bound by the decision rendered by the court in the proceedings commenced by the application.

Idem

(24) Upon an application to the court under subsection (18) or (19), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall fix a fair value for the shares of all dissenting shareholders.

Appraisers

(25) The court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

Final order

(26) The final order of the court in the proceedings commenced by an application under subsection (18) or (19) shall be rendered against the corporation and in favour of each dissenting shareholder who, whether before or after the date of the order, complies with the conditions set out in clauses (22) (a) and (b).

Interest

(27) The court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

Where corporation unable to pay

(28) Where subsection (30) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (26), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

Idem

(29) Where subsection (30) applies, a dissenting shareholder, by written notice sent to the corporation within thirty days after receiving a notice under subsection (28), may,

(a) withdraw a notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder’s full rights are reinstated; or

(b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

Idem

(30) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that,

(a) the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or

(b) the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

Court order

(31) Upon application by a corporation that proposes to take any of the actions referred to in subsection (1) or (2), the court may, if satisfied that the proposed action is not in all the circumstances one that should give rise to the rights arising under subsection (4), by order declare that those rights will not arise upon the taking of the proposed action, and the order may be subject to compliance upon such terms and conditions as the court thinks fit and, if the corporation is an offering corporation, notice of any such application and a copy of any order made by the court upon such application shall be served upon the Commission.

Commission may appear

(32) The Commission may appoint counsel to assist the court upon the hearing of an application under subsection (31), if the corporation is an offering corporation.